                                                                     EXHIBIT 2.1

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                            THE PRUDENTIAL INSURANCE
                               COMPANY OF AMERICA

                               ------------------

                             PLAN OF REORGANIZATION

                          Under Chapter 17C of Title 17
                                     of the
                           New Jersey Revised Statutes

                               ------------------

                       As Adopted as of December 15, 2000
                     (and subsequently amended and restated)

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                                TABLE OF CONTENTS
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ARTICLE I    DEFINITIONS.......................................................1

ARTICLE II   PURPOSE OF PLAN..................................................14

ARTICLE III  THE REORGANIZATION...............................................15
     Section 3.1  Membership Interests........................................15
     Section 3.2  Effect of Reorganization on the Company, the Intermediate
                  Holding Company and the Holding Company.....................15
     Section 3.3  Destacking and Other Financial Transactions.................17
     Section 3.4  Exemption from Registration.................................19

ARTICLE IV   POLICIES.........................................................19
     Section 4.1  Policies....................................................19
     Section 4.2  Duration of Membership Interests............................20
     Section 4.3  Exclusions..................................................20

ARTICLE V    DETERMINATION OF OWNERSHIP.......................................21
     Section 5.1  Individual Policies.........................................21
     Section 5.2  Structured Settlements......................................21
     Section 5.3  Group Policies..............................................21
     Section 5.4  Certain Group Policies and Contracts Issued to
                  Groups and Trusts Established by the Company................21
     Section 5.5  Assignment..................................................22
     Section 5.6  No Other Interest Considered................................23
     Section 5.7  Determination by the Company................................23
     Section 5.8  Mailing Address.............................................23
     Section 5.9  Inquiries and Disputes......................................23

ARTICLE VI   IN FORCE.........................................................23
     Section 6.1  In Force Rules..............................................23
     Section 6.2  Inquiries and Disputes......................................27

ARTICLE VII  ALLOCATION OF POLICYHOLDER CONSIDERATION.........................27
     Section 7.1  Allocation of Total Allocable Shares........................27
     Section 7.2  Allocation of Aggregate Basic Variable Component............30
     Section 7.3  Reinstated Policies.........................................30
     Section 7.4  Policies Issued to ADR Claimants............................31
     Section 7.5  Determination of Amount of Non-Stock Consideration..........31


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ARTICLE VIII FORMS OF CONSIDERATION; DISTRIBUTION.............................31
     Section 8.1  Forms of Consideration......................................31
     Section 8.2  "Policy Credits" Defined....................................33
     Section 8.3  Distribution of Non-Stock Consideration.....................34
     Section 8.4  Currency; Exchange Rate.....................................34
     Section 8.5  Delivery of Consideration...................................35
     Section 8.6  Distribution to Eligible Policyholders Comprising
                  Multiple Persons............................................35

ARTICLE IX   CLOSED BLOCK; PROVISIONS FOR CERTAIN POLICIES WITH
             NON-GUARANTEED ELEMENTS..........................................35
     Section 9.1  Establishment and Purpose of the Closed Block...............35
     Section 9.2  Operation of the Closed Block...............................36
     Section 9.3  Guaranteed Benefits.........................................40
     Section 9.4  Canadian Closed Block.......................................40
     Section 9.5  Dividends on Certain Policies Not Included in Closed Block..41
     Section 9.6  Modifications to Non-Guaranteed Elements in Certain Life
                  Insurance Policies, Annuities and Riders....................42

ARTICLE X    APPROVAL BY COMMISSIONER.........................................42
     Section 10.1 Application; Hearing........................................42
     Section 10.2 Notice of Hearing...........................................42

ARTICLE XI   APPROVAL BY POLICYHOLDERS........................................43
     Section 11.1 Special Meeting.............................................43
     Section 11.2 Notice of Special Meeting...................................44
     Section 11.3 Efforts to Encourage Voting.................................44
     Section 11.4 Certification of Vote.......................................44
     Section 11.5 Inquiries and Disputes......................................45

ARTICLE XII  TAX AND ERISA CONSIDERATIONS.....................................45
     Section 12.1 Tax Rulings or Opinions.....................................45
     Section 12.2 ERISA Considerations........................................46

ARTICLE XIII CONDITIONS TO EFFECTIVENESS OF PLAN..............................46
     Section 13.1 Conditions to Effectiveness of Plan.........................46

ARTICLE XIV  ADDITIONAL PROVISIONS............................................48
     Section 14.1  Commission-Free Sales and Purchases Programs...............48
     Section 14.2  Continuation of Corporate Existence; Board of Directors....49


                                      -ii-
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                                                                            Page
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   Section 14.3  Acquisition of Securities by Certain Officers, Directors
                 and Employees................................................49
   Section 14.4  Compensation of Officers, Directors and Employees............51
   Section 14.5  Restriction on Acquisition of Securities.....................51
   Section 14.6  Notice to Former Policyholders...............................52
   Section 14.7  Adjustment of Share Numbers..................................52
   Section 14.8  No Preemptive Rights.........................................52
   Section 14.9  Notices......................................................52
   Section 14.10 Corrections to Plan; Amendment or Withdrawal of Plan;
                 Amendment to Certificates of Incorporation and By-laws.......53
   Section 14.11 Costs and Expenses...........................................54
   Section 14.12 Governing Law................................................54
   Section 14.13 Interpretation...............................................54


                                      -iii-
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SCHEDULES

SCHEDULE 3.3(a) -- The Destacking Schedule
SCHEDULE 3.3(c)(i) -- The Class B Stock/IHC Debt Securities Schedule

EXHIBITS

EXHIBIT A -- Form of Amended and Restated Certificate of Incorporation of the
             Holding Company
EXHIBIT B -- Form of Amended and Restated By-laws of the Holding Company EXHIBIT C -- Form of Amended and Restated Charter of the Company
EXHIBIT D -- Form of Amended and Restated By-laws of the Company
EXHIBIT E -- ADR Memorandum
EXHIBIT F -- Allocation Principles and Methodology
EXHIBIT G -- Closed Block Memorandum
EXHIBIT H -- Canadian Closed Block Memorandum
EXHIBIT I -- Flexible Factor Requirements
EXHIBIT J -- Annuity Crediting Rate Requirements
EXHIBIT K -- Actuarial Certification of the Reasonableness and Appropriateness
             of the Methodology and Underlying Assumptions used to Allocate Consideration among Eligible Policyholders and Actuarial Certification of the Reasonableness and Sufficiency of the Assets Allocated to the Closed Block and the Canadian Closed Block
EXHIBIT L -- Commission-Free Sales and Purchases Program Memorandum


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                            THE PRUDENTIAL INSURANCE
                               COMPANY OF AMERICA

                             PLAN OF REORGANIZATION

      This Plan of Reorganization dated as of December 15, 2000 (the "Adoption Date") (together with all Exhibits and Schedules, as originally adopted and as it may from time to time hereafter be amended, supplemented or modified as provided herein, this "Plan") was adopted on the Adoption Date by unanimous written consent of the Board of Directors (the "Board") of The Prudential Insurance Company of America, a New Jersey mutual life insurance company that will become, upon the consummation of this Plan, a New Jersey stock life insurance company (the "Company"). The Board subsequently adopted this amended and restated Plan. This Plan provides for the conversion of the Company from a mutual life insurance company into a stock life insurance company in accordance with the requirements of Chapter 17C of Title 17 of the New Jersey Revised Statutes ("Chapter 17C").

                                    ARTICLE I
                                   DEFINITIONS

      The following terms have the following meanings for purposes of this Plan:

      "Actuarial Contribution" means, with respect to a particular Eligible Policy, the contribution that such Eligible Policy is estimated to have made to the Company's surplus, plus the estimated contribution that such Eligible Policy is expected to make to the Company's surplus in the future, in each case as determined in accordance with the principles and methodology set forth in
Article VII and the Allocation Principles and Methodology attached hereto as Exhibit F.

      "Actuarial Contribution Date" means March 31, 2000.

      "Additional Extraordinary Dividend" means one or more extraordinary dividends (within the meaning of Section 17:27A-4 of the New Jersey Revised Statutes) that the Company may, on or within 30 days after the Effective Date, pay, subject to the prior written approval of the Commissioner, in the form of cash, other assets or both, in accordance with Section 3.3(b), to the Intermediate Holding Company or the Holding Company, or to the Intermediate Holding Company and thereafter in whole or in part to the Holding Company, having a fair market value not to exceed in the aggregate $2,500,000,000.

      "Additional Fixed Component" means that element of the Fixed Component of consideration, calculated pursuant to Section 7.1(b)(i)(B), allocable to certain Eligible Policyholders as specified in Section 7.1(b)(i)(B).

      "Additional Variable Component" means that element of the Variable Component of consideration, calculated pursuant to Section 7.1(b)(ii)(B), allocable to certain Eligible Policyholders as specified in Section 7.1(b)(ii)(B).

      "Adoption Date" means December 15, 2000, the date as of which this Plan was adopted by unanimous action of the Board. All amendments, supplements and modifications to this Plan shall relate back to and be considered to take effect as of the Adoption Date for purposes of this Plan.

      "ADR" means the alternative dispute resolution process provided for in the Stipulation of Settlement.

      "ADR Claimant" means a Person who filed a claim in ADR.

      "ADR Memorandum" means the memorandum attached hereto as Exhibit E.

      "Aetna Company" means Aetna, Inc., a Connecticut corporation, or any of its subsidiaries, as the context requires.

      "Aggregate Basic Variable Component" means the portion of the Initial Allocable Shares that remains after Allocable Shares are first allocated from the Initial Allocable Shares to provide for the aggregate of all Basic Fixed Components allocable in respect of all Eligible Policyholders as provided in
Section 7.1(b)(i)(A).

      "Allocable Shares" means notional shares of Common Stock allocable among Eligible Policyholders in the Reorganization.

      "Allocation Factor" means the ratio of the Aggregate Basic Variable Component to the sum of all positive Actuarial Contributions of all Eligible Policies.

      "Allocation Principles and Methodology" means the principles and methodology set forth in the memorandum attached hereto as Exhibit F that govern the allocation of the Aggregate Basic Variable Component among Eligible Policyholders.

      "Annuity Crediting Rate Requirements" means the rules set forth in Exhibit J applicable to the interest rates credited on certain account values of Covered Fixed Annuities and Covered Variable Annuities.

                                                          ARTICLE I: DEFINITIONS

      "Application" means the application for approval of, and for permission to reorganize pursuant to, this Plan, that will be filed by the Company with the Commissioner.

      "Basic Fixed Component" means that component of consideration allocable to each Eligible Policyholder as provided in Section 7.1(b)(i)(A). Such Basic Fixed Component shall be equal to eight Allocable Shares. Each Eligible Policyholder shall be allocated a single Basic Fixed Component (regardless of the number of Eligible Policies owned by such Eligible Policyholder as of the Adoption Date, including any Policies issued, reinstated or repurchased pursuant to the ADR Memorandum).

      "Basic Variable Component" means that component of consideration equal to the portion, if any, of the Aggregate Basic Variable Component allocated in respect of all Eligible Policies of an Eligible Policyholder.

      "Board" means the Board of Directors of the Company.

      "Canadian Closed Block" means the mechanism established pursuant to
Article IX for the purpose of providing, over time, for the reasonable dividend expectations of the holders of certain participating intermediate monthly premium life insurance policies, weekly premium life insurance policies and related riders and supplementary benefits issued by the Company's Canadian branch, as set forth in the Canadian Closed Block Memorandum, attached hereto as Exhibit H.

      "Chapter 17C" means Chapter 17C of Title 17 of the New Jersey Revised Statutes.

      "Class B Stock" means the Class B Stock, par value $0.01 per share, of the Holding Company.

      "Closed Block" means the mechanism established pursuant to Article IX for the purpose of providing, over time, for the reasonable dividend expectations of the holders of Closed Block Policies. The Closed Block shall consist of the Closed Block Policies, the Closed Block Assets and the operating rules which define certain specified cash flows credited to and charged against the Closed Block, each as set forth in Article IX and the Closed Block Memorandum, attached hereto as Exhibit G. References herein to the Closed Block shall not include the Canadian Closed Block.

      "Closed Block Assets" shall consist of (i) the Initial Closed Block Assets, (ii) cash flows from such assets, (iii) assets resulting from the reinvestment of such cash flows, (iv) cash flows from the Closed Block Policies and (v) assets resulting from the investment of such cash flows. Closed Block Assets shall include policy loans, accrued interest on any of the foregoing assets and due premiums on the Closed Block Policies. Closed Block Assets shall be adjusted to reflect Closed Block Policies

                                                         ARTICLE I: DEFINITIONS
issued or reinstated on or after the Closed Block Funding Date, as set forth in the Closed Block Memorandum. Closed Block Assets shall not include assets included in the Canadian Closed Block.

      "Closed Block Funding Date" means July 1, 2000.

      "Closed Block Memorandum" means the memorandum attached hereto as Exhibit G that sets forth the rules governing the establishment and operation of the Closed Block.

      "Closed Block Policies" means:

            (i) participating individual life insurance policies, along with all supplementary benefits and riders attached to all such policies, for which the Company has an experienced-based dividend scale and for which (a) dividends are due, paid or accrued during 2000 by action of the Board, (b) no dividends are due during 2000 because recent issuance of such policies results in no dividends for an initial period, (c) no dividends are due during 2000 because such policies are in extended term insurance status, but the policies otherwise would satisfy the criteria of this subsection (i); or (d) no dividends are due during 2000 because the policies were issued in 2001, but the policies otherwise would satisfy the criteria of this subsection (i) if they had been in force during all or any part of 2000,

            (ii) paid-up individual life insurance policies or riders which arose from the death of the primary insured under a policy that would have been a Closed Block Policy if it had been In Force on the Closed Block Funding Date, and

            (iii) Participating Individual Retirement Annuity Contracts for which the Company has an experience-based dividend scale and for which contracts dividends are due, paid or accrued during 2000 by action of the Board.

            Each policy, contract, supplementary benefit and rider described in
(i) through (iii) above shall be a Closed Block Policy only to the extent that such policy, contract, supplementary benefit or rider (x) is In Force as of the Closed Block Funding Date; (y) becomes In Force after the Closed Block Funding Date pursuant to an application or other required form received by the Company on or prior to the Effective Date, including any policy issued or repurchased by an ADR Claimant pursuant to the ADR Memorandum; or (z) was In Force before the Effective Date and reinstated on or after the Closed Block Funding Date pursuant to the Company's normal administrative practices. "Closed Block Policies" does not include, among other things, (a) Interest Sensitive Life Insurance Policies or variable life insurance policies, (b) annuity contracts not described in
(iii) above, (c)

                                                          ARTICLE I: DEFINITIONS

Supplementary Contracts, (d) group insurance policies or annuity contracts or
(e) insurance policies or annuity contracts issued by the Company's Canadian branch.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Commission-Free Sales and Purchases Program Memorandum" means the memorandum attached hereto as Exhibit L that sets forth the rules governing the commission-free sales and purchases program or programs provided for in Section 14.1.

      "Commissioner" means the Commissioner of Banking and Insurance of the State of New Jersey, or such governmental officer, body or authority as may succeed such Commissioner.

      "Common Stock" means the common stock, par value $0.01 per share, of the Holding Company.

      "Company" means The Prudential Insurance Company of America, a New Jersey mutual life insurance company that will become, upon the consummation of this Plan, a New Jersey stock life insurance company.

      "Covered Fixed Annuity" means an individual fixed annuity In Force on the Effective Date that is within the classes of annuities listed on Schedule J-1 to the Annuity Crediting Rate Requirements attached hereto as Exhibit J, where the issuing insurer has reserved the right to adjust the crediting rate periodically.

      "Covered Variable Annuity" means an individual variable annuity In Force on the Effective Date that is within the classes of annuities listed on Schedule J-2 to the Annuity Crediting Rate Requirements attached hereto as Exhibit J, where the contract owner has the right to direct funds to be invested in the general account of the issuing insurer and the issuing insurer has reserved the right to adjust the crediting rate for such funds periodically.

      "Designated Subsidiary" means the United States operations of any of the following: (i) Pruco Life Insurance Company; (ii) Pruco Life Insurance Company of New Jersey; or (iii) Prudential Select Life Insurance Company of America.

      "Destacking" means the realignment of the ownership of certain subsidiaries, assets and non-insurance liabilities of the Company described in
Section 3.3(a) and Schedule 3.3(a).

      "Destacking Extraordinary Dividend" means one or more extraordinary dividends (within the meaning of Section 17:27A-4 of the New Jersey Revised Statutes) that may, on or within 30 days

                                                          ARTICLE I: DEFINITIONS
after the Effective Date, be effected by the Company as a part of the Destacking as described in Section 3.3(a) and Schedule 3.3(a).

      "Effective Date" means the date on which the closing of the IPO occurs, which shall be a date occurring after (i) the respective approvals of this Plan by the Commissioner in accordance with Article X and the Qualified Voters in accordance with Article XI and (ii) the satisfaction of the other conditions set forth in Article XIII; provided, however, that in no event shall the Effective Date be more than twelve months after the date on which the Commissioner has approved this Plan, unless such period is extended by the Commissioner.

      "Effective Time" means 12:01 a.m., Eastern Standard Time or Eastern Daylight Time, as the case may be, in Newark, New Jersey, on the Effective Date.

      "Eligible Policy" means a Policy that is In Force or deemed, as provided in Article VI, to be In Force as of the Adoption Date; provided, however, that "Eligible Policy" shall not include: (i) a Structured Settlement that has a Prudential Affiliate as its Owner; (ii) a Policy with respect to which the Company or a Prudential Affiliate is the owner of record and also the beneficial owner; or (iii) except as provided in the ADR Memorandum, a Policy purchased or reinstated by a Project Participant on or after February 10, 1998. Notwithstanding the foregoing sentence, each of the following shall be considered an Eligible Policy, provided that it is In Force or deemed, as provided in Article VI, to be In Force as of the Adoption Date: (i) a Policy held by or on behalf of any employee benefit plan sponsored by the Company or any Prudential Affiliate; (ii) a Policy that is an IRA (as defined herein) with respect to which the Company or a Prudential Affiliate serves as custodian; and
(iii) a certificate or other evidence of interest in a group insurance policy or annuity contract deemed for purposes of this Plan to be a separate Policy pursuant to Section 5.4.

      "Eligible Policyholder" means a Policyholder who is, or is deemed for purposes of this Plan to be, the Owner on or as of the Adoption Date of one or more Eligible Policies.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Exemption" means the exemption from Section 406(a) of ERISA and
Section 4975 of the Code with respect to the receipt of consideration pursuant to this Plan by Eligible Policyholders that are employee benefit plans or IRAs (as defined herein) subject to the provisions of such sections, for which the Company shall have applied to the United States Department of Labor.

      "ERISA Opinion" means the opinion of nationally recognized independent ERISA counsel engaged by the Company, dated as of the Effective Date and substantially to the effect that there is no reason to anticipate that the ERISA Exemption will not be granted in substantially the form

                                                          ARTICLE I: DEFINITIONS
requested, which opinion the Company will obtain and rely upon if the ERISA Exemption is not received on or before the Effective Date.

      "Exchange" means the issuance by the Company to the Holding Company of 100 shares of common stock of the Company in exchange for the shares of Common Stock to be distributed to Eligible Policyholders in accordance with this Plan.

      "Fair and Equitable" has the meaning ascribed to it in Chapter 17C, which is that any action undertaken with respect to this Plan provides for full and proper consideration of the aggregate Membership Interests and corresponding values of Eligible Policyholders, in no manner discriminates improperly among Eligible Policyholders and appropriately protects the interests of Eligible Policyholders before and subsequent to the Reorganization.

      "Fixed Component" means that component of consideration allocable to each Eligible Policyholder (regardless of the number of Eligible Policies owned by such Eligible Policyholder on the Adoption Date) as provided in Section 7.1(b)(i). Such Fixed Component shall be equal to the sum of (x) the Basic Fixed Component and (y) the Additional Fixed Component, if any.

      "Flexible Factor Policy" means any individual life insurance policy In Force on the Effective Date that is within the classes of policies listed on
Schedule I-1 to the Flexible Factor Requirements attached hereto as Exhibit I, whether participating or nonparticipating, and associated riders, where the issuing insurer has reserved the right to modify (upward or downward) premiums, charges (expenses or cost of insurance) or credits (interest on contract funds or dividends) on the basis of future anticipated or emerging experience.

      "Flexible Factor Requirements" means the rules set forth in Exhibit I applicable to modifications of Flexible Factors under Flexible Factor Policies.

      "Flexible Factors" means, with respect to Flexible Factor Policies, current cost of insurance rates, current interest rates, current expense charges and, for indeterminate premium policies, current premiums, that in each case may be redetermined from time to time by the issuing insurer on the basis of projected future experience. Flexible Factors also means, solely for purposes of the Plan, (1) annual dividends paid with respect to life insurance policies marketed under the name "Life Builder," which are listed by policy form number on Schedule I-1 to the Flexible Factor Requirements attached hereto as Exhibit I and (2) termination dividends paid with respect to life insurance policies issued by Prudential and marketed under the names "Life Builder," "Appreciable Life" and "Variable Appreciable Life," which are listed by policy form number on
Schedule I-1 to the Flexible Factor Requirements attached hereto as Exhibit I.


                                                          ARTICLE I: DEFINITIONS

      "Formation Shares" means those shares of Common Stock that the Holding Company shall have issued to the Company in connection with the formation of the Holding Company, in exchange for a nominal capital contribution by the Company to the Holding Company, by which exchange the Holding Company shall have become a wholly owned subsidiary of the Company.

      "401(k) Plan" means the Prudential Employee Savings Plan, the profit sharing plan sponsored by the Company that is qualified under Section 401(a) of the Code and which also provides for elective deferrals of contributions by plan participants as described under Section 401(k) of the Code.

      "FSP" means an annuity contract marketed by the Company under the name "Financial Security Program."

      "Funding Agreement" means an insurance agreement providing for deposits with and payments by the insurer, pursuant to which the deposit, interest and payment structures may vary.

      "Great-West" means The Great-West Life Assurance Company, an insurance company organized under the laws of Canada, which acquired London Life effective November 13, 1997, and any successor thereto.

      "Guaranteed Investment Contract" means any unallocated group annuity contract, guaranteed interest contract or other similar instrument by whatever name in which the Company or a Designated Subsidiary agrees to guarantee a fixed or variable rate of interest for a specified period of time or a future payment that is payable at a predetermined date (subject in some contracts to earlier withdrawals upon the occurrence of contractually-specified events) on monies that are deposited with the insurer and under which payment is not contingent on the continuance of human life.

      "Hearing" means the public hearing on this Plan that is required to be held pursuant to Chapter 17C.

      "Holding Company" means a New Jersey stock business corporation to be named Prudential Financial, Inc.

      "IHC Debt Securities" has the meaning set forth in Section 3.3(c)(i).

      "iMoneyNet Taxable Retail Average" means The Money Fund Report Average(TM) Taxable Retail 30-day (compound) Yield, which is a composite index of average returns of certain categories of mutual funds that invest in high quality short-term (maturities of less than 13 months) money market securities that is published by iMoneyNet, Inc., and shall include any substantially similar

                                                          ARTICLE I: DEFINITIONS
index published by iMoneyNet, Inc., or published by any corporate successor of iMoneyNet, Inc., or published by any assignee of the right to publish such index, in the event that iMoneyNet, Inc. (or such corporate successor or assignee) changes the name of such index.

      "In Force" means, with respect to a Policy, that such Policy is in force or deemed to be in force for purposes of this Plan, in each case as determined by the rules set forth in Article VI.

      "Initial Allocable Shares" means the 600 million shares of Common Stock representing the aggregate number of shares allocable for the sum of all Basic Fixed Components and the Aggregate Basic Variable Component.

      "Initial Closed Block Assets" means the portion of the assets of the Individual Insurance and Annuity segment of the Company's general account assets, together with policy loans, accrued interest and premiums due on the Closed Block Policies, that has been allocated to the Closed Block as of the Closed Block Funding Date in accordance with the Closed Block Memorandum, attached hereto as Exhibit G.

      "Initial Stock Price" means the initial public offering price per share at which Common Stock is sold to the public in the IPO.

      "Interest Sensitive Life Insurance Policy" means an individual life insurance policy under the provisions of which separately identified interest credits (other than in connection with dividend accumulations, premium deposit funds or other supplementary accounts) and mortality charges are made to the policy.

      "Intermediate Holding Company" means a corporation or limited liability company to be formed under New Jersey law that will be a wholly owned direct subsidiary of the Holding Company and the direct parent of the Company as a result of the transactions contemplated by this Plan.

      "Internal Revenue Service" means the United States Internal Revenue
Service.

      "IPO" means the initial public offering by the Holding Company of shares of Common Stock.

      "IRA" means, for purposes of this Plan, an individual retirement annuity (including certain pre-November 8,1978 endowment contracts) described in Section 408(b) of the Code, which for purposes of this definition shall include an annuity contract held under an individual retirement account (as described in Code Section 408(a)), a SEP (as described in Code Section 408(k)), a SIMPLE IRA (as described in Code Section 408(p)) or a Roth IRA (as described in Code
Section 408A). IRA does not, for purposes of this Plan, include any individual retirement account described

                                                          ARTICLE I: DEFINITIONS
in Sections 408 and 408A of the Code under which no insurance policy or annuity contract has been issued.

      "Living Needs Benefit" means a settlement option to provide acceleration of death benefits under a life insurance policy or certificate.

      "London Life" means London Life Insurance Company, an insurance company organized under the laws of Canada, to which the Company transferred a portion of its Canadian business pursuant to the Transfer and Assumption Agreement, entered into pursuant to the Master Agreement dated May 22, 1996 between the Company and London Life, and any successor thereto.

      "Membership Interest" means all the rights and interests of a Policyholder (including without limitation any Eligible Policyholder) as a member of the Company arising (i) under the Company's charter and by-laws, or (ii) by law or otherwise, including under this Plan, which rights and interests include, but are not limited to, the right, if any, to vote and any right with regard to the surplus of the Company not apportioned or declared by the Board for policyholder dividends.

      "National Life" means The National Life Assurance Company of Canada, an insurance company organized under the laws of Canada, with which the Company jointly issued certain policies pursuant to a reinsurance agreement effective as of September 1, 1986 between the Company and National Life.

      "New Jersey Insurance Holding Company Systems Act" means Sections 17:27A-1 through 17:27A-14, inclusive, of the New Jersey Revised Statutes.

      "Notice of Hearing" means the notice of the Hearing that the Company shall mail to each Person who was a Policyholder as of the Adoption Date.

      "Notice of Special Meeting" means the notice of the Special Meeting that the Company shall mail to Persons who are Qualified Voters as of the Adoption Date setting forth the reasons for the Special Meeting and the time and place of the Special Meeting, and enclosing a ballot for each such Qualified Voter.

      "Other Qualified Plans" means any of the following: (i) an individual life insurance policy that has been issued and held by an individual in connection with a plan qualified under section 401(a) or 403(a) of the Code to provide incidental life insurance protection; (ii) an individual annuity contract issued and held by an individual in connection with an ongoing plan qualified under section 401(a) or 403(a) of the Code; or (iii) an individual annuity contract that has been distributed from a plan qualified under section 401(a) or 403(a) of the Code directly to the plan participant prior to the Effective Date.


                                                          ARTICLE I: DEFINITIONS

      "Owner" means, with respect to any Policy, the Person or Persons specified as owner or deemed to be the owner of the Policy for purposes of this Plan, in each case as determined by the rules set forth in Article V.

      "Participating Individual Retirement Annuity Contract" means a participating deferred annuity with both a fixed premium and a guaranteed cash value.

      "Person" means an individual, partnership, firm, association, corporation, joint-stock company, limited liability company, limited liability partnership, trust, government or governmental agency, State or political subdivision of a State, board, estate, trustee, fiduciary or any other legal entity.

      "Plan" means this Plan of Reorganization, together with all Exhibits and Schedules, as originally adopted and as it may from time to time hereafter be amended, supplemented or modified as provided herein.

      "Policy" has the meaning set forth in Article IV.

      "Policy Credit" has the meaning set forth in Section 8.2.

      "Policyholder" means the Person who is, or Persons who collectively are, the Owner, or who is or are deemed for purposes of this Plan to be the Owner, of a Policy. A Person who is, or is deemed for purposes of the Plan to be, or Persons who collectively are, or are deemed for purposes of this Plan to be, the Owner of more than one Policy in more than one legal capacity (e.g., as trustee under each of two or more separate trusts) shall be deemed for purposes of this Plan to be a separate Policyholder in each such capacity.

      "Project Participant" means any of the officers or directors of the Company, any of certain employees of the Company or a Prudential Affiliate, or certain related Persons, all as identified pursuant to the Company's internal policies or administrative practices on or after February 10, 1998, for the purpose of excluding such persons, except as provided in the ADR Memorandum, from eligibility to receive consideration under this Plan with respect to Policies acquired or reinstated by such persons after the later of February 10, 1998 or the date they became an officer, director or designated employee or related person.

      "Prudential Affiliate" means a Person that as of a given date directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. Where used herein, the term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by

                                                          ARTICLE I: DEFINITIONS
contract other than a commercial contract for goods or nonmanagement services, or otherwise, unless the power is the result of an official position with or corporate office held by the Person. Control shall be presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of any other Person.

      "Qualified Voter" has the meaning set forth in Chapter 17C.

      "Records" means books, files and other written or electronic records of the Company (including the Company's Canadian branch), a Designated Subsidiary, London Life, National Life, an Aetna Company or Great-West, as applicable in the context, including but not limited to the administrative systems of such entity.

      "Reorganization" means the conversion of the Company, pursuant to this Plan, from a mutual life insurance company to a stock life insurance company that is an indirect wholly owned subsidiary of the Holding Company.

      "Resolution Procedures" means the procedures established by the Company for resolving inquiries and disputes as to (x) the identity of the Owner of a Policy or the right of a Person to receive consideration under this Plan, (y) whether a Policy is In Force and (z) the right of a Person to vote on this Plan. Such procedures shall be included in the publicly available record of the Reorganization maintained by the Commissioner, shall be available for inspection by the public at reasonable times at facilities maintained by the Company and shall be transmitted to any policyholder who requests a copy.

      "Rewritten Health Policy" means any policy of health insurance (as defined in Title 17B of the New Jersey Revised Statutes) originally issued by the Company included in the business transferred to an Aetna Company pursuant to the Asset Transfer and Acquisition Agreement dated as of December 9, 1998 by and among the Company; Pruco Inc., a New Jersey corporation; Aetna, Inc., a Connecticut corporation; and Aetna Life Insurance Company, a Connecticut insurance corporation, as amended by Amendment No. 1 dated as of August 6, 1999, which, following notice by an Aetna Company or the Company of non-renewal or cancellation by the Company, has been succeeded by a policy of health insurance (as defined in Title 17B of the New Jersey Revised Statutes) issued by an Aetna Company.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Share Election Maximum" shall mean a whole number of shares of Common Stock, to be determined by the Board at any time prior to the Effective Date, not less than the number of shares of Common Stock constituting the Basic Fixed Component of consideration as set forth in Section 7.1(b)(i)(A) and not greater than 50 except in both cases as adjusted pursuant to Section 14.7.


                                                          ARTICLE I: DEFINITIONS

      "Special Meeting" means the special meeting at which all Persons who are Qualified Voters as of the Adoption Date, as shown on the Records of the Company, shall be entitled to vote on a proposal to approve this Plan (including without limitation the transactions described in Section 3.3, Schedule 3.3(a) and Schedule 3.3(c)(i)).

      "State" means the District of Columbia, Puerto Rico and any state, territory or insular possession of the United States of America.

      "Stipulation of Settlement" means the Stipulation of Settlement dated October 28, 1996 and amended on February 22, 1997 filed in the United States District Court for the District of New Jersey in settlement of the actions collectively entitled In re: The Prudential Insurance Company of America Sales Practice Litigation, MDL Docket No. 1061, Master Docket No. 95-4704 (AMW), containing the provisions of the remediation plan that contains ADR.

      "Stock Option Plan" has the meaning set forth in Section 14.3(a).

      "Structured Settlement" means a Policy that is an individual annuity contract that is intended at the time of issuance to qualify as a qualified funding asset as defined in Section 130(d) of the Code.

      "Supplementary Contract" means any contract to effect a settlement or payment option under a life insurance policy or annuity contract, including any retained asset account operated under the name "Alliance Account" established in connection with benefits paid under an individual or group life insurance policy and any Living Needs Benefit in which the policyholder, or, in certain cases, the group certificate holder, has elected to receive periodic payments in full or partial settlement of its rights under the policy. Supplementary Contract shall not include (i) any retained asset account operated under the name "Heritage Account" established in connection with the payment of benefits under an individual or group life insurance policy; (ii) any Living Needs Benefit to the extent that the policyholder or the group certificate holder has elected to receive a lump-sum distribution in full or partial settlement of their rights under the policy; or (iii) any payment of a matured annuity under an annuity contract.

      "Tax Counsel" means nationally recognized independent tax counsel retained by the Company.

      "TDA" means a Policy that is a tax deferred annuity contract described in
Section 403(b) of the Code, or a Policy that is an individual life insurance policy issued and held as part of such tax deferred annuity to provide incidental life insurance protection.


                                                          ARTICLE I: DEFINITIONS

      "The Class B Stock/IHC Debt Securities Schedule" means the schedule attached hereto as Schedule 3.3(c)(i) describing the private offerings of shares of Class B Stock and IHC Debt Securities.

      "The Destacking Schedule" means the schedule attached hereto as Schedule 3.3(a) describing the Destacking.

      "Title 17" means Title 17 of the New Jersey Revised Statutes.

      "Top-up Period" means the first twenty trading days during which the Common Stock is traded on the primary exchange where it is listed.

      "Total Allocable Shares" means the number of Allocable Shares representing the total value of the Company allocable among Eligible Policyholders in the Reorganization. Such number shall consist of the sum of (i) the Initial Allocable Shares plus (ii) the number of shares allocable in respect of the aggregate of all Additional Fixed Components and all Additional Variable Components.

      "Transferred Canadian Policy" means an insurance policy or annuity contract, including without limitation a Supplementary Contract, issued by the Company's Canadian branch and transferred to London Life by means of the Transfer and Assumption Agreement, pursuant to the Master Agreement dated May 22, 1996 between the Company and London Life.

      "United States" means the United States of America and shall include all States, including the District of Columbia, Puerto Rico and any state, territory or insular possession of the United States of America.

      "Variable Component" means that component of consideration allocable to each Eligible Policy as provided in Section 7.1(b)(ii). Such Variable Component shall be equal to the sum of (i) the Basic Variable Component and (ii) the Additional Variable Component, if any.

                                   ARTICLE II
                                PURPOSE OF PLAN

      The principal purpose of this Plan is to set forth the terms and conditions of the conversion of the Company from a mutual life insurance company into a stock life insurance company that is an indirect wholly owned subsidiary of the Holding Company (the "Reorganization"). The Reorganization of the Company pursuant to this Plan will distribute the total value of the Company to all Eligible Policyholders in the form of shares of Common Stock, cash or Policy Credits upon the extinguishment of all Membership Interests in existence on the Effective Date, thereby affording

                                                     ARTICLE II: PURPOSE OF PLAN

Eligible Policyholders the opportunity to realize economic value from their Membership Interests that is otherwise unavailable to them except in the unlikely event of a liquidation of the Company. The Reorganization will not adversely change existing contractual provisions as to premiums, policy benefits, dividend eligibility, values, guarantees or other current policy obligations of the Company to its Policyholders. The Reorganization will also allow the Company to respond to changes in the financial services industry and to compete more effectively on a global basis, and will offer the Company greater flexibility for future growth. In addition, the Reorganization will afford increased financial flexibility to raise and allocate capital among various Prudential Affiliates and to provide greater access to the equity capital markets.

                                   ARTICLE III
                               THE REORGANIZATION

      Section 3.1 Membership Interests. Pursuant to and in accordance with this Plan and Chapter 17C, all Eligible Policyholders have Membership Interests that entitle such Eligible Policyholders to receive shares of Common Stock, cash or Policy Credits upon extinguishment of all Membership Interests in existence on the Effective Date.

      Section 3.2 Effect of Reorganization on the Company, the Intermediate Holding Company and the Holding Company. (a) The Company is currently organized as a mutual life insurance company. The Holding Company and the Intermediate Holding Company shall have been formed prior to, or shall be formed on, the Effective Date. The amended and restated certificate of incorporation of the Holding Company in effect on the Effective Date shall be substantially in the form of Exhibit A, except as provided below. The amended and restated by-laws of the Holding Company in effect on the Effective Date shall be substantially in the form of Exhibit B. The Holding Company shall have been formed as a wholly owned subsidiary of the Company through the issuance by the Holding Company of the Formation Shares to the Company in exchange for a nominal capital contribution by the Company to the Holding Company. Notwithstanding any number of authorized shares of Common Stock provided for in Exhibit A, the amended and restated certificate of incorporation of the Holding Company in effect on the Effective Date may, without any amendment to this Plan, authorize the issuance of a greater number of shares of Common Stock than is necessary to meet the requirements of this Plan and any number of shares of preferred stock. If the Company determines to effect one or more of the transactions described in
Section 3.3(c), the amended and restated certificate of incorporation and the amended and restated by-laws of the Holding Company in effect on the Effective Date may contain such provisions, including without limitation provisions authorizing the issuance of Class B Stock, as the Board determines to be desirable to meet the requirements of such transactions.


                                                 ARTICLE III: THE REORGANIZATION

      (b) On the Effective Date and after giving effect to the transactions contemplated hereby, the following shall be deemed to have occurred, and this Plan shall be deemed to have become effective, as of the Effective Time:

            (i) the Company shall become a stock life insurance company by operation of Chapter 17C;

            (ii) the Company and the Holding Company shall effect the Exchange, and the Company shall surrender to the Holding Company, for no consideration, and the Holding Company shall cancel, all of the Formation Shares;

            (iii) as a result of the Exchange, the Company shall become a wholly owned subsidiary of the Holding Company;

            (iv) all Membership Interests in existence on the Effective Date shall be extinguished, and shares of Common Stock, cash or Policy Credits shall be provided to or for the accounts of all Eligible Policyholders in accordance with Article VIII upon extinguishment of such Membership Interests;

            (v) the Holding Company shall sell shares of Common Stock in the IPO for cash; and

            (vi) the Holding Company shall contribute all of the issued and outstanding shares of capital stock of the Company to the Intermediate Holding Company in exchange for the issuance by the Intermediate Holding Company of all of its outstanding equity interests to the Holding Company.

      (c) On or prior to the Effective Date, the Company shall file with the Secretary of State of the State of New Jersey and the New Jersey Department of Banking and Insurance the Company's amended and restated charter, substantially in the form of Exhibit C. The Company's amended and restated charter, and its amended and restated by-laws substantially in the form of Exhibit D, shall take effect as of the Effective Time.

      (d) On the Effective Date, following the consummation of the transactions contemplated hereby, (i) the issued and outstanding capital stock of the Holding Company shall consist exclusively of (A) shares of Common Stock distributed to Eligible Policyholders upon the extinguishment of all Membership Interests in accordance with this Plan, (B) shares of Common Stock issued and sold in the IPO, (C) shares of Class B Stock, if any, issued and sold in the private placement referred to in Section 3.3(c)(i), and (D) shares of capital stock, if any, issued in private placements or public offerings pursuant to Section 3.3(c)(ii); (ii) the issued and outstanding capital stock of the Company

                                                 ARTICLE III: THE REORGANIZATION
shall consist exclusively of the 100 shares of its common stock issued to the Holding Company in the Exchange and contributed to the Intermediate Holding Company; and (iii) the issued and outstanding equity interests of the Intermediate Holding Company shall consist exclusively of the equity interests issued to the Holding Company in consideration of the contribution by the Holding Company to the Intermediate Holding Company of the 100 shares of common stock of the Company.

      (e) The Company shall act in good faith to convey, or cause to be conveyed, (i) shares of Common Stock to Eligible Policyholders that are to receive Common Stock pursuant to this Plan, within 45 days after the Effective Date, and (ii) cash and Policy Credits to Eligible Policyholders that are to receive cash and Policy Credits pursuant to this Plan, within 45 days after the expiration of the Top-up Period, in each case in accordance with Section 8.5 and subject to the ADR Memorandum attached hereto as Exhibit E.

      (f) The Company and the Holding Company shall arrange for the registration and public trading of the Common Stock on a national securities exchange, facilitate coverage by research analysts, conduct management presentations to potential investors and analysts and secure the commitment of a specialist firm to make a market in the Common Stock.

      (g) The Company and the Holding Company shall require the managing underwriters for the IPO to conduct the offering process in a manner that is consistent with customary practices for similar offerings. On or prior to the Effective Date, (x) the Company shall have received an opinion from a qualified, nationally recognized investment banker engaged by the Company that, as of the date of such opinion, the requirements of the previous sentence have been complied with in all material respects and (y) the Company shall deliver a copy of such opinion to the Commissioner. The Commissioner and the Commissioner's financial advisors shall be given access to the process and information that leads to the pricing of the Common Stock in the IPO, it being understood that at the conclusion of the process the Board or a committee thereof shall make the final pricing determination in executive session. The Commissioner shall find that the terms of the IPO promote the best interests of Eligible Policyholders.

      Section 3.3 Destacking and Other Financial Transactions. In connection with the Reorganization, the Company may, but shall not be required to, effect any or all of the Destacking and the other financial transactions described in this Section 3.3. The completion of any or all of such transactions shall not be a condition to the effectiveness of this Plan. In addition to the approval by the Commissioner of this Plan under Chapter 17C and Article X, the Destacking and other financial transactions described in this Section 3.3 shall be subject to any separate respective approvals by the Commissioner under all other applicable requirements of New Jersey insurance law, including without limitation the New Jersey Holding Company Systems Act.


                                                 ARTICLE III: THE REORGANIZATION

      (a) The Destacking. As part of the Reorganization, the ownership of certain subsidiaries, assets and non-insurance liabilities of the Company will be realigned pursuant to the Destacking on or within 30 days after the Effective Date, as described more fully in Schedule 3.3(a), and such subsidiaries, assets and non-insurance liabilities will no longer be owned by the Company; provided, however, that if regulatory approvals are not obtained for all actions set forth in said Schedule 3.3(a) or if the Board otherwise determines that it would be in the best interest of the Company and no less favorable to the policyholders of the Company not to pursue all of such actions on or within 30 days following the Effective Date, the Company may take any one or more of such actions as would result in a partial realignment of the subsidiaries, assets and non-insurance liabilities of the Company as determined by the Board to be permitted under applicable law, or no such actions. The Destacking shall be effected by means of the Destacking Extraordinary Dividend by the Company to the Holding Company or to the Intermediate Holding Company and thereafter to the Holding Company, such Destacking Extraordinary Dividend to consist of (i) shares of capital stock or other equity interests of certain of the subsidiaries of the Company, and (ii) other assets and non-insurance liabilities of the Company as specified in
Schedule 3.3(a). The limitation on the size of the Additional Extraordinary Dividend provided for in the definition of such term in Article I shall not apply to the size of the Destacking Extraordinary Dividend. The Destacking, including without limitation the Destacking Extraordinary Dividend, shall be considered at the Hearing provided for in Article X and shall be subject to the prior written approval of the Commissioner. If the Company determines to proceed with the Destacking or a partial Destacking in accordance with this Section 3.3(a), the Destacking or such partial Destacking shall be subject to all applicable requirements under the New Jersey Insurance Holding Company Systems Act, including any requirement that the Destacking Extraordinary Dividend included in the Destacking or such a partial Destacking shall be subject to the Commissioner's prior written approval.

      (b) Additional Extraordinary Dividend. The Company may, but shall not be required to, on or within 30 days after the Effective Date, effect an Additional Extraordinary Dividend, subject to the requirements of the New Jersey Insurance Holding Company Systems Act, including without limitation any requirement that such Additional Extraordinary Dividend shall be subject to the Commissioner's prior written approval. Any such Additional Extraordinary Dividend shall be considered at the Hearing provided for in Article X.

      (c) Other Financial and Reinsurance Transactions. The Holding Company, the Intermediate Holding Company and the Company may, but shall not be required to, effect the following other transactions pursuant to this Plan:

      (i) Prior to, on or within 30 days after the Effective Date, the Holding Company and the Intermediate Holding Company, as applicable, may sell, in one or more private offerings: (A) shares of Class B Stock in accordance with The Class B Stock/IHC Debt Securities Schedule attached hereto as Schedule 3.3(c)(i) and/or (B) debt securities issued by the Intermediate Holding Company

                                                 ARTICLE III: THE REORGANIZATION

("IHC Debt Securities") in accordance with The Class B Stock/IHC Debt Securities Schedule attached hereto as Schedule 3.3(c)(i). Such IHC Debt Securities may be secured by a pledge of shares of common stock of the Company held by the Intermediate Holding Company, and the maximum aggregate principal amount of any such offering of IHC Debt Securities shall not exceed such amount as would result in the shares of common stock of the Company pledged to secure such IHC Debt Securities exceeding 49% of the number of issued and outstanding shares of common stock of the Company. Any foreclosure on shares of common stock of the Company upon a default on IHC Debt Securities that would constitute an acquisition within the meaning of Section 17:27A-1(j) of the New Jersey Revised Statutes shall be subject to the prior written approval of the Commissioner under the New Jersey Holding Company Systems Act.

      (ii) In addition to the IPO and, if any, the private offerings of Class B Stock and IHC Debt Securities described in Section 3.3(c)(i), the Holding Company and the Intermediate Holding Company may also raise funds for use in connection with the Plan prior to, on or within 30 days after the Effective Date through one or more of the following: (A) a private or public offering of debt, additional Common Stock, preferred stock or other equity securities of the Holding Company or the Intermediate Holding Company; options, warrants, purchase rights, subscription rights or other securities exchangeable for or convertible or exercisable into any of the foregoing; or any combination of any of the foregoing; or (B) bank borrowings. Funds raised pursuant to this Section 3.3(c)(ii) shall be in such amount or amounts as the Board or the board of directors of the Holding Company or duly authorized committee thereof shall determine. If the Company determines to effect any offering or borrowing pursuant to this Section 3.3(c)(ii), the Company shall give prior notice of such transaction to the Commissioner, and any sale of preferred stock or other equity securities, or securities exchangeable for or convertible or exercisable into Common Stock, by the Holding Company or the Intermediate Holding Company pursuant to this Section 3.3(c)(ii), shall be subject to the specific approval of the Commissioner under Section 3.c.(1) or Section 6 of Chapter 17C, or both, as applicable.

      (iii) On or after the Effective Date, subject to the receipt of the required approvals, the Company may enter into one or more agreements to reinsure or otherwise transfer all or part of its risks under the Closed Block Policies, pursuant to and subject to the provisions of Section 9.2(h).

      Section 3.4 Exemption from Registration. In issuing Common Stock for distribution to Eligible Policyholders, the Company and the Holding Company will rely on the exemption from registration under the Securities Act provided by
Section 3(a)(10) of the Securities Act based on the Commissioner's determination in accordance with Chapter 17C following the Hearing contemplated by Article X.



                                                 ARTICLE III: THE REORGANIZATION

                                   ARTICLE IV
                                    POLICIES

      Section 4.1 Policies. For purposes of this Plan, the following shall be policies issued, or deemed for purposes of this Plan to be issued, by the Company (each, a "Policy"):

            (a) each of the following that has been issued by the Company, issued in the United States by a Designated Subsidiary or assumed by the Company through an assumption reinsurance agreement: (i) an individual or group life insurance policy (including, without limitation, a pure endowment contract), annuity contract or health insurance policy as defined in Title 17B of the New Jersey Revised Statutes, including without limitation a Transferred Canadian Policy and a Rewritten Health Policy; (ii) a Funding Agreement; (iii) a Guaranteed Investment Contract; and (iv) a Supplementary Contract, provided, however, that any Supplementary Contract issued to effect the annuitization of an individual deferred annuity shall be treated with such deferred annuity as one Policy;

            (b) a certificate or other evidence of an interest in a group insurance policy or annuity contract issued by the Company, issued in the United States by a Designated Subsidiary or assumed by the Company through an assumption reinsurance agreement, the holder of which certificate or other evidence is a Person deemed for purposes of this Plan to be an Owner of a separate Policy under Section 5.4; and

            (c) each life insurance policy jointly issued by the Company and National Life pursuant to a reinsurance agreement,

            in any case regardless of whether it has been ceded by the Company or the Designated Subsidiary in an indemnity reinsurance transaction.

      Section 4.2 Duration of Membership Interests. The Membership Interest of a Policyholder, including without limitation an Eligible Policyholder, with respect to a Policy shall be considered for purposes of this Plan to have existed from the time that the Policy to which it relates first became In Force as determined in accordance with Article VI.

      Section 4.3 Exclusions. The following policies, contracts and other instruments shall not be Policies for purposes of this Plan:


                                                            ARTICLE IV: POLICIES

            (a) any policy, contract or other instrument issued outside the United States by a Designated Subsidiary;

            (b) any policy or contract ceded to the Company or a Designated Subsidiary on an indemnity reinsurance basis, except a policy or contract that would otherwise be a Policy under Section 4.1;

            (c) any policy or contract issued by the Company or a Designated Subsidiary that was ceded to another insurer in an assumption reinsurance transaction, other than a Transferred Canadian Policy;

            (d) any certificate of insurance or other evidence of interest in a group insurance policy or annuity contract, except as provided under Section 4.1(b) above;

            (e)   a limited insurance agreement; and

            (f)   an "administrative services only" contract.

                                    ARTICLE V
                           DETERMINATION OF OWNERSHIP

      Unless otherwise provided in this Article V and subject to the ADR Memorandum, the owner or deemed owner for purposes of this Plan of any Policy as of any date (each, an "Owner") shall be determined on the basis of the applicable Records as of such date in accordance with the following provisions. Multiple Persons determined pursuant to this Article V to be collectively the owner of a single Policy shall be treated as a single Owner.

      Section 5.1 Individual Policies. Except as specified in Section 5.2, the Owner of a Policy shall be the insured under a Policy that is an individual insurance policy or the Person to whom a Policy is payable by its terms in the case of a Policy that is an individual annuity contract unless, in either case, a different Person is designated as the owner in the applicable Records, in which case such different Person shall be the Owner.

      Section 5.2 Structured Settlements. With respect to a Structured Settlement, the Owner shall be the entity named as the owner in such Policy, as modified by any subsequent document that may be reflected in the applicable Records.

      Section 5.3 Group Policies. Except as otherwise specified in Section 5.4 with respect to certain group policies and contracts issued to groups and trusts established by the Company, the Owner of a Policy that is a group insurance policy, a group annuity contract, a Guaranteed


                                           ARTICLE V: DETERMINATION OF OWNERSHIP

Investment Contract or a Funding Agreement shall be the Person or Persons specified as the policyholder or contract holder in the master policy or contract, as reflected in the applicable Records.

      Section 5.4 Certain Group Policies and Contracts Issued to Groups and Trusts Established by the Company. (a) In the case of a Policy issued to a trust established by the Company, as described in Section 5.4(b) (other than a trust established pursuant to any employee benefit plan (as such term is defined under ERISA) sponsored by the Company or a Prudential Affiliate), the trustee of such trust shall not be the Owner with respect to such Policy, but rather each participating employer under such trust as specified in Section 5.4(c)(i) and each certificate holder or holder of a confirmation of enrollment or other evidence of interest as specified in Section 5.4(c)(ii) (in all cases as shown in the applicable Records) shall be deemed for purposes of this Plan to be the Owner of a separate Policy, as permitted by the definition of "policy" set forth in Chapter 17C. Each such separate Policy shall be deemed for purposes of this Plan to be In Force as of any given date if (as shown in the applicable Records) the participation agreement, certificate, confirmation of enrollment or other evidence of interest held by such Person, as specified in Sections 5.4(c)(i) and
(ii), is in effect as of such date; provided, however, that nothing herein shall preclude the trustee of such trust from being a Qualified Voter under this Plan if the trustee of such trust satisfies the definition of Qualified Voter set forth in this Plan.

            (b) A trust shall be considered for purposes of this Section 5.4 to have been established by the Company if the settlor of such trust is the Company.

            (c) For purposes of this Section 5.4, the Person or Persons that shall be deemed to be the Owners of separate Policies with respect to a Policy issued to a trust established by the Company to which this Section 5.4 applies shall be the Person or Persons with which the Company has the economic relationship with respect to the Policy. Such economic relationship shall be presumed to exist:

            (i) in the case of a Policy issued to a multiple employer trust or other trust established by the Company for the benefit of one or more employers (other than Policies held by or on behalf of employee benefit plans sponsored by the Company or a Prudential Affiliate), with each participating employer in the trust (but not with the certificate holders who are employees of a participating employer); and

            (ii) in the case of a Policy issued to a trust established by the Company other than as described in Section 5.4(c)(i) (and other than Policies held by or on behalf of employee benefit plans sponsored by the Company or a Prudential



                                           ARTICLE V: DETERMINATION OF OWNERSHIP

                  Affiliate), with each certificate holder or holder of a confirmation of enrollment or other evidence of an interest in the Policy.

Because groups established by the Company are organized as trusts, the only groups established by the Company are the trust arrangements described in
Section 5.4(c).

      Section 5.5 Assignment. Notwithstanding Sections 5.1, 5.2, 5.3 and 5.4, the Person to whom a Policy has been assigned by an assignment of ownership thereof absolute on its face and filed in accordance with the provisions of such Policy and the rules with respect to the assignment of such Policy in effect at the time of such assignment, in each case as shown in the applicable Records, shall be the Owner of such Policy; provided, however, that if the holder of a Policy absolutely assigns the Policy to an insurer other than the Company or a Prudential Affiliate pursuant to an exchange qualifying as a non-taxable transaction pursuant to Section 1035 of the Code or otherwise, ownership shall not be deemed to have been transferred as of any date until the Company has paid the surrender value of the Policy to such new insurer. Unless an assignment satisfies the requirements specified for such an assignment in this Section 5.5, the determination of the Owner of a Policy shall be made without giving effect to such assignment. In the case of an assignment of a security interest in a Policy in which the assignor retains ownership of the Policy, the Owner of the Policy shall be such assignor.

      Section 5.6 No Other Interest Considered. Except as otherwise set forth in this Article V, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy.

      Section 5.7 Determination by the Company. In any situation not covered expressly by the foregoing provisions of this Article V, the owner as reflected in the applicable Records and as determined in good faith by the Company, including as determined pursuant to Section 5.9, shall be presumed to be the Owner of such Policy for purposes of this Article V.

      Section 5.8 Mailing Address. The mailing address of an Owner as of any date for purposes of this Plan shall be presumed to be the Owner's last known address as shown in the applicable Records as of such date or such other address as is determined in good faith by the Company to be appropriate.

      Section 5.9 Inquiries and Disputes. Any inquiry or dispute as to the identity of the Owner of a Policy or the right of a Person to receive consideration shall be determined by the Company in good faith in accordance with the Resolution Procedures. The outcome of any such inquiry of or dispute with the Company shall be reflected in the Records of the Company for the purpose of determining the Owner of the Policy in accordance with this Article V.


                                           ARTICLE V: DETERMINATION OF OWNERSHIP

                                   ARTICLE VI
                                    IN FORCE

      Section 6.1 In Force Rules.

      (a) General Rule. For purposes of this Plan, and except as provided in
Section 5.4(a) and the specific rules set forth in Section 6.1(b) and 6.1(c), a Policy shall be In Force as of any given date if the Policy has become, or is deemed for purposes of this Plan to have become, In Force and has not ceased to be In Force, in each case as determined on the basis of the applicable Records as of such date and in accordance with the provisions of this Article VI.

      (b) In Force; Ceasing to be In Force; Reinstatement. Based upon the applicable Records, and except as otherwise set forth in Section 6.1(c),

            (i) a Policy shall be deemed for purposes of this Plan to have become In Force as of any given date if, as of such date, all requirements and payment obligations, if any, necessary to issue the Policy have been received; provided, however, that a Policy not otherwise In Force pursuant to this Article shall not be deemed for purposes of this Plan to have become In Force solely because insurance coverage is or has been provided by means of a limited insurance agreement prior to the date the Policy was issued;

            (ii) a Policy shall be considered to have ceased to be In Force (x) upon the expiration of any applicable grace period when it has lapsed for non- payment of premium and has not been continued as reduced paid-up insurance or extended term insurance, (y) when it has been surrendered or terminated, or (z) when it has matured by death.

                  (A) a Policy shall be considered for purposes of this Plan to have lapsed for non-payment of premiums or to have been surrendered or terminated as of any given date only if so reflected in the applicable Records as of such date.

                  (B) a Policy shall be considered for purposes of this Plan to be matured by death once notice of death is reflected in the applicable Records as having been received; and

            (iii) a Policy that has lapsed for non-payment of premiums shall be considered for purposes of this Plan to be reinstated and In Force as of any given date

                                                            ARTICLE VI: IN FORCE
                  if, as of such date, (x) all other requirements of reinstatement have been met, and (y) the reinstatement has been reflected in the applicable Records.

      (c)   Rules for Specific Types of Policies. Based upon the applicable
            Records:

            (i) Individual Life Insurance Policies. In the case of a Policy that is an individual life insurance policy or pure endowment contract, such a Policy shall be deemed to have become In Force for purposes of this Plan as of any given date if, as of such date, all the following conditions have been met:

                  (A) all underwriting requirements have been met, and the Company or Designated Subsidiary has completed all underwriting,

                  (B) the contract has been issued and all other required forms, including the application, have been prepared, and any such forms requiring signature have been signed and received by the Company or Designated Subsidiary, and

                  (C) the full initial premium for the Policy has been received by the Company or Designated Subsidiary.

                  Such Policy shall be considered for purposes of this Plan to have ceased to be In Force as determined in accordance with
                  Section 6.1(b).

            (ii) Structured Settlements. A Policy that is a Structured Settlement shall be deemed for purposes of this Plan to have become In Force as of any given date if, as of such date, the Company has determined that underwriting requirements have been sufficiently satisfied to accept payment of the premium, the premium for such Structured Settlement has been received, and the Company has determined that it has become obligated to commence payments under the Policy, and it shall be considered for purposes of this Plan to have ceased to be In Force as determined in accordance with Section 6.1(b).

            (iii) Transferred Canadian Policies. A Policy that is a Transferred
                  Canadian Policy shall be deemed for purposes of this Plan to be In Force with the Company as of any given date if (A) such Policy is in force with London Life as of such date as reflected in the applicable Records of London Life, (B) a policy issued by London Life, other than a Supplementary Contract issued by London Life, in satisfaction of a contractual provision of such


                                                            ARTICLE VI: IN FORCE

                  Policy is in force with London Life as of such date as reflected in the applicable Records of London Life or (C) a group life and health insurance policy issued by Great-West is in force with Great-West as of such date as reflected in the applicable Records of Great-West, following notification to the Owner of such Transferred Canadian Policy that any future coverage associated with such Transferred Canadian Policy would be provided by means of a policy issued by Great-West. This Section 6.1(c)(iii) alone shall determine whether a Policy that is a Transferred Canadian Policy is In Force with the Company, notwithstanding any other provision of this
                  Section 6.1.

            (iv) Certain Policies Issued to ADR Claimants. Each Policy issued to or reinstated or repurchased by an ADR Claimant after the Adoption Date in accordance with the ADR Memorandum shall be deemed for purposes of this Plan to be In Force as of the Adoption Date; provided, however, that such a Policy issued to or reinstated or repurchased by an ADR Claimant after the Adoption Date shall not be deemed to be In Force for the purpose of determining whether such ADR Claimant is a Qualified Voter as of the Adoption Date.

            (v) Rewritten Health Policies. A Policy that is a Rewritten Health Policy shall be deemed for purposes of this Plan to be In Force with the Company as of any given date if the policy of health insurance issued by an Aetna Company which succeeded such Rewritten Health Policy is in force with an Aetna Company as of such date as reflected in the applicable Records of an Aetna Company. This Section 6.1(c)(v) shall determine whether a Policy that is a Rewritten Health Policy is In Force with the Company, notwithstanding any other provision of this
                  Section 6.1.

            (vi) Group Annuity Contracts, Guaranteed Investment Contracts and Funding Agreements.

                  (A) Except as set forth in Section 6.1(c)(vi)(B) below, a Policy that is a group annuity contract, Guaranteed Investment Contract or Funding Agreement shall be deemed for purposes of this Plan to be or to have become In Force as of the effective date of the contract, as reflected in the applicable Records.

                  (B) In the case of a separate group annuity contract issued upon exercise of a contractual right in the event of a contract holder's spin-off or

                                                            ARTICLE VI: IN FORCE
                        divestiture of a company or division, such contract shall not be deemed for purposes of this Plan to be or to have become In Force as of any given date if the request for issuance of such contract is received by the Company or the Designated Subsidiary after such date notwithstanding that the contract has a retroactive effective date that is on or prior to such date.

                  (C) A Policy that is a group annuity contract, Guaranteed Investment Contract or Funding Agreement shall be deemed for purposes of this Plan to have ceased to be In Force when all of the following apply: (A) no further payments are due and payable by the Company or the Designated Subsidiary thereunder, (B) no further contributions are due and payable thereunder or are permitted without the Company's or the Designated Subsidiary's consent, and
                        (C) no amount remains in any account thereunder, in each case as reflected in the applicable Records.

            (vii) Group Life and Health Policies. A Policy that is a group life or health policy shall be deemed for purposes of this Plan to be or to have become In Force as of any given date if, as reflected in the applicable Records, all of the following requirements have been satisfied: (A) the Company or the Designated Subsidiary has assumed the underwriting risk on or before such date, (B) the Policy is in premium paying status on such date, and (C) the Policy effective date is on or before such date. Such a Policy shall be considered for purposes of this Plan to have ceased to be In Force if it is terminated, in each case as reflected in the applicable Records.

            (viii) Group Credit Insurance Policies. A Policy that is a group credit insurance policy shall be deemed for purposes of this Plan to be or to have become In Force when such Policy has been issued by the Company and delivered to the Person that signed the application for insurance, and the first certificate is issued under the Policy. Such a Policy shall be considered for purposes of this Plan to have ceased to be In Force as of any given date as determined on the basis of the applicable Records.

      Section 6.2 Inquiries and Disputes. Any inquiry or dispute as to whether a Policy is In Force shall be determined by the Company in good faith in accordance with the Resolution Procedures. The outcome of any such inquiry of or dispute with the Company shall be reflected in the Records of the Company for the purpose of determining whether the Policy is or was In Force as of any given date in accordance with this Article VI.

                                                           ARTICLE VI: IN FORCE

                                   ARTICLE VII
                    ALLOCATION OF POLICYHOLDER CONSIDERATION

      Section 7.1 Allocation of Total Allocable Shares. (a) The allocation of consideration among Eligible Policyholders pursuant to Chapter 17C and this Plan shall be determined in accordance with this Article VII and the Allocation Principles and Methodology attached hereto as Exhibit F. Solely for purposes of calculating the amount of such consideration, each Eligible Policyholder shall be allocated notional Allocable Shares from the Total Allocable Shares in accordance with this Section 7.1 and Section 7.2. The actual form of the consideration to be received by Eligible Policyholders shall be determined in accordance with Article VIII.

      (b) Each Eligible Policyholder shall be allocated consideration based on a number of Allocable Shares equal to the sum of the Fixed Component and the Variable Component of consideration, in each case to the extent specified below:

            (i) The Fixed Component. The Fixed Component of consideration shall consist of a Basic Fixed Component and, if applicable, an Additional Fixed Component.

                  (A) Each Eligible Policyholder shall be allocated a single Basic Fixed Component of consideration (regardless of the number of Eligible Policies owned by such Eligible Policyholder as of the Adoption Date, including any Policies issued, reinstated or repurchased pursuant to the ADR Memorandum).

                  (B) Each Eligible Policyholder that will receive no consideration in the form of shares of Common Stock pursuant to this Plan but that will receive consideration consisting (1) entirely of cash in respect of one or more Eligible Policies under Section 8.1(d),
                        (e), (f), (g) or (h), (2) entirely of Policy Credits in respect of one or more Eligible Policies under Section 8.1(a), (b) or (c), or (3) both cash and Policy Credits, shall receive an Additional Fixed Component equal to two Allocable Shares.

            (ii) The Variable Component. The Variable Component of consideration shall consist of a Basic Variable Component and, if applicable, an Additional Variable Component.


                                                      ARTICLE VII: ALLOCATION OF
                                                      POLICYHOLDER CONSIDERATION


                  (A) The Basic Variable Component of consideration shall be equal to the portion, if any, of the Aggregate Basic Variable Component allocated in respect of all Eligible Policies of an Eligible Policyholder.

                  (B) Each Eligible Policyholder that will receive no consideration in the form of shares of Common Stock pursuant to this Plan but that will receive consideration consisting (1) entirely of cash in respect of one or more Eligible Policies under Section 8.1(d),
                        (e), (f), (g) or (h), (2) entirely of Policy Credits in respect of one or more Eligible Policies under Section 8.1(a), (b) or (c), or (3) both cash and Policy Credits, shall receive a single Additional Variable Component equal to the amount set forth opposite the applicable sum of the Basic Fixed Component and Basic Variable Component specified in the following table, which also illustrates the allocation of the Additional Fixed Component to each such Eligible Policyholder:


                                                      ARTICLE VII: ALLOCATION OF
                                                      POLICYHOLDER CONSIDERATION

----------------------------------------------------------------------------------------------
  Number of Allocable Shares      Number of Allocable
  allocated to such Eligible     Shares such Eligible
  Policyholder as the sum of      Policyholder shall
  the Basic Fixed Component         receive as the          Number of Allocable Shares such
    and the Basic Variable         Additional Fixed     Eligible Policyholder shall receive as
          Component                    Component           the Additional Variable Component
----------------------------------------------------------------------------------------------
        25 or fewer                        2                               0
----------------------------------------------------------------------------------------------
at least 26 but fewer than or              2                               1
        equal to 35
----------------------------------------------------------------------------------------------
at least 36 but fewer than or              2                               2
        equal to 45
----------------------------------------------------------------------------------------------
         46 or more                        2            (x) 10% of the number of Allocable
                                                        Shares allocated to such Eligible
                                                        Policyholder as the sum of the Basic
                                                        Fixed Component and the Basic
                                                        Variable Component minus (y) the
                                                        two shares that constitute the
                                                        Additional Fixed Component.  Such
                                                        number, if containing a fractional
                                                        remainder, shall be rounded to the
                                                        next highest whole number if such
                                                        fractional remainder is 0.5 or greater
                                                        and shall be rounded to the next
                                                        lowest whole number if such
                                                        fractional remainder is less than 0.5.
----------------------------------------------------------------------------------------------

                                                      ARTICLE VII: ALLOCATION OF
                                                      POLICYHOLDER CONSIDERATION

            Notwithstanding anything herein to the contrary, no Eligible Policyholder shall be entitled to more than one Additional Fixed Component or more than one Additional Variable Component.

      (c) Notwithstanding any other provision of this Section 7.1, and except as provided in the ADR Memorandum, no consideration shall be allocated or distributed in respect of any Policy acquired or reinstated by any Project Participant on or after February 10, 1998.

      Section 7.2 Allocation of Aggregate Basic Variable Component. The Aggregate Basic Variable Component shall be allocated among Eligible Policyholders in respect of their Eligible Policies as follows:

      (a) Such allocation shall be made to each Eligible Policyholder by multiplying the sum of the positive Actuarial Contributions of all Eligible Policies of an Eligible Policyholder by the Allocation Factor and rounding such amount to a whole number of Allocable Shares. Such rounding shall be conducted in such a manner as to minimize the difference between the sum of Eligible Policyholders' Basic Variable Components and the Aggregate Basic Variable Component. As a result of such rounding, the sum of Eligible Policyholders' Basic Variable Components will not necessarily be equal precisely to the Aggregate Basic Variable Component.

      (b) The Company shall make reasonable determinations of the dollar amount of the Actuarial Contribution, which shall be zero or a positive number, for each Eligible Policy, in accordance with the Allocation Principles and Methodology attached hereto as Exhibit F.

      (c) Each such Actuarial Contribution shall be determined as of the Actuarial Contribution Date on the basis of the applicable Records.

      Section 7.3 Reinstated Policies. In the case of any reinstated Policy that is an Eligible Policy pursuant to this Plan, or any Policy reinstated or repurchased pursuant to the ADR Memorandum, the determination of such Policy's Actuarial Contribution pursuant to this Article VII shall be made based on the original issue date of such Policy and without regard to any lapse and reinstatement or any repurchase pursuant to the ADR Memorandum. If such Policy is reinstated pursuant to a form of ADR relief or a repurchase option described in the ADR Memorandum, additional calculations may be needed which could result in a larger Actuarial Contribution for such reinstated or repurchased Policy. Those calculations, and the circumstances in which they may be required, are described in the ADR Memorandum.

                                                      ARTICLE VII: ALLOCATION OF
                                                      POLICYHOLDER CONSIDERATION

      Section 7.4 Policies Issued to ADR Claimants. The method for determining the Actuarial Contribution of a Policy issued to an ADR Claimant in accordance with the ADR Memorandum is set forth in the ADR Memorandum.

      Section 7.5 Determination of Amount of Non-Stock Consideration. If any consideration is to be paid or credited to an Eligible Policyholder in cash or Policy Credits pursuant to Article VIII, the amount of such consideration shall be equal to the number of Allocable Shares allocated to such Eligible Policyholder pursuant to this Article VII with respect to Eligible Policies as to which such non-stock consideration is payable as provided in Article VIII multiplied (a) by the Initial Stock Price or (b), if the average of the closing prices of the Common Stock on the primary exchange where such Common Stock is listed on each trading day during the Top-up Period exceeds 110% of the Initial Stock Price, by the sum of the Initial Stock Price plus the lesser of (i) the difference between such average closing price and 110% of the Initial Stock Price or (ii) 10% of the Initial Stock Price. If payment is made in cash, or by establishing on the books of the Holding Company a liability owed to an Eligible Policyholder, such payment or liability shall be net of any applicable withholding tax, such withheld tax to be remitted by the Company to the Internal Revenue Service in accordance with applicable law.

                                  ARTICLE VIII
                      FORMS OF CONSIDERATION; DISTRIBUTION

      Section 8.1 Forms of Consideration. The allocation of consideration payable to each Eligible Policyholder shall be based on a number of shares of Common Stock equal to the number of notional Allocable Shares that are allocated to such Eligible Policyholder in accordance with Article VII; provided, however, that the form of such consideration shall not in the case of every Eligible Policyholder be shares of Common Stock and shall instead be in the form of cash or Policy Credits (as defined in Section 8.2), based on the number of notional Allocable Shares allocated to such Eligible Policyholder as provided in Article VII, as follows:

      (a) Policy Credits to the extent Allocable Shares are allocated with respect to an Eligible Policy that is as of the Effective Date a TDA (as defined herein);

      (b) Policy Credits to the extent Allocable Shares are allocated with respect to an Eligible Policy that is as of the Effective Date an IRA (as defined herein);


                                                      ARTICLE VIII: FORMS OF
                                                     CONSIDERATION; DISTRIBUTION

      (c) Policy Credits to the extent Allocable Shares are allocated with respect to an Eligible Policy that as of the Effective Date is or is held by one of the Other Qualified Plans (as defined herein);

      (d) except as provided in Section 8.1(a) through (c), cash to the extent Allocable Shares are allocated to an Eligible Policyholder whose address for mailing purposes as shown in the applicable Records is located outside the United States as of the Effective Date;

      (e) cash payable by the Company's Canadian branch in Canadian dollars to the extent Allocable Shares are allocated to an Eligible Policy denominated in Canadian dollars;

      (f) except as provided in Section 8.1(a) through (c), an Eligible Policyholder for whom the Company does not have a valid address as of the Effective Date shall, at such time as the Company obtains a valid address for such Eligible Policyholder, be paid cash in an amount determined in accordance with Section 8.3; provided, however, that the Company shall, subject to Section 8.3, escheat such funds if required under applicable law to do so before such time;

      (g) except as provided in Section 8.1(a) through (c), cash to the extent Allocable Shares are allocated with respect to an Eligible Policy and such Eligible Policy is known to the Company to be subject as of the Effective Date to a judgment lien, creditor lien (other than a policy loan made by the Company) or bankruptcy proceeding; provided that such cash shall be paid to the Eligible Policyholder only when the Company has received written evidence reasonably satisfactory to it that such Eligible Policy is no longer subject to a judgment lien or creditor lien;

      (h) except as otherwise provided in this Section 8.1, cash if (i) the number of shares of Common Stock allocated to such Eligible Policyholder in accordance with Section 7.1(b) in respect of the sum of such Eligible Policyholder's Basic Fixed Component and Basic Variable Component is equal to or less than the Share Election Maximum, which shall be determined by the Board at any time prior to the Effective Date, and (ii) the Eligible Policyholder has not affirmatively indicated a preference to receive shares of Common Stock in lieu of cash. Such preference shall be indicated on a form approved by the Commissioner and provided to such Eligible Policyholder that has been properly completed by such Eligible Policyholder and received by the Company prior to a date set by the Company and approved by the Commissioner. The determination of whether the sum of an Eligible Policyholder's Basic Fixed Component and Basic Variable Component is equal to or less than the Share Election Maximum shall be made without giving effect to any shares allocated to such Eligible Policyholder as the Additional Fixed Component or Additional Variable Component;



                                                        ARTICLE VIII: FORMS OF
                                                     CONSIDERATION; DISTRIBUTION

      (i) in the case of an Eligible Policyholder holding multiple Eligible Policies all of which entitle such Eligible Policyholder to receive the same form of consideration, the Eligible Policyholder shall receive all of the consideration to which such Eligible Policyholder is entitled in such form. In the case where such form of consideration is Policy Credits, consideration shall be allocated among the Eligible Policies in respect of which such Eligible Policyholder is eligible to receive consideration in the same proportion as the relative Actuarial Contributions of such Eligible Policies, and the types of Policy Credits distributed in respect of such Eligible Policies shall reflect the same proportion. If all, but not less than all, such Eligible Policies have an Actuarial Contribution of zero, then the Fixed Component shall be allocated among such Eligible Policies on a pro rata basis based on the number of such Eligible Policies;

      (j) in the case of an Eligible Policyholder holding multiple Eligible Policies which entitle such Eligible Policyholder to receive more than one form of consideration, consideration shall be allocated among the forms of consideration that such Eligible Policyholder is eligible to receive in the same proportion as the relative Actuarial Contributions of such Eligible Policyholder's Eligible Policies. If all, but not less than all, of such Eligible Policies have an Actuarial Contribution of zero, then the Fixed Component shall be allocated among such forms of consideration on a pro rata basis based on the number of such Eligible Policies. The allocation of any such consideration to shares of Common Stock as the form of consideration shall be rounded to a whole number of shares on the same basis as described in Section 7.2(a); provided, however, that the allocation of consideration to the other form or forms of consideration that the Eligible Policyholder is eligible to receive shall be rounded as necessary so that the total amount of consideration allocated to such Eligible Policyholder shall not be changed from that determined in accordance with Article VII.

      Section 8.2 "Policy Credits" Defined. For purposes of this Plan, "Policy Credit" includes:

      (a) dividend accumulations for an Eligible Policy that is (i) a life insurance policy other than an Interest Sensitive Life Insurance Policy or a variable life insurance policy, the status of which is (A) premium paying, (B) fully paid-up or (C) in reduced paid-up status for $1,000 or more of face amount pursuant to a non-forfeiture provision of a life insurance policy, or (ii) a Participating Individual Retirement Annuity Contract in premium paying status;

      (b) dividend additions for an Eligible Policy that is (i) a life insurance policy other than an Interest Sensitive Life Insurance Policy or a variable life insurance policy, that is in reduced paid- up status for less than $1,000 of face amount pursuant to a non-forfeiture provision of a life insurance policy,
(ii) an Interest Sensitive Life Insurance Policy or a variable life insurance policy that is in fixed reduced paid-up status

                                                        ARTICLE VIII: FORMS OF
                                                     CONSIDERATION; DISTRIBUTION
pursuant to a non-forfeiture provision of a life insurance policy, or (iii) a Participating Individual Retirement Annuity Contract in reduced paid-up status pursuant to its non-forfeiture provision. Such dividend additions shall be based upon the non-forfeiture interest rate and mortality assumptions specified in the Eligible Policy;

      (c) an increase in account value (to which no sales or surrender or similar charges will be applied) for an Eligible Policy that is (i) an Interest Sensitive Life Insurance Policy or a variable life insurance policy whose status is premium paying, fully paid-up or variable reduced paid-up pursuant to a non-forfeiture provision of a life insurance policy, (ii) an individual deferred annuity contract not in pay-out status, or (iii) a group annuity contract;

      (d) (i) an extension of the expiration date for an Eligible Policy which is extended term life insurance pursuant to a non-forfeiture provision of a life insurance policy if the extension does not extend to the original maturity date, or (ii) an extension of the expiration date to the maturity date and an endowment on the maturity date for an Eligible Policy which is extended term life insurance pursuant to a non-forfeiture provision of a life insurance policy if the extension in term period due to a policy credit extends to the original maturity date. The extension of the expiration date referred to in each of clauses (i) and (ii) shall be based upon the non-forfeiture interest rate and mortality assumptions specified in the Eligible Policy;

      (e) a one-time additional payment distributed under an Eligible Policy that is an individual annuity contract in payout status; and

      (f) any other feature which, subject to the requirements of applicable law, is necessary or appropriate to provide under an Eligible Policy in order to avoid a material adverse tax consequence for such Eligible Policy or Eligible Policyholder.

      Section 8.3 Distribution of Non-Stock Consideration. If any consideration is to be paid or credited to an Eligible Policyholder in cash or Policy Credits pursuant to this Article VIII, the amount of such consideration shall be determined in accordance with Section 7.5, and such consideration shall be distributed in accordance with Sections 8.4, 8.5 and 8.6.

      Section 8.4 Currency; Exchange Rate. Except as provided in Section 8.1(e) above, all payments in cash under this Plan shall be in United States dollars. If a payment in cash under this Plan is payable in Canadian dollars pursuant to
Section 8.1(e), the amount shall be computed using the exchange rate between United States dollars and Canadian dollars published in the table entitled "Currency Trading," under the sub-heading "Exchange Rates" (or any successor table or sub- heading), in the final Eastern edition of The Wall Street Journal on the business day next preceding the Effective Date.



                                                        ARTICLE VIII: FORMS OF
                                                     CONSIDERATION; DISTRIBUTION

      Section 8.5 Delivery of Consideration. The Company shall, subject to the ADR Memorandum, act in good faith to mail, or to cause the Holding Company's transfer agent to mail, within 45 days after the Effective Date, to each Eligible Policyholder that is to receive shares of Common Stock pursuant to this Plan, notice that such shares of Common Stock have been issued to such Eligible Policyholder in book-entry form as uncertificated shares. In the case of an Eligible Policyholder who following receipt of such notice directs the Company to provide a stock certificate, the Company shall act in good faith to promptly mail to such Eligible Policyholder a stock certificate representing such Eligible Policyholder's shares of Common Stock, registered in the name of such Eligible Policyholder. The Company shall, subject to the ADR Memorandum, Sections 8.1(f) and (g) and applicable law, act in good faith to provide to each Eligible Policyholder, within 45 days after the expiration of the Top-up Period,
(a) a check in the amount of any cash to be received by such Eligible Policyholder and (b) to the extent an Eligible Policyholder is to receive Policy Credits, written notice that such Policy Credits have been awarded, which notice shall include a brief description of such Policy Credits.

      Section 8.6 Distribution to Eligible Policyholders Comprising Multiple Persons. In the case of an Eligible Policyholder that comprises multiple Persons, consideration allocated in respect of that Eligible Policyholder in accordance with Article VII shall be distributed jointly to or on behalf of such Persons, within the applicable time period specified in Section 8.5.

                                   ARTICLE IX
   CLOSED BLOCK; PROVISIONS FOR CERTAIN POLICIES WITH NON-GUARANTEED ELEMENTS

      Section 9.1 Establishment and Purpose of the Closed Block. (a) The Company shall establish the Closed Block in accordance with the requirements of this
Article IX and the Closed Block Memorandum. Initial Closed Block Assets shall be determined in accordance with the Closed Block Memorandum. The Initial Closed Block Assets shall be allocated to the Closed Block in order to produce cash flows which, together with anticipated revenue from the Closed Block Policies, are expected to be reasonably sufficient to support the Closed Block Policies (including but not limited to the payment of claims, certain expenses and taxes) and to provide for the continuation of dividend scales payable in 2000 on the Closed Block Policies if the experience underlying such scales continues and for appropriate adjustments in such scales, as may be made by the Board consistent with the requirements of Section 9.2(c)(i), if such experience changes. In no event shall the Company be required to pay dividends on Closed Block Policies from assets that are not Closed Block Assets. Notwithstanding any other provision of this Article IX or of this Plan, the Company's decision to establish a Closed Block in connection with the Plan shall in no way constitute a guarantee with respect to any policy or contract that it will be apportioned a certain amount of dividends.



                                                        ARTICLE IX: CLOSED BLOCK

      Section 9.2 Operation of the Closed Block. The Closed Block shall be operated for the exclusive benefit of the Closed Block Policies in accordance with the requirements of this Article IX and the Closed Block Memorandum.

      (a) Credits to and Charges Against the Closed Block. After the Closed Block Funding Date, insurance cash flows and investment cash flows arising from the operation of the Closed Block shall be credited to or charged against the Closed Block as follows, in each case subject to the specific rules and consistent with the assumptions and methodologies set forth in the Closed Block
Memorandum:

            (i)   With respect to insurance cash flows:

                  (A) The Closed Block shall be credited or charged, as the case may be, for: (i) premiums and annuity considerations paid with respect to Closed Block Policies, including but not limited to any premiums and annuity considerations paid by the Company with respect to a policy that is the subject of an ADR claim and that otherwise satisfies the criteria for a Closed Block Policy; (ii) cash repayments of policy loans made with respect to Closed Block Policies; (iii) policy loan interest paid in cash on Closed Block Policies; (iv) death or maturity benefits, surrender values and new policy loans taken in cash with respect to Closed Block Policies; (v) dividends paid in cash on policies and riders that are Closed Block Policies; and (vi) Policy Credits in respect of Closed Block Policies pursuant to this Plan.

                  (B) The Closed Block shall be credited or charged, as the case may be, in respect of premium taxes and retaliatory taxes (including franchise taxes levied solely on the basis of premiums) incurred on premiums received in respect of Closed Block Policies, and payments made or received in connection with membership in a state guaranty association or imposed by any mandatory pool, fund or association. The amounts to be credited or charged shall be determined in accordance with the procedure described in the Closed Block Memorandum.

                  (C) The Closed Block shall be credited or charged, as the case may be, in respect of income taxes and franchise taxes calculated in the manner of income taxes in accordance with the procedure described in the Closed Block Memorandum.


                                                        ARTICLE IX: CLOSED BLOCK

                  (D) The Closed Block shall be charged in respect of payroll taxes in accordance with the procedure described in the Closed Block Memorandum.

                  (E) Fees in respect of administrative and overhead expenses and certain commissions and commission-related expenses incurred by the Company in connection with the performance of its obligations under the Closed Block Policies shall be charged against the Closed Block. The fees shall be in the amounts determined in accordance with the schedule specified in the Closed Block Memorandum and shall be charged in lieu of the actual expenses incurred by the Company or any Prudential Affiliate providing such services.

                  (F) Amounts in respect of certain expenses to adjust funding in connection with Closed Block Policies issued on or after the Closed Block Funding Date shall be charged against the Closed Block. The amounts of such charges shall be determined in accordance with the schedule specified in the Closed Block Memorandum and shall be charged against the Closed Block to adjust funding in connection with Closed Block Policies.

            (ii)  With respect to investment cash flows:

                  (A) Investment-related cash flows from the Closed Block Assets, including, but not limited to, interest, coupon payments, dividends, proceeds of asset sales, maturities and redemptions, shall be credited to the Closed Block.

                  (B) Fees in respect of investment-related expenses related to managing the Closed Block Assets (covering investment management fees, record keeping expenses, bank fees, accounting and reporting fees, fees for asset allocation and fees for investment policy, planning and analysis) shall be charged against the Closed Block. The fees shall be in the amounts determined in accordance with the schedule of investment fees specified in the Closed Block Memorandum and shall be charged in lieu of the actual internal investment-related expenses incurred by the Company or any Prudential Affiliate providing such services.



                                                        ARTICLE IX: CLOSED BLOCK

                  (C) In addition to the fees specified in Section 9.2(a)(ii)(B), the Closed Block shall be charged for direct investment expenses including the brokerage cost of acquiring investments and the brokerage cost and transaction expense of disposing of investments. Payments for real estate expenses and real estate taxes shall also be charged against the Closed Block in proportion to the Closed Block's holding of any interest in real estate giving rise to such expenses and taxes. Real estate taxes shall be charged to the Closed Block when payable to the taxing entity.

      (b) Investment Policy of the Closed Block. As of the Closed Block Funding Date, new investments of Closed Block cash flows shall be acquired in conformity with an investment policy statement for the Closed Block that is consistent with investment guidelines approved from time to time by the Investment Committee of the Board or its successor. Such investment policy statement shall address, to the extent applicable, investment objectives, permissible asset class categories, permissible investments, valuation methodology, internal reporting, risk limits and performance factors and measurements. The Closed Block Assets shall be managed in the aggregate to seek a high level of return consistent with the preservation of principal and equity through asset-liability management, strategic and tactical asset allocation and manager selection/performance and shall reflect the Closed Block's duration and its ability to take risk consistent with the nature of the Closed Block and the investment objectives outlined in this Section 9.2(b).

      (c) Dividend Policy of the Closed Block. (i) Dividends on Closed Block Policies shall be apportioned annually by the Board in accordance with applicable law and applicable standards of actuarial practice as promulgated by the Actuarial Standards Board or its successor so as to reflect the underlying experience of the Closed Block and with the objective of managing aggregate dividends so as to exhaust the Closed Block Assets when the last Closed Block Policy terminates while avoiding an outcome in which relatively few last surviving holders of Closed Block Policies receive dividends that are substantially disproportionate (either higher or lower) to those previously received by other holders of Closed Block Policies.

            (ii) Subject to Section 9.2(c)(i), dividends on Closed Block Policies shall be apportioned, and shall be allocated among Closed Block Policies, so as to reflect the underlying experience of the Closed Block, and the degree to which the various classes of Closed Block Policies have contributed to such experience.

      (d) Reports on the Closed Block. (i) The Company shall provide the Commissioner as supplemental schedules to its statutory Annual Statements for each year commencing with the year in which the Effective Date occurs (A) financial schedules, consisting of the information required

                                                        ARTICLE IX: CLOSED BLOCK
by Annual Statement pages 2, 3, 4 and 5 and (B) investment schedules, consisting of the information required by Annual Statement Schedules A, B, BA, D and E (or comparable information under financial reporting requirements as they may be established from time to time for the Company as a whole by the Commissioner after the Adoption Date), in each case for the Closed Block. By June 1 of the year subsequent to the year being reported, the Company shall submit to the Commissioner an attestation report or the equivalent of a firm of independent public accountants as to the financial schedules of the Closed Block referred to in clause (A) of this Section 9.2(d)(i). Additionally, the Company shall submit to the Commissioner by June 1 of each such year a report, prepared at the Company's request by a firm of independent public accountants, on the results of certain procedures, to test the Company's compliance with the Closed Block cash flow provisions of this Article IX and the Closed Block Memorandum. The reporting obligations provided for in this Section 9.2(d) shall continue for so long as the Commissioner may require. The annual report required by this Section 9.2(d) shall be submitted in a form acceptable to the Commissioner and in accordance with procedures acceptable to the Commissioner.

            (ii) The Company shall submit to the Commissioner by June 1 of the fifth calendar year following the calendar year of the Effective Date and every five years thereafter a report, prepared in accordance with applicable actuarial standards, of an independent actuary, who shall be a member of the American Academy of Actuaries, concerning the operations of the Closed Block.

      (e) Inter-account Transfers. No assets shall be reallocated, exchanged or transferred between the Closed Block and any other portion of the Company's general account or any Prudential Affiliate except (i) in accordance with this
Section 9.2(e), (ii) as provided in the Closed Block Memorandum or (iii) as approved by the Commissioner. To facilitate the management of Closed Block cash flows, the Closed Block may participate in pooled short term accounts maintained by the Company on a basis no less favorable than any other portion of the Company's general account. Any other transfers, exchanges, investments, purchases or sales of assets between the Closed Block and any other portion of the Company's general account or any Prudential Affiliate may be effected if such transactions (i) benefit the Closed Block, (ii) are consistent with the investment policy statement and objectives described in Section 9.2(b) and the Closed Block Memorandum, (iii) are executed at demonstrable fair market values and (iv) do not exceed, in any calendar year, more than 10% of the statutory statement value of the invested assets of the Closed Block as of the beginning of that year.

      (f) Amendment or Cessation of Closed Block. The Company may amend the terms of or cease to maintain the Closed Block with the prior approval of the Commissioner, subject to such terms and conditions as the Commissioner may approve, if the Commissioner determines that: (i) assurances provided by the Company or other conditions provide adequate safeguards to provide for

                                                        ARTICLE IX: CLOSED BLOCK
the reasonable dividend expectations of the holders of Closed Block Policies and
(ii) either (A) the Closed Block is no longer necessary to effectuate the purposes of this Article or (B) the Closed Block has been so reduced in size as to make continued operation of the Closed Block impracticable. Terms and conditions imposed by the Commissioner may include, without limitation, requiring actuarial opinions from independent actuaries hired by the Company, and by the Commissioner at the Company's expense, that appropriate provision has been made for the dividend expectations of holders of Closed Block Policies. If the Closed Block is discontinued, the Closed Block Policies then remaining shall continue to be obligations of the Company and dividends on such Policies shall be apportioned by the Board in accordance with applicable law.

      (g) Non-reversion to Shareholders. Except as provided in Section 9.2(f), none of the assets, including the revenue therefrom, allocated to the Closed Block or acquired by the Closed Block shall revert to the benefit of the shareholders of the Company.

      (h) Reinsurance or other Transfer of Risks. The Company may, with the Commissioner's prior consent, and subject to Article 7 of Chapter 18 of Title 17B of the New Jersey Revised Statutes, enter into one or more agreements to reinsure or otherwise transfer all or any part of its risks under the Closed Block Policies. Notwithstanding any other provision of this Article IX, (i) the agreement may provide for the transfer of all or part of the risks associated with Closed Block Policies and/or the transfer of ownership of, or other interest in, Closed Block Assets or funds not allocated to the Closed Block supporting such risks; (ii) amounts paid and received by the Company in connection with any such agreement may be allocated to the Closed Block in accordance with any methodology approved by the Commissioner; (iii) cash flows from any transferred Closed Block Assets may be considered to be investment cash flows of the Closed Block for purposes of establishing dividends and meeting policy obligations on Closed Block Policies; and (iv) the Company may use Closed Block Assets or funds not allocated to the Closed Block as reinsurance premiums or other consideration for such agreement provided, in each case, and without limiting the grounds on which the Commissioner may withhold approval, the Commissioner shall not approve such action if the Commissioner finds that such action shall have the effect of lessening the extent to which the reasonable dividend expectations of the holders of Closed Block Policies are provided for by this Article.

      Section 9.3 Guaranteed Benefits. The Company shall pay all guaranteed benefits for Closed Block Policies in accordance with the terms of such policies. The Closed Block Assets are the Company's assets and the establishment of the Closed Block shall not in the event of the rehabilitation or liquidation of the Company affect the priority of the claims of the holders of Closed Block Policies to such assets in relation to the claims of all other policyholders and creditors of the Company.



                                                        ARTICLE IX: CLOSED BLOCK

      Section 9.4 Canadian Closed Block. The Company shall, in addition to the Closed Block, establish a Canadian Closed Block. The Canadian Closed Block shall Memorandum, attached hereto as Exhibit H.

      Section 9.5 Dividends on Certain Policies Not Included in Closed Block.
(a) The Company shall maintain and continue the dividend scale in effect in 2000 for those individual disability income and daily income hospital policies In Force on the Effective Date for which the Company has a dividend scale and for which contract dividends are due, paid or accrued by action of the Board during 2000, unless or until the Company shall have obtained the prior approval of the Commissioner to change or discontinue such dividend scale.

      (b) Beginning with the first adjustment to the rate of interest paid with respect to a Supplementary Contract to which this Section 9.5(b) applies, the Company shall set interest rates with respect to such Supplementary Contracts at a rate that is not less than 100% of the iMoneyNet Taxable Retail Average, less 75 basis points. In the event that such index ceases to be published, the Company shall use another similar index, subject to the approval of the Commissioner of such index and of the spread between such index and the proposed crediting rate. This Section 9.5(b) applies to any Supplementary Contract that is In Force with the Company or any Designated Subsidiary as of the Effective Date (i) for which dividends in the form of excess interest are due, paid or accrued during 2000, (ii) for which such interest would have been due, paid or accrued if the Supplementary Contract had been in force during all or any part of 2000 or (iii) for which such interest would have been due, paid or accrued if the Supplementary Contract had had a contractually guaranteed rate lower than the effective rate of interest set by the Company for 2000 for all other Supplementary Contracts eligible for excess interest payments.

      (c) Interest paid after the Effective Date with respect to retained asset accounts operated under the name "Alliance Account" that are In Force as of the Effective Date shall be at a rate not less than the rate paid with respect to Supplementary Contracts referred to in Section 9.5(b).

      (d) The Company shall maintain and continue the dividend scale in effect in 2000 for those payout annuities resulting from the "Annuity Types and Rates Provisions" of the annuity contract marketed under the name "Financial Security Program" ("FSP"). This Section 9.5(d) shall apply to any FSP annuity contract that is In Force as of the Effective Date and shall continue to apply to any such contract until the Company shall have obtained the prior approval of the Commissioner to change or discontinue the 2000 dividend scale with respect to such contract.

      (e) Changes in future dividends paid on riders attached to policies that are not Closed Block Policies shall be identical to changes in future dividends on such riders issued on the same form that are attached to Closed Block Policies. This Section 9.5(e) applies to any such riders issued

                                                        ARTICLE IX: CLOSED BLOCK
prior to the Effective Date that are attached to insurance policies issued by the Company that are In Force on the Effective Date.

      Section 9.6 Modifications to Non-Guaranteed Elements in Certain Life Insurance Policies, Annuities and Riders. The Company and each Designated Subsidiary shall (a) comply with the Flexible Factor Requirements set forth in
Exhibit I with respect to the Flexible Factor Policies issued by each of them and (b) comply with the Annuity Crediting Rate Requirements set forth in Exhibit J with respect to the Covered Fixed Annuities and Covered Variable Annuities issued by each of them.

                                    ARTICLE X
                            APPROVAL BY COMMISSIONER

      Section 10.1 Application; Hearing.

      (a) This Plan is subject to the approval of the Commissioner, as provided in Chapter 17C, after the Hearing.

      (b) The Company shall file the Application with the Commissioner in accordance with Section 4.a. of Chapter 17C. The Application and the documents supporting the Application shall be public documents in accordance with Section 4.c. of Chapter 17C except as otherwise provided therein or by other applicable law.

      Section 10.2 Notice of Hearing. (a) At least 45 days prior to the Hearing, the Company shall mail, by first-class or priority mail, a Notice of Hearing to each Person who was a Policyholder as of the Adoption Date and each ADR Claimant eligible to repurchase a life insurance policy or annuity contract pursuant to the ADR Memorandum at the address for such Person that appears in the applicable Records. The Notice of Hearing shall be in a form satisfactory to the Commissioner. If the Hearing is adjourned to another time or place, the Company shall not be required to give individual notice of the adjourned hearing if the time and place to which the Hearing is adjourned are announced at the Hearing at which the adjournment is taken.

      (b) The Company shall also give notice of such Hearing by publication at least two times at intervals of not less than one week, the first publication to be not more than 45 days and the last publication not less than 15 days prior to the Hearing, in two newspapers of general circulation throughout the United States. Such notice shall be in a form satisfactory to the Commissioner.



                                           ARTICLE XI: APPROVAL BY COMMISSIONER

                                   ARTICLE XI
                            APPROVAL BY POLICYHOLDERS

      Section 11.1 Special Meeting. After the Hearing, the Company shall hold the Special Meeting, at which all Persons who are Qualified Voters as of the Adoption Date, as shown on the Records of the Company, shall be entitled to vote on a proposal to approve the Plan. The proposal to approve the Plan shall include all of the constituent elements thereof, including without limitation
(x) the Destacking, including the Destacking Extraordinary Dividend, (y) the Additional Extraordinary Dividend and (z) the other financial and reinsurance transactions described in Section 3.3(c), and none of the transactions listed in
(x), (y) and (z) above or any other constituent element of the Plan shall be subject to separate approval by the policyholders of the Company. Notwithstanding that the following Persons might be eligible to receive consideration under this Plan, no such Person shall be entitled to vote on the proposal to approve this Plan unless such Person otherwise satisfies the requirements for being a Qualified Voter:

      (a) a holder of a policy, contract or Supplementary Contract issued by any subsidiary of the Company, including a Designated Subsidiary;

      (b) a holder of a Transferred Canadian Policy;

      (c) a holder of a Rewritten Health Policy;

      (d) a Person deemed for purposes of this Plan to be an Owner of a Policy pursuant to Section 5.4;

      (e) an ADR Claimant not otherwise satisfying the definition of Qualified Voter;

      (f) a holder of a policy or contract issued by another insurance company that is reinsured by the Company on an indemnity reinsurance basis; or

      (g) the Company or a Prudential Affiliate, except where the Company or Prudential Affiliate (i) is the Owner of a Policy held on behalf of an employee benefit plan that is sponsored by the Company or any Prudential Affiliate or
(ii) is the Owner of a Policy held on behalf of an employee benefit plan that is sponsored by another employer where the Company or any Prudential Affiliate serves as trustee, except as provided in Section 5.4. Where the Company or a Prudential Affiliate would otherwise be eligible to vote because it serves as custodian of an individual annuity contract, the Company or the Prudential Affiliate, as the case may be, shall refrain from voting on the proposal to approve this Plan.



                                           ARTICLE XI: APPROVAL BY POLICYHOLDERS

Based on the Company's Records, each Person who is a Qualified Voter as of the Adoption Date shall be entitled to cast one vote, irrespective of the number of Policies owned by such Qualified Voter; provided, however, that a person who is a Qualified Voter in more than one capacity (e.g., individual and trustee) shall be entitled to cast one vote in each such capacity and shall be deemed for purposes of this Plan to be such number of Qualified Voters as the number of capacities in which such person is qualified to vote. In order for the Plan to be approved at the Special Meeting: (x) the number of Qualified Voters who vote on the Plan by ballot cast in person, by mail, by telephone or via the Internet shall be at least one million (or such lesser number as may be approved by the Commissioner as permitted by Chapter 17C) and (y) not less than two-thirds of the votes actually cast shall be in favor of approval of this Plan. The Special Meeting and the process of voting on the proposal to approve this Plan shall be conducted in accordance with rules prescribed by the Commissioner to govern the procedures for the conduct of voting on the Plan. If the Special Meeting is adjourned to another time or place, the Company shall not be required to give individual notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

      Section 11.2 Notice of Special Meeting. (a) The Company shall mail the Notice of Special Meeting to all Persons who are Qualified Voters as of the Adoption Date. The Notice of Special Meeting shall set forth the reasons for the Special Meeting and the time and place of the Special Meeting, and shall enclose a ballot for each such Qualified Voter. The Notice of Special Meeting and ballot shall be mailed at least 45 days prior to the Special Meeting by first class or priority mail to the address of each such Qualified Voter as it appears on the Records of the Company. The Notice of Special Meeting may be combined with the Notice of Hearing provided for in Section 10.2.

      (b) The Notice of Special Meeting shall be in a form approved by the Commissioner and accompanied by a copy of this Plan and policyholder information materials regarding the Plan and the Reorganization, which shall be in a form approved by the Commissioner together with any other explanatory information that the Commissioner approves or requires. With the approval of the Commissioner, the Company may also mail supplemental information to Qualified Voters before or after the Special Meeting.

      Section 11.3 Efforts to Encourage Voting. The Company shall use good faith efforts to encourage Qualified Voters to vote on this Plan, including without limitation establishing a toll-free call center, creating an Internet site, including messages in routine policy statements and advertising in national publications.

      Section 11.4 Certification of Vote. If the Plan is approved by the requisite number of Qualified Voters, the secretary of the Company shall so certify to the Commissioner. Such

                                           ARTICLE XI: APPROVAL BY POLICYHOLDERS
certification shall specify the numbers of votes cast in favor of and against the proposal to approve the Plan.

      Section 11.5 Inquiries and Disputes. Any inquiry or dispute as to the right of a Person to vote on this Plan pursuant to this Article XI shall be determined by the Company in good faith in accordance with the Resolution Procedures. The outcome of any such inquiry of or dispute with the Company shall be reflected in the Records of the Company for the purpose of determining the right of the Person to vote in accordance with this Article XI.

                                   ARTICLE XII
                          TAX AND ERISA CONSIDERATIONS

      Section 12.1 Tax Rulings or Opinions. (a) On or before the date that the Notice of Special Meeting and accompanying policyholder information materials are mailed, the Company shall have obtained one or more opinions of Tax Counsel substantially to the effect that the principal Federal income tax consequences to Eligible Policyholders of their receipt of consideration pursuant to Article VIII described in the Notice of Special Meeting and accompanying policyholder information materials are accurately described in all material respects under the applicable Federal income tax law in effect on the date of such Notice of Special Meeting and accompanying policyholder information materials.

      (b) On or before the Effective Date, the Company shall have obtained:

      (i) either rulings satisfactory to the Company from the Internal Revenue Service or one or more opinions satisfactory to the Company from one or more Tax Counsel substantially to the effect that:

            (A) the crediting of consideration in the form of Policy Credits to Eligible Policyholders pursuant to Article VIII in respect of TDAs (as defined herein), IRAs (as defined herein) and Other Qualified Plans will not adversely affect the tax-favored status accorded to such contracts under the Code, and will not be treated as a distribution under, or a contribution to, such contracts under the Code; and

            (B) the Policies issued or purchased before the Effective Date will not be deemed newly issued, issued in exchange for existing policies or newly purchased for any material Federal income tax purpose as a result of the reorganization of the Company pursuant to this Plan or, in the case of the Policies described in

                                       ARTICLE XII: TAX AND ERISA CONSIDERATIONS

                  Section 12.1(b)(i)(A) above, the crediting of consideration in the form of Policy Credits pursuant to Section 8.1; and

      (ii) one or more opinions of Tax Counsel substantially to the effect that the principal Federal income tax consequences to Eligible Policyholders of their receipt of consideration pursuant to Article VIII described in the Notice of Special Meeting and accompanying policyholder information materials, with the exception of developments between such mailing date and the Effective Date that are set forth in the opinion as determined by the Company to be not materially adverse to the interests of the Eligible Policyholders, remain accurate in all material respects under the applicable Federal income tax law in effect as of the Effective Date.

      Section 12.2 ERISA Considerations. The Company shall apply to the United States Department of Labor for an ERISA Exemption with respect to the receipt of consideration pursuant to this Plan by Eligible Policyholders that are employee benefit plans or IRAs (as defined herein) subject to the provisions of Section 406(a) of ERISA and Section 4975 of the Code. Notwithstanding any other provision of this Plan, if the ERISA Exemption is not received before the Effective Date, the Company will obtain and rely on an ERISA Opinion, but the Company will not thereafter withdraw the request for the ERISA Exemption from the United States Department of Labor without the Commissioner's prior approval.

                                  ARTICLE XIII
                       CONDITIONS TO EFFECTIVENESS OF PLAN

      Section 13.1 Conditions to Effectiveness of Plan. The effectiveness of this Plan is subject to the satisfaction on or prior to the Effective Date (or, in the case of Section 13.1(c)(i) below, on or prior to the date of the Notice of Special Meeting and accompanying policyholder information materials) of all of the following conditions:

      (a) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any court or governmental or regulatory authority or agency necessary for the consummation of the conversion of the Company to a stock life insurance company as contemplated by this Plan, including the approval of the Commissioner pursuant to Article X, shall have occurred or been obtained;

      (b) this Plan shall have been approved and adopted by the affirmative vote of Qualified Voters pursuant to Article XI;



                                                     ARTICLE XIII: CONDITIONS TO
                                                           EFFECTIVENESS OF PLAN

      (c) the Company shall have obtained (i) the opinion or opinions of Tax Counsel pursuant to Section 12.1(a) in form and substance satisfactory to the Company; (ii) either rulings from the Internal Revenue Service or one or more opinions of Tax Counsel as provided in Section 12.1(b)(i), in either case, in form and substance satisfactory to the Company; and (iii) the opinion or opinions of Tax Counsel pursuant to Section 12.1(b)(ii) in form and substance satisfactory to the Company;

      (d) the Company shall have obtained the ERISA Exemption or the ERISA Opinion described in Section 12.2 in form and substance satisfactory to the Company;

      (e) the Company shall have obtained one or more no-action letters from the Securities and Exchange Commission or, in the sole discretion of the Company, an opinion or opinions of independent legal counsel, in form and substance satisfactory to the Company, relating to matters under the Federal securities laws;

      (f) the fairness opinion addressed to the Board pursuant to Section 4.a.(2) of Chapter 17C from a qualified, nationally recognized investment banker shall have been confirmed by such investment banker as of the Effective Date;

      (g) the investment banker referred to in Section 3.2(g) shall have delivered to the Company the opinion concerning the conduct of the IPO provided for in Section 3.2(g) and the Company shall have delivered to the Commissioner a copy of such opinion as required by Section 3.2(g);

      (h) the actuarial certification of the reasonableness and appropriateness of the methodology and underlying assumptions used to allocate consideration among Eligible Policyholders, and the actuarial certification of the reasonableness and sufficiency of the assets allocated to the Closed Block and the Canadian Closed Block, addressed to the Board by a qualified and independent actuary, all pursuant to Section 4.a.(1)(b) and (c) of Chapter 17C and attached hereto as Exhibit K, each shall have been confirmed by such actuary in writing dated as of the Effective Date. If the methodology and underlying assumptions used to allocate consideration among Eligible Policyholders have changed since the original date of such certification, the confirming certification shall have described the nature of the changes and the justification therefor. Such confirmation shall consist of a statement by such actuary that to the best of his or her knowledge and belief as of the Effective Date, the prior certification of the adequacy and sufficiency of assets allocated to the Closed Block and the Canadian Closed Block as of the Closed Block Funding Date is still accurate as of the Effective Date or, if it is not, such confirmation shall contain a description of the circumstances that have given rise to the inaccuracy and the steps that have been taken to correct it;



                                                     ARTICLE XIII: CONDITIONS TO
                                                           EFFECTIVENESS OF PLAN

      (i) the Company and the Holding Company shall have arranged for the registration and the public trading of the Common Stock as provided in Section 3.2(f);

      (j) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Plan shall be in effect; and

      (k) the Company shall have filed with the Commissioner a certificate pursuant to Section 9 of Chapter 17C stating that: (i) all of the conditions set forth above in this Section 13.1 have been satisfied and any conditions precedent to effectiveness imposed by the Commissioner shall have been complied with and (ii) the Board has not abandoned or amended this Plan pursuant to
Section 11 of Chapter 17C.

                                   ARTICLE XIV
                              ADDITIONAL PROVISIONS

      Section 14.1 Commission-Free Sales and Purchases Programs. The Holding Company shall establish, in accordance with the Commission-Free Sales and Purchases Program Memorandum attached hereto as Exhibit L, a commission-free sales and purchases program that shall begin no sooner than 90 days after the Effective Date and no later than the second anniversary of the Effective Date and shall continue for not less than three months. Subject to the prior approval of the Commissioner, the Holding Company may extend the period of such program if the Holding Company determines such extension to be appropriate and in the best interests of the Holding Company and its shareholders. The Holding Company may reinstitute a second and subsequent commission-free sales and purchases programs on a periodic basis on the terms described in this Section 14.1 and the Commission-Free Sales and Purchases Program Memorandum. Pursuant to each such program, each Eligible Policyholder that receives 99 or fewer shares of Common Stock under this Plan shall be entitled (a) to sell at prevailing market prices all, but not less than all, of such shares without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses, or (b) to purchase, at the prevailing market price, additional shares of Common Stock to increase such Eligible Policyholder's holdings to a 100-share round lot without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. All Eligible Policyholders entitled to participate in such program shall receive notice of the procedures to be followed to effect sales or purchases pursuant to such program, which procedures shall include the mailing of a form by the Holding Company to each such Eligible Policyholder at a specified address and may include the ability to respond by the use of a dedicated Internet site. Such program shall provide for the purchase or sale of shares of Common Stock in the market or, at the sole discretion of the Holding Company, the purchase of shares of Common Stock


                                              ARTICLE XIV: ADDITIONAL PROVISIONS
by the Holding Company at market prices. Such program shall be operated in accordance with the Commission-Free Sales and Purchases Program Memorandum.

      Section 14.2 Continuation of Corporate Existence; Board of Directors. (a) Upon the Reorganization of the Company under the terms of this Plan, the Company shall continue its corporate existence in the form of a stock life insurance company, and the Reorganization in no way shall annul, modify or change any of the Company's existing suits, rights, contracts or liabilities, except as provided in this Plan. After the Reorganization, the Company shall exercise all the rights and powers and perform all the duties conferred or imposed by law upon insurers writing the classes of insurance written by it, and shall be vested in all the rights, franchises and interests of the Company prior to the Reorganization in and to every species of property without any deed or transfer and the Company shall succeed to all the obligations and liabilities of the Company prior to the Reorganization, and retain all rights and contracts existing prior to the Reorganization, except as provided in this Plan.

      (b) The members of the board of directors of the Holding Company on and after the Effective Date shall be those individuals who were the members of the Board immediately prior to the Effective Date, and each such member shall continue to serve as a director of the Holding Company until the end of his or her term or until resignation or removal prior to the end of such term in accordance with the certificate of incorporation and by-laws of the Holding Company then in effect.

      Section 14.3 Acquisition of Securities by Certain Officers, Directors and Employees. (a) On the Effective Date, and consistent with the requirements of
Section 7 of Chapter 17C, a stock option plan (the "Stock Option Plan") consisting of two components, the Associates Grant and the Executive Stock Option Program, each as described below, will take effect. Under the Associates Grant, a one-time grant of stock options in an amount to be determined by the Board or a duly authorized committee thereof in its discretion will be made on the Effective Date to employees of the Company and Prudential Affiliates not eligible for regular annual option grants under the Executive Stock Option Program. Under the Executive Stock Option Program, annual grants of stock options in amounts to be determined from time to time by the board of directors of the Holding Company or a duly authorized committee thereof will be made to executives and certain other selected employees of the Company and Prudential Affiliates to be determined by such board or such committee, as the case may be; provided, however, that no such grant under the Stock Option Plan may be made to any senior officer of the Company earlier than the first anniversary of the Effective Date; and provided, further, that grants under the Stock Option Plan may not be made to other officers of the Company earlier than the 183rd day after the Effective Date. Subject to continued employment with the Holding Company or an affiliate of the Holding Company, the stock options under both programs shall become exercisable ratably over three years and shall have a maximum


                                              ARTICLE XIV: ADDITIONAL PROVISIONS
term of 10 years. The Stock Option Plan will provide that, without the approval of the shareholders of the Holding Company, the aggregate number of shares of Common Stock available to be issued at any time pursuant to the Stock Option Plan shall not exceed (i) with respect to the Associates Grant, 2% of Total Allocable Shares and (ii) with respect to the Executive Stock Option Program, 5% of Total Allocable Shares.

      (b) On or after the Effective Date, the board of directors of the Holding Company or a duly authorized committee thereof may substitute Common Stock on a current or a deferred basis, as appropriate in its discretion, (i) for all or a portion of the Company's non-elective contributions to the Prudential Employee Savings Plan, the profit sharing plan sponsored by the Company that is qualified under Section 401(a) of the Code and which also provides for elective deferrals of contributions by plan participants as described under Code Section 401(k) (the "401(k) Plan") and (ii) for payment of all or a portion of outstanding awards, otherwise payable in cash, that mature on or after the Effective Date under the Long-Term Performance Unit Plan of the Company, including the Company's business units, and Prudential Affiliates, and other long-term incentive plans maintained for the Company, including the Company's business units, and Prudential Affiliates. Participants in the 401(k) Plan will also have the opportunity to invest their individual contributions and existing account balances in Common Stock.

      (c) Beginning one year after the Effective Date, the board of directors of the Holding Company or a duly authorized committee thereof may substitute Common Stock, on a current or a deferred basis, as appropriate in its discretion, (i) to convert existing and future non-employee Holding Company directors' retirement benefits from fixed cash payments to stock-based awards and (ii) to replace all or a portion of the annual cash retainers for non-employee Holding Company directors.

      (d) The shares of Common Stock used for the programs described in Section 14.3(a) may be shares purchased in market transactions, other treasury shares to fund such programs as appropriate and in the Holding Company's discretion or authorized but previously unissued shares. The shares of Common Stock used for the programs described in Section 14.3(b) and (c) may be shares purchased in market transactions or other treasury shares to fund such programs as appropriate and in the Holding Company's discretion but in no event from authorized but previously unissued shares.

      (e) Officers, directors and employees of the Company and Prudential Affiliates who are themselves Eligible Policyholders or who are participants in any of the Company's employee benefit plans that are Eligible Policyholders may receive shares of Common Stock distributed to such officers, directors, employees or plans in their capacities as Eligible Policyholders pursuant to this Plan. No person who was a member of the Board prior to the Effective Time shall be eligible to


                                              ARTICLE XIV: ADDITIONAL PROVISIONS
receive any grants of stock options on the Effective Date or for one year thereafter under the Stock Option Plan.

      Section 14.4 Compensation of Officers, Directors and Employees. No director, officer, agent or employee of the Company shall receive any fee, commission or other valuable consideration whatsoever, other than his or her usual salary and compensation, that is contingent upon this Plan becoming approved or effective or is based upon a director, officer, agent or employee aiding, promoting or assisting in the approval or effectuation of this Plan.

      Section 14.5 Restriction on Acquisition of Securities. Prior to and for a period of three years following the Effective Date, no Person or Persons acting in concert other than the Company, the Holding Company, the Intermediate Holding Company or any other intermediate holding company interposed between the Company and the Holding Company or between the Company and the Intermediate Holding Company (or any employee benefit plans or trusts sponsored by the Company or the
 Holding Company) shall, without the prior approval by the Commissioner of an application for acquisition filed by such Person or Persons with the Commissioner, directly or indirectly offer to acquire or acquire in any manner the beneficial ownership of (a) five percent or more of any class of a voting security (other than Class B Stock) of the Company or the Holding Company or any other Person that owns or controls a majority or all of the voting securities of the Company or the Holding Company or (b) five percent or more of the voting power of the Company or the Holding Company or any other Person that owns or controls a majority or all of the voting securities of the Company or the Holding Company. Such application must contain the information required by
 Section 17:27A-2(b) of the New Jersey Revised Statutes and any other information required by the Commissioner. In accordance with Chapter 17C, the Commissioner shall not approve such an application for acquisition unless he or she finds that the requirements of Section 17:27A-2(d) of the New Jersey Revised Statutes will be satisfied and, additionally, that (i) the acquisition would not frustrate this Plan as approved by the Qualified Voters and the Commissioner; (ii) the Board or the board of directors of the Holding Company has approved such acquisition or extraordinary circumstances not contemplated in this Plan have arisen that would warrant their approval of such acquisition; and (iii) such acquisition would be in the interest of policyholders. No security that is the subject of any agreement or arrangement regarding acquisition or that is acquired or to be acquired in contravention of this
 Section 14.5, Chapter 17C or an order of the Commissioner may be voted at any shareholders' meeting, and any action of shareholders requiring the affirmative vote of a percentage of shares may be taken as though such securities were not issued and outstanding; provided, however, that no action taken at any such meeting shall be invalidated by the voting of such securities unless the action would materially affect control of the Company or a person that owns or controls a majority or all of the voting securities of the Company or unless the courts of the State of New Jersey have so ordered.



                                              ARTICLE XIV: ADDITIONAL PROVISIONS

      Section 14.6 Notice to Former Policyholders. Pursuant to Section 14 of Chapter 17C, the Company has provided notice in a form, and distributed such notice in a manner, approved by the Commissioner, of the Company's intent to demutualize to former policyholders who at the time of such notice were eligible to reinstate their policies.

      Section 14.7 Adjustment of Share Numbers. Notwithstanding anything herein to the contrary, in order to achieve a desired filing range (in the registration statement under the Securities Act relating to the IPO) for the Initial Stock Price that the Company and the managing underwriters of the IPO deem appropriate, or in order to comply with the ADR Memorandum, the Company may adjust, by vote of the Board or a duly authorized committee thereof at any time before the Effective Date and with the prior approval of the Commissioner, the number of Total Allocable Shares. Upon such an adjustment, the following numbers of shares of Common Stock in this Plan shall be automatically adjusted proportionately, except where the failure of such adjustments to be proportionate is the result of rounding as provided below: (a) the number of Allocable Shares set forth in the definition of "Basic Fixed Component", (b) the number of Allocable Shares comprising the sum of all Basic Fixed Components, (c) the number of Allocable Shares comprising the Additional Fixed Component pursuant to Section 7.1(b)(i)(B), (d) the number of Allocable Shares comprising the Aggregate Basic Variable Component, (e) the number of Allocable Shares set forth in the definition of Initial Allocable Shares in Article I, (f) the number of Allocable Shares allocated in respect of all Additional Variable Components, (g) all numbers set forth in the provisions of Section 7.1(b)(ii)(B) governing the Additional Variable Component, including the ranges of Allocable Shares allocated prior to the application of such provisions, and
 (h) the number of Allocable Shares set forth in the definition of Share Election Maximum as the greatest number that the Board can determine the Share Election Maximum to be; provided, however, that any such adjustment shall result in the number of Allocable Shares to be allocated to each Eligible Policyholder as the Basic Fixed Component of consideration pursuant to Section 7.1(b)(i)(A) and all numbers of Allocable Shares set forth in the provisions of
 Section 7.1(b)(ii)(B) governing the Additional Variable Component being in whole numbers, and provided, further, that nothing in this Section 14.7 shall limit the ability of the Board to determine the Share Election Maximum in accordance with Section 8.1(h).

      Section 14.8 No Preemptive Rights. No policyholder or other Person shall have any preemptive right to acquire shares of Common Stock or Class B Stock or shares of the common stock of the Company in connection with this Plan.

      Section 14.9 Notices. In accordance with Section 8 of Chapter 17C, if the Company complies substantially and in good faith with the requirements of Chapter 17C or the terms of this Plan with respect to the giving of any required notice, its failure in any case to give such notice to


                                              ARTICLE XIV: ADDITIONAL PROVISIONS
any Person entitled thereto shall not impair the validity of the actions and proceedings taken under Chapter 17C or this Plan or entitle such Person to any injunctive or other relief with respect thereto.

      Section 14.10 Corrections to Plan; Amendment or Withdrawal of Plan; Amendment to Certificates of Incorporation and By-laws.

      (a) Corrections to Plan. At any time prior to, on or after the Effective Date, the Company shall make such modifications to this Plan as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in this Plan; provided, however, that only such modifications made after the filing of the Application shall be subject to the prior approval of the Commissioner. No such modification shall be subject to the approval of the policyholders of the Company, the shareholders of Holding Company, the Board or the board of directors of Holding Company, except as otherwise required under applicable law. Subject to the terms of this Plan, the Holding Company may issue additional shares of Common Stock and take any other action it deems appropriate to remedy errors or miscalculations or to take account of other changes made in connection with this Plan.

      (b) Amendment or Withdrawal of Plan.

            (i) The Company may, by action of not less than three-fourths of the members of the Board, and upon prior written notice to the Commissioner, abandon or amend this Plan (including without limitation the Exhibits and Schedules); provided, however, that if the Commissioner determines that a proposed amendment to this Plan made after the end of the Hearing is materially disadvantageous to any of the policyholders of the Company, the amendment shall not become effective unless a further public hearing is held on this Plan as amended.

            (ii) Notwithstanding Section 14.10(b)(i), the Commission-Free Sales and Purchases Program Memorandum attached hereto as Exhibit L may be amended by the Holding Company at any time. Until the first anniversary of the Effective Date, any such amendment to the Commission-Free Sales and Purchases Program Memorandum shall be subject to the prior approval of the Commissioner. If the Commissioner approves such amendment, the Holding Company's transfer agent shall notify the Eligible Policyholders entitled to participate in the commission-free sales and purchases program as promptly as practicable following such proposal. Following the first anniversary of the Effective Date, the Holding Company may amend the Commission-Free


                                              ARTICLE XIV: ADDITIONAL PROVISIONS

                  Sales and Purchases Program Memorandum at any time; provided, however, that no such amendment shall become effective until the Holding Company's transfer agent shall have first provided written notice of such amendment to the Eligible Policyholders entitled to participate in the commission-free sales and purchases program.

            (iii) Notwithstanding Section 14.10(b)(i), the amended and restated
                  certificate of incorporation of the Holding Company may be modified pursuant to Section 3.2(a) to authorize a greater number of shares than is necessary to meet the requirements of the Plan or any number of shares of preferred stock.

      (c) Amendment to Certificates of Incorporation and By-Laws. The amended and restated certificate of incorporation and amended and restated by-laws of the Holding Company and the amended and restated charter and amended and restated by-laws of the Company may be amended from time to time after the Effective Date pursuant to applicable law.

      (d) No Effect on Adoption Date. Notwithstanding any modification of or amendment to this Plan, including without limitation any Schedule or Exhibit, the Adoption Date shall be and remain December 15, 2000. All such modifications and amendments shall relate back to and be considered to take effect as of such Adoption Date for purposes of this Plan.

      Section 14.11 Costs and Expenses. All reasonable costs related to the development and examination of, and deliberations concerning, this Plan and other related matters, including those reasonable costs attributable to the use by the Commissioner of advisors and consultants, shall be paid by the Company or the Holding Company.

      Section 14.12 Governing Law. The terms of this Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, other than the choice of law or conflicts of law provisions or principles thereof. Any construction of the terms of a policy or contract for purposes of this Plan shall not affect the underlying contractual rights of the holder for any other purpose as would be determined in accordance with applicable law.

      Section 14.13 Interpretation. When a reference is made in this Plan to Articles, Sections, subsections, clauses, Schedules or Exhibits, such reference shall be to an Article, Section, subsection or clause of, or a Schedule or an Exhibit to, this Plan unless otherwise indicated. The table of contents and headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan. Each Schedule and Exhibit hereto constitutes a part of this Plan. Whenever the words "include," "includes" or "including" are used in this Plan,


                                              ARTICLE XIV: ADDITIONAL PROVISIONS


they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Plan, unless otherwise specifically indicated, shall refer to this Plan as a whole and not to any particular provision of this Plan. The definitions contained in this Plan are applicable to the singular as well as the plural forms of such terms. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented including by succession of comparable successor statutes.

                                              ARTICLE XIV: ADDITIONAL PROVISIONS

      IN WITNESS WHEREOF, The Prudential Insurance Company of America, by authority of its Board of Directors, has caused this Plan of Reorganization, as originally adopted on the 15th day of December, 2000, and as subsequently amended and restated, to be executed as of the 15th day of December, 2000.

                                             THE PRUDENTIAL INSURANCE
                                                 COMPANY OF AMERICA


                                           By___________________________________
                                                       Arthur F. Ryan
                                                   Chairman of the Board,
[SEAL]                                             Chief Executive Officer
                                                        and President
ATTEST


_______________________________
           Susan L. Blount
              Secretary

                            SCHEDULE 3.3(A)

                        The Destacking Schedule

      As part of the Reorganization, the Company will create a holding company, Prudential Financial, Inc. (the "Public Company"), that will serve as the publicly traded stock holding company for the Prudential group of companies (the "Prudential Group"). Upon completion of the Reorganization and the transactions described herein, the Public Company will directly hold (i) all of the issued and outstanding equity securities of the Intermediate Holding Company, a New Jersey corporation or limited liability company ("Holdco"), that will serve as the holding company for the Company (including its other U.S. life insurance subsidiaries) and certain other assets and liabilities of the Prudential Group and (ii) all of the issued and outstanding equity securities of other new or existing companies that will serve primarily as operating companies for the following businesses of the Prudential Group or will themselves be holding companies for such operating companies: (a) international insurance, (b) asset management, (c) automobile and homeowners insurance, (d) banking, (e) real estate franchise, (f) relocation, (g) international brokerage and investment and
(h) retail securities.

      The Destacking will remove from ownership by the Company, by way of an extraordinary dividend subject to regulatory approval, certain groups of companies which are presently direct and indirect subsidiaries of the Company or which may become direct or indirect subsidiaries between the Adoption Date and the Effective Date. The primary actions comprising the Destacking are set forth in Appendix A, attached hereto and made a part hereof.

                        Appendix A: Details of Destacking

1.    International insurance reorganization:

      a. The Company will have formed a direct international insurance holding company subsidiary ("PIIH").

      b. The Company will contribute to PIIH all of its interest in the capital stock of the following subsidiaries:(1)

            (1)   PrumericaLife, S.p.A.;

            (2)   PruServicos Participacoes, S.A.;

            (3)   Prudential Seguros S.A.;

            (4)   Prumerica Towarzystwo Ubezpieczen na Zycie Spolka Akcyjna;

            (5)   Prudential International Investments Corp.

            (6)   The Prudential Life Insurance Company, Ltd.; and

            (7)   The Prumerica Life Insurance Company, Inc.

      c. Except as set forth in paragraph 4., the Company will also contribute to PIIH other assets and liabilities associated with the international insurance business.

      d. Immediately after the Reorganization, the Company will distribute, directly or indirectly, the stock of PIIH to the Public Company.(2)

      e. The Company will also distribute to the Public Company all of the outstanding equity interests in a company formed to hold its Taiwan insurance operations, which will contribute such interests to PIIH.

2.    Asset Management operations reorganization:

      a. The Company will have formed a new asset management holding company subsidiary ("PAMHCO").

      b. Except as set forth in paragraph 4., after certain preliminary steps the Company will have contributed to PAMHCO certain assets and related liabilities associated with the asset management activities conducted directly by the Company (the "Prudential IM Assets"), as

----------
      (1) Certain of these subsidiaries own other subsidiary entities that are necessarily a part of the Destacking, except as otherwise stated in this Appendix.
      (2) For tax or other reasons, the Company may interpose one or more intermediate holding companies prior to effecting this distribution.

            well as all of its interest in the capital stock of the following companies:(3)

                  (1)   PlC Holdings, Limited;

                  (2)   Jennison Associates, LLC;
                  (3)   Prudential Private Placement Investors, Inc.;
                  (4)   PGR Advisors I, Inc.;
                  (5)   U.S. High Yield Management Company;
                  (6)   Prudential Trust Company;
                  (7)   Prudential Mortgage Capital Corp. LLC ("PMCC");
                  (8)   Prudential Investment Management Services, LLC ("PIMS");
                  (9) a holding company ("PIFM Holdco"), which owns Prudential Investments Fund Management LLC and Prudential Mutual Fund Services LLC;
                  (10)  Prudential Latin American Investments, Ltd., and
                  (11)  Prudential Investment Corporation ("PIC")
                  (12)  PGAM Finance Corp.

      c. Except as set forth in paragraph 4., PAMHCO will have contributed the Prudential IM Assets and all of its interests in the foregoing companies to either PIC, PIFM Holdco or new downstream holding companies.

      d. The Company will, immediately after the Reorganization, distribute, directly or indirectly, the capital stock of PAMHCO to the Public Company.(4)

3.    Property and Casualty Insurance and Retail Securities Group companies:

      a. After certain other subsidiary distributions to the Company, PRUCO, Inc., a wholly owned subsidiary of the Company, will be left with the following direct subsidiaries: Prudential P&C Holdings, Inc. and Prudential Capital and Investment Services, Inc. ("PC&IS"). Prudential P&C Holdings, Inc. and PC&IS will own the groups of companies engaged in the property and casualty business and the retail securities brokerage businesses, respectively.

----------
      (3) Certain of these companies own other subsidiary entities that are necessarily a part of the Destacking, except as otherwise stated in this Appendix.
      (4) For tax or other reasons, the Company may interpose one or more intermediate holding companies prior to effecting this distribution.

      b. Immediately after the Reorganization, the Company will distribute, directly or indirectly, the capital stock of PRUCO, Inc. to the Public Company.(5)

4.    Other Companies to be included in the Destacking:

      a. After the Reorganization, the Company shall also distribute to the Public Company (subject to paragraph 4.b. below) by way of dividend, directly or indirectly, all of its ownership interests in the following entities:(6)

                  (1)   Prudential Mexico, LLC
                  (2)   Prudential Investments Japan Co.
                  (3)   Prudential Financial Advisors Securities Company, Ltd.
                  (4)   Prumerica Financial
                  (5)   Prudential International Investments Corp.
                  (6)   The Prudential Bank & Trust Company
                  (7)   The Prudential Savings Bank, F.S.B.
                  (8)   PBT Home Equity Holdings, Inc.
                  (9)   The Prudential Real Estate Affiliates, Inc., and
                  (10)  Prudential Residential Services, LP
                  (11) Other entities that become subsidiaries of the Company between the Adoption Date and the Effective Date.

      b. For tax planning and other valid business reasons, the Company may choose not to distribute all of these entities directly to the Public Company. Instead, the Company may choose first to reorganize certain entities (and/or any of their subsidiaries) with other entities that are part of the Destacking and/or contribute certain entities to other new or existing entities that are part of the Destacking. In addition, the Company may make contributions, distributions or exchanges not specified herein that are consistent with the alignment of the businesses of the Prudential Group as set forth in the first paragraph of Schedule 3.3(a).

----------
      (5) For tax or other reasons, the Company may interpose one or more intermediate holding companies prior to effecting this distribution.
      (6) Certain of these entities own other subsidiary entities that are necessarily a part of the Destacking, except as otherwise stated in this Appendix.

                              Schedule 3.3(c)(i)
                The Class B Stock/IHC Debt Securities Schedule

         As part of the Reorganization, the Holding Company may issue shares of Class B Stock and the Intermediate Holding Company may issue IHC Debt Securities, in each case in accordance with the terms summarized in this schedule.

         A.  Class B Stock

         Prior to, on or within 30 days after the Effective Date, the Holding Company may (but is not required to) issue to institutional investors in a private placement shares of a separate class or series of common stock (the "Class B Stock") that will be designed to reflect the performance of the Closed Block Business (as defined below). If the Class B Stock is issued, then the Common Stock issued in the Reorganization and the IPO is expected to reflect the performance of the Financial Services Businesses (as defined below).

         If the Company determines that the issuance of the Class B Stock is in the best interest of Eligible Policyholders, the Holding Company may offer for sale such number of shares of Class B Stock at such price and on such terms as the Holding Company shall determine are reasonably necessary to effectuate their sale.

         The net proceeds from the offering of Class B Stock will be used by the Holding Company for general corporate purposes and are not intended to be used in the Closed Block Business.

         There will be no legal separation of the Closed Block Business and Financial Services Businesses. Holders of Common Stock and holders of Class B Stock will both be common stockholders of the Holding Company. They will vote together on all matters unless otherwise required by law or as specified in the Holding Company's certificate of incorporation and will have specified dividend and liquidation rights. Holders of Common Stock will have no interest in a legal entity representing the Financial Services Businesses, holders of Class B Stock will have no interest in a legal entity representing the Closed Block Business and holders of each will be subject to all of the risks associated with an investment in the Holding Company and all of its businesses, assets and liabilities. The Class B Stock may be exchangeable or convertible by the Holding Company or the holders of the Class B Stock into shares of Common Stock on such terms as are specified in the Holding Company's certificate of incorporation.

         B.  IHC Debt Securities

         If the Company determines that issuance of the IHC Debt Securities is in the best interest of Eligible Policyholders, then prior to, on or within 30 days after the Effective Date, the Intermediate Holding Company may offer senior, secured debt securities (the "IHC Debt Securities") in such amount, on such terms and with such covenants and conditions as the Intermediate Holding Company shall determine are reasonably necessary to effectuate their sale, subject to the following sentence. The IHC Debt Securities may be secured by a pledge of the shares of the common stock of the Company, provided that the maximum aggregate principal amount sold in the offering of IHC Debt Securities does not exceed such amount as would result in the number of pledged shares exceeding 49% of the number of issued and outstanding shares of the common stock of the Company.

         C.       The Closed Block Business and the Financial Services
                  Businesses

         The Closed Block Business consists of:

         o within the Company, (i) the Closed Block Assets and the associated liabilities of the Closed Block ("Closed Block Liabilities"), (ii) additional assets outside the Closed Block that the Company holds to meet capital requirements related to Closed Block Policies, (iii) invested assets held outside the Closed Block that represent the difference between the Closed Block Assets and Closed Block Liabilities, (iv) corresponding GAAP adjustments such as deferred acquisition costs and deferred taxes, and (v) such other assets and liabilities that the Company reasonably determines should be allocated to the Closed Block Business;

         o within the Intermediate Holding Company, the IHC Debt Securities and other assets and liabilities of the Intermediate Holding Company attributable to the Closed Block Business;

         o within the Holding Company, dividends received from the Intermediate Holding Company, and reinvestment thereof, and liabilities of the Holding Company, in each case as attributable to the Closed Block Business; and

         o within each of the Company, the Intermediate Holding Company and Holding Company, such other assets and liabilities as they may reasonably determine should be allocated to the Closed Block Business consistent with the objective of the economic separation of the Closed Block Business and the Financial Services Businesses.

         The Financial Services Businesses will consist of all assets and liabilities of the Holding Company and its subsidiaries not included in the Closed Block Business.

         The Holding Company will provide for the separate reporting of the financial performance of the Financial Services Businesses and the Closed Block Business and will allocate assets and liabilities and earnings between the Financial Services Businesses and the Closed Block Business.

                                                                       EXHIBIT A

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION


                                      OF


                          PRUDENTIAL FINANCIAL, INC.



            FIRST:  The name of the Corporation is Prudential Financial, Inc.
            -----
    (hereinafter the "Corporation").

            SECOND:  The address of the current registered office of the
            ------
    Corporation in the State of New Jersey is 751 Broad Street, in the City of Newark, County of Essex, 07102. The name of its current registered agent at that address is Susan L. Blount.

            THIRD:  The purpose of the Corporation is to engage in any lawful
            -----
    act or activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (the "BCA").

            FOURTH:  The total number of shares of all classes which the
            ------
    Corporation has authority to issue is 1,520,000,000 of which 1,510,000,000 shall be designated as "common stock", having a par value of one cent ($.01), and 10,000,000 shall be designated as "Preferred Stock", having a par value of one cent ($.01). The Corporation shall have the authority to issue shares of common stock in two classes (references herein to "common stock" refer to the shares of both classes to the extent issued). One class of common stock shall be designated as "Common Stock" and shall initially consist of 1,500,000,000 authorized shares, each having a par value of one cent ($.01). The second class of common stock shall be designated as "Class B Stock" and shall initially consist of 10,000,000 authorized shares, each having a par value of one cent ($.01). The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

            (a)  Preferred Stock.  The board of directors of the Corporation
                 ---------------
     (the "Board of Directors") is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the BCA, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption or purchase at such time or times and at such price or prices;
     (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the liquidation of, or upon any distribution of the assets of, the Corporation; (iv) entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the class or series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund; (v) subject to terms dependent upon facts ascertainable outside the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series is clearly and expressly set forth in the resolution(s) providing for the issuance of such class or series by the Board of Directors; or (vi) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions; provided, however, unless holders of a majority of the outstanding shares of Class B Stock approve, the Board of Directors shall not have the authority to issue any shares of Preferred Stock that are convertible into or exchangeable for shares of Class B Stock or that have dividend, liquidation or other preferences with respect to the Class B Stock but not the Common Stock or disproportionately with respect to the Class B Stock as compared to the Common Stock. The Board of Directors shall have the authority to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series no shares of which have been issued.

            (b)  common stock.  Subject to Section (c) of this Article FOURTH,
                 ------------
     the common stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by law, including, but not limited to, the following rights and privileges:

        1.  Reclassification; Definitions.

            When the filing of this Amended and Restated Certificate of Incorporation becomes effective, each share of "Common Stock" outstanding immediately prior thereto shall thereupon automatically be reclassified as one share of Common Stock (and outstanding certificates that had theretofore represented shares of "Common Stock" shall thereupon represent an equivalent number of shares of Common Stock despite the absence of any indication thereon to that effect). Capitalized terms used below in this Section (b) of Article FOURTH have the meanings set forth adjacent to such terms or in Sections
     (b)6 and (b)8 below.

        2.  Dividends.

            (i) Dividends. Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the holders of the Common Stock shall be entitled to receive dividends on their shares of Common Stock if, as and when declared by the Board of Directors with respect to such class out of legally available funds for the payment of dividends under the BCA, provided the aggregate amounts declared as dividends on Common Stock on any day may not exceed the Available Dividend Amount for the Financial Services Businesses on that day. Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the holders of the Class B Stock shall be entitled to receive dividends on their shares of Class B Stock if, as and when declared by the Board of Directors with respect to such class out of legally available funds for the payment of dividends under the BCA that, in aggregate amount per annum, are at least equal to the lesser of (a) the product of (x) the number of outstanding shares of Class B Stock on the applicable record date and (y) subject to any adjustment required by Section (b)8 or (b)9(i) of this Article FOURTH, $9.625 per share per annum (the "Target Dividend Amount") or (b) the amount of the CB Distributable Cash Flow, in each case of (a) or (b), for the period as to which the dividend is declared or payable, provided, in any event, the aggregate amount declared as dividends on Class B Stock on any day may not exceed the Available Dividend Amount for the Closed Block Business on that day. For the avoidance of doubt notwithstanding the foregoing formulation, the Board of Directors is not required to declare or pay dividends on the Class B Stock in circumstances where dividends could be paid pursuant to the foregoing sentence and the right of holders of Class B Stock to dividends is non-cumulative; provided, however, that in the event dividends are not declared and paid on the Class B Stock with respect to an annual or quarterly period in the amount of at least the lower of the CB Distributable Cash Flow or the Target Dividend Amount, cash dividends shall not be declared and paid, or set apart for payment, on the Common Stock with respect to such annual or quarterly period.

            (ii) Discrimination Between or Among Classes of common stock. Subject to Section (b)2(i) of this Article FOURTH and subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the Corporation shall have the authority to declare and pay dividends on both, one or neither class of common stock in equal or unequal amounts, notwithstanding the performance of either Business, the amount of assets available for dividends on either class of common stock, the amount of prior dividends paid on either class of common stock or any other factor, without any prior claim of the shareholders of either class to such declaration or payment.

     3.  Exchange of Class B Stock.

         (i)  Exchange of Class B Stock for Common Stock.

              (a) The Corporation may, at any time (including, without limitation, in anticipation of a merger, consolidation or other business combination of the Corporation with another corporation or person or other transaction referred to in Section (b)8 of this Article FOURTH), issue, in exchange for all of the outstanding shares of Class B Stock, a number of shares of Common Stock (rounded, if necessary, to the next greatest whole number of shares) having an aggregate value equal to 120% of the aggregate Fair Market Value of the outstanding shares of Class B Stock.

              (b) In the event (1) a Disposition of the Closed Block Business (other than an Exempt Disposition) has occurred, or (2) a Change of Control of the Corporation has occurred, the Corporation shall issue, in exchange for all of the outstanding shares of Class B Stock, a number of shares of Common Stock (rounded up, if necessary, to the next greatest whole number) having an aggregate value equal to 120% of the aggregate Fair Market Value of the Class B Stock.

              (c) In the event a Cash/Private Transaction has occurred (whether or not it constitutes a Change of Control of the Corporation), the Corporation shall exchange all the outstanding shares of Class B Stock in accordance with Section (b)8(iii) of this Article FOURTH.

            (ii)   General Exchange Provisions.

                   (a) If the Corporation has determined to, or is required to, complete an exchange described in Section (b)3(i) of this Article
            FOURTH:

            (1) the Corporation shall issue a public announcement by press release of its intention or requirement to effect such exchange; with respect to exchanges pursuant to Sections
                 (b)3(i)(b) and (b)3(i)(c) of this Article FOURTH, such announcement shall be made (regardless of any prior announcement relating to the Disposition, Change of Control or Cash/Private Transaction) no later than the date of occurrence of the Disposition, Change of Control or Cash/Private Transaction, respectively;

            (2) the Corporation shall send a notice to the holders of Class B Stock as soon as practicable after the foregoing public announcement, indicating the Corporation's determination to effect such exchange and specifying the Board of Directors' proposed appraiser to determine the Fair Market Value of the Class B Stock in accordance with Section (b)4(iii) of this Article FOURTH, and such proposed appraiser (or a second or third proposed appraiser) shall be chosen pursuant to said Section (b)4(iii) of this Article FOURTH;

            (3)  with respect to:

                           (i) Section (b)3(i)(a) of this Article FOURTH, the Fair Market Value of the Class B Stock shall be determined as of the completion date of the appraisal of the Fair Market Value of the Class B Stock, and the value of the Common Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the exchange date;

                           (ii) Section (b)3(i)(b)(1) of this Article FOURTH, the Fair Market Value of the Class B Stock shall be determined as of the Business Day immediately preceding the date of the consummation of such Disposition, and the value of the Common Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading

                             Day period ending on the 5th Trading Day prior to the exchange date;

                             (iii)  Section (b)3(i)(b)(2) of this Article
                             FOURTH, the Fair Market Value of the Class B Stock shall be determined as of the date of occurrence of the Change of Control, and the value of the Common Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the exchange date; and

                             (iv) Section (b)3(i)(c) of this Article FOURTH, the Fair Market Value of the Class B Stock shall be determined as of the date a majority of the outstanding shares of Common Stock are converted, exchanged or purchased in a Cash/Private Transaction, and the value of the Common Stock for purposes of determining the number of shares of Common Stock to be exchanged for cash and/or securities obtainable upon exchange of the Class B Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the date a majority of the outstanding shares of Common Stock are so converted, exchanged or purchased;

                   (4) the exchange date shall be no later than 10 Business Days after the completion date of the appraisal of the Fair Market Value of the Class B Stock;

                   (5) upon determination of the identity of the appraiser pursuant to Section (b)4(iii) of this Article FOURTH, the Corporation shall issue a second public announcement by press release specifying the intended exchange date and intended period for determination of the average Market Value of the Common Stock;

                   (6) upon completion of the appraisal of the Fair Market Value of the Class B Stock and determination of the Market Value of the Common Stock, the Corporation shall issue a second notice to the holders of the Class B Stock, which will contain: (x) the date of exchange, (y) the number of shares of Common Stock to be issued in exchange for each outstanding share of Class B Stock (accompanied by a statement setting forth the calculation thereof), and (z) the place or places where certificates for such shares of Class B Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the Common Stock to be issued or delivered by the Corporation in such exchange;

                    (7) the exchange shall be completed within 90 days of the
                        public announcement referred to in clause (1) above; and

                    (8) notwithstanding that a Cash/Private Transaction pursuant to Section (b)8(iii) of this Article FOURTH is also a Change of Control, it shall be treated as a Cash/Private Transaction pursuant to the foregoing.

                            (b) Neither the failure to mail any notice required by this Section (b)3(ii) of Article FOURTH to any particular holder of Class B Stock nor any defect therein would affect the sufficiency thereof with respect to any other holder of Class B Stock or the validity of any exchange contemplated hereby.

                            (c) No holder of shares of Class B Stock being exchanged shall be entitled to receive any shares of Common Stock in such exchange until such holder surrenders certificates for its shares of Class B Stock, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation's receipt of certificates for such shares of Class B Stock, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, any shares of Common Stock issued to such holder in the exchange.

                            (d) From and after the date of any exchange of Class B Stock for Common Stock completed pursuant to Section
                    (b)3(i) of this Article FOURTH, all rights of a holder of shares of Class B Stock being exchanged shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive any shares of Common Stock (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Class B Stock being exchanged shall not be entitled to receive any dividend or other distribution with respect to shares of

                    Common Stock until after certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the Corporation shall, however, be entitled to treat the certificates for shares of Class B Stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of such Class B Stock should have been exchanged, notwithstanding the failure to surrender such certificates.

                        (e) The Corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any exchange contemplated by Section (b)3(ii) of this Article FOURTH (including longer time periods and alternative procedures for determining the Fair Market Value of the Class B Stock or the Market Value of Common Stock) as the Board of Directors may determine to be appropriate under the circumstances.

                        (f) The issuance of certificates for shares of Common Stock upon exchange of the Class B Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class B Stock which is being exchanged.

                        (g) The Corporation shall take all action required to have available sufficient authorized shares of Common Stock to permit exchange of all outstanding shares of Class B Stock.

                        (h)  Notwithstanding the time requirement of Section
                    (b)3(ii)(a)(7), no exchange will be completed prior to the expiration of all required waiting periods under applicable law, the receipt of all required regulatory approvals and the making of all notifications to governmental entities required for such exchange. Prior to any exchange, the Corporation and the holder(s) of shares of Class B Stock involved in the exchange shall make reasonable efforts to cause the expiration of all required waiting periods and to obtain all regulatory approvals and make all notifications required to be obtained or made by the Corporation and such holder(s), respectively, for purposes of such exchange. The waiting periods, approvals and notifications that are subject to this clause (h) shall be limited to those required solely for such exchange.

                4.  Voting Rights.

                    (i) At every meeting of shareholders, the holders of Common Stock and the holders of Class B Stock shall vote together as a single class on all matters as to which common shareholders generally are entitled to vote, unless a separate vote is required by applicable law or as specified in Section
                (b)4(ii) of this Article FOURTH. On all such matters for which no separate vote is required, holders of Common Stock and holders of Class B Stock shall be entitled to, subject to any adjustment required by Section (b)8 of this Article FOURTH, one vote per share of common stock held.


                    (ii) Notwithstanding Section (b)4(i) of this Article FOURTH, the Class B Stock shall be entitled to vote as a class with respect to: (x) any proposal by the Board of Directors of the Corporation to issue (1) shares of Class B Stock in excess of an aggregate of 2 million outstanding shares (other than issuances pursuant to a stock split or stock dividend paid ratably to all holders of Class B Stock), (2) any shares of Preferred Stock which are exchangeable for or convertible into Class B Stock, or (3) any debt securities, rights, warrants or other securities which are convertible into, exchangeable for or provide a right to acquire shares of Class B Stock; or (y) the approval of the actuarial or other competent firm for purposes of determining "Fair Market Value" as defined in Section (b)6 of this Article FOURTH.

                    (iii) With respect to the approval of the actuarial or other competent firm selected by the Board of Directors for purposes of determining "Fair Market Value" as defined in Section (b)6 of this Article FOURTH, the following procedures shall apply: (1) the Board of Directors shall provide written notice of its designee to holders of Class B Stock whose shares are to be exchanged or converted pursuant to Section (b)3,
                (b)8(iii) or (b)9 of this Article FOURTH, requesting approval at a meeting or by written consent on a date not less than 10 nor more than 15 days following the date of such notice; (2) in the event such holders of shares of Class B Stock disapprove such first designee, the Board of Directors shall select and provide written notice of a second designee and, if necessary, a third designee in such manner; (3) in the event such holders of the Class B Stock disapprove each of the first, second and third designee, the Board of Directors may elect to proceed to complete the exchange or conversion for which such determination of "Fair Market Value" is required using the third designee for such purpose irrespective of disapproval by such holders of the Class B Stock. Following completion of such conversion or exchange on the basis of the third designee's determination of "Fair Market Value", the amount of the "Fair Market Value" shall, at the request of holders of a majority of the Class B Common Stock being exchanged or converted, be subject to arbitration under the rules and auspices of the American Arbitration Association, with any upward or downward adjustment to the determined "Fair Market Value" to be settled by cash payment.

                     (iv) For purposes of any class vote of the Class B Stock (including any required by law), approval of holders of a majority of the outstanding shares of Class B Stock shall be required; provided, however, Section (b)7 of Article FOURTH shall not be amended without the consent of holders of 80% of the outstanding shares of Class B Stock.

                5.  Liquidation Rights.

                    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Common Stock and holders of Class B Stock shall be entitled to receive in respect of shares of Common Stock and shares of Class B Stock their proportionate interests in the net assets of the Corporation, if any, remaining for distribution to shareholders after payment of or provision for all liabilities, including contingent liabilities, of the Corporation and payment of the liquidation preference payable to any holders of the Corporation's Preferred Stock, if any such Preferred Stock are outstanding. Each share of each class of common stock will be entitled to a share of net liquidation proceeds in proportion to the respective liquidation units assigned to such share as provided in the following sentence. Each share of Common Stock shall have one liquidation unit and each share of Class B Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of (i) the issuance price per share of the Class B Stock divided by (ii) the average Market Value of one share of Common Stock during the 20 consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the 60th day after the Effective Date. Neither the merger nor consolidation of the Corporation with any other entity, nor a sale, transfer or lease of all or any part of the assets of the Corporation, would, alone, be deemed a liquidation, dissolution or winding-up for purposes of this Section (b)5 of Article FOURTH.

                6.  Additional Definitions.

                    As used in this Article FOURTH, the following terms shall have the following meanings (with terms defined in singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires:

                "Available Dividend Amount for the Financial Services Businesses", on any day on which dividends are declared on shares of Common Stock, is the amount determined under generally accepted accounting principles, consistently applied, that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of Common Stock in respect of the Financial Services Businesses under the BCA if the Financial Services Businesses and the Closed Block Business were each a separate New Jersey corporation organized under the BCA.

                "Available Dividend Amount for the Closed Block Business", on any day on which dividends are declared on shares of Class B Stock, is the amount determined under generally accepted accounting principles, consistently applied, that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of Class B Stock in respect of the Closed Block Business under the BCA if the Financial Services Businesses and Closed Block Business were each a separate New Jersey corporation organized under the BCA.

                "Business" means the Financial Services Businesses or the Closed Block Business.

                "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law or executive order to close.

                "CB Distributable Cash Flow" means for any quarterly or annual period, the sum (measured as of the last day of the applicable period) of (i) to the extent that Prudential Insurance is able to distribute as a dividend such amount to Prudential Holdings under New Jersey law (for the avoidance of doubt, including the BCA and the New Jersey Life and Health Insurance Code) but without giving effect, directly or indirectly, to the "earned surplus" requirement of Section 17:27A-4c.(3) (or any successor provision thereto), the excess of (a) the Surplus and Related Assets of Prudential Insurance applicable to the Closed Block Business over (b) the "Required Surplus" of Prudential Insurance applicable to the Closed Block Business and (ii) if a positive amount, the excess of (c) the amount held in the Debt Service Coverage Account - Subaccount for Closed Block Business established pursuant to the terms of the IHC Debt Securities over (d) the aggregate amount of remaining payments of principal and interest required to repay the IHC Debt Securities pursuant to their terms (without any prepayment prior to maturity). For purposes of the foregoing, "Required Surplus" means the amount of surplus applicable to the Closed Block Business within Prudential Insurance that would be required to maintain the quotient (expressed as percentage) of
                (e) the "Total Adjusted Capital" applicable to the Closed Block Business within Prudential Insurance (including any applicable dividend reserves) divided by (f) the "Company Action Level RBC" applicable to the Closed Block Business within Prudential Insurance, equal to 100%, where "Total Adjusted Capital" and "Company Action Level RBC" are as defined in the regulations promulgated under the New Jersey Dynamic Capital and Surplus Act of 1993 as such are in effect on the Effective Date and without taking in to account any subsequent amendments to such act and regulations.

                "Change of Control" means the occurrence of any of the following events (except as expressly provided in clause (ii), whether or not approved by the Board of Directors):

                        (i) (a) any Person (for purpose of this definition of "Change of Control", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, but excluding the Corporation, any subsidiary of the Corporation, any employee benefit plan or employee stock plan of the Corporation or any subsidiary or any person organized, appointed, established or holding capital stock of the Corporation or a subsidiary pursuant to such a plan, or any person organized by or on behalf of the Corporation to effect a reorganization or recapitalization of the Corporation that does not contemplate a change in the ultimate beneficial ownership of 50% or more of the voting power of the then outstanding equity interests of the Corporation) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the then outstanding equity interests of the Corporation; or

                        (b) the Corporation merges with, or consolidates with,
                      another Person or the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Corporation to any Person;

                      other than, in the case of either clause (i)(a) or (i)(b), any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) immediately prior to such transaction, directly or indirectly, the then outstanding voting equity interests of the Corporation "beneficially own" (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding equity interests of the surviving or transferee Person; or

                              (ii) During any year or any period of two
                      consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, other than pursuant to a proposal or request that the Board of Directors be changed as to which the holder of the Class B Stock seeking the conversion has participated or assisted or is participating or assisting, to constitute a majority of the Board of Directors then in office; provided, however, for purposes of the foregoing determination, an individual who retires from the Board of Directors and whose resignation is approved by the individuals who at the beginning of such period constituted the Board of Directors (together with any directors referred to in the preceding parenthetical phrase) shall not be considered an individual who was a member of the Board of Directors at the beginning of such period or who ceased to be a director during such period if the number of directors is reduced following such resignation.

            "Closed Block Business" means (a) the Regulatory Closed Block established pursuant to Article IX of the Plan of Reorganization, together with such Surplus and Related Assets and indebtedness and other liabilities of the Corporation and its subsidiaries, and together with corresponding adjustments in accordance with generally accepted accounting principles, that the Board of Directors has, as of the Effective Date, allocated to the Closed Block Business, (b) any assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to the Closed Block

              Business, (c) any assets or liabilities allocated to the Closed Block Business in accordance with policies established from time to time by the Board of Directors, and (d) the rights and obligations of the Closed Block Business under any inter-Business debt or other transaction deemed to be owed to or by the Closed Block Business (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided, however, that the Corporation or any of its subsidiaries may re-allocate assets from one Business to the other Business in return for other assets or services rendered by that other Business in accordance with policies established by the Board of Directors from time to time. The Closed Block Business excludes any expenses and liabilities from litigation affecting Closed Block policies, which expenses and liabilities shall be part of, and borne by, the Financial Services Businesses. In the event that interest expense on the IHC Debt Securities is not deductible for federal income tax purposes, the additional tax expense will be borne by the Financial Services Businesses and shall be excluded from the Closed Block Business.

              "Disposition" means a sale, transfer, assignment, reinsurance transaction or other disposition (whether by merger, consolidation, sale or otherwise) of all or substantially all of the Closed Block Business to one or more persons or entities, in one transaction or a series of related transactions, other than an Exempt Disposition. A "Disposition" of the Closed Block Business shall not include a sale, transfer, assignment, reinsurance transaction or other disposition (whether by merger, consolidation, sale or otherwise) which results in the reduction of no more than 50% of the Surplus and Related Assets held outside the Regulatory Closed Block immediately prior to such transaction, provided the proceeds of such transaction are for the benefit of the Closed Block Business.

              "Effective Date" means the date as of which this Amended and Restated Certificate of Incorporation becomes effective under New Jersey law, which shall be the same date as the "Effective Date" as defined under the Plan of Reorganization.

              "Exempt Disposition" means any of the following:

                    (a) a Disposition in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to shareholders; or

                    (b) a cash dividend, out of the Closed Block Business' assets, to holders of Class B Stock.

              "Fair Market Value" means the fair market value of all of the outstanding shares of Class B Stock as determined by appraisal by a nationally recognized actuarial or other competent firm independent of and selected by the Board of Directors and approved by holders of the outstanding shares of Class B Stock in the manner specified in Section (b)4(iii) of this Article FOURTH. Fair Market Value shall be the present value of expected future cash flows to holders of the Class B Stock, reduced by any payables to the Financial Services Businesses. Future cash flows shall be projected consistent with the policy, as described in the Plan of Reorganization, for Prudential Insurance's Board of Directors to declare policyholder dividends based on actual experience in the Regulatory Closed Block. Following the repayment in full of the IHC Debt Securities, these cash flows shall be the excess of statutory surplus applicable to the Closed Block Business over Required Surplus (as defined in the definition of "CB Distributable Cash Flow") for each period that would be distributable as a dividend under New Jersey law if the Closed Block Business were a separate insurer. These cash flows will be discounted at an equity rate of return, to be estimated as a risk-free rate plus an equity risk premium. The risk-free rate shall be an appropriate ten-year U.S. Treasury rate reported by the Federal Reserve Bank of New York. The equity risk premium will be eight and one quarter percent initially, declining evenly to four percent over the following 21 years and remaining constant thereafter.

              "Financial Services Businesses" means (a) all of the businesses, assets and liabilities of the Corporation and its subsidiaries, other than the businesses, assets and liabilities that are part of the Closed Block Business, and (b) the rights and obligations of the Financial Services Businesses under any inter-Business debt or other transaction deemed to be owed to or by the Financial Services Businesses (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided, however, that the Corporation or any of its subsidiaries may re-allocate assets from one Business to the other Business in return for other assets or services rendered by that other Business in accordance with policies established by the Board of Directors from time to time.

              "IHC Debt Securities" means debt securities issued by Prudential Holdings as described in the Plan of Reorganization.

              "Market Value" of a share of Common Stock (or any other security) on any Trading Day means the average of the high and low reported sales prices regular way of a share of such security on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of the security on such Trading Day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape or, if the security is not listed or admitted to trading on the NYSE on such Trading Day, on the principal national securities exchange on which the security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on The Nasdaq National Market System of the Nasdaq Stock Market ("Nasdaq NMS") or, if the security is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq NMS on such Trading Day, the average of the closing bid and asked prices of a share of such security in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the fair market value of a share of such security as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all shareholders); provided, that, for purposes of determining the average Market Value of a share of Common Stock (or any other security) for any period, (a) the "Market Value" on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (b)(ii) of this sentence) paid or to be paid with respect to the Common Stock (or any other security) shall be reduced by the fair value of the per security amount of such dividend or distribution as determined by the Board of Directors and (b) the "Market Value" of a share of Common Stock (or any other security) on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of Common Stock (or any other security) occurring during such period or (ii) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to the Common Stock (or any other security) to be made in shares of Common Stock (or such other security) shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

              "Plan of Reorganization" refers to the Plan of Reorganization of Prudential Insurance under Chapter 17C of Title 17 of the New Jersey Revised Statutes, dated as of December 15, 2000, as amended and restated and as it may be further amended through the date of this Amended and Restated Certificate of Incorporation and hereafter.

              "Prudential Holdings" means Prudential Holdings, LLC, a limited liability company formed under the New Jersey Limited Liability Company Act and a wholly owned direct subsidiary of the Corporation and the direct parent of Prudential Insurance, or a successor entity.

              "Prudential Insurance" means The Prudential Insurance Company of America, a New Jersey mutual life insurance company that will become, upon consummation of the Plan of Reorganization, a New Jersey stock life insurance company, or a successor company.

              "Regulatory Closed Block" means the "closed block" established pursuant to Article IX of the Plan of Reorganization.

              "SEC" means the United States Securities and Exchange Commission, or any successor agency.

              "Surplus and Related Assets" means those assets segregated outside the Regulatory Closed Block held to meet capital requirements related to the Closed Block Business within Prudential Insurance as well as those assets that represent the difference between assets of the Regulatory Closed Block and the sum of the liabilities of the Regulatory Closed Block and the applicable statutory interest maintenance reserve, as designated by the Corporation.

              "Trading Day" means, with respect to the Common Stock or any other security, each weekday on which the Common Stock or such other security is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NMS, traded in the principal over-the-counter market in which it trades.

              7.  Amendment of Class B Stock.

                  The Board of Directors is expressly authorized to amend (including any amendment effectuated by merger) the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications of the Class B Stock specified herein without (except as otherwise required by law) the vote of (i) the holders of Common Stock, irrespective of the effect that any such amendment may have on the relative rights and preferences of the Common Stock, or (ii) except to the extent the rights of the holders of Class B Stock would be adversely affected thereby, the holders of Class B Stock.

              8.  Stock Splits, Reclassification, Business Combinations, etc.

                  (i) In the event of any stock split or reverse stock split of the outstanding shares of Common Stock or any dividend paid with respect to the Common Stock in additional shares of Common Stock, any outstanding shares of Class B Stock shall be proportionately subdivided or combined, or a dividend in additional shares of Class B Stock shall be paid, and the Target Dividend Amount shall be proportionately adjusted; provided, however, that unless the Corporation has available sufficient authorized shares of Class B Stock to comply with this Section
              (b)8 of this Article FOURTH, the Corporation shall not authorize or effect any stock split of Common Stock or a dividend of Common Stock. In the event the number of votes per share of Common Stock is modified (other than in a manner that is dependent on the identity of the holder of shares of Common Stock), the number of votes per share of Class B Stock shall be proportionately modified.

                  (ii) In the event of any reclassification, recapitalization or exchange of, or any tender offer or exchange offer for, the outstanding shares of Common Stock, including by merger, consolidation or other business combination, as a result of which shares of Common Stock are exchanged for or converted into another security which is both (i) registered under Section 12 of the Securities Exchange Act of 1934 and (ii) either (1) listed for trading on the New York Stock Exchange or any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 that is the successor to such exchange or (2) quoted in the National Association of Securities Dealers Automation Quotation System, or any successor system (such security that satisfies both (i) and (ii) being referred to as a "Public Security"), then the Class B Stock shall remain outstanding (unless otherwise exchanged or converted pursuant to Section (b)3 or (b)9 of this Article FOURTH) and, in the event 50% or more of the outstanding shares of Common Stock are so converted or exchanged, holders of outstanding Class B Stock shall be entitled to receive, in the event of any subsequent exchange or conversion pursuant to Section (b)3 or (b)9 of this Article FOURTH, the securities into which the Common Stock has been exchanged or converted by virtue of such reclassification, recapitalization, merger, consolidation, tender offer, exchange offer, or other business combination (the "Successor Public Securities"). Following any such conversion or exchange of 50% or more of the outstanding shares of Common Stock, references to Common Stock shall be deemed to refer to Successor Public Securities in the following

              Sections of paragraph (b) of this Article FOURTH: 3(i)(a); 3(i)(b); 3(ii)(a)(3)(i), (ii) and (iii); 3(ii)(a)(5) and (6);
              3(ii)(c), (d), (e) and (f); 8(i); 9(ii)(c), (e) and (f); and
              9(iv), (v), (vi), (vii) and (viii).

                   (iii) If, in the event of any reclassification, recapitalization or exchange of, or any tender or exchange offer for, the outstanding shares of Common Stock, including by merger, consolidation or other business combination, and whether in one transaction or a series of transactions, as a result of which a majority of the outstanding shares of Common Stock are so converted into or exchanged or purchased for either (i) cash or
              (ii) securities which are not Public Securities, or a combination thereof (a "Cash/Private Transaction"), the Class B Stock shall be entitled to receive cash and/or securities of the type and in the proportion (the "Successor Cash/non-Public Securities") that such holders of Class B Stock would have received if an exchange of Class B Stock for Common Stock had occurred pursuant to Section
              (b)3 of this Article FOURTH providing a number of shares of Common Stock (rounded up, if necessary, to the next greatest whole number) having an aggregate value equal to 120% of the aggregate Fair Market Value of the Class B Stock immediately prior to the conversion, exchange or purchase of a majority of the outstanding shares of Common Stock and the holders of Class B Stock had participated as holders of Common Stock in such conversion, exchange or purchase. Following any such conversion, exchange or purchase of a majority of the outstanding shares of Common Stock, references to Common Stock shall be deemed to refer to Successor Cash/non-Public Securities in the following Sections of paragraph
              (b) of this Article FOURTH: 3(i)(b); 3(ii)(c); and 3(ii)(d), (e) and (f).

              9.  Conversion of Class B Stock at Holder's Election.

                  (i) Any holder of shares of Class B Stock may, by prior written notice to the Corporation, request to convert all of such holder's shares of Class B Stock into such number of shares of Common Stock (rounded, if necessary, to the next greatest whole number of shares) having an aggregate value equal to 100% of the Fair Market Value of the outstanding shares of Class B Stock

                       (1) commencing on January 1 of the fifteenth calendar
                   year following the year in which the Effective Date occurs or at any time thereafter,

                       (2) at any time in the event the Class B Stock will no
                   longer be treated as equity of the Corporation for federal income tax purposes, or

                       (3) at any time if the New Jersey Department of Banking
                   and Insurance amends, alters, changes or modifies the regulation of the Regulatory Closed Block, the Closed Block Business, the Class B Stock or the IHC Debt Securities in a manner that materially adversely affects the CB Distributable Cash Flow;

     provided, however, that in no event may a holder of Class B Stock convert any shares of Class B Stock pursuant to this Section (b)9 of Article FOURTH if such holder immediately upon such conversion, together with its affiliates, would be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of in excess of 9.9% of the total outstanding voting power of the Corporation's voting securities; provided, further, however, with respect to clauses (2) and (3) preceding, if the Corporation delivers a notice to the holders of the Class B Stock that the holders are entitled to convert pursuant to such clause (2) or
     (3), the holder must exercise the right of conversion within six months of such date of notification; provided, further, that the six-month period described in the preceding proviso shall be tolled and extended with respect to any holder for so long as such holder is restricted from converting any shares of Class B Stock due to the first proviso of this sentence. In no event will the preceding sentence limit the right of a holder of Class B Stock, in the absence of six month's prior notice from the Corporation, to notify the Corporation that the conditions specified in clauses (2) or (3) of this Section (b)9(i) of this Article FOURTH have occurred and thereby exercise its conversion right. In the event a holder of shares of Class B Stock requests to convert shares pursuant to clause
     (2) in this Section (b)9(i) of this Article FOURTH, the Corporation may irrevocably elect, instead of effecting such conversion, to compensate such holder by increasing the Target Dividend Amount to $12.6875 per share per annum retroactively from the time of issuance of the Class B Stock, such compensation being payable upon the Corporation's election by one or more special dividends declared and paid with respect to the Class B Stock in amount(s) sufficient to give effect to such retroactive increase.

            (ii) Upon the Corporation's receiving notice from a holder of Class B Stock requesting to convert its shares as described in Section
     (b)9(i) of this Article FOURTH:

                   (a) the Corporation shall issue a public announcement by press release as soon as practicable after its receipt of such notice that it has received such request;

                   (b) the Corporation shall send a notice to the holders of Class B Stock as soon as practicable after the foregoing public announcement, indicating the Corporation's determination to effect such conversion and specifying the Board of Directors' proposed appraiser to determine the Fair Market Value of the Class B Stock in accordance with Section (b)4(iii) of this Article FOURTH, and such proposed appraiser (or a second or third proposed appraiser) shall be chosen pursuant to said Section
                (b)4(iii) of this Article FOURTH;

                    (c) the Fair Market Value of the Class B Stock shall be determined as of the completion date of the appraisal of the Fair Market Value of the Class B Stock, and the value of the Common Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the conversion date;

                    (d) the conversion date shall be no later than 10 Business Days after the completion date of the appraisal of the Fair Market Value of the Class B Stock;

                    (e) upon determination of the identity of the appraiser pursuant to Section (b)4(iii) of this Article FOURTH, the Corporation shall issue a second public announcement by press release specifying the intended conversion date and the intended period for determination of the average Market Value of the Common Stock;

                    (f) upon completion of the appraisal of the Fair Market Value of the Class B Stock and determination of the Market Value of the Common Stock, the Corporation shall issue a second notice to the holders of Class B Stock who had given notice of their decision to convert their shares pursuant to Section (b)9(i) of this Article FOURTH, which shall contain: (x) the date of conversion, (y) the number of shares of Common Stock into which each outstanding share of Class B Stock will be converted (accompanied by a statement setting forth the calculation thereof), and (z) the place or places where certificates for such shares of Class B Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the Common Stock to be issued or delivered by the Corporation upon such conversion;

                    (g) the conversion shall be completed within 90 days of the public announcement referred to in clause (a) above.

              (iii)  Neither the failure to mail any notice required by Section
          (b)9(ii) of Article FOURTH to any particular holder of Class B

                Stock nor any defect therein would affect the sufficiency thereof with respect to any other holder of Class B Stock or the validity of any such conversion.

                    (iv) No holder of shares of Class B Stock converting its
                shares shall be entitled to receive any shares of Common Stock in such conversion until such holder surrenders certificates for its shares of Class B Stock, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation's receipt of certificates for such shares of Class B Stock, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, any shares of Common Stock issued to such holder in the conversion.

                    (v) From and after the date set for any conversion completed pursuant to this Section (b)9 of this Article FOURTH, all rights of a holder of shares of Class B Stock converting its shares shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive any shares of Common Stock (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Class B Stock converting its shares shall not be entitled to receive any dividend or other distribution with respect to shares of Common Stock until after certificates theretofore representing the shares being converted are surrendered as contemplated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the conversion, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any conversion, the Corporation shall, however, be entitled to treat the certificates for shares of Class B Stock being converted that were not yet surrendered for conversion as evidencing the ownership of the number of whole shares of Common Stock for which the shares of such Class B Stock should have been converted, notwithstanding the failure to surrender such certificates.

                   (vi) The Corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any conversion contemplated by this Section (b)9 of this Article FOURTH (including longer time periods and alternative procedures for determining the Fair Market Value of the Class B Stock or the Market Value of the Common

                Stock) as the Board of Directors may determine to be appropriate under the circumstances.

                   (vii) The issuance of certificates for shares of Common Stock upon conversion of the Class B Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class B Stock which is being converted.

                   (viii) The Corporation shall take all action required to
                 have available sufficient authorized shares of Common Stock to permit conversion of all outstanding shares of Class B Stock.

                   (ix)   Notwithstanding the time requirement of Section
                 (b)9(ii)(g), no conversion will be completed prior to the expiration of all required waiting periods under applicable law, the receipt of all required regulatory approvals and the making of all notifications to governmental entities required for such conversion. Prior to any conversion, the Corporation and the holder(s) of shares of Class B Stock involved in the conversion shall make reasonable efforts to cause the expiration of all required waiting periods and to obtain all regulatory approvals and make all notifications required to be obtained or made by the Corporation and such holder(s), respectively, for purposes of such conversion. The waiting periods, approvals and notifications that are subject to this clause (ix) shall be limited to those required solely for such conversion.

                   (c)  Following Issuance and Retirement of all Outstanding
                        ----------------------------------------------------
Shares of Class B Stock.
-----------------------

                    (i) The terms of Section (b) of this Article FOURTH shall apply only when there are shares of both classes of common stock outstanding.

                     (ii) Following issuance and retirement of all outstanding shares of Class B Stock, subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the Common Stock of the Corporation shall then possess all such rights and privileges as are afforded to capital stock by law, including, but not limited to, the following rights and privileges:


                          (a) Holders of Common Stock shall be entitled to dividends declared by the Corporation's Board of Directors out of funds legally available to pay dividends, subject to any preferential dividend rights granted to the holders of any Preferred Stock.

                          (b) Each share of Common Stock shall give the owner of record one vote on all matters submitted to a shareholder vote.

                          (c) In the event of a liquidation, dissolution or winding-up of the Corporation, holders of Common Stock shall be entitled to an equal share of any assets of the Corporation that remain after paying all of the Corporation's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock.

         FIFTH:  The following provisions are inserted for the management of the
         -----
 business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

         (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided in the BCA or this Amended and Restated Certificate of Incorporation.

         (b) The number of directors constituting the current Board of Directors of the Corporation, which directors shall serve until their successors are elected and qualified, is __ and the names and addresses of persons serving as such directors are as set forth below:


                Name                               Address






     The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.

         (c) The election of directors need not be by written ballot unless the By-Laws so provide. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2001, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2002, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2003, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to the office for a term expiring at the annual meeting of shareholders held in the third year of their election and until their successors shall have been elected and qualified.

             (d) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors, however resulting, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, unless otherwise required by law. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall have been elected and qualified, provided that such successor shall be placed in the class in which the new directorship was created or from which the vacancy occurred. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

             (e) In the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class or series, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-Laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of shareholders next succeeding their election without regard to the classification of the remaining directors.

             (f) No director shall be personally liable to the Corporation or any of its shareholders for damages for breach of duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any transaction from which the director derived or received an improper personal benefit. Any repeal or modification of this Article FIFTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

             (g) In addition to the powers and authority herein prescribed or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise provided in the BCA or this Amended and Restated Certificate of Incorporation.

             SIXTH:  (a) Meetings of shareholders may be held within or without
             -----
 the State of New Jersey, as the By-Laws may provide or as may be fixed by the Board of Directors pursuant to the authority granted in the By-Laws. The books of the Corporation may be kept (subject to any provision contained in the BCA) within or outside the State of New Jersey.

             (b) Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders entitled to vote thereon and may not be effected by any consent in writing by the shareholders, other than (i) a consent in writing adopted by all shareholders entitled to vote thereon pursuant to Section 14A:5-6(1) of the BCA, (ii) a consent in writing adopted by a majority of the holders of the Class B Stock being exchanged or converted with respect to an approval sought by the Board of Directors which is the subject of Section
(b)(4)(iii) of Article FOURTH pursuant to Section 14A:5-6(2) of the BCA or (iii) if authorized by the Board of Directors when fixing the voting powers of a class or series of Preferred Stock pursuant to Section (a) of Article FOURTH, a consent in writing adopted by a majority (or such higher provision as may be authorized by the Board of Directors) of the holders of such class or series with respect to a matter (if any) for which such class or series has a separate class vote pursuant to Sections 14A:5-6(1) or (2) of the BCA.

             SEVENTH: The Corporation reserves the right to amend, alter, change
             -------
or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation. Notwithstanding anything in the preceding sentence to the contrary, Sections (b), (c), (d) and (f) of Article FIFTH, Section (b) of Article SIXTH, this Article SEVENTH, Article EIGHTH and Article NINTH of this Amended and Restated Certificate of Incorporation shall not be altered, amended, changed or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of at least 80% of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon; provided, however, that the number of votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon.


             EIGHTH:  (a) With respect to shares of common stock and any shares
             ------
of Preferred Stock voting together with the common stock as a class, the holders of 25% of the shares entitled to cast votes at a meeting of shareholders shall constitute a quorum (the "Quorum") at all meetings of the shareholders for the transaction of business; provided, however that in the event that the holders of at least the percentage of shares of Common Stock entitled to cast votes at a meeting of shareholders set forth in Column A below are present or represented at a meeting of shareholders, the Quorum shall be increased to the percentage listed in Column B below, effective for the next succeeding annual or special meeting of shareholders:



             Column A                               Column B
                                             Quorum at subsequent
           Shares Present                  meetings of shareholders

                25%                                  25%
                35%                                  30%
                45%                                  40%
                55%                                  50%

          In no event will the Quorum diminish as a result of the percentage of shareholders present or represented at a meeting of shareholders.

          (b) With respect to shares of any class or series of Preferred Stock not voting together as a class with the common stock, the holders of the number of shares specified by the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series of Preferred Stock shall constitute a quorum. With respect to shares of Class B Stock voting separately (i.e., without the Common Stock) as a class, the holders of a majority of the outstanding shares of Class B Stock shall constitute a quorum.

          NINTH:  The Board of Directors of the Corporation shall have the power
          -----
     to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the shareholders shall otherwise provide). To the extent not inconsistent with this Amended and Restated Certificate of Incorporation, any By-Laws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the shareholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, Sections 3, 4 and 7 of Article II, Sections 1, 2, 3 and 6 of Article III,
     Article VIII and Article IX of the By-Laws shall not be altered, amended or repealed by the shareholders and no provision inconsistent therewith shall be adopted without either (a) the approval of the Board of Directors, or
     (b) the affirmative vote of at least 80% of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon; provided, however, that the number of votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon.

          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this __ day of ________, 2001.


                                                  ------------------------------
                                                  [Name], [Title]

                                                                       EXHIBIT B

                              AMENDED AND RESTATED


                                     BY-LAWS

                                       of

                           PRUDENTIAL FINANCIAL, INC.

                            A New Jersey Corporation


                           Effective _______ ___, 2001

                              AMENDED AND RESTATED


                                     BY-LAWS


                                       OF

                           PRUDENTIAL FINANCIAL, INC.

                     (hereinafter called the "Corporation")




                                    ARTICLE I

                                     OFFICES
                                     -------

     Section 1. Registered Office. The registered office of the Corporation
                -----------------
shall be in the City of Newark, County of Essex, State of New Jersey.

     Section 2. Other Offices. The Corporation may also have offices at other
                -------------
places, both within and without the State of New Jersey.

                                   ARTICLE II

                            MEETINGS OF SHAREHOLDERS
                            ------------------------

     Section 1. Place of Meetings. Meetings of the shareholders for the election
                -----------------
of directors or for any other purpose shall be held at such time and place, either within or without the State of New Jersey, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

     Section 2. Annual Meetings. The annual meetings of shareholders shall be
                ---------------
held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meetings the shareholders shall elect directors and transact such other business as may properly be brought before the meeting. Written notice of the annual meeting stating the place, date and hour of the meeting and the purpose or purposes for which such meeting is called, shall be given to each shareholder of record entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

     Section 3. Special Meetings. Unless otherwise prescribed by law or by the
                ----------------
certificate of incorporation of the Corporation, as amended or restated from time to time (the "Certificate of Incorporation"), special meetings of shareholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President, (iv) the Board of Directors, or (v) holders of not less than 25% of the shares entitled to vote at a meeting. Written notice of a special meeting shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called and shall be given not less than ten nor more than sixty days before the date of the meeting to each shareholder of record entitled to vote at such meeting. At a special meeting of the shareholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

     Section 4. Quorum. The Certificate of Incorporation shall establish the
                ------
percentage of shares entitled to vote, that shall constitute a quorum at meetings of the shareholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. When a meeting is adjourned to another time and place, notice of such time and place shall not be required if such time and place are announced at the meeting at which the adjournment is taken and at the adjourned meeting at which a quorum is present or represented such business is transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting.

     For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of the number of shares specified by the Certificate of Incorporation as constituting a quorum shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting.


     Section 5. Proxies. Any shareholder entitled to vote may do so in person or
                -------
by his or her proxy appointed by an instrument in writing subscribed by such shareholder or by his or her attorney thereunto authorized, delivered to the Secretary of the meeting; provided, however, that no proxy shall be voted or
                          --------  -------
acted upon after eleven months from its date, unless said proxy expressly provides for a longer period. Without limiting the manner in which a shareholder may authorize another person or persons to act for him or her as proxy, either of the following shall constitute a valid means by which a shareholder may grant such authority:

          (i) A shareholder may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the shareholder or his or her authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

          (ii) A shareholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cable, telephonic transmission or, to the extent permitted by law, other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission.

     Section 6. Voting. At all meetings of the shareholders at which a quorum is
                ------
present, except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before the meeting shall be decided by the affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon. The Board of Directors, in its discretion, or the Chairman of the meeting, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

     Section 7. Nature of Business at Annual Meeting of Shareholders. No
                ----------------------------------------------------
business may be transacted at an annual meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 7 and on the record date for the determination of shareholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 7.

     In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

     To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred and fifty
(150) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual
                         --------  -------
meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

     To be in proper written form, a shareholder's notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 7, provided, however, that, once business has been
                         --------  -------
properly brought before the annual meeting in accordance with such procedures, nothing in this Section 7 shall be deemed to preclude discussion by any shareholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

     The order of business at each annual or special meeting of shareholders shall be as determined by the Chairman of the meeting. The Chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

     Section 8. List of Shareholders Entitled to Vote. The officer or agent of
                -------------------------------------
the Corporation who has charge of the stock ledger of the Corporation shall prepare and make a complete list of the shareholders entitled to vote at the shareholders' meeting or any adjournment thereof, arranged in alphabetical order by class, series or group of shareholders maintained by the Corporation, and showing the address of each shareholder entitled to vote at the shareholders' meeting and the number of shares registered in the name of each such shareholder. The list shall be produced (or available by means of visual display) and kept at the time and place of the meeting for inspection of any shareholder of the Corporation present at the meeting for a reasonable period during the meeting.

     Section 9. Stock Ledger. The stock ledger of the Corporation shall be the
                ------------
only evidence as to who are the shareholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of shareholders.

     Section 10. Record Date. In order that the Corporation may determine the
                 -----------
shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall not be more than sixty nor less than ten days before the date of such meeting; and (2) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however,
                                                            --------  -------
that the Board of Directors may fix a new record date for the adjourned meeting.

     Section 11. Inspectors of Election. In advance of any meeting of
                 ----------------------
shareholders, the Board by resolution or the Chairman of the Board of Directors or Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of shareholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation, although no person standing for election as a director at a meeting may serve as an inspector for such meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

                                   ARTICLE III

                                    DIRECTORS
                                    ---------

     Section 1. Number and Election of Directors. The Board of Directors shall
                --------------------------------
consist of not less than ten nor more than twenty-four members, the exact number of which shall be determined from time to time by resolution adopted by the Board of Directors. The directors elected by the shareholders shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in [2002] , another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in [2003], and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in [2004], with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors shall have been elected and qualified. Except as provided in Section 3 of this Article III, directors shall be elected by a plurality of votes cast by the shareholders entitled to vote at the annual meetings of shareholders, and each director so elected shall hold office for the term set forth above and until such director's successor is duly elected and qualified, or until such director's death, or until such director's earlier resignation or removal. The directors may appoint a Chairman of the Board, who may, in the Board's discretion, also be the Chief Executive Officer of the Corporation.

     Section 2. Nomination of Directors. Only persons who are nominated in
                -----------------------
accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors. Nominations may be made either (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2 and on the record date for the determination of shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 2.

     In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

     To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided,
                                                                  --------
however, that in the event that the annual meeting is called for a date that is
-------
not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth
(10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. To be in proper written form, a shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (together with any successor laws, rules and regulations, the "Exchange Act"); and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee agreeing to be named as a nominee and to serve as a director, if elected.

     No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

     Section 3. Vacancies. Subject to the terms of any one or more classes or
                ---------
series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors or any other vacancy occurring on the Board of Directors, however resulting, may be filled solely by the affirmative vote of a majority of the remaining Board of Directors, even though less than a quorum of the Board of Directors, or by a sole remaining director, unless otherwise required by law. Notwithstanding the foregoing, whenever the holders of any one or more class or classes or series of Preferred Stock of the Corporation shall have the right, voting separately as a class, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the Certificate of Incorporation.

     Section 4. Duties and Powers. The business of the Corporation shall be
                -----------------
managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things, except as otherwise provided in the BCA or by the Certificate of Incorporation.

     Section 5. Organization. At each meeting of the Board of Directors, the
                ------------
Chairman of the Board of Directors, or, in his or her absence, a director chosen by a majority of the directors present, shall act as Chairman. The Secretary of the Corporation shall act as Secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of Secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the Chairman of the meeting may appoint any person to act as Secretary of the meeting.

     Section 6. Resignations and Removals of Directors. Any director of the
                --------------------------------------
Corporation may resign at any time, by giving written notice to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the vote of 80% of the votes cast at a meeting of shareholders by the holders of shares entitled to vote for the election of directors; provided, however, that the number of affirmative votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon.

     Section 7. Meetings. The Board of Directors of the Corporation may hold
                --------
meetings, both regular and special, either within or without the State of New Jersey. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors and, unless required by resolution of the Board of Directors, without notice. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the Vice Chairman, if there be one, or a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or telegram on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

     Section 8. Quorum. Except as may be otherwise required by law, the
                ------
Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, the lesser of eleven directors or a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the

Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting (provided the period of adjournment does not exceed ten days in any one adjournment), until a quorum shall be present.

     Section 9. Actions of Board. Unless otherwise provided by the Certificate
                ----------------
of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if, prior to or subsequent to the action, all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the written consents are filed with the minutes of proceedings of the Board of Directors or committee.

     Section 10. Meetings by Means of Conference Telephone. Unless otherwise
                 -----------------------------------------
provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

     Section 11. Committees. The Board of Directors may, by resolution adopted
                 ----------
by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation; provided, however that in any event the Board shall designate Audit, Compensation and Corporate Governance Committees that shall be composed entirely of directors who are not officers or employees of the Corporation or any of its affiliates, and such Committees shall be constituted to comply in all respects with the organizational requirements of applicable laws, rules, regulations and stock exchange listing requirements. The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee with all powers of such absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

     Section 12. Compensation. The Board of Directors, by affirmative vote of
                 ------------
the majority of directors in office, shall have the authority to cause the payment of the directors' expenses, if any, of attendance at each meeting of the Board of Directors and its committees and to cause the payment of such other reasonable fees and amounts as shall be determined by the Board of Directors in the manner set forth in this Section 12. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor; provided, however, that no director of the Corporation who receives a salary as an officer or employee of the Corporation shall receive any per diem compensation for attending meetings of the Board of Directors or any of its committees.

     Section 13. Interested Directors. No contract or other transaction between
                 --------------------
the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or otherwise have a financial interest, shall be void or voidable solely for such reasons, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction, or solely because such person's vote is counted for such purpose if any of the following is true: (i) the contract or other transaction is fair and reasonable as to the Corporation at the time it is authorized, approved or ratified; (ii) the fact of the common directorship or interest is disclosed or known to the Board of Directors or committee and the Board of Directors or committee authorizes, approves or ratifies the contract or other transaction by unanimous written consent, provided at least one director so consenting is disinterested, or by affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (iii) the fact of the common directorship or interest is disclosed or known to the shareholders, and they authorize, approve or ratify the contract or transaction. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or other transaction.

     Section 14. Insurance Holding Company Systems. The Board of Directors shall
                 ---------------------------------
comprise itself and its committees to comply in all respects with the organizational requirements of N.J.S.A. 17:27A-4(d), unless some or all elements of compliance are in fact properly undertaken by an insurance affiliate of the corporation and the Board of Directors determines to rely on such compliance.


                                   ARTICLE IV

                                    OFFICERS
                                    --------
     Section 1. General. The officers of the Corporation shall be a Chief
                -------
Executive Officer, President, one or more Vice Presidents, a Secretary, a Treasurer, and a Controller. Officers at the level of Senior Vice President and above shall be elected by the Board of Directors, and may in the discretion of the Board of Directors be given the designation of "Executive" or "Senior" Vice President, Vice Chairman, General Counsel, Chief Investment Officer, Chief Financial Officer, Chief Information Officer or such other title as the Board of Directors deems appropriate. All officers at the level below Senior Vice President, including those who are named for signatory purposes only, shall be appointed by a proper officer of the Corporation and, in the case of an appointed Vice President, may be designated by such officer as "Corporate," "Departmental," "Second" or such other designation as may be deemed appropriate. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws.

     Section 2. Election. Subject to the provisions of Section 1 of this Article
                --------
IV, the Board of Directors at its first meeting held after each annual meeting of shareholders shall elect the officers of the Corporation at the Senior Vice President level and above, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors, and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed with or without cause at any time by the affirmative vote of a majority of the Board of Directors.

     Section 3. Voting Securities Owned by the Corporation. Powers of attorney,
                ------------------------------------------
proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or his or her designee and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.

     Section 4. Chairman of the Board of Directors. The Chairman of the Board of
                ----------------------------------
Directors, if there be one, shall preside at all meetings of the shareholders and of the Board of Directors. In case of the absence or disability of the Chairman of the Board, the Board of Directors shall select a director to preside. In case of a vacancy in the office of the Chairman of the Board, the Board of Directors may designate a replacement presiding officer.

     Section 5. Chief Executive Officer. The Chief Executive Officer shall be
                -----------------------
selected by the Board of Directors and shall have the power to supervise and direct the business of the Corporation, subject only to the power and authority of the Board of Directors. The Chief Executive Officer shall have power, subject to the power of the Board of Directors, to appoint or remove all persons employed or to be employed by the Corporation in any capacity whatsoever, except the officers elected by the Board of Directors, and shall have power to fix the compensation of all persons employed or to be employed by the Corporation, other than the compensation of officers whose compensation shall be fixed by the Board of Directors pursuant to applicable law, these By-Laws, or a resolution of the Board of Directors. The Chief Executive Officer shall, with the approval of the Board of Directors, designate an officer at or above the level of Senior Vice President who, in the absence or disability of the Chief Executive Officer, shall be vested with the powers and required to perform the duties of the Chief Executive Officer.

     Section 6. President and Vice President. The President and Vice Presidents
                ----------------------------
shall each exercise such powers and perform such duties as may be prescribed by the Chief Executive Officer, the officer to whom such officer reports or the Board of Directors.

     Section 7. Secretary. The Secretary shall attend all meetings of the Board
                ---------
of Directors and all meetings of shareholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board, or the Chief Executive Officer. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the shareholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then the Board of Directors, the Chairman of the Board or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary.

     Section 8. Treasurer. The Treasurer shall have custody of such funds of the
                ---------
Corporation as shall be placed in his or her keeping, shall open and maintain accounts in banking institutions in the name of the corporation for the deposit of such funds and may open and maintain accounts in the names or titles of representatives of the Corporation under such conditions as he or she may deem appropriate, subject to supervision by the Board of Directors or a committee thereof. All funds shall be disbursed only by instruments signed by two or more officials to be designated by the Board of Directors or a committee thereof or pursuant to procedures approved by the Treasurer and the Controller. The Treasurer shall have custody of such of the securities of the Corporation as shall be placed in his or her keeping and shall open and maintain accounts in banking institutions in the name of the Corporation for the custody of such securities, including accounts maintained for the purpose of participating in one or more securities systems designed to permit the transfer of a security without physical delivery of the certificate or other evidence of such security, subject to supervision by the Board of Directors or a committee thereof.
The Treasurer shall have the power to sell, assign or transfer securities of the Corporation on the authorization or direction of the Board of Directors or a committee thereof or to take such other action in connection therewith as may be authorized or directed by the Board of Directors or a committee thereof, and shall have power to execute, on behalf of the Corporation, all instruments necessary or appropriate in the premises. The Treasurer shall have the power to borrow funds on behalf of the Corporation on the authorization of the Board of Directors or a committee thereof and perform such other duties as may be assigned to him or her by the Board of Directors or the Chief Executive Officer or the officer to whom the Treasurer reports. Each Assistant Treasurer shall have power to perform, on behalf of the Corporation, such duties as are or may be required to be performed by the Treasurer, and shall perform such other duties as may be assigned to him or her from time to time by the Chief Executive Officer or the Treasurer.
If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under control of the Treasurer belonging to the Corporation.

     Section 9. Controller. The Controller shall supervise the accounts of the
                ----------
Corporation, shall have supervision over and responsibility for the books, records, accounting and systems of accounting and auditing in each business unit of the Corporation, and shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, or the officer to whom the Controller reports.


                                   ARTICLE V

                                     STOCK
                                     -----

     Section 1. Certificates: Uncertificated Shares. Each share of the
                -----------------------------------
Corporation's stock shall be represented either by book entries on the Corporation's books, or by certificates signed by, or in the name of the Corporation by, the

Chairman of the Board of Directors, the President or a Vice President and, at the Corporation's option, countersigned by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.

     In the case of uncertificated shares, within a reasonable time after the issuance or transfer thereof, the Chief Executive Officer or his or her designee shall send to the registered owner of such shares a written notice containing
(i) (A) a full statement of the designations, relative rights, preferences and limitations of the shares of the class and series issued or transferred, so far as the same have been determined, and the authority of the Board of Directors to divide the shares into classes or series and to determine and change the relative rights, preferences and limitations of any class or series; or (B) a declaration that the Corporation will furnish to the shareholder, upon request and without charge, a statement containing the information described in the preceding clause (A); (ii) a statement that the corporation is organized under the laws of the State of New Jersey; (iii) the name of the person to whom the uncertificated shares have been issued or transferred; (iv) the number and class of shares, and the designation of the series, if any, to which such notice applies; and (v) any restrictions on transfer of the shares in accordance with
Section 14A:7-12(2) of the BCA. The notice referred to in the preceding sentence shall also contain the following statement: "This notice is merely a record of the rights of the addressee as of the time of its issuance. Delivery of this statement, of itself, confers no rights on the recipient. This notice is neither a negotiable instrument nor a security."

     Section 2. Signatures. Any or all of the signatures on a certificate may be
                ----------
a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

     Section 3. Lost, Stolen, Mutilated or Destroyed Certificates. The
                -------------------------------------------------
Corporation, acting through the Chief Executive Officer or his designee, may issue or direct the issuance of a new certificate of stock or uncertificated share or shares in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, mutilated or destroyed. When authorizing such issue of a new certificate or uncertificated shares, the responsible officer may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, mutilated or destroyed certificate, or such person's legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, mutilated or destroyed. The Board of Directors may adopt such other provisions and restrictions with reference to lost, stolen, mutilated or destroyed certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

     Section 4. Transfers of Certificates. Stock of the Corporation for which
                -------------------------
certificates have been issued shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's representative as determined in accordance with generally accepted securities industry practices, and upon the surrender of the certificate therefor, properly endorsed for transfer, and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of
       --------  -------
taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked "Cancelled," with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

     Section 5. Transfers of Uncertificated Shares. Except as otherwise required
                ----------------------------------
by law or the requirements of the New York Stock Exchange or Depository Trust Company, uncertificated shares of the Corporation's stock shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of uncertificated shares shall be made on the books of the Corporation only by the person then registered in the stock records of the Corporation as the owner of such shares or by such person's representative as determined in accordance with generally accepted securities industry practices, and only upon payment of all necessary transfer taxes and receipt of a written notice to the Corporation containing the following information: (i) the class of shares, and the designation of the series, if any, to which such notice applies; (ii) the number of shares transferred; and (iii) the name and address of the party to whom the shares have been transferred, and who, as a result of such transfer, is to become the new registered owner of the shares transferred. Notwithstanding the foregoing, such notice or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. No transfer of uncertificated shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock ledger of the Corporation by an entry showing from and to whom transferred.

     Section 6. Transfer and Registry Agents. The Corporation may from time to
                ----------------------------
time maintain one or more transfer offices or agencies and registry offices or agencies as may be determined from time to time by the Board of Directors.

     Section 7. Beneficial Owners. The Corporation shall be entitled to
                -----------------
recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law or the New York Stock Exchange.


                                  ARTICLE VI

                                    NOTICES
                                    -------

     Section 1. Notices. Whenever written notice is required by law, the
                -------
Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or shareholder, such notice may be given by mail, addressed to such director, member of a committee or shareholder, at such person's last address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, courier service, express mail service or facsimile.

     Section 2. Waivers of Notice.
                -----------------
     (a) Whenever any notice is required by law, the Certificate of

Incorporation or these By-Laws, to be given to any director, member of a committee or shareholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting, present by person or represented by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

     (b) Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.



                                  ARTICLE VII

                              GENERAL PROVISIONS
                              ------------------


     Section 1. Dividends. Subject to the requirements of the BCA and the
                ---------
provisions of the Certificate of Incorporation, dividends upon the capital stock of the Corporation may be declared by resolution of the Board of Directors, and may be paid in cash, in property (including the shares or bonds of other corporations), in the Corporation's bonds or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve.

     Section 2. Disbursements. All checks, drafts or demands for money and notes
                -------------
of the Corporation shall be signed on behalf of the Corporation by the Treasurer and Controller or two or more officials to be designated by procedures approved by the Treasurer and Controller or by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

     Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed
                -----------
by resolution of the Board of Directors.

     Section 4. Corporate Seal. The corporate seal shall have inscribed thereon
                --------------
the name of the Corporation, and the words "Corporate Seal, New Jersey". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                 ARTICLE VIII

                                INDEMNIFICATION
                                ---------------

     Section 1. Power to Indemnify in Actions, Suits or Proceedings Other than
                --------------------------------------------------------------
Those by or in the Right of the Corporation. Subject to Section 3 of this
-------------------------------------------
Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (including any appeal thereon) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation or Another Enterprise (hereinafter defined), against expenses (including reasonable costs, disbursements and attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful; provided, however, that no indemnification shall be made in respect of any claim, issue or matter if a judgment or final adjudication adverse to such person establishes that his or her acts or omissions i) were in breach of his or her duty of loyalty to the Corporation or its shareholders as defined in Subsection (3) of
Section 14A: 2-7 of the BCA, ii) were not in good faith or involved a knowing violation of law or iii) resulted in receipt by such person of an improper personal benefit. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its
                                                 ---------------
equivalent, shall not, of itself,
create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the
                ----------------------------------------------------------------
Right of the Corporation. Subject to Section 3 of this Article VIII, the
------------------------
Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (whether civil, criminal, administrative, arbitrative or investigative) by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or Another Enterprise, against expenses (including reasonable costs, disbursements and attorneys' fees) judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter if a judgment or final adjudication adverse to such person establishes that his or her acts or omissions i) were in breach of his or her duty of loyalty to the Corporation or its shareholders, as defined in subsection (3) of Section 14A: 2-7 of the BCA,
ii) were not in good faith or involved a knowing violation of law or iii) resulted in receipt by such person of an improper personal benefit. Notwithstanding the preceding sentence, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Superior Court of the State of New Jersey or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Superior Court or such other court shall deem proper.

     Section 3. Authorization of Indemnification. Any indemnification under
                --------------------------------
Section 1 of this Article VIII and, unless ordered by a court, under Section 2 of this Article VIII, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances, because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this
Article VIII, as the case may be. With respect to directors or officers of the level of Senior Vice President or above, such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders. With respect to officers below the level of Senior Vice President, such determination may be made by the General Counsel of the Corporation, or his or her designees. To the extent, however, that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Sections 1 and 2 of this Article VIII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including reasonable costs, disbursements and attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

     Section 4. Good Faith Defined. For purposes of any determination under
                ------------------
Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if and to the extent such person's action is based upon

     . financial statements, books of account or reports of the Corporation or Another Enterprise represented to such person to be correct by the President, the officer of the Corporation or Another Enterprise having charge of its books of account, or, in the case of a director, the person presiding at a meeting of the Board of Directors, or

     . on information supplied to such person by the officers of the Corporation or Another Enterprise in the course of their duties, or

     .    on the advice of legal counsel for the Corporation or Another
          Enterprise or

     . on information or records given or reports made to the Corporation or Another Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or Another Enterprise, provided such person had a reasonable good faith belief in the accuracy of the above described statements, books, records, information, advice, or reports. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be.

     Section 5. Expenses Payable in Advance. The reasonable expenses incurred by
                ---------------------------
a director or, officer, or employee in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (reasonably satisfactory to the Corporation) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII; provided, however, that with respect to officers of the Corporation, the Board of Directors or General Counsel may in any instance require as a condition to such advancements that the proposed indemnitee cooperate with an investigation to be conducted at the Corporation's expense, by an independent nationally recognized law firm selected by the Corporation, and that such law firm render an opinion that, based on its investigation, the firm has concluded that it is more likely than not that the proposed indemnitee will meet the standard for indemnification in connection with the matter for which advancements are sought as set forth in Section 1 or 2 of this Article VIII, as the case may be.

     Section 6. Nonexclusivity of Indemnification and Advancement of Expenses.
                -------------------------------------------------------------
The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any By-Law, agreement, contract, vote of shareholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VIII but whom the Corporation has the obligation to indemnify under the provisions of the BCA or otherwise.

     Section 7. Insurance. The Corporation may purchase and maintain insurance
                ---------
on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise against any expenses incurred in any proceeding and liabilities asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

     Section 8. Certain Definitions. For purposes of this Article VIII,
                -------------------
references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or Another Enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, the term "Another Enterprise" shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

     Section 9. Survival of Indemnification and Advancement of Expenses. The
                -------------------------------------------------------
indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 10. Limitation on Indemnification. Notwithstanding any thing
                 -----------------------------
contained in this Article VIII to the contrary, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

     Section 11. Indemnification of Agents and Employees. The Corporation may,
                 ---------------------------------------
to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors or officers of the Corporation.

                                  ARTICLE IX

                                  AMENDMENTS
                                  ----------

     Section 1. Amendments. The Board of Directors of the Corporation shall have
                ----------
the power to make, alter, amend and repeal these By-Laws (except in so far as the By-Laws adopted by the shareholders shall otherwise provide). Any By-Laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or the shareholders. Notwithstanding the foregoing and anything in the Certificate of Incorporation to the contrary, Sections 3, 4 and 7 of Article II, Sections 1, 2, 3 and 6 of Article III, Article VIII and
Article IX of these By-Laws shall not be altered, amended or repealed by the shareholders and no provision inconsistent therewith shall be adopted without either i) the approval of the Board of Directors, or ii) the affirmative vote of at least 80% of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon; provided, however, that the number of votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon.

     Section 2. Entire Board of Directors. As used in this Article IX and in
                -------------------------
these By-Laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                                TABLE OF CONTENTS
                                -----------------

PAGE

ARTICLE I--OFFICES                                                     1
Section   1.  Registered Office                                        1
Section   2.  Other Offices                                            1

ARTICLE II--MEETINGS OF SHAREHOLDERS                                   2
Section   1.  Place of Meetings                                        2
Section   2.  Annual Meetings                                          2
Section   3.  Special Meetings                                         2
Section   4.  Quorum                                                   3
Section   5.  Proxies                                                  4
Section   6.  Voting                                                   5
Section   7.  Nature of Business at Meetings of Shareholders           5
Section   8.  List of Shareholders Entitled to Vote                    8
Section   9.  Stock Ledger                                             8
Section  10.  Record Date                                              8
Section  11.  Inspectors of Election                                   9

ARTICLE III--DIRECTORS                                                 10
Section   1.  Number and Election of Directors                         10
Section   2.  Nomination of Directors                                  11
Section   3.  Vacancies                                                14
Section   4.  Duties and Powers                                        15
Section   5.  Organization                                             15
Section   6.  Resignations and Removals of Directors                   15
Section   7.  Meetings                                                 16
Section   8.  Quorum                                                   16
Section   9.  Actions of Board                                         17
Section  10.  Meetings by Means of Conference Telephone                17
Section  11.  Committees                                               17
Section  12.  Compensation                                             18
Section  13.  Interested Directors                                     18

ARTICLE IV--OFFICERS                                                   19
Section   1.  General                                                  19
Section   2.  Election                                                 20
Section   3.  Voting Securities Owned by the Corporation               21
Section   4.  Chairman of the Board of Directors                       21
Section   5.  Chief Executive Officer                                  21
Section   6.  President and Vice President                             22
Section   7.  Secretary                                                22
Section   8.  Treasurer                                                23

Section   9.  Controller                                               25

ARTICLE V--STOCK                                                       25
Section   1.  Form of Certificates                                     25
Section   2.  Signatures                                               26
Section   3.  Lost, Stolen, Mutilated or Destroyed Certificates        27
Section   4.  Transfers of Certificates                                27
Section   5.  Transfers of Uncertificated Stock                        28
Section   6.  Transfer and Registry Agents                             29
Section   7.  Beneficial Owners                                        29

ARTICLE VI--NOTICES                                                    29
Section   1.  Notices                                                  29
Section   2.  Waivers of Notice                                        30

ARTICLE VII--GENERAL PROVISIONS                                        30
Section   1.  Dividends                                                30
Section   2.  Disbursements                                            31
Section   3.  Fiscal Year                                              31
Section   4.  Corporate Seal                                           31

ARTICLE VIII--INDEMNIFICATION                                          32
Section   1.  Power to Indemnify in Actions, Suits or
              Proceedings Other than Those by or in the Right of
              the Corporation                                          32
Section   2.  Power to Indemnify in Actions, Suits or Proceedings by
              or in the Right of the Corporation                       33
Section   3.  Authorization of Indemnification                         34
Section   4.  Good Faith Defined                                       35
Section   5.  Expenses Payable in Advance                              36
Section   6.  Nonexclusivity of Indemnification and Advancement
              of Expenses                                              37
Section   7.  Insurance                                                37
Section   8.  Certain Definitions                                      38
Section   9.  Survival of Indemnification and Advancement of Expenses  39
Section  10.  Limitation on Indemnification                            39
Section  11.  Indemnification of Agents                                39

ARTICLE IX--AMENDMENTS                                                 40
Section   1.  Amendments                                               40
Section   2.  Entire Board of Directors                                40

                                                        Exhibit C

                             AMENDED AND RESTATED

                                    CHARTER

                                      OF

                  THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

            The Prudential Insurance Company of America was created as a stock life insurance corporation by Chapter 521 of the Private Laws of the year 1873 of the State of New Jersey, the charter of which thereby granted was amended by Chapter 40 of the Private Laws of the year 1875 and from time to time further amended by action of directors and stockholders as authorized by the general laws of the State of New Jersey, which corporation became a mutual life insurance corporation by virtue of the provisions of Article Eight of Chapter Thirty-four of Title 17 of the Revised Statutes and did adopt, pursuant to the provisions of Chapter 14 of the Laws of New Jersey of the year 1943, an amended charter, and does hereby adopt, pursuant to the provisions of Subtitle 3 of Title 17B and Chapter 9 of Title 14A of the New Jersey Statutes, in connection with the reorganization of the corporation from a mutual life insurance corporation to a stock life insurance corporation pursuant to Chapter 17C of Title 17 of the New Jersey Statutes, this Amended and Restated Charter setting forth fully and completely all of the terms and conditions of the Charter under which the corporation shall hereafter transact business.

      FIRST: The name of the corporation shall continue to be The Prudential Insurance Company of America (hereinafter the "corporation").

      SECOND: The address of the principal and registered office of the corporation in the State of New Jersey is 751 Broad Street, in the City of Newark, County of Essex, 07102. The registered agent of the corporation at that address is Susan L. Blount and such agent may be changed by the Board of Directors.

      THIRD: The business of the corporation shall be that of a stock life insurance corporation, with all of the rights, privileges and powers conferred upon such corporation by the general laws of New Jersey, and such as may from time to time be conferred by law upon such corporations. The kinds of insurance, reinsurance and annuities to be written by the corporation shall include "Life insurance" as defined in Section 17B:17-3 of Subtitle 3 of Title 17B of the New Jersey Statutes, "Health insurance" as defined in Section 17B:17-4 of said Subtitle 3, "Annuity" as defined in Section 17B:17-5 of said Subtitle 3, "Legal services insurance" as defined in and authorized by Section 17:46C-1, et. seq. of Title 17 of the New Jersey Statutes, "Reinsurance" as defined in and authorized by Sections 17B:18-62 and 17B:18-63 of said Subtitle 3, "Extended reinsurance" as defined in and authorized by
Section 17B:18-65 of said Subtitle 3, and such other insurance and reinsurance as may be permitted under the laws of the State of New Jersey to be written by an insurer authorized to do the kinds of business described in Sections 17B:17-3, 17B:17-4 and 17B:17-5 of said Subtitle 3. Independently of any insurance or annuity contract, the corporation may provide services of the kinds authorized for a domestic life insurance corporation by Section 17B:18-43 of said Subtitle 3, subject to provisions of said Section, and such as may from time to time be authorized for a domestic life insurance corporation by the laws of New Jersey.

      FOURTH: The corporation shall be a stock insurer.

      FIFTH: The corporation is authorized to issue _________ shares of Common Stock, each having a par value of five dollars ($5.00).

      SIXTH: The duration of the corporation's life shall be unlimited.

      SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:

            (a) The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

            (b) The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the corporation.

            (c) The election of directors need not be by written ballot unless the By-Laws so provide. At each annual meeting of the shareholders of the corporation, directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors shall have been elected and qualified.

            (d) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors, however resulting, may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director.

            (e) One or more or all of the directors may be removed for cause or without cause by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors.

            (f) No director shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any transaction from which the director derived or received an improper personal benefit. Any repeal or modification of this Article SEVENTH by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            (g) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the New Jersey Business Corporation Act (BCA), the New Jersey Life and Health Insurance Code, this Charter, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

      EIGHTH: (a) Meetings of shareholders may be held within or without the State of New Jersey, as the By-Laws may provide. The books of the corporation may be kept (subject to any provision contained in the BCA) within or outside the State of New Jersey.

            (b) Subject to the provisions of the BCA, any action required or permitted to be taken at a meeting of shareholders may be effected by a consent in writing adopted by all such holders.

            NINTH: The holders of at least a majority of the shares entitled to cast votes at a meeting shall constitute a quorum at all meetings of the shareholders for the transaction of business.

            TENTH: The Board of Directors of the corporation shall have the power to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the shareholders shall otherwise provide). Any By-Laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the shareholders.

                                                                       Exhibit D

                             AMENDED AND RESTATED
                                  BY-LAWS OF
                 THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
                          AS OF _____________, 2001

                                  ARTICLE I
                           MEETINGS OF SHAREHOLDERS

Section 1. Annual Meetings.

      The annual meeting of shareholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held annually on the third Tuesday in June or on such other date as the Board of Directors shall fix and shall be at such place and at such time as the Board of Directors shall each year determine.

Section 2. Special Meetings.

      Special meetings of shareholders for any purpose or purposes may be called by the holders of not less than 10% of all shares entitled to vote at a meeting of shareholders or by the Chairman of the Board, the Chief Executive Officer, the President, or the Board and shall be held at such time and place as may be determined by the Board.

Section 3. Notice of Meetings; Waiver.

      3.1 The Secretary or any Assistant Secretary shall give written notice of the place, date and hour of each meeting of shareholders, the purpose or purposes for which such meeting is called and by or at whose direction such notice is being issued, either personally or by mail not fewer than ten or more than sixty days before the meeting, to each shareholder of record entitled to vote at the meeting. Written notice may also be given by telegram, courier service or express mail service.

      3.2 No notice of any meeting of shareholders need be given to any shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting or who attends the meeting, in person or by proxy, without protesting prior to its conclusion the lack of notice of such meeting.

Section 4. Quorum.

      Except as otherwise required by law or by the Charter, the holders of at least a majority of the shares entitled to cast votes at a meeting shall constitute a quorum at all meetings of the shareholders for the transaction of business. In case a quorum shall not be present at a meeting, a majority of the shareholders, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite number of shares entitled to vote shall be present. At any such adjourned meeting at which the requisite number of shares entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 5. Voting.

      Each shareholder shall be entitled to one vote, in person or by proxy, for each share entitled to vote held by such shareholder. Except as otherwise required by law, the Charter or these By-laws, any question brought before any meeting of shareholders shall be decided by an affirmative vote of a majority of the votes cast at the meeting of shareholders.

Section 6. Action without meeting.

      Subject to the provisions of the New Jersey Business Corporation Act ("BCA"), any action required or permitted to be taken at a meeting of shareholders by law or the Charter or the By-laws, may be taken without a meeting if all the shareholders entitled to vote thereon consent thereto in writing. Any action required or permitted to be taken at a meeting of shareholders other than the annual election of directors may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes that would have been necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting.

                                   ARTICLE II
                               BOARD OF DIRECTORS

Section 1. Number, Eligibility and Term of Office.

      1.1 The number of directors who shall serve on the Board shall be no less than 10 nor more than 24, as determined by the holders of the majority of the issued and outstanding capital stock, or the Board. Unless N.J.S.A. 17:27A-4(d) is otherwise satisfied by the board of directors of a controlling affiliate of the corporation, not less than one-third of the directors shall be directors ("Outside Directors") who are not officers or employees of the corporation or of any entity controlling, controlled by or under common control with the corporation and who are not beneficial owners of a controlling interest in the voting securities of the corporation or any such entity.

      1.2 Each director currently holding office shall continue in office until such director's successor has been elected and shall qualify (subject to prior death, resignation or retirement, or removal from office, with or without cause, in accordance with the Charter). The directors shall be elected at each annual meeting of shareholders to hold office until the next annual meeting of shareholders. Each qualified director shall hold office until the expiration of the term for which he or she is elected and until such director's successor has been elected and qualified, or until his or her earlier death, resignation, retirement or removal from office.

      1.3 Any vacancy in the Board may be filled by the shareholders or a majority (whether or not a quorum) of the directors remaining in office and any person elected to fill a vacancy shall hold office for the remainder of the unexpired term of the director so replaced.

      1.4 Any director, or any member of any committee of the Board, may resign at any time by giving written notice to the Board, the Chairman of the Board or the Chief Executive Officer, President or Secretary of the corporation. Any such resignation shall take effect at the time specified therein, or if the time is not specified therein, then upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective.

Section 2. Meetings.

      2.1 Regular meetings of the Board shall be held at such place or places, on such date or dates and at such time or times as shall have been established by the Board and publicized among all directors. A notice of each regular meeting shall not be required. Such meetings shall occur no less frequently than four times each year.

      2.2 Special meetings may be called by the direction of the Chairman of the Board, Chief Executive Officer or the President, and shall be called whenever three directors shall request of any of them in writing that it be done, but no business shall be considered at a special meeting except that referred to in the notice of meeting, without the consent of a majority of the members of the Board.

      2.3 Notice of all special meetings of the Board shall be given to each director either in writing by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or telegram on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

      2.4 Any director may participate in a meeting of the Board or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another at the same time, and such participation shall constitute presence in person at such meeting

      2.5 Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent in writing to the adoption of a resolution authorizing the action and such written consents and resolution are filed with the minutes of the Board or such committee, as the case may be.

Section 3. Quorum.

      A majority of the members of the entire Board shall constitute a quorum for the transaction of business, but a lesser number may adjourn from time to time until a quorum is present. Unless N.J.S.A. 17:27A-4(d) is otherwise satisfied by the board of directors of a controlling affiliate of the corporation, at least one Outside Director shall be included in the quorum for the transaction of business at meetings of the Board. The acts of a majority of directors present at a meeting at which a quorum is present shall be the acts of the Board unless otherwise provided in the BCA.

Section 4. Chairman of the Board.

      The Board may elect a Chairman. The Chairman of the Board shall preside at all regular and special meetings of the Board, or in his or her absence or inability to act, meetings shall be presided over by such other director as the Board may designate.

                                   ARTICLE III
                                   COMMITTEES

Section 1. Establishment of Committees.

      1.1 At any regular or special meeting called for the purpose, the Board, by resolution adopted by a majority of the entire Board, may designate from among its members committees, each of which, to the extent provided in the resolution establishing such committee, shall have all the authority of the Board relating to the portions of the business and affairs of the corporation which are under its control and supervision, except that no such committee shall have authority as to the following matters:

            a)    The election or appointment of any director.

            b)    The removal of any officer or director of the corporation.

            c) The fixing of compensation of the directors for serving on the Board or any committee.

            d) The amendment or repeal of the By-laws, or the adoption of any By-laws.

            e) The amendment or repeal of any resolution of the Board which by its terms is amendable or repealable only by the Board, or

            f) The submission to shareholders of any action that requires shareholders' approval.

      1.2 Unless N.J.S.A. 17:27A-4(d) is otherwise satisfied by a committee or committees of the board of directors of a controlling affiliate of the corporation, the Board shall establish one or more committees comprised solely of Outside Directors to perform the following functions:

            a) Recommending the selection of independent certified public accountants,
            b) Reviewing the corporation's financial condition, and the scope and results of the independent audit and any internal audit;
            c) Nominating candidates for director for election by shareholders,
            d) Evaluating the performance of officers deemed to be principal officers of the corporation, and
            e) Recommending to the Board the selection and compensation, including bonuses or other special payment, of the principal officers.

Section 2. Conduct of Committee Meetings.

      2.1 All committees shall consist of three or more directors. The Board may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

      2.2 A majority of the members of a committee shall constitute a quorum for the transaction of business. No committee shall sit in the absence of a quorum.

      2.3 All meetings of committees shall be held on notice given personally or in writing to each member thereof. Written notice may be given by mail, telegram, courier service or express mail service. Waiver of notice of any meeting shall be in writing and may be given before or after a meeting. A director's attendance at a meeting without protesting prior thereto or at its commencement the lack of notice to him or her shall constitute waiver of such notice.

      2.4 The vote of a majority of the members present at any meeting of any committee at the time of vote, if a quorum is present at such time, shall be the act of such committee. All actions of each committee shall be reported to the Board and shall, except in cases in which the rights or acts of third parties would be affected, be subject to the direction of the Board.

      2.5 Unless N.J.S.A. 17:27A-4(d) is otherwise satisfied by the committees of the board of directors of a controlling affiliate of the corporation, at least one-third of the members of every committee shall be Outside Directors, and an Outside Director shall be included in the quorum for the transaction of business at any meeting of any committee.

                                  ARTICLE IV
                                   OFFICERS

      The officers of the corporation shall be a President, Secretary, Company Actuary and Treasurer, all of whom shall be elected by the Board and who shall hold office, subject to the By-laws, until their successors are elected and qualified. In addition, the Board may elect a Chief Executive Officer and such other officers as the Board may deem advisable. All other officers, including those who are named for signatory purposes only, shall be appointed by an officer of the corporation designated by the Board for that purpose. None of the officers of the corporation need be directors. The officers shall be elected at the first meeting of the Board after the annual meeting of shareholders, or may be elected at other times. One person may hold two or more offices, except that the offices of President and Secretary or Assistant Secretary may not be held by the same person. Vacancies occurring among the officers may be filled by the directors. Any officer may be removed by the Board, with or without cause, at any time.

      The Chief Executive Officer or the President shall be the chief executive officer of the corporation, as the Board from time to time shall determine. Subject to the control of the Board, and to the extent not otherwise prescribed by these by-laws, the chief executive officer shall have plenary power over all departments, officers, employees, and agents of the corporation, and shall be responsible for the general management and direction of all the business and affairs of the corporation.

            The other officers shall exercise such powers and perform such duties as may be delegated or assigned to or required of them by the Board of Directors or the chief executive officer.

                                    ARTICLE V
                     COMPENSATION OF OFFICERS AND DIRECTORS

      Salaries, compensation or emoluments paid to any senior officer or director of the corporation shall be approved by the Board in accordance with N.J.S.A. 17B:18-51 and N.J.S.A.17B:18-52 of the New Jersey Statutes. Such compensation decisions shall be reviewed further by one of the committees referred to in Article III, Section 1.2 above or a comparable committee of the board of directors of the direct or ultimate parent of the corporation, to the extent required by N.J.S.A. 17:27A-4 of the New Jersey Statutes.

                                   ARTICLE VI
                                    CONTRACTS

      Except as provided in the following sentence, the Chief Executive Officer, the President, and any one of the Vice Presidents (however denominated) shall have power to execute on behalf of the corporation all investments, deeds, contracts, and other corporate acts and papers.

Either the Chief Executive Officer and the Secretary or the President and the Secretary shall, except as otherwise provided in the following sentence, execute all contracts of insurance and annuity either by signing such contracts manually or by facsimile signatures duly adopted by each of them for that purpose with the approval of the Board of Directors. The Board of Directors, in its discretion, may authorize the execution in the same manner of any such contracts issued out of any office outside the United States of America by the proper officers of such office. If any officer whose manual or facsimile signature has been placed upon any instrument shall have ceased to be such officer before such instrument is issued and delivered by the corporation, it may be issued and delivered with the same effect as if he or she had been such officer at the time of its issue.

                                   ARTICLE VII
                                 INDEMNIFICATION

Section 1. Power to Indemnify in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation.

      Subject to Section 3 of this Article VII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of of Another Enterprise (hereinafter defined), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

      Subject to Section 3 of this Article VII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the corporation as a director or officer of Another Enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however that no indemnification shall be made in respect of any claim, issue or matter if a judgment or final adjudication adverse to such person establishes that his or her acts or omissions a) were in breach of his or her duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of Section 14A: 2-7 of the BCA,
b) were not in good faith or involved a knowing violation of law or c) resulted in receipt by such person of an improper personal benefit. Notwithstanding the preceding sentence, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of the State of New Jersey or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Superior Court or such other court shall deem proper.

Section 3. Authorization of Indemnification.

      Any indemnification under this Article VII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances, because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VII, as the case may be. With respect to directors or officers of the level of Senior Vice President or above, such determination shall be made by the sole shareholder of the corporation. With respect to officers below the level of Senior Vice President, such determination may be made by the General Counsel of the corporation, or his or her designees. To the extent, however, that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 4. Good Faith Defined.

      For purposes of any determination under Section 3 of this Article VII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person's action is based upon

      - the financial statements, books of account or reports of the corporation or Another Enterprise represented to such person to be correct by the President, the officer of the corporation or Another Enterprise having charge of its book of account, or, in the case a director, the person presiding at a meeting of the Board of Directors, or

      - on information supplied to such person by the officers of the corporation or Another Enterprise in the course of their duties, or

      - on the advice of legal counsel for the corporation or Another Enterprise, or

      - on information or records given or reports made to the corporation or Another Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the corporation or Another Enterprise, provided such person had a reasonable good faith belief in the accuracy of the above described books, records, information, advice, or reports. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this Article VII, as the case may be.

Section 5. Expenses Payable in Advance.

      The reasonable expenses incurred by a director or employee in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (reasonably satisfactory to the corporation) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VII, provided, however, that (i) with respect to officers of the Corporation, the Board of Directors or (ii) the shareholders may in any instance require as a condition to such advancements that the proposed indemnitee cooperate with an investigation to be conducted at the corporation's expense, by an independent nationally recognized law firm selected by the corporation, and that such law firm render an opinion that, based on its investigation, the firm has concluded that it is more likely than not that the proposed indemnitee will meet the standard for indemnification in connection with the matter for which advancements are sought set forth in Section 1 or 2 of this Article VII, as the case may be.

Section 6. Nonexclusivity of Indemnification and Advancement of Expenses

      The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Charter or any By-Law, agreement, contract, vote of shareholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VII but whom the corporation has the power or obligation to indemnify under the provisions of Section 14A:3-5 of the BCA, or otherwise.

Section 7. Insurance.

      The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of Another Enterprise against any expenses incurred in any proceeding and liabilities asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

Section 8. Certain Definitions.

      For purposes of this Article VII, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was a director, officer, or employee of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or Another Enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For the purposes of this
Article VII, the term "Another Enterprise" shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. For purposes of this Article VII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article VII.

Section 9. Survival of Indemnification and Advancement of Expenses.

      The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 10. Limitation on Indemnification.

      Notwithstanding anything contained in this Article VII to the contrary, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the corporation.

Section 11. Indemnification of Agents and Employees.

      The corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred in this Article VII to directors and officers of the corporation.

                                  ARTICLE VIII
                                   AMENDMENTS

      The By-laws may be altered or repealed and new By-laws may be made by vote of the sole shareholder of the corporation. The Board of Directors may also alter or repeal the By-laws and make new By-laws at any meeting of the Board of Directors; provided, however, that the sole shareholder is given prior written notice of the proposed alteration, repeal or addition to the By-laws. Any By-laws made by the Board of Directors may be altered or repealed, and new By-laws made, by the sole shareholder of the corporation.

                                   ARTICLE IX
                              CONFLICTING INTERESTS

      No director, officer or employee of the corporation shall have any position with or substantial interest in any other business enterprise operated for a profit (other than Prudential, Inc. or any affiliate, subsidiary, direct or indirect, of either the corporation or Prudential, Inc.) the existence of which would conflict or might reasonably be supposed to conflict with the proper performance of his or her responsibilities to the corporation, or which might tend to affect his or her independence of judgment with respect to transitions between the corporation and such other business enterprise.

                                    ARTICLE X
                                  MISCELLANEOUS

Section 1. Certificates.

      The shares of the corporation shall be represented by certificates signed by, or in the name of the corporation by one of the Chairman of the Board, the President or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary.

Section 2. Fiscal Year.

      The fiscal year of the corporation shall end on December 31.

                            EXHIBIT E: ADR MEMORANDUM

                                    OVERVIEW

In 1995, some policyholders and former policyholders asserted claims against Prudential and its U.S. life insurance subsidiaries in a class action lawsuit. As part of the settlement of that class action, an ADR claims resolution process was instituted whereby claims were evaluated individually and relief was determined accordingly. Some ADR Claimants were awarded choices of relief that depended on the nature of their particular claims and the scores such claims received. Some ADR Claimants chose relief that included rescinding their policies, or surrendering their rights to policies that would have been issued or reinstated in other forms of relief that were available to these ADR Claimants. Other ADR Claimants chose a form of relief that did not include rescinding their policies or surrendering their rights to other policies that were made available to them as a relief choice. They chose other forms of relief such as restoring value to a policy or receiving that value in cash.

A Policy that is In Force on the Adoption Date is eligible for compensation under the terms of the Plan, whether or not that Policy is subject to an ADR claim or arose from an ADR claim. Pursuant to commitments the Company made to ADR Claimants in April 1998, the Plan makes additional provisions for ADR Claimants. These provisions are found in Article V and Sections 3.2(e), 6.1(c)(iv), 7.1(b)(i)(A), 7.1(c), 7.3, 7.4, 8.5, 9.2(a)(i)(A), 10.2, 11.1(e) and
14.7 of the Plan, and are further explained in this ADR Memorandum. Compensation will be provided with respect to Policies issued or reinstated after the Adoption Date and before the Effective Date in satisfaction of ADR relief selected by the ADR Claimant, or as of the Effective Date as a result of a repurchase option described in Section 1(A) below. ADR Claimants may be eligible to receive compensation with respect to such Policies in ADR under this Plan, even though these Policies were not In Force on the Adoption Date. Other ADR Claimants may have their compensation calculated on the basis of a life insurance policy or an annuity contract other than a Policy actually In Force or deemed In Force on the Adoption Date. These calculations are explained in
Section 2 below. The principles and methodologies regarding such commitments are set forth in this ADR Memorandum.

1. ELIGIBLE POLICIES

      A. The ADR relief choices for some ADR Claimants included rescission of their policies; and choices for some ADR Claimants included forms of ADR relief in which the Company would have issued or reinstated policies. By choosing to rescind their policies or choosing not to take a form of ADR relief in which the Company would have issued or reinstated policies, these ADR Claimants gave up the opportunity to have a Policy that would have been In Force on the Adoption Date. If they had taken that opportunity, they could have been eligible to receive compensation with respect to that Policy.

            However, in accordance with the commitment the Company made to ADR Claimants in April 1998, such ADR Claimants will be given the option of changing their form of ADR relief and repurchasing offered or rescinded policies. If an ADR Claimant does repurchase a policy pursuant to such an offer and pursuant to this Memorandum, that Policy will be deemed to be In Force as of the Adoption Date in accordance with Section 6.1(c)(iv) of the Plan. The ADR Claimant will be eligible to receive compensation for such Policy. Calculations of compensation with respect to such a Policy that is repurchased are described in Section 2(A) below. However, an ADR Claimant who repurchases such a Policy will not be eligible to vote with respect to that Policy, as described in Section 11.1(e) of the Plan and in Section 3 below. If an ADR Claimant does not repurchase a policy, the form of ADR relief will not be changed, the policy will not be put into effect or deemed to be In Force on the Adoption Date, and the ADR Claimant will not receive compensation for that policy under the Plan.

      B. Some ADR Claimants chose forms of relief which did not include the rescission of their policies, or the surrender of their rights to policies which would have been issued or reinstated in other forms of ADR relief that were available to these ADR Claimants. These ADR Claimants may have Eligible Policies related to their ADR claims, and the Company's commitment is that they will receive the same overall financial result regardless of which form of ADR relief they chose. Calculations of compensation with respect to such Policies are described in Section 2(B) below.

      C. Any policy issued or reinstated as a result of an initial ADR relief choice implemented after the Adoption Date but prior to the Effective Date will be deemed to be In Force as of the Adoption Date and the ADR Claimant will be eligible to receive compensation for such a Policy.

      D. In certain cases, the Company is not able to reinstate a life insurance policy that terminated without significant adverse tax ramifications to the ADR Claimant. For these situations, the Stipulation of Settlement allows the Company to issue Designated New Policies (DNPs), rather than reinstating the policy, in order to provide the required ADR relief.

2. ALLOCATION OF POLICYHOLDER CONSIDERATION

      A. Some ADR Claimants initially chose forms of ADR relief which included the rescission of their policies, or could have initially chosen forms of ADR relief in which the Company would have issued or reinstated a policy. These ADR Claimants will be given the option of changing their form of ADR relief and repurchasing their policies, as described in Section 1 above and according to the timing described in Section 4 below. For ADR Claimants who do implement options to change their form of ADR relief and repurchase their coverage, their compensation with respect to such Policies that are repurchased will be determined as described in this Section 2(A).

            i) If implementation of this option results in reinstatement of a life insurance policy that had previously been in effect, the compensation for that Policy will be calculated as if that Policy were In Force continuously since it was originally issued, using the methods of Article VII of the Plan.

            ii) As indicated in Section 1(D) above, in certain cases, the Company is not able to reinstate a life insurance policy that terminated without significant adverse tax ramifications to the ADR Claimant. For these situations, the Stipulation of Settlement allows the Company to issue DNPs, rather than reinstating the policy, in order to provide the required ADR relief. If implementation of the form of relief selected by the ADR Claimant results in the issuance of a DNP, the Company will determine the compensation for both the DNP and for the policy that could not be reinstated without the aforementioned tax consequences. Even though that policy could not actually be reinstated without such adverse tax consequences, the compensation for that policy will be calculated as if it had been reinstated and had been In Force continuously since it was originally issued. The compensation for the DNP will be deemed to be the greater of the compensation calculated on the basis of the DNP, and the compensation calculated on the basis of the policy that could not be reinstated without adverse tax consequences.

      B. Some ADR Claimants chose forms of ADR relief which did not include the rescission of their policies, or the surrender of their rights to policies which would have been issued or reinstated in other forms of ADR relief that were available to these ADR Claimants. These ADR Claimants may have Eligible Policies related to their ADR claims, and the Company's commitment is that they will receive the same overall financial result regardless of which form of ADR relief they chose. These ADR Claimants will not be given the option of changing their form of ADR relief. The compensation for these Policies will be determined in a manner that will produce the same overall financial results for these ADR Claimants, regardless of which forms of ADR relief they chose. These ADR Claimants will be eligible for compensation with respect to the policy subject to an ADR claim, or with respect to the policy the ADR Claimant received in connection with ADR, only if that policy is In Force on the Adoption Date as provided in Article VI of the Plan, or if that policy is issued after the Adoption Date and before the Effective Date as a result of the form of ADR relief the ADR Claimant initially chose. The methods by which adjustments would be required in the determination of compensation, and the calculations that will be done in order to make these adjustments, are described in this
            Section 2(B). If none of the adjustments listed below is applicable, the compensation will be determined using the same rules as for any other Eligible Policy, without reference to any different treatment for ADR Claimants.

            i) The Stipulation of Settlement provides for the continuation or reinstatement of insurance coverage in order to implement certain forms of ADR relief. With the settlement of certain claims, the Company was not able to reinstate a life insurance policy that terminated without significant adverse tax ramifications to the ADR Claimant. As described in Section 1(D) above, the Stipulation of Settlement allows the Company to issue DNPs in order to provide the required ADR relief in these cases. If a DNP was issued in order to provide the required ADR relief, the Company will calculate the compensation for both the DNP and for the policy that could not be reinstated without the aforementioned tax consequences. Even though that policy could not actually be reinstated without such tax consequences, the compensation for that policy will be calculated as if it had been reinstated and had been In Force continuously since it was originally issued. The compensation for the DNP will be deemed to be the greater of the compensation calculated on the basis of the DNP, and the compensation calculated on the basis of the policy that could not be reinstated without adverse tax consequences.

            ii) For some ADR claims, ADR Claimants were able to choose a form of ADR relief in which the Company would have issued an annuity contract to them; but the ADR Claimant chose instead a form of ADR relief in which the life insurance policy that was the subject of the ADR claim was continued in force or reinstated, or a DNP was issued. In these cases, the Company will determine the compensation for the life insurance policy in a manner that will produce the same overall financial result, regardless of which form of ADR relief the ADR Claimant chose. In order to meet this commitment, the Company will calculate the compensation both on the basis of the life insurance policy that was continued, reinstated, or issued; and on the basis of the annuity contract the Company would have issued if the ADR Claimant had selected that form of ADR relief. The compensation for the life insurance policy will be deemed to be the greater of the two compensation amounts that are so determined. If both this Section 2(B)ii) and the preceding Section 2(B)i) apply to the same ADR claim (ie. a DNP was issued to provide the form of ADR relief the ADR Claimant chose, and the ADR Claimant could have chosen instead a form of ADR relief in which the Company would have issued an annuity contract), the compensation for the DNP that was issued will be calculated both on the basis described in
                  Section 2(B)i) and this Section 2(B)ii), and the compensation for the DNP will be deemed to be the greater of the two amounts that are so determined.

            iii) For some ADR claims, ADR Claimants were able to choose between forms of ADR relief which would result in restoring values to a policy from which such values had been withdrawn, or in receiving that value in cash. If the ADR Claimant in such a situation chose one of these forms of ADR relief, the Company will determine the compensation for the life insurance policy in a manner that will produce the same overall financial result, regardless of which form of ADR relief the ADR Claimant chose. The Company will calculate the compensation both on the basis of the policy that would have resulted from the form of ADR relief to restore value to the policy, and on the basis of the policy that would have resulted if the ADR Claimant had chosen to receive that value in cash. The compensation for such a Policy will be deemed to be the greater of the two compensation amounts that are so determined.

3. VOTING

Requirements for a Qualified Voter are set forth in Chapter 17C. Any ADR Claimant who repurchases his or her coverage after the Adoption Date, or who has a policy reinstated after the Adoption Date as part of a form of ADR relief, or who otherwise does not meet the requirements for a Qualified Voter as set forth in Chapter 17C, will not be entitled to vote on the proposal to adopt this Plan, despite later receiving a Policy which will be deemed In Force as of the Adoption Date, unless the ADR Claimant is the owner of another Eligible Policy that was In Force on the Adoption Date, and that otherwise fulfills the requirements for a Qualified Voter as of the Adoption Date.

4.  TIMING OF CHANGES IN ADR RELIEF

No later than 45 days prior to the Hearing, the Company will notify ADR Claimants of options, if any, to repurchase their coverage. In that notice, ADR Claimants will be informed of the amount, if any, that they would have to pay to repurchase coverage, and they will be asked to respond within 45 days if they are interested in repurchasing their coverage by selecting (one of) the option(s) presented. ADR Claimants who receive this notice are told that they are not obligated to change their form of ADR relief and repurchase coverage if they do express interest in making such a change.

As soon as practicable after the approval and adoption of the Plan by the affirmative vote of Qualified Voters pursuant to Section 11.1 of the Plan, the Company will send a notice to ADR Claimants who expressed an interest in repurchasing their coverage, informing them of the requirements to implement that decision. These requirements include the payment of required amounts, if any, and completion of certain administrative requirements, not later than 45 days following the date of the letter in which the ADR Claimants are notified of such requirements. The administrative requirements include documentation required for the form of ADR relief to which the ADR Claimant is changing, and information needed for processing of demutualization compensation, such as confirmation of the repurchase option selected or providing tax information. ADR Claimants for whom the sum of the Basic Fixed Component and the Basic Variable Component is equal to or less than the Share Election Maximum following repurchase of their coverage, and who did not previously have an opportunity to affirmatively indicate a preference to receive shares of Common Stock in lieu of cash as described in Section 8.1(h) of the Plan, will be able to do so in their responses to this notice.

If the Company demutualizes and the insured under the insurance policy to be repurchased dies after the Company receives the necessary requirements to repurchase the policy, including any required payment, but before the Effective Date, the Company will pay the death benefit associated with that policy, and retain any repurchase payment. The Company will also pay demutualization compensation with respect to such a policy, with ownership determined according to Article V of the Plan.

If the Company does not demutualize, but the insured under the life insurance policy to be repurchased dies after the Company receives any required repurchase payment amount, but before the Company returns that amount to the ADR Claimant, the Company will pay the death benefit associated with the policy, and will retain the repurchase payment.

5. FORM AND CONVEYANCE OF COMPENSATION

If the Company demutualizes, ADR Claimants who complete all requirements to repurchase their coverage within the timeframe indicated in Section 4 above shall be entitled to receive compensation in the form of Common Stock, cash or Policy Credits in accordance with the requirements of Article VIII of the Plan. The Company may adjust the Total Allocable Shares in order to allocate shares to these ADR Claimants as provided in Section 14.7 of the Plan. The Company will act in good faith to convey compensation to ADR Claimants eligible to receive such compensation under the Plan at the time of distribution of compensation to all other Eligible Policyholders, as described in Section 8.5 of the Plan. However, in the event the Company is not able to convey compensation within this timeframe to all ADR Claimants who complete the requirements to repurchase their coverage, the Total Allocable Shares shall include a reasonable estimate of the compensation to be distributed to ADR Claimants who have chosen to repurchase their coverage as described above.

If the Company shall fail to complete the processing of the repurchases by ADR Claimants by the time of the distribution of compensation to all other Eligible Policyholders, the Company shall set aside Common Stock and cash in the amount of its reasonable estimate of the Common Stock and cash to be distributed to such ADR Claimants. The Company shall cause such Common Stock and cash to be distributed to such ADR Claimants as soon as practicable following the processing of their repurchases of coverage. If the number of shares of the Common Stock set aside by the Company is insufficient to distribute to all such ADR Claimants who are entitled to receive Common Stock, the Company shall distribute the necessary amount of authorized but unissued shares of stock to the remaining ADR Claimants. In the event that any Common Stock or cash set aside by the Company remains undistributed after all repurchases of coverage have been processed, such Common Stock and cash shall be returned to the Company. The Company may utilize an escrow account or trust for the purposes of setting aside Common Stock and cash as described above.

6. PROJECT PARTICIPANTS

Section 7.1(c) of the Plan provides that no consideration shall be allocated or distributed in respect of any Policy acquired or reinstated by any Project Participant on or after February 10, 1998, except as provided in this ADR Memorandum. However, notwithstanding any provision of Section 7.1 of the Plan, compensation shall be allocated and distributed in respect of Policies acquired or reinstated in resolution of ADR claims, or options to repurchase coverage as described earlier in this ADR Memorandum, to any Project Participant who is also an ADR Claimant, as if the ADR Claimant were not a Project Participant.

7. CLOSED BLOCK

The operation of the Closed Block is described in Article IX of the Plan, and in the Closed Block Memorandum, attached as Exhibit G to the Plan. Any policies reinstated after the Effective Date, pursuant to this Plan and this ADR Memorandum, which otherwise satisfy the conditions set forth in the definition of "Closed Block Policies", shall be considered such Policies. All DNPs, issued pursuant to initial choices of ADR relief, or pursuant to repurchases of coverage as described earlier in this ADR Memorandum, which otherwise satisfy the conditions set forth in the definition of "Closed Block Policies", shall be considered Closed Block Policies, even if such DNPs are issued after the Effective Date.

                                  I. OVERVIEW

This memorandum describes the methodology for calculating Actuarial Contributions ("ACs") pursuant to Article VII of the Plan of Reorganization ("Plan"). There is a separate section describing the methodology and assumptions for each of the following product lines:

      1)    Individual Life Insurance - Policies in the Closed Block
      2)    Individual Life Insurance -Policies Not in the Closed Block
      3)    Individual Annuities
      4)    Individual Health Policies
      5)    Group Annuity Contracts
      6)    Group and Creditor Life and Health Insurance Policies

The general methodology is described in more detail below. Aspects specific to a particular product line are included with section for that product line.

Capitalized terms used in this Exhibit have the meanings ascribed to them in the Plan or in this Exhibit. For purposes of this Exhibit only, references to Pruco include the United States operations of both Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey.

                      II. BASIC PRINCIPLES AND METHODOLOGY

A. INTRODUCTION

Actuarial Contributions (ACs) are used in the calculation of the Basic Variable Component of consideration as described in Section 7.2 of the Plan.

The AC of a particular policy is the accumulated contribution that policy is estimated to have made in the past to the Company's surplus ("historical contribution") plus the present value of the contribution that the same policy is expected to make in the future ("prospective contribution"), with values as of March 31, 2000, which is the Actuarial Contribution Date, or "AC Date." The historical contribution period is assumed to end at the AC Date, and the prospective contribution period is assumed to begin at the AC Date, except as noted for divested business.

Conceptually, each year's contribution to surplus equals the excess of premiums, investment income, and capital gains over benefits, dividends, commissions, expenses, and taxes.

B. BASIC METHODS

The Company used either a "modeling" approach or a case-by-case approach, as appropriate, for purposes of determining the ACs.

Under the modeling approach, representative plans, issue years, and, in some situations, issue ages, gender and / or underwriting classes were selected to develop historical and prospective contributions to surplus. Each of the plan / issue year / issue age / gender / underwriting combinations is called a model "cell." For each model cell, year-by-year estimated historical contributions to surplus were accumulated with interest to the AC Date. Similarly, future expected annual contributions to surplus were discounted with interest to that same date. The sum of the historical and prospective contributions to surplus at the AC Date gives the total contribution to surplus for that model cell. The ACs for the model cells were then smoothed using statistical techniques, where appropriate, and were then used to develop ACs for all inforce policies.

Under the case-by-case approach, the year-by-year history of each policy in a product line was taken into account, so that a specific contribution-to-surplus calculation was done for each case. As under the modeling approach, historical contributions to surplus were accumulated with interest, and prospective contributions to surplus were discounted with interest to the AC Date.

For purposes of the AC calculations, product lines were established by following the annual statement lines of business, and then creating subdivisions as needed to deal with product groups that differ from each other significantly in terms of product characteristics. In defining product groups for purposes of AC calculations, the Company's past practices in managing the business were followed to the greatest extent practicable.

The information required for all of these calculations comes from a variety of proprietary files and reports including policy records maintained in electronic media, internal analyses and memoranda and also from public documents such as annual statements. These data sources are referenced where appropriate

Policy level data and aggregate data were used where available and credible. To the extent that data were not available or were not credible for certain periods of time, reasonable approximations were made to fill in the missing data.

C. TOTAL ACTUARIAL CONTRIBUTION AT THE POLICY LEVEL

1. Financial Management Unit

A "financial management unit" is the group of all coverages issued to a single policyholder that have been managed together from a financial point of view (i.e., for rate-setting, experience-rating, dividend-setting, etc.). Usually, each policy constitutes one financial management unit, but sometimes a single policy may contain more than one financial management unit and sometimes two or more policies may constitute one or more financial management units. Each determination of an AC for a financial management unit included two elements - historical contribution and prospective contribution. These two elements were always added algebraically (i.e., a negative amount served to offset a positive amount) to determine the AC of the financial management unit.

2. ACs at the Policy Level

a. When a policy constitutes one financial management unit, the AC for the policy is the AC for the financial management unit, but not less than zero.

b. When a policy contains more than one financial management unit, the AC for the policy is the sum of the ACs for each of its financial management units, after first setting any negative AC for any of the financial management units to zero.

c. When two or more policies constitute one or more financial management units, the total AC for all of the policies is the sum of the ACs for all of the financial management units, after first setting any negative AC for any of the financial management units to zero. The sum so determined is allocated among the policies in such a way that no policy has a negative AC. The amount so allocated to each policy is the AC for the policy.

D. ASSUMPTIONS AND PRACTICES THAT APPLY ACROSS LINES OF BUSINESS

The following assumptions and practices apply to all lines of business unless noted otherwise here or in the section for that line of business.

In general, the historical experience factors for taxes, investment returns (investment income and capital gains or losses), and expenses were developed based on the results as allocated in the annual statement. The data sources included annual statement data and certain other sources developed for internal reporting. The data from such other sources were adjusted as needed to tie to the annual statement amounts. However, there were specific "corporate events" that were not allocated to any specific class of policies and were not reflected in the financial management of the business. To the extent that these "corporate events" (such as preparation for Y2K and sales practices remediation and expenses) could be identified and their financial impact quantified, the taxes, investment returns or expenses were adjusted to remove the impact of these "corporate events."

The prospective expense and investment income assumptions reflected recent experience. The prospective tax assumptions were based on the current corporate tax rate and reflected the fact that after demutualization, Prudential, as a stock company, will no longer be subject to the equity tax that is charged to mutual companies.

1. Historical Rates of Investment Return and Accumulation Rates

The interest rates used in the historical AC calculations were derived from the assets and investment income and capital gains allocated to each line of business. The rates were developed consistent with the Company's management practices with regard to investment income allocation during the historical period, and are net of defaults and investment expense.

Prior to 1962, the Company used a single portfolio rate for allocating investment income to annual statement lines of business. Overall Company rates for investment income and capital gains were developed from annual statement totals for use by all lines in those years.

In 1962-1984, the Company used an investment year method for allocating investment income and capital gains to annual statement lines of business. Rates were developed from annual statement totals by line for use by the respective lines in those years.

In 1985 and later, the Company used asset segmentation for allocation of investment income and capital gains to the annual statement lines of business. Rates were developed from totals by segment in those years.

Realized capital gains (and losses) were adjusted to reflect capital gains taxes. These amounts were added to unrealized capital gains (and losses) on invested assets held at market value in the annual statement. Consistent with the Company's financial management practices, the recognition of capital gains and losses was spread, generally over five years.

The financial impact of investments in operating subsidiaries was also removed, to the extent that data was available to allow for such removal, since the returns on such investments historically have not been reflected in the financial management of the lines of business that are eligible for consideration. The financial impact of policy loans was removed since policy loan assets were handled separately in the individual life insurance models.

The rates used to accumulate the historical ACs to the AC Date were set equal to the after-tax historical investment income rates, including the effect of capital gains as explained above, for each product group.

2. Prospective Rates of Investment Return and Discount Rates

For business in the Closed Block, assumed investment income rates for prospective ACs were based on assumptions consistent with the assumptions used in determining the funding of the Closed Block.

For business not in the Closed Block, assumed investment income rates for prospective ACs were graded from the 1999 historical investment income assumption to an ultimate rate. Seperate ultimate rates were defined for groupings of business; such groupings were defined consistent with the asset segmentation used by the Company. For each grouping, the ultimate rate was developed by starting with the Treasury yield curve as of March 31, 2000, and adding a spread over the Treasury rates based on the mix of assets, the quality of assets, and the maturity term of assets purchased for each grouping. The mix, quality, and maturity term for each grouping was determined based on the 1999 Asset Adequacy Testing performed by the Company. The period of years used to grade from the 1999 rate to the ultimate rate was based on the maturity term of assets assumed purchased for each product group. No future capital gains were assumed in developing these prospective investment income assumptions, although the five-year spreading of historical capital gains did carry over to the initial part of the prospective period.

The rates used to discount the prospective ACs to the AC Date were set equal to the after-tax investment income rates used in the prospective AC calculations.

3. Historical Expense Factors

Unit historical expense assumptions were developed by starting with statutory line of business information (general insurance expenses, miscellaneous taxes, licenses, and fees expenses, and additional payments for benefit plan expenses) as reported in the Company's annual statements. These expenses were then adjusted to remove expenses that were reported in the statutory financials for the lines of business, but which had not been reflected in the financial management practices of the lines. Such adjustments included the removal of unallocated corporate overhead expenses (e.g., demutualization-related and Y2K-related expenses) and certain administrative and legal expenses associated with various, one-time events. These adjustments were made where information was available (generally back to the early 1990s for most of the adjustments, but back to 1980 for other adjustments).

Once the adjusted annual statement expenses were developed, they were allocated to various products within each line of business based on historical practices and available information. Unit expense assumptions were developed from these allocated expenses for use in developing historical ACs.

4. Prospective Expense Factors

Expense assumptions used in calculating prospective ACs were based on recent experience. Specifically, the ultimate prospective unit expense assumptions used in the 2002 and later years were set equal to an average of the unit expense assumptions over the period 1995 - 1999. The unit expense assumptions grade linearly from the 1999 assumption to the 2002 assumption.

5. Historical Federal Income Tax Factors

The applicable US tax law is complex and has changed over time. The derivation of tax factors followed both the dynamics of the law in each time period and also the Company's approach for allocating taxes. Results were tied to actual taxes incurred as reported in the annual statement.

The Company's historical practice has been to treat the Group Annuity business separately from all other lines of business in the allocation of taxes. This separate treatment was meant to reflect the actual operation of the Group Annuity line of business and the fact that the line consisted primarily of tax-qualified business, which received different tax treatment from most of the other lines in some tax eras.

Broadly, there were three major tax eras used in the historical period for lines other than Group Annuity. Rates were developed consistent with applicable laws in those periods, to be applied to corresponding bases for the historical AC calculation.

For 1957 and prior years, Company-wide tax rates were developed as a function of investment income, which were identical for all lines of business, including Group Annuities.

For 1958-1981, marginal tax rates were developed as functions of assets, investment income, interest paid credits, and reserves, and applied to corresponding bases. The marginal tax rates on reserves varied by valuation interest rate and tax qualification status and were adjusted year-by-year to reproduce total company tax (excluding group annuity and Canadian business) for each year. This reconciliation was done before reflecting Modco savings in 1980-1981. ("Modco savings" refers to the financial effects of certain reinsurance arrangements and tax recognition thereof that the Company had elected under the former Section 820 of the Internal Revenue Code.) Such savings associated with the individual life lines of business were allocated in proportion to dividends, since the existence of the Modco reinsurance served to reduce the limitation on the deductibility of dividends.

After 1981, the tax was calculated by adjusting each year's statutory gain to a tax basis (primarily by substituting reserves and dividend liability defined by the prevailing tax law for statutory reserves and dividend liability), and then applying the appropriate tax rate. In 1984 the "fresh start" reserve adjustment was reflected and the new equity tax began to be reflected. The DAC proxy tax (which began in 1990) was reflected in the calculations as described below. Finally, the resulting total tax for the years 1982-1999 was adjusted to tie to the total tax, for Prudential and Pruco combined, in the annual statements for those years.

Even though the same tax laws as described above applied to all lines of business, their effects on Group Annuity (which consisted mainly of tax-qualified business), in combination with the information available on Group Annuity cases, led to somewhat different approaches to reflecting taxes for these cases. Based on the financial management of the Group Annuity business, historical taxes through 1979 had already been allocated to each case.

However, tax formulas related to investment return were needed in order to apply them to the rates used to accumulate historical ACs. For years 1958-1961, Company-specific tax rates were developed as functions of assets, and applied to corresponding Group Annuity assets. For 1962-1979, tax rates specific to the Group Annuity line were developed as a function of assets, and applied to corresponding Group Annuity assets.
For 1980 and later years, the historical tax calculation for Group Annuity ACs was based on US corporate tax rates applicable to taxable income. The equity tax for mutual companies (which began in 1984) was reflected. The resulting total tax for the years 1980-1999 was adjusted to reproduce the total tax in the annual statement in the Group Annuity line for those years (including Modco savings in 1980-1981).

6. Prospective Federal Income Tax Factors

For the prospective AC calculations, the current corporate tax rate was applied to taxable income for the line of business, after reflecting the difference between statutory and tax basis liabilities. No equity tax was applied since the equity tax does not apply to stock companies.

7. DAC Proxy Tax

For the individual annuity business, the individual health business, and the group life and health business, the present value cost of the DAC proxy tax (which began in 1990) associated with each premium payment was charged at the time each premium payment was assumed to be received. For the individual life business, an equivalent calculation was performed: the actual capitalization and amortization of the DAC proxy tax associated with each premium was reflected in the AC calculations, except that the present value of any unamortized amount remaining at the end of the historical period was credited to the historical AC. The DAC proxy tax does not apply to Group Annuity business.

E. CALCULATION RULES THAT APPLY ACROSS LINES OF BUSINESS

1. Number of Prospective Years Recognized in the AC Calculation

For the individual lines of business, the prospective AC calculation ran through the end of the mortality or morbidity table or maturity or expiry of the modeled policy. For group business, the prospective AC calculation generally ran for 20 years from the AC Date. However, in certain cases, different periods were used, based on the nature of a particular group product line.

2. Policies Whose Contribution to Surplus Is Taken Into Account

As a general rule, contribution to surplus was determined only for policies and contracts that were in force as of the Eligibility Date. However, in some cases, the contribution to surplus for such policies included part of the financial experience of prior policies which they replaced. In such cases, the experience of the prior policy was considered to be part of the experience of the current policy. The financial management practices within each line of business were examined to determine when a current policy should be deemed to be a continuation of a prior policy for purposes of determining actuarial contributions. Based on this examination, the AC calculations reflected the following:

a. Individual life insurance, annuities, and health insurance. The Company followed the general rule stated above, that contribution to surplus was determined only for policies and contracts that are in force as of the Eligibility Date, with respect to individual life, health and annuity business. There was one exception to this general rule:

      Beginning in August, 1997, the Company began an exchange program which was designed to retain customers who had annuity contracts that had reached the end of their surrender charge periods by offering a new, more modern contract. This new exchanged contract was available only to those customers eligible to participate in the exchange program. Because the exchanged contract was directly tied to the existence of the prior annuity contract, the contributions to surplus of the original contract were reflected in the AC of the contract received in the exchange.

      Note that payout annuities resulting from the annuitization of a retirement annuity contract or a deferred annuity contract are, by the terms of the contract, a continuation of the original annuity. Accordingly, the AC calculations for such annuitized annuity contracts reflected contributions to surplus during both the deferred period and the payout period.

b. Group Annuities. The Company identified several types of situations in which a contract currently in force should be viewed as having been issued in continuation of a previous contract. These involved situations in which the Company, in agreement with its customers, issued replacement contracts while carrying forward the appropriate elements of financial experience from the prior contract.

c. Group Life And Health Insurance. The Company has identified a number of circumstances that may be viewed as "contract modernizations," in which the Company and a customer agreed to issue a new contract (or, sometimes, to assign a new contract number to an amended existing contract) and the financial experience of one or more financial management units of the prior contract was carried forward to one or more financial management units of the successor contract.

d. Group Annuities and Group Life and Health Insurance. In addition to the situations cited above for these lines of business, it was necessary to take into account changes in coverage arising from business transactions of the customer (e.g., mergers and spin-offs). The principles discussed above were applied in such situations; that is, a continuation of the prior contract was assumed if the prior experience was carried forward in the financial management of that contract. The Company also assessed the specific case structure for each group policyholder to ensure that consistent treatment of contract continuity applied across all groups, consistent with the financial management practices of the Company.

3. Reinsurance

For blocks of business with "company-directed" reinsurance (other than in connection with divestitures, which are discussed below) any gain or loss from reinsurance was generally not credited or charged to the specific policies on which reinsurance coverage exists. However, as mentioned above, the tax savings in 1980-81 for certain Modco reinsurance transactions were reflected in the ACs for the policies affected by the reinsurance. In situations where a client directed the Company to cede some of the risk on the client's business ("client directed"), the gain or loss from such reinsurance was reflected in the AC calculations, either directly, or indirectly, if already reflected in dividends.

4. Divestitures

In cases where the Company has divested itself of certain businesses, (i.e., the transferred Canadian business sold in 1996, the US healthcare business sold in 1999, and the individual disability income business sold in 1999), the "gain on sale" from each such divestiture was used as the total "prospective contribution to surplus" for each such block of business. The gain on sale was allocated among policies in force at the date of the sale of the divested block based on a proportional allocation of theoretical prospective ACs that were calculated for each policy in force as of the date of sale. The date of the sale of each divested block was used as the end of the historical period and the beginning of the prospective period. The allocated ACs were accumulated with interest from the date of sale to the AC Date.

5. Assumptions for Canadian Branch Business

The discussion of assumptions in II.D was for US business. For Canadian branch policies, Canadian branch assumptions were used where credible data were available. One main source for Canadian data was the separate statutory branch financial statements. These reports were available beginning in 1970. Separate financial records of the Canadian branch were not available for years prior to 1970. In addition, many of the Company's Canadian branch records were provided to London Life at the time the business was sold or were otherwise no longer available. If credible data were not available, US data or combined US and Canadian data were used in developing assumptions for the Canadian branch business.

a. Investment Return and Accumulation Rates were calculated in the same manner as the US rates for all Canadian branch business through 1995 and for the retained Canadian business in all years. For the transferred Canadian branch business, the 1995 rates were held constant in 1996 and later.

b. Total line of business expenses for each line of the Canadian branch were used for the development of unit cost factors for the period 1970 to 1995 under the same process as was used for the development of US factors. Prior to 1970, combined US and Canadian experience was used. After 1995, combined US and Canadian experience was used for the retained business because of the sale of most of the branch business and the consolidation of management of the US business and the retained Canadian business. For 1996 and later, 1995 unit factors were used for the transferred business.

c. The Canadian branch was taxed the same as the US operation through 1975. In 1976 the Company elected, under the Internal Revenue Code, to treat the Canadian branch as a separate Canadian company for tax purposes. Model Canadian tax rates were developed from actual taxes paid each year and were allocated half to surplus and half to investment income. This approach was used for the retained business through 1999; thereafter, US tax rates were used, since the US rates were thought to represent a best estimate. The same approach was used for the transferred business, up through 1995. To the extent that data were available to develop actuarial contributions on a Canadian basis, the 1995 Canadian tax rates were applied to all years after 1995. Where such data were not available, the gain factors and assumptions were US based, so US tax rates were used for consistency.

6. Canadian Currency Conversion

Actuarial contribution calculations for Canadian-denominated business were done in Canadian currency; the values were convened to US currency using the exchange rate on the AC Date between United States dollars and Canadian dollars published in the final Eastern edition of The Wall Street Journal on the business day next following the AC Date.

7. New Issues and Reinstatements After the AC Date

ACs for policies issued or reinstated after the AC Date and prior to the Adoption Date were developed in a manner consistent with that used for business in force on the AC Date.

8. Treatment of ADR Claimants in Actuarial Contribution Calculations

In its "Important Notice to ADR Claimants" dated April 14, 1998, the Company described certain commitments to these claimants that would be applicable if the Company ultimately demutualized. Accordingly, there was no charge against the contribution to surplus in the AC calculations for Eligible Policies of these claimants for any claim payments that have been made or will be made with respect to a settlement on an individual life insurance policy or for the associated costs (administrative expenses, legal expenses, etc.). This is consistent with the way the Company has managed dividends and interest crediting rates throughout the sales practices remediation program. A description of the AC calculations for ADR Claimants is included in Exhibit E, the ADR Memorandum.

                  III. INDIVIDUAL LIFE INSURANCE - POLICIES IN
                                THE CLOSED BLOCK

A. OVERVIEW AND METHODOLOGY

The Closed Block includes regular ordinary business which pays experience-based dividends, industrial (weekly premium) life policies, and intermediate life policies. The methodology described for this business also applies to the weekly premium and intermediate business remaining in the Company's Canadian branch, for which the Company has established a closed block separate from the U.S. Closed Block.

Industrial business was issued from 1875 - 1967. Intermediate business was issued from 1928 - 1962. The Closed Block regular ordinary business, which includes a variety of whole life plans, modified premium plans, endowment plans, paid-up coverages, and dividend-paying term insurance plans, has been issued since 1886. The Canadian weekly premium business was issued from 1909 - 1967 and the Canadian intermediate business was issued from 1928 - 1962.

The individual life lines of business comprise over 14 million policies. As a result, ACs for this business were developed by calculating historical and prospective ACs for model cells (as described in Section II.B.). Some model cells represent base policies, others represent dividend credits that would have been purchased over time by dividends (paid-up additions and dividend accumulations). The sum of the historical and prospective contributions to surplus at the AC Date gives the total contribution to surplus for the model cell. The ACs for the model cells were then smoothed using statistical techniques and were then used to develop ACs for all inforce policies.

Base policies, those term riders which could have been issued as stand-alone policies (and have the same ACs as the corresponding stand-alone policies), and dividend credits are considered by the Company to be distinct "financial management units." ACs from gains on supplementary benefits such as waiver of premium and accidental death benefit are not determined separately for policies with such supplementary benefits. Instead, these gains, referred to as "miscellaneous gains," are used to reduce expenses used in developing unit expense assumptions for all policies. This approach is consistent with the Company's financial management practices.

For each model cell, historical ACs were calculated year by year from the assumed date of issue of the policy and accumulated with after tax interest to the AC Date. Each year's historical AC took into account policy factors such as premiums, dividends, tax reserves, and experience factors such as investment income, capital gains , mortality, commissions, expenses, miscellaneous gains, and taxes, including Federal income taxes. (Since these historical calculations were done for a policy that was assumed to be currently in force, there was no need to recognize surrender benefits.) For each year, historical experience factors reflected the pooled experience of similar policies.

A process similar to that used for historical ACs was used to calculate expected prospective ACs--i.e., the calculations use assumptions for future premiums, investment income, expenses, dividends, benefits. etc. In addition future surrender benefits were taken into account. Each future year's expected AC was discounted with after-tax interest to the AC Date. Then, the historical and prospective ACs for each model cell were added to obtain a total Actuarial Contribution.

The next step was to calculate ACs for all policies based on the ACs calculated for the model cells. This process involved three components:

1. Subdividing all individual life policies into logical groupings based on issue year eras, issue age groupings and product series. These groupings were consistent with the financial management of the business. Policies were also segmented between premium-paying and paid-up business for permanent ordinary business, and by product type for term business;

2. Reviewing the AC results for the model cells in each logical grouping and, by using statistical techniques, developing a set of relatively simple factors to be applied to one or more policy parameters (such as cash value or face amount or per policy). The factors selected closely reproduced the relative profitability of the cells in the group.

3. Applying an appropriate factor to each corresponding policy parameter in force.

Factors were derived so that the aggregate ACs for the model cells in each logical grouping (and, hence, for the entire individual life business) did not change as a result of the development of the simplified set of factors. The use of the statistical techniques discussed above resulted in the smoothing of AC results within each logical grouping consistent with the financial management practices of the Company over time.

B. HISTORICAL CALCULATIONS

The following paragraphs describe the policy factors and experience assumptions used in the historical AC calculations in more detail.

1. Gross Premiums

Annual premiums and policy constants were each adjusted by multiplying by average modal loading factors. (Policy constants are premium elements that are charged on a per-policy basis. Modal loading factors are used to convert annual premiums into monthly, quarterly or semi-annual premiums.) The adjusted policy constant was then divided by the average size policy in the model cell, added to the adjusted annual premium and the result modeled as the premium payable annually in the middle of a calendar year. The loss of interest on premiums payable other than annually was modeled as an additional percentage of premium expense.

2. Death Claims

Based on Company mortality studies, the mortality experience over time was related to the prevailing industry select and ultimate morality table (or valuation mortality in the case of intermediate and weekly premium policies). The appropriate mortality rate from these tables was used to calculate a cost of insurance charge for the net amount at risk for each year. Consistent with the Company's financial management practice, the experience of Pruco was combined with the experience of Prudential in this analysis.

3. Commissions

Historical average commission scales (reflecting the various commissions paid in each of the Company's sales distribution channels) were used for each model cell. These scales were adjusted to reflect agent termination rates, the vesting provisions in the agents' contracts and the Company's policy of transferring service and collection commissions on policies written by agents who were no longer active.

4. Expenses and Taxes (Other Than Federal Income Tax)

a. Regular Ordinary

For each year in the historical AC calculation, model expenses were developed based on the most recently preceding Company unit expense study and units in force. The amount of expenses covered by those assumptions was then compared to the actual historical expenses of the line reduced by estimated miscellaneous gains from supplementary benefits such as premium waiver and accidental death benefits, from dividend accumulations, from extended term insurance, and from expense adjustments as described in Section II.D.3. Any excess of net actual expenses over modeled expenses was then modeled in that year as an expense expressed as a percentage of reserve. For years with an excess of modeled expense over net actual expense, all expense factors were scaled down to match net actual expense levels. Consistent with the Company's financial management practice, the experience of Pruco was combined with the experience of Prudential in this analysis.

b. Weekly Premium

Expenses for weekly premium policies were developed in a similar manner to regular ordinary policies except that all expenses were expressed per policy rather than using the more complex structure of the expense studies for the regular ordinary line.

c. Intermediate

Where expenses for intermediate policies were available from Company records the same procedure was followed as for weekly premium policies. For years where data was not available, the level of expenses for intermediate policies was estimated from the data for weekly premium policies because of the similarities between these two blocks of business.

5. Dividends

The actual dividends per unit payable in a calendar year were used for each model cell. Some of the very early duration historical termination dividends were approximated if the actual scale was not available.

6. Net Investment Income Earnings Rates and Capital Gains Rates

Net investment income earnings rates and capital gains rates were developed consistently with the general approach described in Section II.D. Where separate data for intermediate and regular ordinary were not available the combined experience was used for both.

7. Federal Income Tax Rates

Federal income tax rates were developed consistently with the general approach described in Section II.D. The treatment of the DAC proxy tax was also handled consistently with the general approach described in Section II.D.

In the calculation of the DAC proxy tax for base policies, it was assumed that a certain percentage of base policy dividends was used to reduce premiums (consistent with actual company experience). The AC calculations for paid up additions cells used dividends from the base policy and existing PUA amounts as premiums. However, no DAC proxy tax is created by dividends used to purchase Paid Up Additions.

8. Other Liabilities

Claims were modeled as paid when incurred and then adjusted for interest gains resulting from delayed payment of claims.

C. PROSPECTIVE CALCULATIONS

The same types of experience factors as listed above were used for prospective AC calculations. All prospective assumptions were based on recent experience.

In addition, assumptions for future policy terminations were needed. Consistent with the Company's financial management practice, the combined recent experience of Prudential and Pruco was used in setting the future policy termination assumption.

In general, the experience factors used to calculate prospective ACs were consistent with those used to determine Closed Block funding. For example, the prospective earned rate assumption was based on the projected earnings rates of the Closed Block assets. The discount rate used in calculating present values was based on the after-tax projected earnings rate. There are four exceptions to this general rule:

1. The Closed Block funding calculation reflects the fact that the Closed Block will not be charged for actual renewal commissions, administrative and overhead expenses, and investment expenses. Instead, a fixed schedule of charges will be used in lieu of these actual expenses. Unit expense assumptions for the prospective AC calculations were developed consistently with the general approach described in Section II.D. Commission assumptions were consistent with the scales used for the historical AC calculations.

2. The Closed Block will be charged for certain taxes (e.g., Federal income tax) using the specific rules described in the Closed Block Memorandum. Federal income tax rates for the prospective AC calculations were developed consistently with the general approach described in Section II.D.

3. No capital gains were projected in the Closed Block funding. However, the runoff of unamortized historical capital gains was recognized in the prospective AC calculations.

4. The AC calculations recognized the amortization of the build-up of DAC proxy tax at the end of the historical period while the calculations for Closed Block funding started with the beginning DAC proxy tax balance of the Closed Block policies and amortized it prospectively.

                 IV. INDIVIDUAL LIFE INSURANCE - POLICIES NOT IN
                                THE CLOSED BLOCK

This category included four types of US. business: indeterminate premium term insurance (issued from 1988 to 1996), guaranteed premium term insurance (first issued in 1996), interest-sensitive life insurance (first issued in 1984) and variable life insurance policies (first issued in 1983). Over time, variable and interest-sensitive life insurance policies have been issued by both the Company and Designated Subsidiaries.

The term products have been issued on a nominally participating basis, but no dividends have been paid and none are expected in the future. Because of similarities between the indeterminate premium term business and other term business in the Closed Block, these indeterminate premium term policies were mapped to the comparable Closed Block model cells. The AC methodology and assumption development for the guaranteed premium term insurance paralleled that for the Closed Block policies in all material respects.

Because of similarities between the interest-sensitive life products and variable life products, and because the Company has historically managed these products together, the interest-sensitive life products were mapped to the comparable variable life model cells. The AC methodology and assumption development for the variable life products paralleled that for the Closed Block policies in all material respects, except as noted below.

1. The AC factors for variable life insurance were expressed as a function of policy fund value, face amount, and per policy.

2. The following additional assumptions were used in developing the historical ACs. These assumptions were based on pricing assumptions, adjusted to reflect actual experience, where available.

      a. Premium Pattern

      Many of these products are flexible premium products. Historical premium patterns were reviewed and historical premium ratios were determined for each modeled flexible premium product. The premium ratios were developed as a function of the original expected premium level for each product, and were also validated by making sure they reproduced fund values at the product level as of the AC Date.

      b. Spreads

      Based on the product pricing spreads associated with general account business, separate account business, and policy loans, weighted average spreads were developed for modeled products based on the historical distribution of funds among the general account, separate account, and policy loans.

      For calculation purposes, weighted average earned rates were developed by adding weighted average credited rates (based on the same distribution of funds used in developing the weighted average spreads) to the weighted average spreads.

      For the fixed premium variable policies, the earned / credited rates were validated by reproducing the aggregate fund levels as of the AC Date.

3. Consistent with the Company's historical practices in setting general account credited rates, the rates used to accumulate the historical ACs to the AC Date were based only on Pruco experience.

4. Prospective assumptions were based on pricing assumptions and recent historical experience. Prospective earned rates were developed consistent with the approach described in Section II.D. above (except that the general account earned rates were based on the recent experience of Pruco only, to be consistent with Prudential's historical financial management practices).

For the Canadian branch policies, comparable methods to those described above were used, except that prospective ACs were adjusted consistent with the treatment described for divested business in Section II.E.4. Assumptions used in the AC calculations were developed based on Canadian data (where credible Canadian experience data were available). Where credible Canadian experience data did not exist, the Company's US or combined US and Canadian experience was used. As an example, US prospective ACs were used as the theoretical Canadian prospective ACs for the purpose of allocating the gain on sale on the business transferred to London Life.

                          V. INDIVIDUAL HEALTH POLICIES

A. OVERVIEW AND METHODOLOGY

The Individual Health business includes products issued by the Company beginning in 1952. This line of business was intended to complement individual life insurance sales. Initially, the products offered included individual disability income insurance, hospital/surgical policies, hospital indemnity policies, and accidental death and dismemberment (AD&D) policies. The Company introduced Medicare Supplement policies staffing in the late 1970s as conversions from group policies. In the early 1970s, the Company introduced CHIP, a leading edge comprehensive medical insurance program. This product was replaced by PruMed in 1983. The Company's individual health business also includes individual policies sold as conversions from group insurance policies. The Company ceased its sales of individual health business in 1993. However, it introduced an individual Long Term Care (ILTC) policy starting in 1999, which is the only Individual Health product currently being sold. All of this business is participating, though dividends are not currently paid on most of this business.

The Individual Health business was subdivided into eleven different categories of business, each representing a similar group of policy forms whose historical financial management practices were comparable to each other. These categories parallel the types of products sold, as defined above. AC factors were computed by issue year within each category, and the resulting factors were applied to annualized premiums for each policy within the category.

The Actuarial Contribution methodology for Individual Health business was similar to that for Traditional Life. The following material modifications were used for Individual Health business:

1. The AC factors were expressed per dollar of current annualized premium on each policy.

2. AC factors varied by calendar year of issue and category of business (and by plan for individual disability insurance).

3. For the individual DI business sold in 1999, the prospective ACs were adjusted consistent with the treatment described for divested business in
      Section II.E.4.

Annual AC factors were produced for every calendar year for every issue year within every category of business. The historical AC factors were accumulated with interest to the AC Date, and the prospective AC factors were discounted to the AC Date. After applying AC factors to the current annualized premium on each policy, the historical AC and prospective AC were added to produce the total AC for each policy, which, in no event, was allowed to be less than zero.

AC factors were computed based on "unitized premiums." That is, all the assumptions were developed as percentages of premium. Calculations were based on a unit ($100) of premium in calendar year 2000. Historic premium levels were adjusted to reflect past rate increases, and future premiums were adjusted to reflect anticipated future rate increases, policy lapses and expirations.

B. HISTORICAL CALCULATIONS

The following assumptions were used in the historical AC calculations.

1. Loss ratios

Historical statutory loss ratios (paid claims plus change in claim reserves as a percentage of earned premium) were developed by calendar year for each category of business. Estimates were used for earlier years where such detail did not exist, using annual statement loss ratios by renewability feature as the guide.

2. Expenses, commissions, premium taxes

These values were expressed as a percentage of each year's premium, based on allocations to the Individual Health line of business. Relationships between first year and renewal year commissions and expenses were based on actuarial memoranda for representative policy forms, in recent years, the expense allocations to the Individual Health line of business were negative; these negative values were determined to be not credible and were not used. Instead, the most recent credible data were used.

3. Rate increases

Historical rate increases were recognized to reflect the changes in rates that have been charged over a policy's lifetime. An inventory of such historical rate increases was developed from the Company's records.

4. Active life reserves

Some policy forms utilize level premiums based on issue age. In these categories, active life reserves (also known as policy reserves or contract reserves) were developed from the actual reserve factors from the Company's valuation systems.

5. Dividends

Although there have been only limited amounts of dividends paid on Individual Health policies, the actual dividend history was reflected using relationships from the Company's annual dividend resolutions, from annual statement (Schedule
H) dividend amounts and from the annual policy experience exhibits. Some policy forms (such as hospital indemnity) have used benefit dividends instead of cash dividends. These benefit dividends were included in each year's claims and are reflected in the loss ratios used for those policies.

6. Net Investment Income and Capital Gains

Total company investment income and capital gains rates were used for the Individual Health business because it was considered an appropriate proxy for the rates used in the management of the business.

7. Federal Income Taxes

Federal Income Tax rates were developed consistent with the general approach described in Section II.D.

C. PROSPECTIVE CALCULATIONS

The same kinds of assumptions used in the historical AC calculations were used in the prospective AC calculations, except that the prospective AC calculations also incorporated the anticipated average rate of lapse of the inforce business over its remaining future lifetime. Prospective assumptions were based on recent historical experience.

Future rate increases were anticipated for those categories of business for which the Company has been seeking rate increases as part of its financial management practices.

                        VI. INDIVIDUAL ANNUITY CONTRACTS

There are three main product categories in the Individual Annuity product line:
Deferred Annuities, Retirement Annuities, and Payout Individual Annuities. Deferred Annuities include single-premium and flexible-premium annuities in deferred status. Retirement Annuities, which are no longer issued, are a fixed premium deferred annuity product. Payout Individual Annuities include single premium immediate annuities, structured settlements, settlement options in payout status, and Alliance contracts.

A. DEFERRED ANNUITIES

1. Overview and Methodology

This business includes both fixed and variable annuities issued both by Prudential and Pruco. The Prudential business has been issued since the early 1970s and the Pruco business has been issued since the early 1980s.

The general steps used to compute the AC for each deferred annuity policy were as follows:

a. Capture historical financial information, as available and appropriate, for each deferred annuity policy.

b. Determine the appropriate gain factors for each product, issue year and calendar year, based on historical financial experience.

c. Multiply the historical gain factors by the applicable historical financial information and accumulate the results to the AC Date. This result is the historical AC for each policy.

d. Multiply the account value on the AC Date by a factor that represents the present value of future contributions to surplus. This result is the prospective AC for each policy.

e. Add the historical AC and prospective AC to produce the total AC for the policy, which, in no event, was allowed to be less than zero.

2. Historical Calculations

Gain factors were developed for each product for each calendar year since issue by analyzing the sources of gain and loss and relating them to appropriate bases such as account values and premiums paid. These factors reflected the pooling of experience in the year incurred. The gain factors were then applied to the policy-specific data (from the historical year-by-year transaction data files) for each year and accumulated with after-tax interest to the AC Date.

For periods where policy-specific data were not available, models were used to develop gain factors for these periods. These factors were applied to the earliest available policy-specific account values.

Gain factors used in the historical AC calculations were developed as described below.

a. Investment gain

Investment gains in a calendar year were developed by applying investment spreads (as described below) to policy-specific account values.

Historical investment spreads for account values in the general account (and for Market-Value Adjusted annuities ("MVAs") in the separate account) were the excess of the actual historical investment returns over the average interest rate credited to contracts of the same plan type and calendar year of experience.

The general account investment returns were derived from the assets and investment income allocated to the individual annuity line of business separately for Prudential and Pruco, in line with historical financial management practices. Prudential general account investment returns were adjusted to reflect the amounts backing deferred annuity contracts.

For separate account business other than MVAs, the investment spread was the sum of contractual Mortality and Expense charges ("M&E charges"), administration fees, and net investment management fees.

b. Expense gain

The expense gain was the excess of product loads over the corresponding expenses.

To determine the product loads component, certain product loads were pooled by plan and calendar year, and others were captured on a policy-by-policy basis.

To determine the expense component, expenses and taxes other than Federal income taxes were allocated on a per policy, percent of account value, or percent of premium basis to reproduce actual amounts allocated to the individual annuity line of business for Prudential and Pruco combined. Expense allocations were consistent across all products. For commissions, writing and general agent commission scales were related to premiums, adjusting for vesting schedules where appropriate.

c. Miscellaneous gains

Gains on miscellaneous benefits (e.g., return of premium or minimum guaranteed fund values for certain products) at the product level were expressed as a function of account values and applied to policy-specific account values.

d. Federal income taxes

Federal income taxes were reflected based on the general approach described in
Section II.D. Since the historical transaction records did not contain the policy's tax reserves for each year, these were approximated based on an analysis of the Company's practices with respect to tax reserves.

e. DAC Proxy Taxes

The gain factors from DAC proxy taxes were calculated consistent with the general approach described in Section II.D. The gain factors varied by calendar year and reflected the amounts of tax-qualified business separately in Prudential and Pruco.

3. Prospective Calculations

For prospective ACs, a model was used to develop prospective AC factors based on present values of after-tax statutory gains expected for each product, by issue year. These factors were applied to the policy-specific account value on the AC Date.

In general, prospective gain factors were developed using approaches consistent with historical gain factors, and were based on recent experience.

a. Earned Rates and Credited Rates

Prospective earned rates for account values in the general account and for MVAs in the separate account were developed based on the general approach discussed in Section II.D. Prospective earned rates for other separate account business were developed based on an assumed asset portfolio and assumed returns for each asset group in the portfolio, for Prudential and Pruco combined.

Prospective investment spreads were developed from the recent spreads used in the historical calculation, and projected on the assumption that they will grade, over several years, into the long-term anticipated spread for the particular product.

The net interest rate credited to the policy was determined by subtracting the investment spreads from the prospective earned interest rates.

b. Premiums

These were projected as a percentage of fund values at the AC Date based on recent renewal premiums for each product as a percentage of projected fund values and reduced for future expected terminations as discussed below.

c. Gains from Terminations

Termination assumptions for surrenders, partial withdrawals, annuitizations, deaths and internal exchanges were projected based on recent experience. Factors for the gains varied by type of termination. An amount of gain on surrender was calculated based on the surrender charges that varied by plan. An amount of gain, expressed as a percentage of the assumed amount annuitizing, was calculated based on the assumptions and methods used for payout annuities. An amount of gain on exchanges was calculated based on anticipated gains on the Company's recent exchange program. The gains on deaths and partial withdrawals were assumed to equal zero.

d. Commissions

Assumptions for commissions were consistent with the scales used for the historical AC calculations.

e. Years to Maturity

These were projected based on assumed average ages at maturity and the average issue age of the in force for each plan.

For the Canadian branch business, based on experience data of the Canadian branch (and assuming that the 1995 experience continued into the future after the business was sold to London Life), it was determined that the AC for each policy was negative. These values were not adjusted for the gain on sale, nor did these values impact on the gain on sale adjustment for other lines of business.

B. RETIREMENT ANNUITIES

Retirement annuities are fixed premium participating deferred annuities with guaranteed cash values that were issued from the 1930s until the early 1980s. While retirement annuities are individual annuity products, these contracts have many characteristics of traditional life insurance products. The historical ACs for retirement annuities were developed using the same methodology described for individual life Closed Block business. The assumptions used in the development of the historical ACs for retirement annuities were consistent with the assumptions described above for deferred annuities except that the investment experience of the individual life line of business (where retirement annuity premiums were invested) was used. For prospective ACs, the methodology and assumptions described for deferred annuities were used except that the prospective investment income assumption was developed consistent with the projected investment experience of the Closed Block.

For the Canadian branch business, assumptions as described in Section II.E.5 were used. The prospective ACs were adjusted consistent with the methodology described in Section II.E.4.

C. Supplementary Contracts, Annuities in Payout Status, and Alliance Contracts

The products included in this category include annuities in payout phase and the Alliance contract, which is a retained asset fund into which benefit proceeds have been deposite. The annuities in a payout phase include all deferred annuities that have annuitized, immediate annuities, structured settlements, and supplementary contracts issued under settlement options. Certain group life and group annuity supplementary contracts are also included.

The historical AC was calculated by applying gain factors to estimated statutory reserves and accumulating these values at an after-tax interest rate to the AC Date. For matured annuities (deferred annuities that have annuitized), credit was also given for contributions to surplus during the deferral period on a basis consistent with that developed for deferred annuities that have not yet annuitized.

The prospective AC was calculated by applying gain factors to projected future statutory reserves and discounting these values at an after-tax interest rate to the AC Date.

Gain factors were developed based on pricing assumptions, adjusted to reflect actual experience, where available.

For the Canadian branch business, comparable methods to those described above were used.

                          VII. GROUP ANNUITY CONTRACTS

A. OVERVIEW AND METHODOLOGY

Prudential first began issuing group annuity business in 1928. Over time, the group annuity product offerings expanded to meet the needs of the marketplace. The main product groups in the Group Annuity product line used in the calculation of the ACs include: Group Annuity Segment business ("GAS"), Defined Contribution business ("DC"), Group Pension Segment A business ("GPSA"), Prupar business, Separate Account Investment Only business, Separate Account GIC business, and Synthetic GIC business.

While the experience assumptions underlying the different product groups are different, these product groups all used a similar methodology for calculating ACs. Product-specific differences are discussed in the sections below.

A case-by-case approach was used to determine the AC for each Group Annuity contract. The general steps were as follows:

1. Capture historical financial information, as available and appropriate, for each product component of a customer's contract.

2. Determine the appropriate gain factors for each calendar year, based on historical financial experience.

3. Multiply the historical gain factors by the applicable historical financial information, adjust the resulting gain for taxes, and accumulate to the AC Date as described in Section II.D. This result is the historical AC for each product component.

4. Multiply the prospective gain factors by projected annual fund balances (typically statutory reserves) for each product component, adjust the resulting gain for taxes and discount to the AC Date as described in
      Section II.D. This result is the prospective AC for each product component.

5. Add the historical AC and prospective AC to produce the total AC for each product component covered by the contract.

6. Combine the results across all product components for a contract, employing the combination rules that pertain to the financial practices for that contract, to arrive at the total AC for that contract. In no event will this total AC be allowed to be less than zero.

In the above general description, it is assumed that the group annuity contract is the financial management unit. However, in cases where there is more than one financial management unit within a group annuity contract or where two or more group annuity contracts constitute one financial management unit, the above calculations are performed separately for each financial management unit.

For all products but DC, customer specific financial data was available for all contracts back to contract inception. For DC, certain customer specific financial data was not available prior to 1979. For these customers, customer account balances were extrapolated back to zero at the contract inception date using aggregate financial data.

B. HISTORICAL CALCULATIONS

The historical financial information to which gain factors were applied were a product component's fund balance (typically statutory reserves). The gain factors used for each product group are described below.

For GAS and DC contracts, the following gain factors were defined: risk charge factor (or interest charge), capital gains factor, expense gain factor, and surplus adjustment factor.

1. The risk charge is an annual charge that is made against contract values, typically assessed by reducing the interest rate to be credited to customer account. The annual risk charge amounts or factors for GAS and DC were available in the Company's records for years after 1967. For years prior to 1968, an annual factor which was level across policy years was used. This annual factor was calculated as the level annual factor, that, when applied to contract values for all contracts over the period from inception of the Group Annuity line of business through 1967, approximately reproduced the total risk charge revenue for the line of business according to the Company's records.

2. The capital gains factor represents capital gains on assets backing GAS and DC contracts when such gains were not distributed to the customer through credited rates, dividend formula, or experience rating process. These factors were derived separately for GAS and DC using a model of all business ever inforce and historical Company records of capital gains.

3. Expense gain factors were derived separately for GAS and DC in a model that compared allocated historical annual statement expenses to fees that were charged to cover expenses for each product for each calendar year. The allocation of annual statement expenses to product group was either directly available in Company records or derived from information in Company records. The expense gain (loss) factor was calculated as the excess (shortfall) of the charged fees over allocated expenses divided by mean aggregate fund balance for each product group.

4. The surplus adjustment factor reflects the surplus (or deficit) in the experience accumulation amounts that are not expected to be reflected in future dividends. These factors were derived by comparing detailed customer reserves to experience accumulation records as of the AC

      Date. Experience accumulation records were available by contract for GAS contracts and by groups of similar contracts for DC contracts.

For GPSA contracts, one gain factor for each contract was defined - the adjusted pricing profit margin. The original pricing profit margin is the margin expected at the time of sale, and was available in the Company's records for each contract. These expected margins were adjusted using a model which trued-up initial historical AC's based on the expected margins to actual total adjusted surplus for all GPSA contracts as of the AC Date.

For contracts invested in the separate account(s), the following gain factors were defined: risk charge factor, expense gain factor, and investment management gain factor. For Prupar, Separate Account GIC, and Synthetic GIC business, all three factors were applicable. For Separate Account Investment Only business, only the investment management gain factor was applicable.

1. Risk charges or factors are contractually defined and were available in the Company's historical records. The risk charge factor or amount for each contract was adjusted for any increase in reserves for contract losses.

2. Expense gain/loss factors were developed by comparing expense revenues to expenses allocated to product groups. These factors were separately developed for each Prupar contract and for the combined experience of Separate Account GIC business and Synthetic GIC business.

3. Investment management gain factors were developed by asset class for separate account business, by comparing total investment management fee revenue to allocated investment and insurance expenses as available in the Company's records. These revenues and expenses were pooled over all separate account products. In certain years (1995-1999), the Company's experience data were aggregated for some of the asset classes, and an aggregated gain factor was calculated for the applicable asset classes for each such year. For years where data were not available (1982-1986 and 1988-1994), interpolation was used to develop gain factors. For 1987 and years prior to 1982, actual revenue and expense data by asset class were available for all six asset classes and were used to develop gain factors.

Historical gains were adjusted for taxes as described in Section II.D.

Historical gains were accumulated with interest to the AC Date as described in
Section II.D.

C. PROSPECTIVE CALCULATIONS

Gain factors were applied to the appropriate projected fund balances in determining the AC for each product component. If the product is one for which recurring premiums/deposits were being made, expected premium/deposits were included in the development of projected fund balances, based on recent historical contract-specific deposit amounts. Projections of fund balances reflect product-specific lapse assumptions, where appropriate, that are based on recent experience.

The gain factors used for each product group are described below.

For GAS, the following gain factors were defined for the future: risk charge factor, capital gains factor, and expense gain factor. Risk charges were assumed to continue into the future at the current level. Capital gains factors were developed to reflect the excess of any unamortized balance of past capital gains over that portion which is expected to be distributed to the customers through credited rates, dividends or experience rating. Expense gain factors were developed by grading from current factors to an ultimate factor over a three-year period. The ultimate factor was developed as the average of the historical factors for the years 1995 - 1999.

For DC, the following gain factors were defined for the future: risk charge factor, expense gain factor, and surplus adjustment factor. Risk charge factors were assumed to continue into the future at the current level. Expense gain factors were developed by grading from current factors to an ultimate factor over a three-year period. The ultimate factor was developed as the average of the historical factors for the years 1995 - 1999. Surplus adjustment factors were developed by grading from current factors to zero over a five-year period.

For GPSA contracts, a two-step approach was used. First, for each contract, the original pricing profit margin (the same value as used in the calculation of the historical AC) was applied to projected future statutory reserves and discounted to the AC Date. Second, the difference between present value of future surplus as calculated in the level interest scenario of the Company's 1999 Asset Adequacy Testing (adjusted appropriately for use in these calculations) and the sum of the results from the first step was allocated to each contact using present value of reserves as the basis.

For contracts invested in the separate account(s), the following gain factors were used: risk charge factor, expense gain factor, and investment management gain factor. For Prupar, Separate Account GIC, and Synthetic GIC business, all three factors were applicable. For Separate Account Investment Only business, only the investment management gain factor was applicable.

1. Risk charges were calculated by applying contractual formulas to projected account values.

2. Expense gain factors were developed by grading from current expense revenue vs. allocated product group expense levels to an ultimate level over a three-year period. The ultimate level was developed as the average of the historical factors for the years 1995 - 1999.

3. Investment management gain factors were developed by grading from current factors to the historic five-year average factors over a three year period.

Prospective gains were adjusted for taxes as described in Section II.D.

Prospective gains were discounted with interest as described in Section II.D.

For the Canadian branch business, based on experience data of the Canadian branch (and assuming that the 1995 experience continued into the future after the business was sold to

London Life), it was determined that the AC for each policy was negative. These values were not adjusted for the gain on sale, nor did these values impact on the gain on sale adjustment for other lines of business.

                    VIII. GROUP AND CREDITOR LIFE AND HEALTH
                               INSURANCE POLICIES

A. OVERVIEW AND METHODOLOGY

The Company entered the group insurance marketplace in 1916 when it issued its first group life insurance policy. Creditor operations began in the 1920s and health insurance products (hospital, surgical, disability and major medical business) were first introduced in the 1940s. The group product portfolio has expanded to include managed care arrangements, dental insurance, group universal life, group variable universal life, long term care, and trust owned life insurance. The Company markets its products and services to employers of all sizes, with special programs for small employer groups, fully pooled prospectively rated business, retrospectively rated dividend-paying business, and administrative services only business.

In 1996, Prudential sold its Canadian administered group life and health business and, in 1999, the Company sold its US group healthcare operations.

A case-by-case approach was used to determine the AC for each Group Life and Health financial management unit. For purposes of this section, "group" includes "creditor." The general steps were as follows:

1. Capture historical financial information, as available and appropriate, for each coverage of a customer's policy.

2. Determine the appropriate gain factors for each calendar year, based on historical financial experience.

3. Multiply the historical gain factors by the applicable historical financial information and accumulate the results to the AC Date. This result is the historical AC for each coverage.

4. Multiply the current annualized premium for each coverage by a factor that represents the present value of future contributions to surplus. This result is the prospective AC for each coverage.

5. Add the historical AC and prospective AC to produce the total AC for the coverage.

6. Combine the results across all coverages for a financial management unit, employing the combination rules that pertain to the financial practices for those coverages, to arrive at the total AC for the financial management unit. In no event was this total AC allowed to be less than zero.

From 1985 to 1999, most historical financial information for each policy was available in electronic format. Prior to 1985, paper files from the Company's Group Life and Health Department were reviewed. For periods where policy-specific data were not available, estimated values were developed, based on the available policy-specific data for other periods and rates of change in those data fields over time as derived from financial statements and other available experience information.

There were two distinct methodologies employed in developing the ACs for the Group Life and Health business, based on the financial arrangements that the policyholder had in place with Prudential. One method was used for "Standard Claimed" business (i.e., coverages where the rate is set in advance and there is no dividend determination or other retrospective recognition of the actual claims experience) and another method was used for "Actual Claimed" business (i.e., coverages or combinations thereof for which a dividend determination is made based on actual claims experience).

B. STANDARD CLAIMED BUSINESS

Consistent with the financial management practices for Standard Claimed business, each coverage under a policy was treated as a separate financial management unit. Therefore, ACs were developed independently for each coverage owned by a policyholder. The total AC for each coverage was set equal to sum of the historical AC and the prospective AC, but in no event was the total AC allowed to be less than zero.

Certain Standard Claimed policyholders also have advance premium policy funds on deposit with Prudential. These funds produced an additional AC based on the after-tax value of the interest spread earned by Prudential on these funds. Consistent with the historical financial management practice, the advance premium accounts are treated as a separate financial management unit.

The total AC for each policy owned by the policyholder equaled the sum of the total AC across all financial management units for that policy, including the AC associated with advance premium policy hands on deposit.

1. Historical Calculations

The historical AC for each coverage was computed by multiplying the coverage's premiums for each year since policy inception by gain factors and accumulating the result to the AC Date. The gain factors, or "Return on Premium" (ROP) factors represent the annual statutory gain or loss expressed as a percentage of premium for each product since its inception. The ROP factors were developed, for each product and calendar year, as the ratio of earned premiums plus investment income plus capital gains less incurred benefits less incurred expenses less incurred premium taxes, licenses, and fees, less federal income taxes, over earned premiums. These factors were derived to represent the experience of the Standard Claimed business only. Historical factors utilized annual statement results, internal Company workpapers and reporting systems that supported the annual statement, along with periodic experience studies that had been produced in the past.

2. Prospective Calculations

The prospective AC for each coverage was computed by multiplying the coverage's current annualized premium by an ROP factor that represents the present value as of the AC Date of the expected future contributions to surplus. An initial ROP factor was computed based on the average ROP factor for the past three years; the future ROP factors were based on a blend of the initial factor and an ultimate ROP factor, with the factors grading to the ultimate ROP factor over the next three years. The ultimate future ROP factors were based on a combination of recent actual experience and Group Life and Health Management's forecasts of expected future profitability.

C. ACTUAL CLAIMED BUSINESS

The total AC for each coverage within each financial management unit was set equal to the sum of the historical AC and prospective AC for that coverage. (The dividend case, which represents coverages or combinations of coverages for which a single dividend determination is made, most often represents the unit of financial management for Actual Claimed business.)

The total AC for each financial management unit was set equal to the sum of the total ACs of each coverage within the financial management unit, but in no event was the total AC for a financial management unit allowed to be less than zero.

The accumulation of AC amounts across years, coverages and dividend cases was dictated by a set of rules that define the uninterrupted period of time over which a single financial management unit existed. All coverages that were part of that financial management unit had their experience combined such that one coverage that produced a deficit during that period could have the deficit offset by a surplus on another coverage. Certain Actual Claimed policyholders also have policy funds on deposit with Prudential, such as advance premium accounts, dividend accumulation accounts, and claim stabilization reserves. These funds produced an additional AC based on the after-tax value of the interest spread earned by Prudential on these funds. Depending on the historical dividend calculation treatment of such funds, each such policy fund may either be treated as a separate financial management unit or as part of the same financial management unit as the coverages with which it is associated.

1. Historical Calculations

The historical AC was computed since policy inception for each coverage within each dividend case a policyholder has in force. Components of the policyholder's financial experience (such as risk charges, expense charges, interest credited on policyholder reserves and funds, etc.) were multiplied by an AC factor for that component and the result was accumulated to the AC Date.

The results were then adjusted for a portion of any outstanding deficit on the coverage as of the AC Date and a portion of any reserve gain that arose on that date.

The components of the Actual Claimed historical AC factors are described below.

a. Risk Charge Gain or Loss

This element consisted of the contribution to surplus charge (CTS) plus the basic underwriting charge (BUC) less any persistency credit.

b. Interest Spread Gain or Loss

This was defined as the excess of the interest earned on policyholder reserves and funds over the interest credited to the policyholder. The spread, expressed as a percentage of credited interest, was computed by comparing the annual earned investment income rate for the Group lines to the annual crediting rate for that particular liability or fund from the Company's group dividend formula. The annual earned investment income rates were developed as described in the general approach in Section II.D. These rates were modified, where appropriate, to remove the effects of corporate-wide reinsurance initiatives. Spread rates varied by year and by type of reserve or fund and were applied separately across each such item for each policyholder. Gains associated with funds invested in separate accounts (e.g., Trust Owned Life Insurance, Retiree Funding Accounts, and Survivor Income Benefits) were a function of the separate account asset base or investment management fees. These gains were computed separately for each affected group using the same methodology used for all separate account business and then added to the ACs for the affected group life and health policyholders.

c. Expense Gain or Loss

The excess of the expenses charged to a policyholder over the actual expenses incurred, expressed as a percentage of the expenses charged, represented an expense gain percentage. The Company conducted experience studies by coverage and by year comparing the total company expenses allocated to each coverage to the total amount of expenses charged in the dividend formula for expenses. Adjustments were made to reflect Standard Claimed business, and to remove the effect of non-eligible coverages (such as ASO business) and other unallocated expenses.

d. Pooling Gain or Loss

The excess of the total pooling charges over all pooled claims for a coverage in a year, expressed as a percentage of the pooling charges, represented the pooling gain percentage. The pooling gain percentages were developed by comparing the total pooled claims for each coverage across all groups to the comparable pooling charges.

e. Conversion Gain or Loss

Whenever a terminating employee converts his or her life or health coverage to an individual policy, the Company makes a charge to the policyholder for the costs associated with that conversion. The Company's group department pays additional charges to the individual department which administers these conversions to cover the costs of this business in excess of the premiums charged to the individuals. The excess of the amounts charged to all group policyholders for conversion charges over the total amount the Company's group department pays for the conversions to the individual departments, expressed as a percentage of the total conversion charges, represented the conversion gain percentage. The appropriate gain percentages were developed by comparing these values over several years.

f. Reserve Gain or Loss

Actual Claimed policyholders would have had their experience charged with reserves for their group based on assumptions from the Company's group dividend formula. In some cases, these reserves differ from the comparable reserves that the Company holds in its statutory statement. This difference as of the AC Date was reflected in the AC formula by determining the relationship between the total reserves for each type of reserve (e.g. unrevealed reserve, pending claim reserve, etc.) and for each coverage.

g. Charge for Outstanding Deficit

If a coverage was in a deficit position on the AC Date, a portion of that deficit was charged against the historical AC. This charge was made to reflect the possibility that the group may terminate its financial relationship with the Company while in a deficit position, thereby leaving the Company with a loss equal to that deficit. The portion of the deficit that was charged against the historical AC was based on a formula that reflected the length of time the group policyholder had been a Prudential group policyholder and the size of the deficit relative to the current annual premium. A formula was used to allocate some percentage of that deficit against the AC. The formula reduced the amount of deficit charged if a group had maintained a long-standing relationship with Prudential. It also charged a larger amount of the deficit if the deficit was large as a percentage of premium. This was based on the premise that a group with a very large deficit was more likely to terminate its relationship than a group with a small deficit that can be repaid out of premiums over the following few years.

Historical gains were adjusted for taxes as described in Section II.D.

Historical gains were accumulated with interest to the AC Date as described in
Section II.D.

2. Prospective Calculations

The prospective AC was computed by multiplying the current year's premium for each coverage by a gain factor that represents the present value as of the AC Date of the projected future after-tax contributions to surplus. Except as noted below, prospective assumptions were generally based on recent experience and the general approach described in Section II.D.

a. Premiums

Future premiums were projected using trend rates to reflect changes in rate levels and changes in amounts of coverage.

b. Lapse Rates

Lapse rates were developed based on the Company's experience and expectations to reflect the possible termination of each product within each actual claimed group.

c. ROPs

Averages of recent ROPs were computed separately for each actual claimed coverage for each policyholder. An ultimate ROP was developed based on the average ROP adjusted for projected future expense charges. The future ROP percentages for each year grade linearly from the historical average to the ultimate level over three years. For policyholders with products containing discretionary policyholder funds (such as insurance continuance funds or claim stabilization reserves), an additional ROP was computed based on these fund values and their recent contributions to surplus.

Prospective gains were adjusted for taxes as described in Section II.D.

Prospective gains were discounted with interest as described in Section II.D.

For the Canadian group life and health business composite life and health experience was used to develop historical ROP experience factors. The methodology for computing AC is as described for US standard claimed business in
Section VIII.B and applies to both actual and standard claimed cases, with an additional adjustment made to actual claimed cases in a deficit position as of the AC Date. In addition, the prospective ACs were adjusted consistent with the treatment described for divested business in Section II.E.4.

                                   Exhibit G

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

OVERVIEW ....................................................................  1

PART ONE. INITIAL FUNDING OF THE CLOSED BLOCK ...............................  3

I.    Amount of Initial Closed Block Assets .................................  3

II.   Description of Experience Assumptions Used To Determine
      Initial Closed Block Assets ........................................... 10

PART TWO. OPERATION OF THE CLOSED BLOCK ..................................... 16

I.    Credits to and Charges against the Closed Block for Cash Flows on Closed Block Policies .............................................. 16

II.   Investment Policy of the Closed Block ................................. 19

III.  Dividend Policy of the Closed Block ................................... 20

IV.   Reinsurance or Other Transfer of Risk ................................. 21

V.    The Bases Upon Which To Charge the Closed Block for Fees
      and Taxes Other Than Income Taxes ..................................... 22

VI.   The Basis Upon Which To Charge Income Taxes to the Closed Block ....... 25

VII.  The Basis Upon Which To Charge the Closed Block for Closed
      Block Policies Newly Issued after the Closed Block Funding Date ....... 29

VIII. The Bases Upon Which To Credit Cash to the Closed Block in
      respect of Policy Credits and Sales Practices Liabilities ............. 30

IX.   Reporting Requirements ................................................ 31

X.    Amendment or Cessation of Closed Block ................................ 32

Schedule G-1. Investment Fees ............................................... 33
Schedule G-2. Administrative Fees ........................................... 34
Schedule G-3. Funding Adjustment Charges .................................... 35


                                    OVERVIEW

The Closed Block is the mechanism established for the purpose of providing over time for the reasonable dividend expectations of owners of Closed Block Policies. This memorandum sets forth how that purpose is to be addressed both in the initial funding of the Closed Block and in how the Closed Block will actually operate.

Closed Block Objective. The Initial Closed Block Assets shall be allocated to produce cash flows which, together with anticipated revenue from the Closed Block Policies, are expected to be reasonably sufficient to support the Closed Block Policies (including but not limited to the payment of claims, certain expenses and taxes) and to provide for the continuation of dividend scales payable on the Closed Block Policies in 2000 if the experience underlying such scales continues and for appropriate adjustments in such scales if such experience changes, consistent with the requirements of Part Two, Section III of this Exhibit G. (In the case of Closed Block Policies on which no dividends are due in 2000 because they were issued in recent years such as 1999 or 2000, or even in 2001, when this Exhibit refers to the continuation of the dividend scales payable in 2000, it should be understood that the eventual payment of the 2000 dividend scales is anticipated and will be handled either in the determination of the amount of Initial Closed Block Assets or through the Funding Adjustment Charges in Schedule G-3.)

In no event shall the Company be required to pay dividends from assets that are not Closed Block Assets. Notwithstanding any other provisions of the Plan, the Company's decision to establish a Closed Block in connection with the Plan shall in no way constitute a guarantee with respect to any policy or contract that it will be apportioned a certain amount of dividends.

As explained in the Plan (Section 9.4), certain policies of the Canadian branch are in their own Canadian Closed Block as described in Exhibit H, and the Closed Block described in this Exhibit G does not include these policies.

Initial Closed Block Assets shall be determined in accordance with Part One of this Exhibit G. Section I of Part One contains the methodology that is being followed to determine the amount of the Initial Closed Block Assets used to fund the Closed Block as of the midnight between June 30, 2000 and July 1, 2000 (the Plan defines the latter date to be the "Closed Block Funding Date"). Also within Part One, Section II describes the experience assumptions used to determine the amount described in Section I. That is, Sections I and II of Part One describe the initial funding of the Closed Block.

The Closed Block shall be operated for the exclusive benefit of the Closed Block Policies in accordance with Part Two of this Exhibit G. Sections I through X of Part Two describe the operation of the Closed Block. The Closed Block is credited with (or, as appropriate, charged for) all insurance cash flows and investment cash flows with respect to Closed Block Policies as specified in Part Two, Section I. Closed Block Policies include policies in the intermediate monthly premium life insurance product line ("Intermediate" policies), weekly premium life insurance product line ("Weekly Premium" policies), traditional ordinary life insurance policies

("Traditional Ordinary" policies) and Participating Individual Retirement Annuity contacts ("Retirement Annuity" contracts).

Section II of Part Two provides for the investment policy of the Closed Block.
Section III provides for the dividend policy of the Closed Block. Section IV provides for the recognition, if any, of reinsurance as it affects the Closed Block.

Section V of Part Two contains the bases upon which to charge the Closed Block for various kinds of taxes other than income taxes and for fees in lieu of actual commissions and expenses after the Closed Block Funding Date.

Section VI of Part Two contains the basis upon which to charge the Closed Block for income taxes after the Closed Block Funding Date.

Section VII of Part Two contains the basis upon which to charge the Closed Block for any Closed Block Policies newly issued after the Closed Block Funding Date.

Section VIII of Part Two contains the basis upon which to credit cash to the Closed Block to fund benefits that the Closed Block must provide after the Closed Block Funding Date on Closed Block Policies that were allocated Policy Credits as demutualization consideration (in lieu of stock or cash). Section VIII also describes the basis for crediting cash to the Closed Block in respect of sales practices liabilities.

Section IX of Part Two provides reporting requirements of the Closed Block.
Section X controls amendments to, and termination of, the Closed Block.

Capitalized terms used in this Exhibit have the meanings ascribed to them in the Plan or in this Exhibit.

                 PART ONE. INITIAL FUNDING OF THE CLOSED BLOCK

I. AMOUNT OF INITIAL CLOSED BLOCK ASSETS

The Initial Closed Block Assets are determined to achieve the Closed Block Objective (described on page 1 of this Exhibit G), that is, to produce cash flows which, together with anticipated revenue from the Closed Block Policies, are expected to be reasonably sufficient to support the Closed Block Policies (including but not limited to the payment of claims, certain expenses and taxes specified in Part Two) and to provide for the continuation of dividend scales payable on the Closed Block Policies in 2000 if the experience underlying such scales (as described in Section II of Part One) continues. The 2000 dividend scales were determined at the end of 1999 and are generally payable in 2000 (for Weekly Premium policies, Traditional Ordinary policies and Retirement Annuity contracts) but were payable at the end of 1999 for Intermediate policies.

The Closed Block began operations as of July 1, 2000 with an initial set of assets provisionally selected based on an estimate of the amount needed to achieve the Closed Block Objective. This provisional selection of assets is described in subsection B below. The determination of the actual Initial Closed Block Assets as of July 1, 2000 is described in subsection A below.

A. DETERMINATION OF ACTUAL INITIAL CLOSED BLOCK ASSETS

The amount of Initial Closed Block Assets is determined effective as of July 1, 2000 (the "Closed Block Funding Date"). The actual Initial Closed Block Assets as of the Closed Block Funding Date are determined by:

1. building, for the Closed Block Policies actually in force on the Closed Block Funding Date, a model to project Net Insurance Cash Flow (as specified below) from the Closed Block Policies;

2. building a model to project the Net Investment Cash Flow from the provisional(1) Initial Closed Block Assets, making incremental additions or reductions to the amount of these assets, and re-projecting the Net Investment Cash Flow; and

----------
(1) As described below in subsection B, the Company selected a reasonable provisional set of initial Closed Block Assets from among assets in the Individual Insurance and Annuity segment owned on the Closed Block Funding Date. (This is the segment of Prudential's general account that supported the Closed Block Policies heretofore.) This allowed tracking of Closed Block cash flows and accounting for the Closed Block to begin immediately on the Closed Block Funding Date. Following the Closed Block Funding Date the amount of incremental assets needed to fund the Closed Block to complete its establishment as of the Closed Block Funding Date must be calculated. Any change in assets determined by the final model to be needed as of the Closed Block Funding Date to achieve the Closed Block Objective will be added or subtracted, with interest, after such determination.

3. combining the Net Insurance Cash Flow and the Net Investment Cash Flow projected by the models in Steps 1 and 2, and adjusting them for income tax, to project Net Total Cash Flow Available for Reinvestment. The Net Total Cash Flow Available for Reinvestment is projected to be used to purchase new assets, which are assumed to earn investment return. The dollars of investment return projected to be generated by these new assets are subject to income tax in the model. The model continues to project these amounts until the last Closed Block Policy is assumed to terminate.

Assets are re-projected iteratively as described in Steps 2 and 3 (testing different amounts of additional assets to be added or to be removed) until the assets remaining at the end of the projection are approximately zero. When the assets remaining at the end of the projection are approximately zero, then the initial assets in the projection (i.e., the total of provisional assets and the incremental assets added or removed) are the actual Initial Closed Block Assets reasonably sufficient to satisfy the Closed Block Objective. Steps 1, 2 and 3 are done separately (a) for Intermediate and Weekly Premium policies (excluding Canadian branch policies, which are in the separate Canadian Closed Block), and
(b) for Traditional Ordinary policies that comprise the Closed Block Policies, and then the assets as determined by these procedures are combined.

The initial assets as determined from the above-described modeling process are adjusted for other differences between the balance sheet for the Closed Block as represented by the model and the actual balance sheet for the Closed Block, both balance sheets taken as of the Closed Block Funding Date. The largest such balance sheet differences are the reserves on a number of miscellaneous benefits discussed below in paragraph 1.b. (specifically, dividend accumulations, disability premium waiver and accidental death benefit riders, extended term insurance, substandard rating reserves, Option to Purchase Additional Insurance riders and post-conversion excess mortality) and the reserves on Retirement Annuity contracts.(2) Such balance sheet differences also include due premiums, claims incurred but not yet reported, and differences in other reserves, as well as others. As discussed below in paragraph 1.b., the net gains on the miscellaneous benefits are part of the Net Insurance Cash Flows projected by the model. Since the model takes only the net gains from miscellaneous benefits into account, assets equal in amount to the reserves for such benefits must be added separately. With respect to Retirement Annuity contracts, due premiums, claims incurred but not yet reported, and differences in other reserves, the adjustment to initial assets determined to be needed because of these balance sheet differences reflects taxes and may be either dollar of asset for dollar of difference or in proportion to a funding ratio on reserves, depending on the nature of the balance sheet difference. If a balance sheet difference such as the Interest Maintenance Reserve never produces a cash flow effect, neither directly nor through affecting taxes, then no adjustment to initial assets is necessary.

----------
(2) Retirement Annuity contracts are a very small block of business operated in coordination with Traditional Ordinary life insurance business. Test calculations were run using an annuity model analogous to the life insurance models described in Part One of this Exhibit, appropriate Retirement Annuity experience assumptions, the Traditional Ordinary reinvestment interest rate, and the operating rules applicable to Retirement Annuity contracts described in Part Two of this Exhibit.

The initial assets are permissible assets of a New Jersey domiciled life insurer, including (but not limited to) bonds, mortgages, stock, real estate, policy loans on policies in the Closed Block, due and accrued investment income on such assets, cash, and premiums due on the Closed Block Policies.

No existing reinsurance treaties have been taken into account in the determination of the Initial Closed Block Assets, consistent with Part Two,
Section IV of this Exhibit G.

The following describes the three steps of the calculations listed above to calculate the actual (as distinct from provisional) Initial Closed Block Assets.

1. Net Insurance Cash Flow.

      Net Insurance Cash Flow for purposes of the modeling process described herein is the sum of the amounts described in paragraphs (a), (b) and (c) below.

      a. Base policies, excluding the miscellaneous benefits covered in paragraph (b) below. Two models of the Company's Closed Block Policies in force have been developed from the Company's policy records as of midnight at the start of the Closed Block Funding Date. One model covers the Company's Intermediate and Weekly Premium business, and the other model covers the Company's Regular Ordinary business. These models are used to project Net Insurance Cash Flow for base policies excluding miscellaneous benefits, as described below. The model for Regular Ordinary business consists of approximately ten thousand model cells for premium paying and paid-up policies, including reduced paid up policies. The model provides for paid-up dividend additions (both existing amounts and amounts projected to be applied or purchased during the period of the Closed Block operations) and term riders on the primary insured or other insured such as the spouse. Cells in the model are defined by plan (also known as "kind code"), ratebook era (also known as "value basis" and "premium basis"), premium paying status, issue year, and issue age. A substantial majority of the Company's Closed Block business in force is assigned to the model cells based on similarity of characteristics. For example, all policies of a particular plan issued at ages 40 through 49 may be assigned to a model cell representing issue age 45. Male and female risks, nonsmoker and smoker risks, standard and preferred (or "select") risks are all recognized and modeled separately where appropriate. The model for Intermediate and Weekly Premium business is much smaller.

            "Net Insurance Cash Flow" equals the following transactions on Closed Block Policies:
                  Premiums (whether paid in cash or by use of dividends or other benefits)
                  plus policy loan interest (with an offset in capitalized
                    policy loan interest if not paid in cash)
                  plus policy loan repayments (whether paid in cash or by
                    reduced cash benefits)
                  minus benefits (whether paid in cash, applied to effect
                    Supplementary Contracts outside the Closed Block, or used to pay policy loans)
                  minus policyholder dividends (whether paid in cash or used to pay premiums)
                  minus new or additional policy loans (including the
                    capitalization of policy loan interest due)
                  minus specified expense fees
                  minus specified fees in lieu of state premium taxes (including franchise taxes levied solely on the basis of premium) and guaranty fund assessments minus specified fees in lieu of payroll taxes.

                  The following points clarify the handling of certain cash flows in the models:

                  i. "Benefits" include death, withdrawal and maturity benefits. Death benefits incurred in a month are assumed to be incurred on average at mid-month and to be paid when incurred. (As noted in (c) below, some delay in the payment of death claims is recognized at a separate point in the modeling.) Other benefits such as surrender benefits are assumed to arise at the end of policy years for Traditional Ordinary business (but at the end of policy months for Intermediate and Weekly Premium business).

                  ii. "Dividends" are projected assuming a continuation of the 2000 dividend scales. The experience assumptions described in Part One, Section II are selected to be consistent with this projection.

                  iii. "Premiums" are assumed in the model to be received annually on policy anniversaries (unless the premium is for Intermediate and Weekly Premium business, in which case it is waived). The assumption of annualized modal premiums means that for a policy whose actual premium mode is not annual, the premium is assumed to be paid earlier than it is actually paid. To offset the interest payment inherent in modal premium loadings, a percentage reduction factor is applied to premiums, varying by value basis. Similarly, the policy constant represents a weighted average of annual mode policy constants and other mode policy constants adjusted for interest foregone. The assumption that modal premiums are received annually, rather than on modal premium due dates, means that no premium is assumed to be received for the policy from the Closed Block Funding Date (July 1, 2000) until the next following policy anniversary. In fact, cash premiums for non-annual mode premium policies for the policy year that includes July 1, 2000 will be received during that period, and certain fees incurred as a percentage of premium (both those in lieu of administrative expenses and commissions and those in lieu of taxes) as described in Part Two Section V will be incurred by the Closed Block. Therefore, an adjustment to the Initial Closed Block Assets determined by the model, rather than an adjustment to cash flows in the model itself, reduces the Initial Closed Block Assets (as determined by the model) by the amount of the due and off-anniversary remaining premiums expected to be collected (less both the 5% of cash premium fee in lieu of administrative expenses and commissions and the fees in lieu of taxes charged as described in Part Two Section V) on Closed Block Policies from the Closed Block Funding Date to the next policy anniversary.

      b. Miscellaneous benefits. The net cash flows represented by the net gains on miscellaneous benefits (specifically, extended term insurance, substandard reserves, Option to Purchase Additional Insurance reserves, post-conversion excess mortality reserves, dividend accumulations, disability premium waiver and accidental death benefit riders) are derived separately. For Traditional Ordinary business, such gains are reflected directly in the construction of the dividend scales for the underlying policies; hence, the gains on miscellaneous benefits associated with these policies are developed in a manner consistent with the way in which they are reflected in the dividend scales. For Intermediate and Weekly Premium business, such gains are not reflected directly in the construction of the dividend scales for the underlying policies; hence, the gains on miscellaneous benefits associated with these policies are developed using another projection technique as described below

      c. Other adjustments. The model includes aggregate projections for child riders and the interest margin on claims in course of settlement over the life of the Closed Block.

2. Net Investment Cash Flow.

      "Net Investment Cash Flow" is the cash flow from both Initial Closed Block Assets and assets assumed to be purchased subsequently. Such Net Investment Cash Flow includes the amounts of coupons (or other forms of interest), dividends paid on stock or other equity interests, rents, and any repayments or prepayments of principal, as well as proceeds from the projected sales of equities and real estate. Net Investment Cash Flow is net of projected default costs and Investment expenses. In the case of the Initial Closed Block Assets, the default costs are calculated as percentages of assets in applicable categories, and the investment expense fees are those specified in Part Two, Section V.A and Schedule G-1. In the case of assets purchased subsequently, the net reinvestment rates specified in Part One, Section II.L. are net of both default costs and investment expenses.

3. Reinvestment of Net Cash Flows and Income Taxes

      Net Investment Cash Flow is added to Net Insurance Cash Flow, and income taxes for the period (calculated as set forth in Part One, subsections
      11.1 and II.J.) are subtracted to determine the Net Total Cash Flow Available for Reinvestment. (If the income taxes are negative, their absolute value is added.) The Net Total Cash Flow Available for Reinvestment is then assumed to be reinvested at either of two interest rates, depending on whether the business is (a) Intermediate and Weekly Premium policies or (b) the Traditional Ordinary policies included in the Closed Block. (Such reinvestment rate assumptions are specified in Part One, subsection II.L.)

      For (a) and (b) separately (where (a) is the Intermediate and Weekly Premium business and (b) is the Traditional Ordinary business included in the Closed Block), the Closed Block

      Assets are modeled on a year by year basis until the last Closed Block Policy is assumed to terminate. If the assets remaining at the end of the projection period are zero or approximately zero, then the actual Initial Closed Block Assets are the same as the provisional Initial Closed Block Assets. However, if as is more likely, the assets remaining at the end of the projection period are not zero, then either additional assets are added to the provisional assets, or a portion of the provisional assets are removed, depending on whether the assets remaining at the end of the projection period are less or more than zero. These additional assets (or assets to be removed) are to be in the form of cash, US Treasury securities or investment grade publicly traded corporate bonds in the NAIC 1 category. The entire calculation is repeated to test if the assets remaining at the end of the projection period are zero. This continues until an amount is determined which gives terminal assets of approximately zero.

B. SELECTION OF THE PROVISIONAL INITIAL CLOSED BLOCK ASSETS

The following describes the selection of the provisional Initial Closed Block Assets.

A model based on September 30, 1999 Closed Block Policies in force was used in June, 2000, to estimate provisionally that the needed funding as of the Closed Block Funding Date would be approximately $48.9 billion (including policy loans). This estimate reflected estimated trends in growth in reserves - and therefore the estimated trends in growth in needed funding - from September 30, 1999 to the Closed Block Funding Date. Assets in excess of this amount were provisionally selected at the Closed Block Funding Date. Such assets actually selected are referred to as the "provisional Initial Closed Block Assets." The provisional Initial Closed Block Assets and their associated cash flows were identified and credited to the Closed Block starting on the Closed Block Funding Date. These assets consist of policy loans, accrued interest, and premiums due on Closed Block Policies, as well as a large portion of the bonds, mortgages and other investments then in the Individual Insurance and Annuity (IIA) segment of the Company's general account. The bonds, mortgages, and other investments provisionally selected at the Closed Block Funding Date were a pro rata share of each of the existing assets of the IIA segment, with some exceptions. Certain assets were not selected for the Closed Block (e.g., insurance and investment subsidiaries, some partnership and joint venture interests, assets in default). Also, since it was impractical to select and manage a pro rata share of numerous mortgage pools for the Closed Block, specific mortgage pools were selected for the Closed Block. The specific mortgage pools selected for the Closed Block were expected to produce aggregate cash flow patterns over time that are approximately proportional to those of all the mortgage pools in the IIA segment.

Deletions from (or additions to) these provisional Initial Closed Block Assets as described above must be determined after the Closed Block Funding Date, to reflect the actual insurance business in force as of midnight at the start of the Closed Block Funding Date, the assets provisionally selected, and the actual assets available for a later true-up (which may be in the form of cash, US Treasury securities and investment grade publicly traded corporate bonds in the NAIC 1 category). Once this calculation is completed, any excess/shortfall of the provisional funding above/below the actual Initial Closed Block Assets needed will be subtracted from/added to the

Closed Block, going to (or coming from) the Company's IIA segment of the general account (with interest consistent with how the calculation is structured) to complete the funding. (The calculation of interest will recognize that such interest will be included in the calculation of taxable income when income tax is charged to the Closed Block for that period.)

That is, while the selection of these provisional assets allowed the Closed Block to start operation, the exact amount of assets provisionally selected does not ultimately determine the true funding level. The final calculation is used to determine the correct amount, and any difference between the correct amount and the provisional amount is removed from or added to the Closed Block, as appropriate, once the correct amount is determined.

II. DESCRIPTION OF EXPERIENCE ASSUMPTIONS USED TO DETERMINE INITIAL CLOSED BLOCK ASSETS

The 2000 dividend scales are essentially(3) the same as the 1997, 1998 and 1999 dividend scales, so the experience assumptions used to determine the cash flow projections consistent with a continuation of these dividend scales are, in general, based on the average experience of the four periods (generally four years) that were analyzed in the establishment of these dividend scales. The primary experience assumptions and methods used in the projections of Net Insurance Cash Flow and Net Investment Cash Flow are as follows.

A. MORTALITY

Rates of assumed mortality for the base policies are based on the Company's actual experience as described in recent experience mortality studies. The rates vary by line of business, issue age basis (age last, age nearest, and age next birthday), policy size, issue age, duration since issue and underwriting class (sex, smoking status and standard rating class). The mortality assumptions were selected based on a mortality study using actual Company experience from calendar years 1992 through 1995. These were adjusted, as appropriate, to reflect more recent experience of 1996 through 1998. For Intermediate and Weekly Premium policies, the mortality assumptions are based on the mortality experience of Gibraltar Series Traditional Ordinary life insurance.

Death benefits include face amounts on the base policy and paid up additions, plus termination dividends (if any), plus, where appropriate, potentially both a refund of unearned premiums and a mortuary (pro-rata or full annual policy) dividend.

B. LAPSE AND SURRENDER

Lapse and surrender rates for the base policies are based on the 1995 through 1998 persistency studies. The persistency rates vary by line of business, issue age, duration since issue, and permanent versus term business. Permanent policy termination rates vary by policy size. Term policy termination rates vary by policy type. However, Intermediate and Weekly Premium policy termination rates do not vary.

Surrender benefits paid for Traditional Ordinary policies are calculated as policy year end cash values (consistent with company practice of recognizing paid-to-date as applied to a model with annual premium mode), plus annual dividend (if any) due at the end of the policy year, plus termination dividend. Surrender benefits paid for Intermediate and Weekly Premium policies are calculated monthly as interpolated cash values because premiums are waived.

----------
(3) The only change during this period was one made to simplify the dividend scales. In this simplification, the dividend interest rate was increased for the traditional ordinary block of business issued in 1992-1998 from its 1998 dividend scale to its 1999 dividend scale.

Paid up additions are assumed to terminate at the sum of the termination rate for the base policy plus an increment that varies by the value basis (to reproduce actual experience as it varies by ratebook era). (The increment is higher for the more recent value bases, but there is no increment for paid up additions on Intermediate and Weekly Premium policies.)

C. EXPENSES

Fees in lieu of expenses (such as commissions, general insurance expenses and internal investment expenses) are charged to the Closed Block at the rates and by the methods specified in Schedules G-1 and G-2 and Part Two, Section V. The fee deductions assumed in the cash flow projections reflect the provisions in Part Two, Section V for fees, including the set of investment charges specified by asset type in Schedule G-l and the set of administrative charges specified by policy counts, death benefit amounts, reserves and premiums in Schedule G-2.

D. TAXES OTHER THAN INCOME TAXES

State premium taxes and retaliatory taxes (as well as franchise taxes levied solely on the basis of premium) to be charged are assumed in the model to be 2.05% on the excess of model base and rider premiums over 70% of cash option dividends incurred, for all future years. (In the model, cash option dividends represent the combination of cash option, reduce premium option, and dividend accumulation option dividends. Actual dividends used for all three options, when treated as deductible in this formula with these rates, reproduce the premium related taxes that would have been charged for 1995-1998 pursuant to Section V of Part Two.)

Guaranty fund assessments in the model are assumed to be 0.04% of the excess of model base and rider premiums over 70% of the cash option dividends incurred, based on experience in 1989-1998. This longer time period is used to derive a more credible assumption than would come from a four-year period.

Fees in lieu of payroll taxes are set in Part Two, Section V to be 6.50% of the per policy administrative expense fees for all future years.

E. POLICY LOAN UTILIZATION

The model reflects the actual amount of policy loans as of the Closed Block Funding Date. Both the liabilities created when the Company securitized some of its policy loans and any associated service fees connected with such securitization are not reflected in the models for the Closed Block, pursuant to Part Two, Section I.B.2.

The projections assume that loan interest is earned at the appropriate policy loan rate for each model cell. Over time, adjustable policy loan interest rates are assumed to equal the net reinvestment rate specified in Part One, subsection II.L.

Policy loans are projected assuming policy loan utilization rates are a constant percentage of base policy plus paid up additions cash values, based on the actual policy loan amounts as of the

Closed Block Funding Date. (The policy loan utilization rates used are derived in relation to the cash values excluding dividend accumulations.)

F. DIVIDEND OPTIONS

Dividends on Traditional Ordinary base policies are applied to various dividend options according to current experience with regard to how policyholders are using their dividend options, which include paid-up additions and others which the model treats as paid in cash (cash, dividend accumulations and premium reduction).

Dividends earned on paid-up additions on all policies and on Intermediate and Weekly Premium base policies are applied to provide paid-up additions.

G. INSURANCE CASH FLOWS FOR MISCELLANEOUS BENEFITS

      1. Traditional Ordinary business.

      a. Gains arising from mortality/morbidity experience and from expense margins are reflected, as they have been in the dividend scales, in terms of offsets to expense charges on the base policies -- per policy, per $1,000 of insurance, and as a percentage of premiums. These gains (associated with disability premium waiver, accidental death benefits, extended term insurance, and Option to Purchase Additional Insurance reserves) were related to the above indices (policy counts, amounts of insurance, and premiums) for the four-year period 1995-1998, and the resulting factors were averaged. These factors were then applied, in each future year, to the projected amounts of policies, amounts of insurance, and premiums, and the resulting amounts were presumed to be the net cash flow available to support the dividend scales on the base policies.

      b. Gains arising from investment margins and from the release of reserves upon termination are reflected, as they have been in the dividend scales, as an additional source of investment return on the assets, other than policy loans, supporting the base policies. These gains (associated with disability premium waiver, accidental death benefits, extended term insurance, post-conversion excess mortality reserves, Option to Purchase Additional Insurance reserves, substandard risk reserves, and dividend accumulations), reduced by an amount used to support other interest requirements, were related to the amount of policy reserves in excess of the amount of policy loans. These ratios were calculated for each of the four years, 1995-1998, and the resulting factors were averaged. The resulting factor was then applied, in each future year, to the projected amount of reserves in excess of policy loans, and the resulting amount was presumed to be the net cash flow available to support the dividend scales on the base policies.

      c. As explained above in the description of the determination of the Initial Closed Block Assets, since the Net Insurance Cash Flows projected in the model take only the net gains from miscellaneous benefits into account, assets equal to the reserves for such benefits are added separately. The amount of Closed Block Assets determined by the model projections is reduced on account of the net cash flows presumed to be available, as described in (a) and (b).

      2. Intermediate and Weekly Premium business.

      The gains arising from miscellaneous benefits (accidental death benefits, active life disability benefits, and dividend accumulations) associated with these categories of business were not reflected in the underlying dividend scales. Therefore, the gains were projected by deriving experience results for 1995-1998, projecting those results forward in a pattern consistent with the way in which the underlying reserves associated with such benefits are presumed to decline, and calculating the resulting present value. The amount of Closed Block Assets required for these benefits equals the total reserves held with respect to such benefits as of the Closed Block Funding Date, minus the present value just described.

      3. Other benefits and adjustments.

      Gains on child riders, and gains arising from the lag in death claim settlement (interest earned minus the interest credited on such claim amounts during the period from incurral to settlement) were derived separately, using techniques consistent with those in (2) above. The amount of Closed Block Assets arising from these sources is equal to the reserve on child riders as of the Closed Block Funding date, minus the present value of the gains just described.

H. TAX RESERVES

Tax basis terminal reserves and tax basis net premium factors used to calculate income tax as described in subsection I below are calculated for each model cell based on tax valuation basis and method, except for Intermediate and Weekly Premium policies. For Intermediate and Weekly Premium policies the statutory valuation reserves for each model cell are used as the tax basis reserves. The model recognizes that the actual tax calculation for the period starting July 1, 2000 (the Closed Block Funding Date) will assume that there are $322.111 million of unamortized reserve basis changes as of July 1, 2000.

I. DAC PROXY TAXES

The following assumptions are made in calculating net premiums for the purposes of the Internal Revenue Code Section 848 ("DAC proxy tax"), within the Federal income tax calculation discussed in subsection J:

      1. Premiums paid by dividends used to purchase paid up additions are treated as excluded premiums for the DAC proxy tax.

      2. Premiums paid by dividends used to reduce billed premiums are treated as excluded premiums for the DAC proxy tax.

The DAC proxy tax is based on capitalizing 7.7% of life insurance premiums net of the above adjustments. Consistent with the actual charging of Federal income tax provided in Part Two, Section VI, the model treats all premiums on ordinary life insurance as being on non-tax-qualified business. The DAC amortization period is ten years for the Closed Block Policies. No Authorized Risk Transfer Agreement is in existence on the Closed Block Funding Date, so there are no DAC proxy tax effects of reinsurance to be recognized in the model.

The amortization of the DAC proxy tax arising from premiums paid before the Closed Block Funding Date is included in this calculation. The model recognizes that the actual tax calculation for the period starting July 1, 2000 (the Closed Block Funding Date) will assume that there are $1,056.882 million of unamortized DAC as of July 1, 2000.

J. FEDERAL AND STATE INCOME TAXES

With a few identified exceptions which are also recognized in the model, the income tax charge to the Closed Block specified in Part Two, Section VI follows the Internal Revenue Code as it applies from time to time. Broadly, this means that, in addition to the DAC proxy tax described in subsection I above, the income tax calculated on the tax basis profit or loss associated with Closed Block activities is charged. The tax basis profit reflects the fees in lieu of commissions, administrative expenses, investment expenses and taxes (other than income taxes) that will be charged to the Closed Block without regard to any different "actual" commissions, expenses and taxes. The income tax calculation in the model reflects the provisions of Part Two, Section VI, such as unamortized reserve basis changes.

Federal and state income taxes (and foreign income taxes net of foreign tax credit against Federal income taxes, as well as franchise taxes calculated in the manner of income taxes) are calculated in the model assuming a combined tax rate of 35.97%. Capital gains (losses) are also taxed at 35.97% while recognizing no differences between the tax and statutory values on initial assets selected for the Closed Block. Of the combined 35.97%, 0.97% represents the average state income tax rate from 1995-1998 after recognizing that it is tax deductible from Federal taxable income. As provided in Part Two, Section VI for actual tax charges and credits, the model recognizes that both operating losses and capital losses produce a cash credit to the Closed Block.

K. ASSET DEFAULT RATES, YIELD ENHANCEMENTS, PREPAYMENTS

The default assumptions for public and private bonds are based on Moody's default studies as modified to reflect Company experience. For commercial mortgages, the default rates are based on Company studies.

The effect of yield enhancement from securities lending is based on Company experience.

For public equities and real estate in the Initial Closed Block Assets, the model assumes that some of these assets are sold each period so that they, in combination with the fixed income assets remaining from the Initial Closed Block Assets, will maintain the same target asset mix over time. (They have no fixed maturity date and because their total return exceeds the cash yield, such equities would tend to grow disproportionately.) Their total returns (including their cash yield, such as the dividend yield on shares of stock) are assumptions, based on Company analyses and expectations. Private equities are assumed to be sold over seven years, and their total returns are also assumptions based on Company analyses and expectations.

For modeling purposes, all Initial Closed Block fixed income Assets are generally assumed held to maturity, unless the asset modeling system (BondEdge from Capital Management Sciences) indicates an economic prepayment at an earlier date or there is a defined sinking fund selected for the asset. All bonds and mortgages with make whole provisions (which compensate the Company for calls when new money rates are lower than the coupon on the bond) are modeled as non-callable.

L. NET REINVESTMENT RATES

The Net Total Cash Flow Available for Reinvestment is assumed to be reinvested at either of two annual rates: 8.57% for Intermediate and Weekly Premium policies, and 8.06% for Traditional Ordinary policies (and for Retirement Annuity contracts, as noted in footnote 2), which are the average investment experience rates underlying the 2000 dividend scales (which, as described above, were essentially those paid in 1997-2000), after reduction to remove the effect of any retained earnings charge. These investment experience rates are expressed on a basis that is net of defaults and net of the investment fees provided in Schedule G-1. Such investment experience returns arose on the IIA segment assets, from which assets were selected to compose the Initial Closed Block Assets. These rates reflect a spreading of capital gains and losses consistent with the Interest Maintenance Reserve for fixed income assets and over four years for equities.

                    PART TWO. OPERATION OF THE CLOSED BLOCK

The Closed Block shall be operated for the exclusive benefit of the Closed Block Policies in accordance with Article IX of the Plan and Part Two of this Exhibit
G. Sections I through X of Part Two describe the operation of the Closed Block.

As stated in Section 9.2(a) of the Plan of Reorganization, the Closed Block is credited with (or, if negative, charged for) all insurance cash flows and investment cash flows with respect to Closed Block Policies as specified in this Part Two. The Company shall pay all guaranteed benefits for Closed Block Policies in accordance with the terms of such policies. The Closed Block Assets are the Company's assets, and the establishment of the Closed Block shall not in the event of the rehabilitation or liquidation of the Company affect the priority of the claims of the holders of Closed Block Policies to such assets in relation to the claims of all other policyholders and creditors of the Company.

I. CREDITS TO AND CHARGES AGAINST THE CLOSED BLOCK FOR CASH FLOWS ON CLOSED BLOCK POLICIES

A. CREDITS TO AND CHARGES AGAINST THE CLOSED BLOCK.

After the Closed Block Funding Date, insurance cash flows and investment cash flows arising from the operation of the Closed Block shall be credited to or charged against the Closed Block as follows, in each case subject to the specific rules and consistent with the assumptions and methodologies set forth in this Exhibit G

      1. With respect to insurance cash flows:

      a. The Closed Block shall be credited or charged, as the case may be, for (i) premiums and annuity considerations paid with respect to Closed Block Policies, including but not limited to any premiums and annuity considerations paid by the Company with respect to a policy that is the subject of an ADR claim and that otherwise satisfies the criteria for a Closed Block Policy, as specified in Part Two, Section VIII; (ii) cash repayments of policy loans made with respect to Closed Block Policies; (iii) policy loan interest paid in cash on Closed Block Policies; (iv) death or maturity benefits, surrender values and new policy loans taken in cash with respect to Closed Block Policies; (v) dividends on policies and riders that are Closed Block Policies; and (vi) policy credits in respect of Closed Block Policies as specified in Part Two, Section VIII.

      b. Fees in respect of administrative and overhead expenses and certain commissions and commission-related expenses incurred by the Company in connection with the performance of its obligations under the Closed Block Policies shall be charged against the Closed Block. The fees shall be in the amounts determined in accordance with the schedule specified in Section V.B. and shall be charged in lieu of the actual expenses incurred by the Company or any Prudential Affiliate providing such services.

      c. The Closed Block shall be credited or charged, as the case may be, in respect of premium taxes and retaliatory taxes (including franchise taxes levied solely on the basis of premiums), incurred on premiums received in respect of Closed Block Policies, and payments made or received in connection with membership in a state guaranty association or imposed by any mandatory pool, fund or association. The amounts to be credited or charged shall be determined in accordance with the procedure described in Section V.C.1 and V.C.4. below.

      d. The Closed Block shall be charged in respect of payroll taxes in accordance with the procedure described in Section V.C.2. below.

      e. The Closed Block shall be credited or charged, as the case may be, in respect of income taxes and franchise taxes calculated in the manner of income taxes in accordance with the procedure described in
            Section VI below.

      f. Amounts in respect of certain expenses to adjust funding in connection with Closed Block Policies issued on or after the Closed Block Funding Date shall be charged against the Closed Block. The amounts of such charges shall be determined in accordance with the schedule specified in Section VII below and shall be charged against the Closed Block to adjust funding in connection with Closed Block Policies.

      2. With respect to investment cash flows:

      a Investment-related cash flows from the Closed Block Assets, including, but not limited to, interest, coupon payments, dividends, proceeds of asset sales, maturities and redemptions, shall be credited to the Closed Block.

      b. Fees in respect of investment-related expenses related to managing the Closed Block Assets (covering investment management fees, record keeping expenses, bank fees, accounting and reporting fees, fees for asset allocation and fees for investment policy, planning and analysis) shall be charged against the Closed Block. The fees shall be in the amounts determined in accordance with the schedule of investment fees specified in Section V.A. below and shall be charged in lieu of the actual internal investment-related expenses incurred by the Company or any Prudential Affiliate providing such services.

      c. In addition to the fees specified in the preceding paragraph, amounts shall be charged against the Closed Block for direct investment expenses, including the brokerage cost of acquiring investments and the brokerage cost and transaction expense of disposing of investments. The Closed Block shall also be charged for real estate expenses and real estate taxes in proportion to the Closed Block's holding of any interest in real estate giving rise to such expenses and taxes, as specified in Sections V.A. and V.C.3. below. Real estate taxes shall be charged to the Closed Block when payable to the taxing entity.

B. SPECIAL CASES

      1. Unreported Deaths

      The Closed Block will be charged for death (or dismemberment) claims incurred before, but not reported as of, the Closed Block Funding Date. The Closed Block will not be charged for death (or dismemberment) claims incurred and reported before, but not paid as of, the Closed Block Fund Date. Disablements before the Closed Block Funding Date generating a premium waiver claim on a Closed Block Policy are a liability of the Closed Block. The Initial Closed Block Assets include an adjustment to model results to fund for the Incurred But Not Reported Liability.

      2. Policy Loan Securitization

      The operation of the Closed Block will not be affected by, and will not reflect, the liabilities created when the Company securitized some of its policy loans (nor any associated service fees connected with such securitization).

      3. Annuitization

      The amount of cash value or death benefits applied to annuitize a Retirement Annuity contract or to effect a Supplementary Contract will be charged against the Closed Block at the time of such application. The annuitized Retirement Annuity contract or Supplementary Contract shall thereafter be a liability of the Company, but not of the Closed Block.

II. INVESTMENT POLICY OF THE CLOSED BLOCK

As of the Closed Block Funding Date, new investments of the Closed Block cash flows shall be acquired in conformity with an investment policy statement for the Closed Block that is consistent with investment guidelines approved from time to time by the Investment Committee of the Board or its successor. Such investment policy statement shall address, to the extent applicable, investment objectives, permissible asset class categories, permissible investments, valuation methodology, internal reporting, risk limits and performance factors and measurements. The Closed Block Assets shall be managed in the aggregate to seek a high level of return consistent with the preservation of principal and equity, through asset-liability management, strategic and tactical asset allocation and manager selection/performance and shall reflect the duration and ability to take risk consistent with the nature of the Closed Block.

No assets shall be reallocated, exchanged or transferred between the Closed Block and any other portion of the Company's general account or any Prudential Affiliate, except (i) in accordance with this provision, (ii) as provided in the Closed Block Memorandum, or (iii) as approved by the Commissioner. To facilitate the management of Closed Block cash flows, the Closed Block may participate in pooled short term accounts maintained by the Company on a basis no less favorable than any other portion of the Company's general account. Any other transfers, exchanges, investments, purchases or sales of assets between the Closed Block and any other portion of the Company's general account or any Prudential Affiliate may be effected if such transactions (i) benefit the Closed Block, (ii) are consistent with the investment policy statement and objectives described in the prior paragraph, (iii) are executed at demonstrable fair market values, and (iv) do not exceed, in any calendar year, more than 10% of the statutory statement value of the invested assets of the Closed Block as of the beginning of that year.

III. DIVIDEND POLICY OF THE CLOSED BLOCK


A. DIVIDENDS ON CLOSED BLOCK POLICIES shall be apportioned annually by the Board in accordance with applicable law and applicable standards of actuarial practice as promulgated by the Actuarial Standards Board or its successor so as to reflect the underlying experience of the Closed Block and with the objective of managing aggregate dividends so as to exhaust the Closed Block Assets when the last Closed Block Policy terminates while avoiding an outcome in which relatively few last surviving holders of Closed Block Policies receive dividends that are substantially disproportionate (either higher or lower) to those previously received by other holders of Closed Block Policies. The current practices with respect to the irrevocable apportionment of dividends shall continue unless the financial benefits of such practices are no longer available to the Company.

B. Subject to paragraph A. above, dividends on Closed Block Policies shall be apportioned, and shall be allocated among Closed Block Policies, so as to reflect the underlying experience of the Closed Block, and the degree to which the various classes of Closed Block Policies have contributed to such experience.

IV. REINSURANCE OR OTHER TRANSFER OF RISK

A. The Closed Block will not be charged (nor credited) for cash flows and tax effects of any reinsurance agreements in existence on the Closed Block Funding Date.

B. For any future reinsurance agreements the Company may, with the Commissioner's prior consent, and subject to Article 7 of Chapter 18 of Title 17B of the New Jersey Revised Statutes, enter into one or more agreements to reinsure or otherwise transfer all or any part of its risks under the Closed Block Policies. Notwithstanding any other provision of
      Article IX of the Plan or of this Exhibit G, (1) the agreement may provide for the transfer of all or part of the risks associated with Closed Block Policies and/or the transfer of ownership or, or other interest in, Closed Block Assets or funds not allocated to the Closed Block supporting such risks; (2) amounts paid and received by the Company in connection with any such agreement may be allocated to the Closed Block in accordance with any methodology approved by the Commissioner; (3) cash flows from any transferred Closed Block Assets may be considered to be investment cash flows of the Closed Block for purposes of establishing dividends and meeting policy obligations on Closed Block Policies; and (4) the Company may use Closed Block Assets or funds not allocated to the Closed Block as reinsurance premiums or other consideration for such agreement provided, in each case, and without limiting the grounds on which the Commissioner may withhold approval, the Commissioner shall not approve such action if the Commissioner finds that such action shall have the effect of lessening the extent to which the reasonable dividend expectations of the holders of Closed Block Policies are provided for by Article IX of the Plan and by this Exhibit G.

V. THE BASES UPON WHICH TO CHARGE THE CLOSED BLOCK FOR FEES AND TAXES OTHER THAN INCOME TAXES

Cash shall be regularly and promptly withdrawn from the Closed Block for fees in lieu of commissions, expenses, and taxes other than income taxes in accordance with the following formulas:

A. INVESTMENT EXPENSES

The charges for investment expenses for each class of investments in the Closed Block will be determined in two components, direct investment expenses (such as brokerage costs, which will be charged as they are incurred), and fees in lieu of internal investment expenses.

The Closed Block will be charged for direct investment expenses. The brokerage cost of acquiring investments is reflected in the cost of such investments. The brokerage cost and transaction expense of disposing of investments will be deducted from the gross proceeds of such sales. The Closed Block will be charged for the actual operating expenses (and real estate taxes, as noted below) incurred with respect to real estate owned by the Closed Block.

Fees in lieu of internal investment expenses (to cover investment management fees, record keeping expenses, bank fees, accounting and reporting fees, fees for asset allocation, and fees for investment policy, planning and analysis) will be charged as fixed basis point charges that vary by asset type. Specifically, the internal investment fees will be, at an annual rate on Closed Block Assets valued on a statutory basis, a charge varying by asset category as shown in Schedule G-1. These Schedule G-1 fees will be prorated and charged on a quarterly basis at the end of each quarter, based on the assets as of the beginning of each quarter. These Schedule G-1 fees will be in lieu of any allocation of actual investment management expenses of the type currently reported in Exhibit 2 of the NAIC blank.

B. ADMINISTRATIVE EXPENSES AND COMMISSIONS

Fees in lieu of administrative expenses will be charged at the end of the quarter based on the Closed Block policy counts, death benefits, and reserves as of the beginning of each quarter. Such fees will be calculated at the annual rates shown in Schedule G-2, prorated.

In addition, fees in lieu of administrative expenses and commissions will be charged at the end of the quarter at the rate of 5% on cash premiums received in the prior quarter on Traditional Ordinary life insurance Closed Block policies and will be charged at the rate of 7.5% on cash premiums received in the prior quarter on Closed Block Retirement Annuity contracts. No fees will be charged on the premiums waived and not collected on Intermediate and Weekly Premium policies. Cash premiums for this purpose exclude premiums waived for disability but include billed premiums on Traditional Ordinary life insurance policies paid by application of dividends to reduce such billed premiums. In the first calendar quarter (which starts with the Closed Block Funding Date) there will be no percentage of premium charge for premiums received before the Closed Block Funding Date.

These charges are in lieu of any allocation of actual administrative expenses of the type currently reported in Exhibit 5 of the NAIC blank. The 5% and 7.5% of premium fees are also in lieu of any commissions of the type currently reported in Exhibit 1 of the NAIC blank. Furthermore, these charges are also in lieu of any overhead expenses and commission related expenses.

C. TAXES OTHER THAN INCOME TAXES

State premium taxes and retaliatory taxes (including franchise taxes levied solely on the basis of premiums) incurred on premiums received in respect of Closed Block Policies, guaranty fund assessments, payroll taxes, and real estate taxes will be calculated and promptly charged to the Closed Block as follows:

      1. The charges for state premium taxes and retaliatory taxes (before taking any credit or offsets such as guaranty fund assessments or state or local income tax) of the Company in respect of Closed Block business will be charged to the Closed Block, on a state by state basis, in an amount equal to (1) the life insurance premium of the Closed Block subject to taxation in a particular state (or subject to taxation in New Jersey -- which is the Company's domicile -- if retaliatory tax is applicable) less any dividend deduction allowed by that state (or allowed as a deduction by New Jersey if retaliatory tax is applicable), multiplied by (2) the Aggregate Statutory Premium Tax Rate of the applicable state. For purposes of the previous sentence, the Aggregate Statutory Premium Tax Rate of a particular state shall be either (a) the applicable state statutory premium tax rate (plus the rate of any franchise tax levied solely on the basis of premium) or (b) the applicable statutory premium tax rate of New Jersey, depending on which premium as defined in term
            (1) in the previous sentence is used. (The New Jersey definition of premium and the New Jersey premium tax rate is used if such retaliatory tax calculation produces the higher tax.) Further, both the charging and the funding for premium tax charges will ignore the fact that some small amount of premium is on tax qualified contracts, but rather will treat all Closed Block premium as non-tax-qualified premium. Local premium taxes will not be charged because they are negligible. Premium taxes will be charged on an estimated basis in the middle of each calendar quarter, with an additional charge or credit after the end of each calendar year to true up to the correct premium tax for the year, as the Company identifies state by state "taxable income" and allocates premium tax normally. In the case of an audit adjustment on a premium tax return for a period after the Closed Block Funding Date, the Company shall make an equitable adjustment, to charge (or credit) retroactively the audit adjustment to tax.

      2. The Closed Block shall be charged fees in lieu of payroll taxes as of the end of each quarter equal to the Payroll Tax Rate multiplied by the Administrative Expense Fees charged that quarter to the Closed Block at the annual rate of $54 per policy. The Payroll Tax Rate shall be 6.50% unless and until the Company shall have proposed and the Commissioner shall have approved a new method to calculate the Payroll Tax Rate for each year after such approval, which new method shall be related to the actual experience of the Company. Payroll taxes include all taxes such as Federal social security, Medicare, and unemployment taxes and similar state and local taxes, as well as future taxes of the same or similar nature.

      3. Real estate taxes incurred in a given year on Company assets will be charged to the Closed Block in proportion to the ownership of the specific assets giving rise to such real estate taxes. Such real estate taxes will be charged to the Closed Block when payable to the local government.

      4. Fees in lieu of guaranty fund assessments (if not offset against premium taxes) will be charged to the Closed Block based on a formula that multiplies the current year Closed Block's premium "taxable income" times the ratio from the prior calendar year of the guaranty fund life insurance assessments to the total Company life premium "taxable income". Such fees will be charged to the Closed Block quarterly at the same time premium taxes are charged (four quarterly estimates and a true-up after the end of the calendar year).

      In the event the nature or basis of any taxes or assessments described above is materially modified by the taxing or assessing authority, the Company will appropriately revise the calculation of fees in lieu of taxes or assessments charged to the Closed Block. The Company will promptly report to the Commissioner the reason for the revision and explain the new calculation. Such revision will be subject to review by the Commissioner. If, as a result of the Commissioner's review, a modification is needed to the revision, such modification shall be made retroactive to the time the change was first instituted.

VI. THE BASIS UPON WHICH TO CHARGE INCOME TAXES TO THE CLOSED BLOCK

This Section provides for income tax charges in the operation of the Closed Block, but has no impact on the overall tax liabilities of the Company or of any affiliated group of which the Company is a member.

A. COMPUTATION OF FEDERAL INCOME TAX CHARGE TO THE CLOSED BLOCK

A Federal income tax charge will be determined for the Closed Block Policies as if the Closed Block were a separate stock life insurance corporation with the same character as the Company under the Internal Revenue Code (having only those items and amounts of income, gain, loss, and fees in lieu of expenses as are provided for in the Plan of Reorganization or in this Closed Block Memorandum) and filing separate Federal income tax returns for each tax period after the Closed Block Funding Date. Items such as actual expenses or reinsurance not charged to the Closed Block do not affect the calculation of tax to be charged to the Closed Block. Both charges for any foreign income taxes and any corresponding foreign income tax credits against the Federal income tax are recognized. This hypothetical Closed Block tax calculation will be based on the Internal Revenue Code as applicable from time to time, modified as follows:


      1. The tax rate will be the applicable maximum corporate income tax rate or rates for net capital gains and other types of taxable income then in effect.

      2. Ordinary taxable income (loss) for the Closed Block will be calculated according to the applicable tax law then in effect, as modified for simplifications specified below.

            Such ordinary taxable income (loss) is currently:

                  - the statutory gain from operations after policyholder dividends (i.e., Annual Statement Summary of Operations Line 29) for those items included in the Closed Block as noted above,(4)
                  - but substituting the tax basis reserves and tax basis dividends for statutory basis reserves and statutory basis dividends,
                  -     excluding any effect of the Interest Maintenance
                        Reserve,
                  - less (plus) the increase (decrease) in net due and deferred premiums to the extent used in the statutory gain,
                  - plus the one-tenth adjustment for tax reserve basis changes (including those unamortized as of the Closed Block Funding Date, which shall be deemed to be $322.111 million),
                  - plus capitalized policy acquisition expenses arising under Section 848 of the Code, less amortization of such amounts (including prior amounts as specified below),
                  - adjusted for the differences between book and tax bases of new assets purchased after the Closed Block Funding Date, but not the differences

----------
(4) This amount would be before fees for state and local income taxes determined by Subsection E below.

                        between book and tax bases of Initial Closed Block Assets (as specified below).

      3. The Federal income tax charge to the Closed Block will ignore any dividend received deduction on the Initial Closed Block Assets, but the dividend received deduction on Closed Block Assets purchased after the Closed Block Funding Date will be allocated to the Closed Block.

      4. The taxable realized capital gains and losses will recognize the tax basis for assets purchased after the Closed Block Funding Date, including any differences between tax and statutory asset bases, but will use the statutory basis realized capital gains as the taxable realized capital gains for the Initial Closed Block Assets.

      5. There will be no charge for tax under Section 809 of the Code. That is, the deduction for policyholder dividends paid shall not be limited by Section 809 of the Code in the separate tax calculation for the Closed Block.

      6. If a new asset is allocated in part to the Closed Block and in part to the remainder of the Company (or to an affiliate of the Company), then the tax benefits or detriments attributable to that asset shall be allocated pro rata.

      7. The Closed Block will use the same elections and methods of accounting as are used in the determination of the Company's Federal income tax liability.

      8. Any intracompany or intercompany transactions and distributions between the Closed Block and the non-Closed Block (or any affiliate of the Company) will be recognized in determining the Closed Block separate return tax liability, without regard to consolidated tax return principles and whether or not such transactions are deferred or actually recognized for Federal tax purposes. However, the funding adjustment charges provided in Part Two, Section VII are not treated as tax-deductible because the factors in Schedule G-3 have been calculated on an after tax basis.

      9. Section 848 of the Code (relating to the capitalization of policy acquisition expenses) will be taken into account by increasing the Closed Block's taxable income by an amount equal to the "specified policy acquisition expenses" under Section 848(c)(1) (treating all premiums as non-tax-qualified, and determined without regard to any limitation based on the amount of the Closed Block's "general deductions") and allowing an amortization deduction in a corresponding amount ratably over a 120-month period (or any other acceptable period as defined in Section 848(a)). The Closed Block's hypothetical separate return tax calculation will reflect any amortization relating not only to those policy acquisition expenses capitalized on or after the Closed Block Funding Date, but also those capitalized before and not yet amortized by the Closed Block Funding Date, which will be deemed to be $1,056.882 million.

In the event the nature or basis of any taxes described in A. above (or in E. below) is materially modified by the taxing authority, the Company will appropriately revise the calculation of taxes or assessments charged to the Closed Block. The Company will promptly report to the Commissioner the reason for the revision and explain the new calculation. Such revision will be subject to review by the Commissioner. If, as a result of the Commissioner's review, a modification is needed to the revision, such modification shall be made retroactive to the time the change was first instituted.

B. CHARGES TO THE CLOSED BLOCK IN CASH FOR ITS POSITIVE SEPARATE RETURN TAX LIABILITY

The Closed Block will be charged an amount equal to the Closed Block's positive separate return tax liability, including quarterly estimated tax payments.

C. CREDIT TO CLOSED BLOCK IN CASH FOR TAX BENEFITS ASSOCIATED WITH LOSSES

The Closed Block will be credited as soon as possible after each final income tax payment due date for any income tax benefit for operating losses, capital losses and credits it generates whether or not such losses or credits are used by the Company in computing the tax liability on the consolidated Federal income tax return for the affiliated group of which the Company is a member. After each estimated tax payment date, the Closed Block will be credited as soon as possible for any income tax benefit used in reducing the consolidated payment for the affiliated group of which the Company is a member. However, in no event shall the cumulative amount credited for the year to date be less than the appropriate percentage of the projected full year tax benefit at the time of such payment; i.e., 25% of the projected full year tax benefit as of the first quarter estimated payment due date, 50% as of the second quarter, 75% as of the third quarter, and 100% as of the fourth quarter.

D. AUDIT ADJUSTMENTS

The Company may be audited by the Internal Revenue Service (or state tax authorities), resulting in adjustments to its tax liability on Federal or state (or both) income taxes that may affect the Closed Block in different ways.

      1. In the event of an adjustment to the Federal (or state) income tax return for the Company for a tax period commencing with or after the Closed Block Funding Date (e.g., arising from an audit by the Internal Revenue Service, an amended return, or a claim for refund allowed by the Internal Revenue Service), the Company shall recompute the separate return tax liability for the Closed Block pursuant to the procedures set forth in subsection A. above (or E. below).

      2. If the adjustments applied to the Company's tax return, when carried over to the calculation of tax for the Closed Block, result in an increase in the separate return tax liability for the Closed Block for the tax year in question, the Closed Block shall be charged an amount equal to the increase in the separate return tax liability on the date that such additional tax liability is paid by the Company to the Internal Revenue Service (or state tax authority). If the adjustments result in an increase in the separate return tax liability for the Closed Block and include statutory interest, additions to tax, or penalties that are attributable, in whole or in part, to the increase in the separate return tax liability for the Closed Block, the Closed Block shall also be charged for the allocable share of those amounts on the same date that it is charged for the increase in the Federal income tax liability. In the event that a subsequent adjustment results in a reduction in the amount charged to the Closed Block under this section, such later adjustment shall be credited to the Closed Block similarly. In no event, however, shall the Closed Block be charged for any amounts attributable to taxable periods prior to the Closed Block Funding Date.

      3. In the event that the adjustments to the Federal (or state) income tax return result in a decrease in the separate return tax liability for the Closed Block, the Closed Block shall be credited in an amount equal to the decrease (together with the allocable portion of any interest refunded with the decrease in tax) on the date that such amount is received from the Internal Revenue Service (or state tax authority). In the event that a subsequent adjustment results in a reduction in the amount credited to the Closed Block under this section, such later adjustment shall be charged to the Closed Block in accordance with the procedures set forth in the preceding paragraph. In no event shall the Closed Block be credited for any reduction in Federal (or state) income tax liability relating to taxable periods prior to the Closed Block Funding Date.

E. COMPUTATION OF STATE INCOME TAX LIABILITY OF CLOSED BLOCK

Fees in lieu of state and local income taxes (including franchise taxes calculated in the manner of income taxes), ignoring any reductions in premium taxes because of such state income taxes, are charged to the Closed Block on a formula that multiplies the Federal taxable income in the Closed Block (as determined in subsection A above but before deduction of state income taxes) by the prior year ratio of (1) to (2), where (1) is the Company's total state and local income tax (including franchise taxes calculated in the manner of income taxes, but net of any reductions in premium taxes because of such state income taxes) and (2) is the Company's total Federal taxable income (but before deduction of state income taxes). Such charges for state and local income taxes are deducted from the Closed Block at the same time that Federal income taxes (including estimated taxes and audit adjustments) are charged pursuant to paragraphs B, C and D above.

VII. THE BASIS UPON WHICH TO CHARGE THE CLOSED BLOCK FOR CLOSED BLOCK POLICIES NEWLY ISSUED AFTER THE CLOSED BLOCK FUNDING DATE

A. CLOSED BLOCK POLICIES ISSUED AFTER CLOSED BLOCK FUNDING DATE AND PRIOR TO EFFECTIVE DATE

For Closed Block Policies issued after the Closed Block Funding Date and prior to the Effective Date, a charge will be deducted from the Closed Block. This charge will not be considered a deduction from gain in the calculation of income tax because the factors specified are already net of income tax. This charge represents the approximate present value of all commissions and acquisition expenses in excess of fees to be charged to the Closed Block pursuant to Section V and Schedules G-1 and G-2, such as certain field costs and underwriting and issue expenses, plus the anticipated profit after policyholder dividends. (Equivalently, the amount withdrawn is approximately the present value of premiums less the present value of benefits and expense charges.)

The amount to be withdrawn for new Closed Block policy issues will vary according to series, as shown in Schedule G-3.

Amounts to be withdrawn are accrued at the time of policy issue, although the actual deduction will be made at the end of the following calendar quarter.

In addition to the charges specified above, the fees in lieu of expenses and the taxes specified in Part Two, Sections V and VI shall be charged on these policies and riders.

B. ORIGINAL ISSUE DATE CONVERSIONS

Some policies and riders provide the policyholder a right to convert a policy as of the original issue date. For example, a few "Divorce and Tax Law Change Riders" on inforce survivorship contracts allow an exchange to a Life at 85 policy with the same issue date as the survivorship contract. In those cases where the newly issued policies (such as the Life at 85 policies) go into the Closed Block, these new policies will not be subject to a Funding Adjustment Charge. In lieu of the charge at issue in the Schedule G-3, the Company will transfer cash into the Closed Block equal to the sum of the cash value of the existing policy plus any charge the Company made upon exchange, such as 105% of the difference in cash values between the old and new contracts. Such cash transfer (and related increase in tax basis reserves) would be recognized in the calculation of income tax for the Closed Block.

VIII. THE BASES UPON WHICH TO CREDIT CASH TO THE CLOSED BLOCK IN RESPECT OF POLICY CREDITS AND SALES PRACTICES LIABILITIES

If the Company is obligated to credit an enhancement to policy values (such as dividend accumulations) on a Closed Block Policy after the Closed Block Funding Date because a policy credit is provided under the Plan of Reorganization in lieu of a distribution of shares or cash, then the Company will credit cash to the Closed Block equal to the value of the credit.

If the Company is obligated to pay a premium or credit an enhancement on a Closed Block Policy after the Closed Block Funding Date in respect of sales practices liabilities, then the Company will credit cash to the Closed Block equal to the value of the premium or credit.

IX. REPORTING REQUIREMENTS

A. The Company shall provide the Commissioner as supplemental schedules to its statutory Annual Statements for each year commencing with the year in which the Effective Date occurs (1) financial schedules, consisting of the information required by Annual Statement pages 2, 3, 4, and 5 and (2) investment schedules, consisting of the information required by Annual Statement Schedules A, B, BA, D, and E (or comparable information under financial reporting requirements as they may be established from time to time for the Company as a whole by the Commissioner after the Adoption
      Date), in each case for the Closed Block. By June 1 of the year subsequent to the year being reported, the Company shall submit to the Commissioner an attestation report or the equivalent of a firm of independent public accountants as to the financial schedules of the Closed Block referred to in clause (1) above. Additionally, the Company shall submit to the Commissioner by June 1 of each such year a report, prepared at the Company's request by a firm of independent public accountants, on the results of certain procedures, to test the Company's compliance with the Closed Block cash flow provisions of this Part Two. These reporting obligations shall continue for so long as the Commissioner may require. The annual report required by this Section IX shall be submitted in a form acceptable to the Commissioner and in accordance with procedures acceptable to the Commissioner.

B. The Company shall submit to the Commissioner by June 1 of the fifth calendar year following the calendar year of the Effective Date and every five years thereafter a report, prepared in accordance with applicable actuarial standards, of an independent actuary, who shall be a member of the American Academy of Actuaries, concerning the operations of the Closed Block.

X. AMENDMENT OR CESSATION OF CLOSED BLOCK

A. The Company may amend the terms of or cease to maintain the Closed Block with the prior approval of the Commissioner, subject to such terms and conditions as the Commissioner may approve, if the Commissioner determines that: (1) assurances provided by the Company or other conditions provide adequate safeguards to provide for the reasonable dividend expectations of the holders of Closed Block Policies and (2) either (x) the Closed Block is no longer necessary to effectuate the purposes of this Article or (y) the Closed Block has been so reduced in size as to make continued operation of the Closed Block impracticable. Terms and conditions imposed by the Commissioner may include, without limitation, requiring actuarial opinions from independent actuaries hired by the Company, and by the Commissioner at the Company's expense, that appropriate provision has been made for the dividend expectations of holders of Closed Block Policies. If the Closed Block is discontinued, the Closed Block Policies then remaining shall continue to be obligations of the Company and dividends on such Policies shall be apportioned by the Board in accordance with applicable law.

B. Except when the Company ceases to maintain the Closed Block as provided in paragraph A above, none of the assets, including the revenue therefrom, allocated to the Closed Block or acquired by the Closed Block shall revert to the benefit of the shareholders of the Company.

SCHEDULE G-1.   INVESTMENT FEES


Cash in banks and short term investments                                   13 bp

Investment Grade Public Bonds (NAIC 1 & 2)                                 13 bp

Investment Grade Private Placement Bonds (NAIC 1 & 2)                      24 bp

Below Investment Grade Public Bonds (NAIC 3, 4, 5 & 6)                     19 bp

Below Investment Grade Private Placement Bonds (NAIC 3, 4, 5 & 6)          44 bp

Mortgages                                                                  29 bp

Public Equities (including REITs)                                          39 bp

Private Equities (including REITs)                                        204 bp

Real Estate                                                               204 bp

Mutual funds and co-investment partnerships (which pay fees from

       fund assets and deliver a net return to the Company)                 4 bp

Policy Loans and premiums due, and interest due and accrued on assets above 0 bp

Other assets:                        the rates most consistent with  those above

SCHEDULE G-2.   ADMINISTRATIVE FEES

                    $54 per Traditional Ordinary life (but not including
                        Intermediate) policy, including any such policy on an nonforfeiture insurance option (reduced paid up and extended term insurance), and $54 per Retirement Annuity contract,

                     plus

                     $0.66 per $1000 of death benefit on Traditional Ordinary
                        (but not Intermediate) policies and riders, including those policies on the nonforfeiture insurance options (reduced paid up and extended term insurance), where death benefit includes the insurance in force on paid up additions and excludes any adjustments to a death benefit for termination or mortuary dividends, dividend accumulations, accidental death benefits, delayed payment interest, or to repay policy loans, plus

                     $7.25 per $1000 of death benefit (defined as above) on
                        Weekly Premium policies,

                     plus

                     $4.50 per $1000 of death benefit (defined as above) on
                        Intermediate policies,

                     plus

                     0.65% of unmatured statutory reserves (including dividend
                        accumulations) on Retirement Annuity contracts.

In addition, certain percentage of premium fees for administrative expenses and commissions are provided in Part Two, Section V.B above.

SCHEDULE G-3    FUNDING ADJUSTMENT CHARGES


      ======================================================
                           Percent of First Year Recurring
                           Premium (Annualized), including
                                       riders,
          Series           modal loadings and policy fees
      ------------------------------------------------------
      Gibraltar (if any)                125%
      ------------------------------------------------------
          Estate                        151%
      ------------------------------------------------------
          Legacy                        182%
      ======================================================

                                   Exhibit H

                               TABLE OF CONTENTS
Section                                                                     Page

OVERVIEW ......................................................................1

PART ONE. INITIAL FUNDING OF THE CANADIAN CLOSED BLOCK ........................3

I.   Amount of Initial Canadian Closed Block Assets ...........................3

II.  Description of Experience Assumptions Used To Determine Initial Canadian
     Closed Block Assets ......................................................8

PART TWO. OPERATION OF THE CANADIAN CLOSED BLOCK .............................10

I.   Credits to and Charges against the Canadian Closed Block for Cash Flows on Canadian Closed Block Policies .......................................10

II.  Investment Policy of the Canadian Closed Block ..........................12

III. Dividend Policy of the Canadian Closed Block ............................13

IV.  Reinsurance or Other Transfer of Risk ...................................14

V.   The Bases Upon Which To Charge the Canadian Closed Block for Fees and
     Taxes....................................................................15

VI.  Reporting Requirements ..................................................17

VII. Amendment or Cessation of Canadian Closed Block .........................18

                                    OVERVIEW

The Canadian Closed Block is the mechanism established for the purpose of providing over time for the reasonable dividend expectations of owners of Canadian Closed Block Policies. This memorandum sets forth how that purpose is to be addressed both in the initial funding of the Canadian Closed Block and in how the Canadian Closed Block will actually operate.

Canadian Closed Block Objective. The Initial Canadian Closed Block Assets shall be allocated to produce cash flows which, together with anticipated revenue from the Canadian Closed Block Policies, are expected to be reasonably sufficient to support the Canadian Closed Block Policies (including but not limited to the payment of claims, certain expenses and payroll taxes) and to provide for the continuation of dividend scales payable on the Canadian Closed Block Policies in 2000 if the experience underlying such scales continues and for appropriate adjustments in such scales if such experience changes, consistent with the requirements of Part Two, Section III of this Exhibit H.

In no event shall the Company be required to pay dividends from assets that are not Canadian Closed Block Assets. Notwithstanding any other provisions of the Plan, the Company's decision to establish a Canadian Closed Block in connection with the Plan shall in no way constitute a guarantee with respect to any policy or contract that it will be apportioned a certain amount of dividends.

As explained in the Plan, certain policies of the United States branch are in their own Closed Block as described in Exhibit G, and the Canadian Closed Block described in this Exhibit H does not include these policies. The Canadian Closed Block consists solely of Canadian branch Intermediate Monthly Premium and Weekly Premium policies.

Initial Canadian Closed Block Assets shall be determined in accordance with Part One of this Exhibit H. Section I of Part One contains the methodology that is being followed to determine the amount of the Initial Canadian Closed Block Assets used to fund the Canadian Closed Block as of the midnight between June 30, 2000 and July 1, 2000 (the Plan defines the latter date to be the "Closed Block Funding Date"). Also within Part One, Section II describes the experience assumptions used to determine the amount described in Section I. That is, Sections I and II of Part One describe the initial funding of the Canadian Closed Block.

The Canadian Closed Block shall be operated for the exclusive benefit of the Canadian Closed Block Policies in accordance with Part Two of this Exhibit H. Sections I through VII of Part Two describe the operation of the Canadian Closed Block. The Canadian Closed Block is credited with (or, as appropriate, charged for) all insurance cash flows and investment cash flows with respect to Canadian Closed Block Policies as specified in Part Two, Section I. Canadian Closed Block Policies include policies in the intermediate monthly premium life insurance product line ("Intermediate" policies) and the weekly premium life insurance product line ("Weekly Premium" policies).

Section II of Part Two provides for the investment policy of the Canadian Closed Block. Section III provides for the dividend policy of the Canadian Closed Block. Section IV provides for the recognition, if any, of reinsurance as it affects the Canadian Closed Block.

Section V of Part Two contains the bases upon which to charge the Canadian Closed Block for fees in lieu of actual expenses (and payroll taxes) after the Closed Block Funding Date.

Section VI of Part Two provides reporting requirements of the Canadian Closed Block. Section VII controls amendments to, and termination of, the Canadian Closed Block.

Capitalized terms used in this Exhibit have the meanings ascribed to them in the Plan or in this Exhibit.

PART ONE. INITIAL FUNDING OF THE CANADIAN CLOSED BLOCK

I. Amount of Initial Canadian Closed Block Assets

The Initial Canadian Closed Block Assets are determined to achieve the Canadian Closed Block Objective (described on page 1 of this Exhibit H), that is, to produce cash flows which, together with anticipated revenue from the Canadian Closed Block Policies, are expected to be reasonably sufficient to support the Canadian Closed Block Policies (including but not limited to provisions for the payment of claims and fees in lieu of expenses and payroll taxes, as specified in Part Two) and to provide for the continuation of the 2000 dividend scales payable on the Canadian Closed Block Policies if the experience underlying such scales (as described in Section II of Part One) continues. The 2000 dividend scales were determined at the end of 1999 and were paid at the end of 1999.

The Canadian Closed Block began operations as of July 1, 2000 with an initial set of assets provisionally selected based on an estimate of the amount needed to achieve the Canadian Closed Block Objective. This provisional selection of assets is described in subsection B below. The determination of the actual Initial Canadian Closed Block Assets as of July 1, 2000 is described in subsection A below.

A. DETERMINATION OF ACTUAL INITIAL CANADIAN CLOSED BLOCK ASSETS

The amount of Initial Canadian Closed Block Assets is determined effective as of July 1, 2000 (the "Closed Block Funding Date"). The actual Initial Canadian Closed Block Assets as of the Closed Block Funding Date are determined by:

      1. building, for the Canadian Closed Block Policies actually in force on the Closed Block Funding Date, a model to project Net Insurance Cash Flow (as specified below) from the Canadian Closed Block Policies;

      2. building a model to project the Net Investment Cash Flow from the provisional(1) Initial Canadian Closed Block Assets, making incremental additions or reductions to the amount of these assets, and re-projecting the Net Investment Cash Flow; and

      3. combining the Net Insurance Cash Flow and the Net Investment Cash Flow projected by the models in Steps 1 and 2 to project Net Total Cash Flow Available for Reinvestment. The Net Total Cash Flow Available for Reinvestment is projected to be used to purchase

----------
(1) As described below in section B, the Company selected a reasonable provisional set of Initial Canadian Closed Block Assets from among assets in the Insurance segment of the Canadian branch owned on the Closed Block Funding Date. This allowed tracking of Canadian Closed Block cash flows and accounting for the Canadian Closed Block to begin immediately on the Closed Block Funding Date. Following the Closed Block Funding Date the amount of incremental assets needed to fund the Canadian Closed Block to complete its establishment as of the Closed Block Funding Date must be calculated. Any change in assets determined by the final model to be needed as of the Closed Block Funding Date to achieve the Canadian Closed Block Objective will be added or subtracted, with interest, after such determination.

      new assets, which are assumed to earn investment return. The model continues to project these amounts until the last Canadian Closed Block Policy is assumed to terminate.

Assets are re-projected iteratively as described in Steps 2 and 3 (testing different amounts of additional assets to be added or to be removed) until the assets remaining at the end of the projection are approximately zero. When the assets remaining at the end of the projection are approximately zero, then the initial assets in the projection (i.e., the total of provisional assets and the incremental assets added or removed) are the actual Initial Canadian Closed Block Assets reasonably sufficient to satisfy the Canadian Closed Block Objective.

The initial assets as determined from the above-described modeling process are adjusted for other differences between the balance sheet for the Canadian Closed Block as represented by the model and the actual balance sheet for the Canadian Closed Block, both balance sheets taken as of the Closed Block Funding Date. Such differences include claims incurred but not yet reported.

The Canadian Closed Block is funded provisionally with assets that are permissible assets of a New Jersey domiciled life insurer, specifically bonds and similar fixed income instruments, indexed equities, cash, policy loans on policies in the Canadian Closed Block, and due and accrued investment income on such assets. The assets also satisfy relevant Canadian requirements.

No existing reinsurance treaties have been taken into account in the determination of the Initial Canadian Closed Block Assets, consistent with Part Two, Section IV of this Exhibit H.

The following describes the three steps of the calculations listed above to calculate the actual (as distinct from provisional) Initial Canadian Closed Block Assets.

      1. Net Insurance Cash Flow.

            Net Insurance Cash Flow for purposes of the modeling process described herein is the sum of the amounts described in paragraphs
            (a) and (b) below.

      a. The model of the Company's Canadian Closed Block Policies in force is developed from the Company's policy records as of midnight at the start of the Closed Block Funding Date. The model consists of approximately 30 model cells (plan/issue age/issue year cells). The model provides for paid-up dividend additions (both existing amounts and amounts projected to be applied or purchased during the period of the Canadian Closed Block operations). Cells in the model are defined by plan (also known as "kind code"), ratebook era (also known as "value basis"), issue year, and issue age. The model is used to project Net Insurance Cash Flow, defined just below, for base policies, excluding miscellaneous benefits covered in paragraph
            (b) below.

            "Net Insurance Cash Flow" equals the following transactions on Canadian Closed Block Policies:

                Dividends used as premiums to purchase paid up additions plus policy loan repayments, including accrued interest minus benefits (whether paid in cash or applied to effect
                      Supplementary Contracts outside the Canadian Closed Block)
                minus policyholder dividends (whether paid in cash or used to buy additional benefits)
                minus specified fees in lieu of expenses and payroll taxes.

      The following points clarify the handling of certain cash flows in the models:

            i. Premiums are waived and are assumed to be not paid in cash in the model.

            ii. All policy loans among the provisional Initial Canadian Closed Block Assets (which constitute a small portion of the Canadian assets) are assumed in the model to be repaid at the outset of the projection and no new ones taken out.

            iii. "Benefits" include death, withdrawal and maturity benefits. Death benefits incurred in a month are assumed to be incurred on average at mid-month and to be paid when incurred. (As noted in (b) below, some delay in the payment of death claims is recognized at a separate point in the modeling.) Other benefits such as surrender benefits are assumed to arise at the end of policy months.

            iv. "Dividends" are projected assuming a continuation of the 2000 dividend scales. The experience assumptions described in Part One, Section II are selected to be consistent with this projection.

         b. Miscellaneous benefits and adjustments. The model also includes aggregate projections for interest margin on claims in course of settlement over the life of the Canadian Closed Block and for riders and incidental benefits on Canadian Closed Block Policies, such as accidental death benefit.

      2.    Net Investment Cash Flow

      "Net Investment Cash Flow" is the cash flow from both Initial Canadian Closed Block Assets and assets assumed to be purchased subsequently. Such Net Investment Cash Flow includes the amounts of coupons (or other forms of interest), dividends paid on stock or other equity interests, and any repayments or prepayments of principal, as well as proceeds from the projected sales of equities. Net Investment Cash Flow is net of projected default costs and investment expenses. In the case of the Initial Canadian Closed Block Assets, the default costs are calculated as percentages of assets in applicable categories, and the investment expense fees are those specified in Part Two, Section V.A. In the case of assets purchased subsequently, the net reinvestment rate specified in Part One, Section II.G. is net of both default costs and investment expenses.

      3.    Reinvestment of Net Cash Flows

            Net Investment Cash Flow is added to Net Insurance Cash Flow to determine the Net Total Cash Flow Available for Reinvestment. The Net Total Cash Flow Available for Reinvestment is then assumed to be reinvested at the reinvestment rate assumption specified in Part One, subsection II.G.

      The Canadian Closed Block Assets are modeled on a year by year basis until the last Canadian Closed Block Policy is assumed to terminate. If the assets remaining at the end of the projection period are zero or approximately zero, then the actual Initial Canadian Closed Block Assets are the same as the provisional Initial Canadian Closed Block Assets. However, if as is more likely, the assets remaining at the end of the projection period are not zero, then either additional assets are added to the provisional assets, or a portion of the provisional assets are removed, depending on whether the assets remaining at the end of the projection period are less or more than zero. These additional assets (or assets to be removed) are to be in the form of cash or fixed income assets. The entire calculation is repeated to test if the assets remaining at the end of the projection period are zero. This continues until an amount is determined which gives terminal assets of approximately zero.

B. SELECTION OF THE PROVISIONAL INITIAL CANADIAN CLOSED BLOCK ASSETS

The following describes the selection of the provisional Initial Canadian Closed Block Assets.

A model based on September 30, 1999 Canadian Closed Block Policies in force was used in June, 2000, to estimate provisionally that the needed funding as of the Closed Block Funding Date would be approximately C$176.2 million (including policy loans). This estimate reflected estimated trends in growth in reserves - and therefore the estimated trends in growth in needed funding - from September 30, 1999 to the Closed Block Funding Date. Assets approximately in this amount were provisionally selected at the Closed Block Funding Date. Such assets actually selected are referred to as the "provisional Initial Canadian Closed Block Assets." The provisional Initial Canadian Closed Block Assets and their associated cash flows were identified and credited to the Canadian Closed Block starting on the Closed Block Funding Date. These assets consist of policy loans and accrued interest on Canadian Closed Block Policies, as well as a portion of the bonds and other investments then in the Insurance segment of the Company's Canadian branch general account.

Deletions from (or additions to) these provisional Initial Canadian Closed Block Assets as described above must be determined after the Closed Block Funding Date, to reflect the actual insurance business in force as of midnight at the start of the Closed Block Funding Date, the assets provisionally selected, and the actual assets available for a later true-up (which may be in the form of cash or fixed income assets). Once this calculation is completed, any excess/shortfall of the provisional funding above/below the actual Initial Canadian Closed Block Assets needed will be subtracted from/added to the Canadian Closed Block, going to (or coming from) the

Company's Insurance segment of the Canadian branch general account (with interest consistent with how the calculation is structured) to complete the funding.

That is, while the selection of these provisional assets allowed the Canadian Closed Block to start operation, the exact amount of assets provisionally selected does not ultimately determine the true funding level. The final calculation is used to determine the correct amount, and any difference between the correct amount and the provisional amount is removed from or added to the Canadian Closed Block, as appropriate, once the correct amount is determined.

II. DESCRIPTION OF EXPERIENCE ASSUMPTIONS USED TO DETERMINE INITIAL CANADIAN CLOSED BLOCK ASSETS

The experience assumptions used in the cash flow projections are as follows.

A. MORTALITY

The mortality assumptions were selected based on the avenge results from mortality studies of the US Gibraltar Series for calendar years 1992 through 1995, adjusted to reflect more recent experience through 1998. The rates vary by issue age basis (age nearest birthday versus age next birthday) and attained age.

Death benefits include face amounts on base policy and paid up additions, plus termination dividends, plus, where appropriate, a mortuary (pro-rata or full annual policy) dividend.

B. SURRENDER

Surrender rates for the base policies are based on aggregate US Intermediate and Weekly Premium policy persistency experience and closely reproduce aggregate Canadian policy persistency experience rates. The persistency rates do not vary by line of business and issue age. Paid up additions are assumed to surrender at the same surrender rate as for the base policy.

Because premiums are waived, surrender benefits paid are calculated monthly as interpolated cash values.

C. EXPENSES AND TAXES

Fees in lieu of general insurance expenses (including payroll taxes) and investment expenses are charged to the Canadian Closed Block at the rates and by the methods specified in Part Two, Section V. The fee deductions assumed in the cash flow projections reflect the provisions in Part Two, Section V for fees.

D. POLICY LOANS

The amount of policy loans (including premium liens on Weekly Premium business) on Canadian Closed Block business is approximately C$4 million, and such loans earn a rate within 2% to 3% of the rates on other assets in the projection. The projections assume that any initial loans are repaid at the outset of the projection and no new loans are made. The conservatism in the reinvestment rate assumption below is believed to cover any small differences between actual and model treatment of policy loans.

E. DIVIDEND OPTIONS

Dividends on base policies and on paid-up additions are applied to provide paid-up additions.

F. INSURANCE CASH FLOWS FOR MISCELLANEOUS BENEFITS

The gains arising from miscellaneous benefits (disability and accidental death benefits) were projected by deriving experience results for recent years (Canadian accidental death experience and US disability experience because Canadian disability experience was not available), projecting those results forward in a pattern consistent with the way in which the underlying reserves associated with such benefits are presumed to decline, and calculating the resulting present value. The amount of Canadian Closed Block Assets required for these benefits equals the total reserves held with respect to such benefits as of the Closed Block Funding Date, minus the present value just described. Using a similar technique, gains arising from the lag in death claim settlement (interest earned minus the interest credited on such claim amounts during the period from incurral to settlement) were calculated. The amount of Canadian Closed Block Assets is reduced by the present value of the gains arising from this source.

G. ASSET DEFAULT RATES, PREPAYMENTS, AND NET REINVESTMENT RATE

The default assumptions for public and private bonds are based on default rate expectations published by the Canadian Institute of Actuaries.

The indexed equities have a total return assumption based on the Company's expectations, and they are assumed sold to maintain their overall proportion of total Canadian Closed Block Assets.

No mortgages and real estate are expected in the Initial Canadian Closed Block Assets

For modeling purposes, all fixed income assets among the Initial Canadian Closed Block Assets are generally assumed held to maturity, unless the asset modeling system (BondEdge from Capital Management Sciences) indicates an economic prepayment at an earlier date or there is a defined sinking fund selected for the asset. All bonds with make whole provisions (which compensate the Company for calls when new money rates are lower than the coupon on the bond) are modeled as non-callable.

The Net Total Cash Flow Available for Reinvestment is assumed to be reinvested at the annual rate of 7.56% for both Weekly Premium and Intermediate business. This rate is net of both assumed default costs and investment expenses. Such investment experience return arose on the Insurance segment assets in 1998, to support the year 2000 dividend scale.

PART TWO. OPERATION OF THE CANADIAN CLOSED BLOCK

The Canadian Closed Block shall be operated for the exclusive benefit of the Canadian Closed Block Policies in accordance with Part Two of this Exhibit H. Sections 1 through VII of Part Two describe the operation of the Canadian Closed Block.

The Canadian Closed Block is credited with (or, if negative, charged for) all insurance cash flows and investment cash flows with respect to Canadian Closed Block Policies as specified in this Part Two, Section I. The Company shall pay all guaranteed benefits for Canadian Closed Block Policies in accordance with the terms of such policies. The Canadian Closed Block Assets are the Company's assets, and the establishment of the Canadian Closed Block shall not in the event of the rehabilitation or liquidation of the Company affect the priority of the claims of the holders of Canadian Closed Block Policies to such assets in relation to the claims of all other policyholders and creditors of the Company.

I. CREDITS TO AND CHARGES AGAINST THE CANADIAN CLOSED BLOCK FOR CASH FLOWS ON CANADIAN CLOSED BLOCK POLICIES

A. CREDITS TO AND CHARGES AGAINST THE CANADIAN CLOSED BLOCK.

After the Closed Block Funding Date, insurance cash flows and investment cash flows arising from the operation of the Canadian Closed Block shall be credited to or charged against the Canadian Closed Block as follows, in each case subject to the specific rules and consistent with the assumptions and methodologies set forth in this Exhibit H.

      1.    With respect to insurance cash flows:

      a. The Canadian Closed Block shall be credited or charged, as the case may be, for (i) premiums paid with respect to Canadian Closed Block Policies, primarily if not exclusively, paid up addition premiums paid by application of dividends; (ii) cash repayments of policy loans made with respect to Canadian Closed Block Policies; (iii) policy loan interest paid in cash on Canadian Closed Block Policies;
            (iv) death or maturity benefits, surrender values and new policy loans taken in cash with respect to Canadian Closed Block Policies; and (v) dividends on policies and riders that are Canadian Closed Block Policies.

      b. Fees in respect of administrative and overhead expenses and associated payroll taxes incurred by the Company in connection with the performance of its obligations under the Canadian Closed Block Policies shall be charged against the Canadian Closed Block. The fees shall be the amounts determined in accordance with the rate specified in Part Two, Section V.B. and shall be charged in lieu of the actual expenses and in lieu of any payroll taxes incurred by the Company or any Prudential Affiliate providing such services.

      c. The Canadian Closed Block shall not be charged in respect of any other taxes (except as provided in paragraph (b) above for payroll taxes). For example, but not by way of limitation, the Canadian Closed Block shall be neither credited nor charged, as the case would have been, in respect of premium taxes, retaliatory taxes, franchise taxes, income taxes, nor payments made or received in connection with membership in a governmental guaranty association or imposed by any mandatory pool, fund or association.

      2.    With respect to investment cash flows:

      a. Investment-related cash flows from the Canadian Closed Block Assets, including, but not limited to, interest, coupon payments, dividends, proceeds of asset sales, maturities and redemptions, shall be credited to the Canadian Closed Block.

      b. Fees in respect of investment-related expenses related to managing the Canadian Closed Block Assets (covering investment management fees, record keeping expenses, bank fees, accounting and reporting fees, fees for asset allocation and fees for investment policy, planning and analysis) shall be charged against the Canadian Closed Block. The fees shall be the amounts determined in accordance with the schedule of investment fees specified in Part Two, Section V.A. below and shall be charged in lieu of the actual internal investment-related expenses incurred by the Company or any Prudential Affiliate providing such services.

B. UNREPORTED DEATHS

The Canadian Closed Block will be charged for death (or dismemberment) claims incurred before, but not reported as of, the Closed Block Funding Date. The Canadian Closed Block will not be charged for death (or dismemberment) claims incurred and reported before, but not paid as of, the Closed Block Fund Date. Disablements before the Closed Block Funding Date generating a death benefit scheduled payout claim on a Canadian Closed Block Policy are a liability of the Canadian Closed Block. The Initial Canadian Closed Block Assets include an adjustment to model results to fund for the Incurred But Not Reported Liability.

II. INVESTMENT POLICY OF THE CANADIAN CLOSED BLOCK

As of the Closed Block Funding Date, new investments of the Canadian Closed Block cash flows shall be acquired in conformity with an investment policy statement for the Canadian Closed Block that is consistent with investment guidelines approved from time to time by the Investment Committee of the Board or its successor. Such investment policy statement shall address, to the extent applicable, investment objectives, permissible asset class categories, permissible investments, valuation methodology, internal reporting, risk limits and performance factors and measurements. The Canadian Closed Block Assets shall be managed in the aggregate to seek a high level of return consistent with the preservation of principal and equity, through asset-liability management, strategic and tactical asset allocation and manager selection/performance and shall reflect the duration and ability to take risk consistent with the nature of the Canadian Closed Block.

No assets shall be reallocated, exchanged or transferred between the Canadian Closed Block and any other portion of the Company's general account or any Prudential Affiliate, except (i) in accordance with this provision, (ii) as provided in the Closed Block Memorandum, or (iii) as approved by the Commissioner. To facilitate the management of Closed Block cash flows, the Closed Block may participate in pooled short term accounts maintained by the Company on a basis no less favorable than any other portion of the Company's general account. Any other transfers, exchanges, investments, purchases or sales of assets between the Closed Block and any other portion of the Company's general account or any Prudential Affiliate may be effected if such transactions
(i) benefit the Closed Block, (ii) are consistent with the investment policy statement and objectives described in the prior paragraph, (iii) are executed at demonstrable fair market values and (iv) do not exceed, in any calendar year, more than 10% of the statutory statement value of the invested assets of the Closed Block as of the beginning of that year.

III. DIVIDEND POLICY OF THE CANADIAN CLOSED BLOCK

A. Dividends on Canadian Closed Block Policies shall be apportioned annually by the Board in accordance with applicable law and applicable standards of actuarial practice so as to reflect the experience of the Canadian Closed Block and with the objective of managing aggregate dividends so as to exhaust the Canadian Closed Block Assets when the last Canadian Closed Block Policy terminates while avoiding an outcome in which relatively few last surviving holders of Canadian Closed Block Policies receive dividends that are substantially disproportionate (either higher or lower) to those previously received by other holders of Canadian Closed Block Policies.

B. Subject to paragraph A. above, dividends on Canadian Closed Block Policies shall be apportioned, and shall be allocated among Canadian Closed Block Policies, so as to reflect the experience of the Canadian Closed Block.

IV. REINSURANCE OR OTHER TRANSFER OF RISKS

A. The Canadian Closed Block will not be charged (nor credited) for cash flows and tax effects of any reinsurance agreements in existence on the Closed Block Funding Date.

B. For any future reinsurance agreements the Company may, with the Commissioner's prior consent, and subject to Article 7 of Chapter 18 of Title 17B of the New Jersey Revised Statutes, enter into one or more agreements to reinsure or otherwise transfer all or any part of its risks under the Canadian Closed Block Policies. Notwithstanding any other provision of Article IX of the Plan or of this Exhibit H, (1) the agreement may provide for the transfer of all or part of the risks associated with Canadian Closed Block Policies and/or the transfer of ownership or, or other interest in, Canadian Closed Block Assets or funds not allocated to the Canadian Closed Block supporting such risks; (2) amounts paid and received by the Company in connection with any such agreement may be allocated to the Canadian Closed Block in accordance with any methodology approved by the Commissioner; (3) cash flows from any transferred Canadian Closed Block Assets may be considered to be investment cash flows of the Canadian Closed Block for purposes of establishing dividends and meeting policy obligations on Canadian Closed Block Policies; and (4) the Company may use Canadian Closed Block Assets or funds not allocated to the Canadian Closed Block as reinsurance premiums or other consideration for such agreement provided, in each case, and without limiting the grounds on which the Commissioner may withhold approval, the Commissioner shall not approve such action if the Commissioner finds that such action shall have the effect of lessening the extent to which the reasonable dividend expectations of the holders of Canadian Closed Block Policies are provided for by this Exhibit H.

V. THE BASES UPON WHICH TO CHARGE THE CANADIAN CLOSED BLOCK FOR FEES AND TAXES

Cash shall be regularly and promptly withdrawn from the Canadian Closed Block for fees in lieu of expenses (and payroll taxes) in accordance with the following formulas:

A. INVESTMENT EXPENSES

The charges for investment expenses for each class of investments in the Canadian Closed Block will be determined in two components, direct investment expenses (such as brokerage costs, which will be charged as they are incurred), and fees in lieu of internal investment expenses.

The Canadian Closed Block is not expected to own real estate or mortgages. If, however, the Canadian Closed Block acquires real estate through foreclosure or otherwise in the future, there will be no charges against the Canadian Closed Block for real estate operating expenses (nor for real estate taxes) incurred with respect to real estate, if any, owned by the Canadian Closed Block.

The brokerage cost of acquiring investments is reflected in the cost of such investments. The brokerage cost and transaction expense of disposing of investments will be deducted from the gross proceeds of such sales.

Fees in lieu of internal investment expenses (to cover investment management fees, record keeping expenses, bank fees, accounting and reporting fees, fees for asset allocation and fees for investment policy, planning and analysis) will be charged, at an annual rate of 13 basis points on Canadian Closed Block Assets (but excluding policy loans and due and accrued interest on all Canadian Closed Block Assets) valued on a US statutory basis and expressed as Canadian dollars.

These fees will be charged monthly at an annual rate of 13 basis points of invested assets. The fees will be calculated as of the beginning of each calendar quarter on invested assets then held but will be deducted at the end of each month in that quarter. This internal investment expense fee will be in lieu of any allocation of actual investment management expenses of the type currently reported in Exhibit 2 of the NAIC blank.

B. ADMINISTRATIVE EXPENSES AND PAYROLL TAXES; OTHER TAXES

Fees in lieu of administrative expenses and in lieu of overhead expenses will be charged monthly at an annual rate of C$10 per C$1000 of Canadian Closed Block death benefit (where Canadian Closed Block death benefit includes the insurance in force on both the basic policy, any concessions and paid up additions and excludes any adjustments to death benefit for termination or mortuary dividends, dividend accumulations, accidental death benefits, delayed payment interest, or to repay policy loans, if any) on Canadian Closed Block Weekly Premium policies and on Canadian Closed Block Intermediate Monthly Premium policies.

These fees will be calculated as of the beginning of each calendar quarter for the policies and face amounts then in force, but will be deducted at the end of each month in that quarter.

These charges are in lieu of any allocation of actual administrative expenses of the type currently reported in Exhibit 5 of the NAIC blank, and are in lieu of any allocation of payroll taxes of the type currently reported in Exhibit 6 of the NAIC blank. Payroll taxes (inherent in the C$10 charge per C$1000 face amount) are the only taxes to be charged to the Canadian Closed Block.

VI. REPORTING REQUIREMENTS

A. The Company shall provide the Commissioner as supplemental schedules to its statutory Annual Statements for each year commencing with the year in which the Effective Date occurs (1) financial schedules, consisting of the information required by Annual Statement pages 2, 3, 4, and 5 and (2) investment schedules, consisting of the information required by Annual Statement Schedules A, B, BA, D, and E (or comparable information under financial reporting requirements as they may be established from time to time for the Company as a whole by the Commissioner after the Adoption
      Date), in each case for the Canadian Closed Block.

      By June 1 of the year subsequent to the year being reported, the Company shall submit to the Commissioner an attestation report or the equivalent of a firm of independent public accountants as to the financial schedules of the Canadian Closed Block referred to in clause (1) above. Additionally, the Company shall submit to the Commissioner by June 1 of each such year a report, prepared at the Company's request by a firm of independent public accountants, on the results of certain procedures, to test the Company's compliance with the Canadian Closed Block cash flow provisions of this Part Two. These reporting obligations shall continue for so long as the Commissioner may require. The annual report required by this Section VI shall be submitted in a form acceptable to the Commissioner and in accordance with procedures acceptable to the Commissioner.

B. The Company shall submit to the Commissioner by June 1 of the fifth calendar year following the calendar year of the Effective Date and every five years thereafter a report, prepared in accordance with applicable actuarial standards, of an independent actuary, who shall be a member of the American Academy of Actuaries, concerning the operations of the Canadian Closed Block.

VII. AMENDMENT OR CESSATION OF CANADIAN CLOSED BLOCK

A. The Company may amend the terms of or cease to maintain the Canadian Closed Block with the prior approval of the Commissioner, subject to such terms and conditions as the Commissioner may approve, if the Commissioner determines that: (1) assurances provided by the Company or other conditions provide adequate safeguards to provide for the reasonable dividend expectations of the holders of Canadian Closed Block Policies and
      (2) either (x) the Canadian Closed Block is no longer necessary to effectuate the purposes of this Exhibit or (y) the Canadian Closed Block has been so reduced in size so as to make continued operation of the Canadian Closed Block impracticable. Terms and conditions imposed by the Commissioner may include, without limitation, requiring actuarial opinions from independent actuaries hired by the Company, and by the Commissioner at the Company's expense, that appropriate provision has been made for the dividend expectations of holders of Canadian Closed Block Policies. If the Canadian Closed Block is discontinued, the Canadian Closed Block Policies then remaining shall continue to be obligations of the Company and dividends on such Policies shall be apportioned by the Board in accordance with applicable law.

B. Except as provided in paragraph A above, none of the assets, including the revenue therefrom, allocated to the Canadian Closed Block or acquired by the Canadian Closed Block shall revert to the benefit of the shareholders of the Company.

EXHIBIT I: FLEXIBLE FACTOR REQUIREMENTS

      1. Prior Notice Requirement

            An Insurer will not, except as described in Section 4 of these Flexible Factor Requirements modify or adjust any Flexible Factor in effect as of the Effective Date under any Flexible Factor Policy unless it has filed with the Commissioner, at least 60 days prior to implementing such modification or adjustment, a statement of its intention that complies with the requirements of these Flexible Factor Requirements and the Commissioner has not disapproved the proposed modification or adjustment during the 60 day period following the filing of said statement. To be effective for purposes of these Flexible Factor Requirements, such disapproval must be based upon a written finding that (x) such modification or adjustment involves an increase in the Insurer's profit factor for the Flexible Factor Policies that are the subject of such statement and (y) such modification or adjustment (i) is based on actuarial assumptions that are unreasonable or (ii) is otherwise contrary to law.

      2. Definitions

            Unless otherwise defined in these Flexible Factor Requirements, capitalized terms have the meanings ascribed to them in the Plan.

            "Flexible Factors" means, with respect to Flexible Factor Policies, current cost of insurance rates, current interest rates, current expense charges and, for indeterminate premium policies, current premiums, that in each case may be redetermined from time to time by the issuing insurer on the basis of projected future experience. "Flexible Factors" also means, solely for purposes of the Plan, (1) annual dividends paid with respect to life insurance policies marketed under the name "Life Builder," which are listed by policy form number in Schedule I-1 to the Flexible Factor Requirements attached hereto as Exhibit I and (2) termination dividends paid with respect to life insurance policies issued by Prudential and marketed under the names "Life Builder," "Appreciable Life" and "Variable Appreciable Life," which are listed by policy form number in
Schedule I-1 to the Flexible Factor Requirements attached hereto as Exhibit I.

            "Flexible Factor Policy" means any individual life insurance policy In Force on the Effective Date that is within the classes of policies listed in
Schedule I-1 to Exhibit I, whether participating or nonparticipating, and associated riders, where the issuing insurer has reserved the right to modify (upward or downward) premiums, charges (i.e. for expenses or cost of insurance) or credits (interest on contract funds or dividends) on the basis of future anticipated or emerging experience.

            "Insurer" means Prudential, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey or Prudential Select Life Insurance Company of America.

            "Prudential" means The Prudential Insurance Company of America.

            "Qualified actuary" means an individual who is a member in good standing of the American Academy of Actuaries and who meets the general qualification standards for making Prescribed Statements of Actuarial Opinion in the life insurance practice area as set forth by the American Academy of Actuaries.

      3. Proposed Adjustments

            An Insurer shall file any proposed modifications to or adjustments in Flexible Factors for Flexible Factor Policies, including changes in non-guaranteed interest, with the Commissioner at least 60 days prior to implementation. The Insurer may utilize the new premiums or factors provided the Commissioner has not disapproved such changes within 60 days of the date of filing upon any of the grounds for disapproval specified in Section 1 of these Flexible Factor Requirements.

            Notification to the Commissioner of any Flexible Factor or premium change shall include the following information:

            a. An identifying form number(s) and original filing date(s) of the form(s) to which the Flexible Factor change applies, together with a list of states in which the form was previously filed;

            b. An indication of the Flexible Factor(s) which is being changed and the implementation date of such change;

            c. A specification of the categories (for example, face amount, date of issue, etc.) of in force business to which the revised Flexible Factor(s) will apply;

            d. A description, for representative plans, ages and durations, of (i) the Flexible Factor(s) in effect at the time of the filing of the notification of a new Flexible Factor, (ii) the new Flexible Factor(s) and (iii) any differences between (i) and (ii), together with a statement as to whether any such differences represent an increase, decrease or no change from those in effect as of the time of the filing, as well as a specification of the relative magnitude of any such change(s);

            e. The rationale for the change, describing changes in experience or expected changes in experience leading to that change;

            f. An actuarial memorandum which shall include: a certification by a qualified actuary that the change does not increase the profit factor or, if the change does increase the profit factor, includes an explanation of the manner by which and the reasons why the profit factor should be increased; and

            g. A certificate from a duly authorized officer of the Insurer that the Insurer's board of directors, executive committee, or officer duly authorized by the board has approved the proposed Flexible Factor(s) change, or other evidence acceptable to the Commissioner of such action.

            The actuarial memorandum required pursuant to f. above shall contain a certification from the qualified actuary who prepared it that adjustments are such as to (a) retain or reduce the profit factor that was inherent in the rate formulas at issue, or (b) if, in the actuary's judgment, the profit factor for covered policies should be increased, the actuarial memorandum shall provide all justifications for that increase. Adjustments in premiums or factors which increase profits (before consideration of dividends) shall be acceptable if the Commissioner determines that future dividends will also be adjusted so that profit to the Insurer, after dividends, is the same as was inherent in the rate formulas and anticipated dividends at issue.

      4. Exceptions to Prior Notice Requirement

            An Insurer shall not be required by these Flexible Factor Requirements to provide prior notice for any change in a Flexible Factor if the change is made pursuant to a methodology or formula that has been filed with the Commissioner and implemented by the Insurer in compliance with these Flexible Factor Requirements.

            An Insurer may implement a modification or adjustment of a Flexible Factor without complying with the requirements of these Flexible Factor Requirements if the Insurer reasonably determines that such compliance would cause it to violate the law of any State or directive of any insurance regulatory authority having jurisdiction over the Insurer.

      5. Amendments and Termination

            The Company may amend or terminate these Flexible Factor Requirements with the prior approval of the Commissioner, upon such terms and conditions as the Commissioner may approve.

                                  SCHEDULE I-1
                            FLEXIBLE FACTOR POLICIES
                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Policy Form Number                   Policy Form Marketing Name
------------------                   --------------------------

BWL-84                               Life Builder
BWL-84V
ALA-88                               Appreciable Life
ALB-88
VALA-88                              Variable Appreciable Life
VALB-88
VALA-97NJ
VALB-97NJ
IPT-89                               Indeterminate Premium One Year Term
IPT-95
SVUL-95                              Survivorship Preferred
VUL-97 NY                            Variable Universal Life
GRP-89292                            Direct Term
GRP-81838                            Florida Term
PSL-PR1.94                           PruSelect Life Individual UL
AC1.94
PSL-SU1.94                           PruSelect Life Second-to-Die Universal Life
PSL-FT1.94                           PruSelect Life First-to-Die Universal Life

                                  SCHEDULE I-1
                            FLEXIBLE FACTOR POLICIES
                          PRUCO LIFE INSURANCE COMPANY

Policy Form Number                   Policy Form Marketing Name
------------------                   --------------------------

ALA-84                               Appreciable Life
ALA-86
ALB-84
ALB-86
VALA-84                              Variable Appreciable Life
VALA-86
VALB-84
VALB-86
VUL-97                               Variable Universal Life
FL-85                                Discovery Life
VFL-85                               Discovery Life Plus
CUL-B-106                            Charity Plus
VAL-DR-105                           PRUvider

                                  SCHEDULE I-1
                            FLEXIBLE FACTOR POLICIES
                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

Policy Form Number                   Policy Form Marketing Name
------------------                   --------------------------

ALA-84                               Appreciable Life
ALA-86
ALB-84
ALB-86
VALA-84                              Variable Appreciable Life
VALA-86
VALB-84
VALB-86
VAL-DR-105                           PRUvider
FL-85                                Discovery Life
VFL-85                               Discovery Life Plus

EXHIBIT J: ANNUITY CREDITING RATE REQUIREMENTS

      1. Covered Annuity Crediting Rates to Be Set Annually

            a. Each Insurer shall at least annually set the Covered Annuity Crediting Rates for each Covered Contract, except in the case of (i) interest credited to new deposits or transfers to "Flexible Discovery Plus" annuities issued by Prudential prior to November 6, 1995, and (ii) interest credited to new deposits to "Flexible Discovery" annuities issued by Prudential, Prudential shall not be required by these Annuity Crediting Rate Requirements to reset the interest rate for 3 years from the date that such rate first becomes effective. Prior to setting a Covered Annuity Crediting Rate, the Insurer shall compare the Covered Annuity Crediting Rate that it intends to set (a "Proposed Rate") to the applicable Base Crediting Rate. If the Proposed Rate is less than the Base Crediting Rate, then the Insurer shall adjust the Proposed Rate to a rate not less than the Base Crediting Rate unless the Insurer has complied with the requirements of paragraph b. below.

            b. An Insurer may implement a Proposed Rate that is below the applicable Base Crediting Rate if, at least 30 days prior to implementing such Proposed Rate, the Insurer has filed with the Commissioner a statement that complies with the requirements set forth in these Annuity Crediting Rate Requirements and the Commissioner has not disapproved the Proposed Rate during the 30 day period following the delivery of such statement. To be effective for purposes of these Annuity Crediting Rate Requirements, such disapproval must be based upon a written finding that (x) such modification or adjustment involves an increase in the Insurer's profit factor derived from interest rate spreads on Covered Account Values and (y) such modification or adjustment (i) is based on actuarial assumptions that are unreasonable or (ii) is otherwise contrary to law.

            c. An Insurer may set a Covered Annuity Crediting Rate without complying with these Annuity Crediting Rate Requirements if the Insurer reasonably determines that such compliance would cause it to violate the law of any State or directive of any insurance regulatory authority having jurisdiction over the Insurer.

      2. Definitions

            Unless otherwise defined in these Annuity Crediting Rate Requirements, capitalized terms have the meanings ascribed to term in the Plan.

            "Base Crediting Rate" means, with respect to each product type specified on Schedules J-1 and J-2 of this Exhibit J, the crediting rate produced by application of the base crediting rate formula and factors applicable to each such product type as specified on a schedule filed with the Department prior to the Effective Date. The contents of said schedule shall be considered proprietary information that could result in competitive injury to the Company if disclosed and shall be maintained by the Department as confidential.

            "Covered Account Value" means that portion of the account value of a Covered Fixed Annuity, or that portion of the account value held pursuant to the general account option of a Covered Variable Annuity, that is (1) attributable to initial or subsequent deposits or transfers into such annuity that occurred prior to the Effective Date and (2) still within the surrender charge period(s) that applies to such deposits or transfers.

            "Covered Annuity Crediting Rate" means the interest rate credited on Covered Account Values.

            "Covered Contracts" means Covered Fixed Annuities and Covered Variable Annuities.

            "Covered Fixed Annuity" means an individual annuity In Force on the Effective Date that is within the classes of annuities listed on Schedule J-1 to Exhibit J, where the issuing insurer has reserved the right to adjust the crediting rate periodically.

            "Covered Variable Annuity" means an individual variable annuity In Force on the Effective Date that is within the classes of annuities listed on Schedule J-2 to Exhibit J, where the contract owner has the right to direct funds to be invested in the general account of the issuing insurer and the issuing insurer has reserved the right to adjust the crediting rate for such funds periodically.

            "Department" means the New Jersey Department of Banking and
Insurance.

            "Insurer" means Prudential, Pruco Life Insurance Company or Pruco Life Insurance Company of New Jersey.

            "Proposed Rate" has the meaning set forth in paragraph 1.a of these Annuity Crediting Rate Requirements.

            "Prudential" means The Prudential Insurance Company of America.

      3. Contents of Filing

            An Insurer shall file any statement of its intent to implement a Proposed Rate that is less than the applicable Base Crediting Rate with the Commissioner at least 30 days prior to implementation. Such filing shall include the following information:

            a. an identifying form number(s) to which the Proposed Rate applies;

            b.    the proposed implementation date of the Proposed Rate;

            c. a specification of the categories (for example issue dates or dates of deposit) of the contracts to which the Proposed Rate will apply;

            d. A description, for representative categories, of (i) the Covered Annuity Crediting Rate(s) in effect at the time of the filing of the statement, (ii) the Proposed Rate(s), (iii) the applicable Base Crediting Rate(s), (iv) any differences between (i) and (ii), together with a statement as to whether any such differences represent an increase, decrease or no change from the Covered Annuity Crediting Rate(s) in effect as of the time of the filing, as well as a specification of the relative magnitude of any such change, and setting forth the rationale for any Proposed Rate to be less than the Base Crediting Rate;

            e. An actuarial memorandum which shall include a certification by a qualified actuary that the change does not increase the Insurer's profit factor derived from interest rate spreads used in determining the prospective Actuarial Contribution amounts in connection with the distribution of value calculation for the demutualization (the "Profit Factor"), or, if the change does increase such Profit Factor, an explanation of why the Profit Factor should be increased; and

            f. A certificate from a duly authorized officer of the Insurer that the Insurer's board of directors, or officer duly authorized by the board, has approved the Proposed Rate, or other evidence acceptable to the Commissioner of such action.

            The actuarial memorandum required pursuant to e. above shall contain a certification from the qualified actuary who prepared it that adjustments are such as to (a) retain or reduce the Profit Factor, or (b) if, in the actuary's judgment, the profit factor for covered contracts should be increased, the actuarial memorandum shall provide all justifications for that increase.

      4. Amendments and Termination

            The Company may amend or terminate these Annuity Crediting Rate Requirements with the prior approval of the Commissioner, upon such terms and conditions as the Commissioner may approve.

                                  SCHEDULE J-1
                             COVERED FIXED ANNUITIES
                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Policy Form Number                       Policy Form Marketing Name
------------------                       --------------------------

FIP-86                                   FIP

RAC-89                                   Flexible Discovery
RAC-93
FDPA-97                                  Discovery Classic

                                  SCHEDULE J-2
                           COVERED VARIABLE ANNUITIES
                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Policy Form Number                       Policy Form Marketing Name
------------------                       --------------------------

QVIP-84                                  VIP
VIP-84
VIP-86
WVA-83
WVQ-83

VAC-89                                   Flexible Discovery Plus
VAC-93

                                                                 EXHIBIT K

                              ACTUARIAL OPINIONS



                                    [LOGO]
                          Milliman & Robertson, Inc.
                            Actuarial & Consultants
                       Internationally WOODROW MILLIMAN

                                                              December 12, 2000


The Board of Directors
The Prudential Insurance Company of America
Prudential Plaza
Newark, NJ 07102

Re: Plan of Reorganization of The Prudential Insurance Company of America

                        STATEMENT OF ACTUARIAL OPINION

Subject of this Opinion

This opinion letter relates to the actuarial aspects of the proposed Reorganization of The Prudential Insurance Company of America ("Prudential") pursuant to its Plan of Reorganization (the "Plan") as presented to Prudential's Board of Directors on December 12, 2000 for its consideration and adoption. The specific opinions set forth herein relate to the proposed allocation of consideration among Eligible Policyholders and the creation and funding of a Closed Block, each of which is described in the Plan.

Capitalized items have the same meaning in this opinion as they have in the Plan.

Qualifications and Usage

I, Daniel J. McCarthy, am associated with the firm of Milliman & Robertson, Inc., ("M&R") and am a Member of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein. The Plan is based on authority in Chapter 17C of Title 17 of the New Jersey Revised Statutes ("Chapter 17C"). The opinions set forth herein are not legal opinions concerning the Plan but rather reflect the application of actuarial concepts and standards of practice to the provisions thereof.

I am aware that this opinion letter will be furnished to the New Jersey Department of Banking and Insurance for its use in determining the fairness of the Plan, and to Prudential's Eligible Policyholders as part of the Policyholder Information Booklet that will be delivered to them, and I consent to the use of this letter for those purposes.

Reliance

In forming the opinions set forth in this memorandum, I have received from Prudential extensive information concerning Prudential's past and present practices and financial results. I, and other M&R staff acting under my direction, met with Prudential personnel and defined the information we require; in all cases, we were provided with the information we requested to the extent that it was available or could be developed from Prudential's records. We have made no independent verification of this information, although we have reviewed it where practicable for general reasonableness and internal consistency. I have relied on this information, which was provided under the general direction of Helen Galt, Prudential's Company Actuary. My opinions depend on the substantial accuracy of this information.

Process

In all cases, I and other M&R staff acting under my direction either derived the results on which my opinions rest or reviewed derivations carried out by Prudential employees.

Opinion #1

Under the Plan, consideration is to be distributed to each Eligible Policyholder in exchange for his or her Membership Interest. In my opinion, the methodology and underlying assumptions for allocation of consideration among Prudential's Eligible Policyholders that are set forth in Article VII of the Plan (including the Allocation Principles and Methodology, an Exhibit thereto) are reasonable and appropriate, and the resulting allocation of consideration is fair and equitable.

Discussion

General description of the method of allocation. Section 3(c)(2) of Chapter 17C requires that "the method for allocating consideration among eligible policyholders shall be fair and equitable", and requires that "the method shall provide for each eligible policyholder to receive (a) a fixed component of consideration or a variable component of consideration, or both; or (b) any other component of consideration acceptable to the commissioner". Under the Plan, each Eligible Policyholder will be allocated a Basic Fixed Component of consideration; i.e., a value, expressed in terms of shares of stock, that is independent of the Eligible Policyholder's Actuarial Contribution. In addition, each Eligible Policyholder will be allocated a Basic Variable Component of consideration if the Actuarial Contribution of any of the Eligible Policies owned by the Eligible Policyholder is positive. As defined in the Plan, Actuarial Contribution means, with respect to a particular Eligible Policy, the contribution that such Eligible Policy is estimated to have made to the Company's surplus, plus the estimated contribution that such Eligible Policy is expected to make to surplus in the future, in each case as determined in accordance with the principles and methodology set forth in
Article VII and the "Allocation Principles and Methodology" Exhibit of the Plan. For each Eligible Policyholder who received a Basic Variable Component of consideration, that Eligible Policyholder's share of the sum of all consideration distributed via the Basic Variable Component is the ratio of:

  (a) the sum of the positive Actuarial Contributions of all Eligible Policies owned by the Eligible Policyholder, to

  (b) the sum of all positive Actuarial Contributions of all Eligible Policies owned by all Eligible Policyholders.

Appropriateness of the "contribution to surplus" method. Most of the consideration allocated to Eligible Policyholders is allocated via the Basic Variable Component, using the "contribution to surplus" method. The contribution to surplus method is recognized in the actuarial literature as an appropriate allocation method. In particular, Actuarial Standard of Practice 37 ("ASOP 37"), which is the most authoritative guidance available to actuaries on this subject, states in part, "The variable component of consideration should be allocated on the basis of the actuarial contribution." ASOP 37 (which was adopted by the Actuarial Standards Board in June, 2000 with an effective date of December 15, 2000) defines "actuarial contribution," in the relevant part, to be "The contributions that a particular policy . . . has made to the company's statutory surplus . . . plus the present value of contributions that the same policy . . . is expected to make in the future." This is consistent with the definition in the Plan. I therefore find that the use of "contribution to surplus" as the principal basis underlying the allocation of consideration is reasonable and appropriate. I further find that, in the Plan, the contribution to surplus method has been implemented in a reasonable manner, consistent with Prudential's past and present business practices and consistent with relevant actuarial literature.

Appropriateness of the Basic Fixed Component. Consideration is also allocated to Eligible Policyholders via the Basic Fixed Component, in which each Eligible Policyholder is allocated a fixed number of shares of common stock without regard to the Actuarial Contribution of that Eligible Policyholder or of the class or classes in which policies held by the Eligible Policyholder happen to reside. This element of the allocation assures that each Eligible Policyholder will receive some distribution, and is consistent with overall concepts of equity. Under the Plan, the percentage of the total consideration that is allocated in this manner is small relative to that allocated in proportion to positive actuarial contributions, which is appropriate. I find that including a minimum allocation to each Eligible Policyholder using the Basic Fixed Component is reasonable and appropriate.

Appropriateness of certain adjustments provided for in the Plan. The Plan provides for certain adjustments to the amount otherwise calculated (i.e., the sum of the Basic Fixed Component and any Basic Variable Component) with respect to certain Eligible Policyholders. These adjustments, and the Eligible Policyholders to which each applies, are discussed below.

  a. Additional Components. Section 7.1 of the Plan defines the basis under which an Additional Fixed Component and an Additional Variable Component will be allocated to Eligible Policyholders who do not receive shares of stock as a form of consideration with respect to any of his or her Eligible Policies. (For purposes of this opinion, I will refer to the Additional Fixed Component and the Additional Variable Component together as "Additional Components".) This adjustment has the effect of increasing the amount of consideration by approximately 10% of the amount otherwise calculated, subject to a minimum of two additional shares. The aggregate amount of the Additional Components reasonably reflects the value of the savings that Prudential expects to achieve by virtue of providing shareholder services to smaller number of shareholders than there would have been if all Eligible Policyholders had received shares of stock and how that value might be reflected in Prudential's IPO price.

  b. Top-up Period. Section 7.5 of the Plan defines the basis under which this adjustment is made with respect to Eligible Policyholders who receive cash or policy credits as a form of consideration with respect to any of his or her Eligible Policies if the average trading price of the stock in the 20 days following the IPO exceeds the Initial Stock Price by more than 10%. In such event, such Eligible Policyholders receive additional consideration equal to the product of (x) and (y), where (x) equals the excess of (i) the ratio of the average trading price to the Initial Stock Price over (ii) 1.1, and (y) equals the amount of their calculated consideration (i.e., the sum of the Basic Fixed Component, any Basic Variable Component, and any Additional Components) on such Eligible Policies. This adjustment cannot exceed 10% of the calculated consideration (i.e., if the rate of appreciation exceeds 20%, the adjustment is 10%).

I have considered the effect of these two adjustments. I note that:

  a. The Additional Components adjustment has the effect of reflecting, in the allocation of consideration provided to each Eligible Policyholder who does not receive shares of stock in exchange for his or her membership interest, the value associated with anticipated savings in shareholder servicing costs that they make possible by not receiving shares of stock.

  b. The Top-up Period adjustment has the effect of providing assurance to Eligible Policyholders who receive cash or policy credits that if the use of the Initial Stock Price of the stock in determining the value distributed to such Eligible Policyholders in exchange for their membership interests does not fully reflect the value of those interests--as would be demonstrated if the price of the stock rises significantly during a short period after the IPO--the amount distributed to them will be adjusted to reflect appropriately the value of their membership interests.

  c. The Top-up Period adjustment is integrated with the Additional Components adjustment. It takes into account that by virtue of the Additional Components adjustment, Eligible Policyholders who do not receive shares of stock, who constitute the vast majority of those to whom the Top-up Period adjustment applies, will already have been allocated value that is approximately equal to the additional value they would have derived from receiving shares of stock if any short-term increase in the price of the stock is 10% or less. It thus provides additional consideration only if any short-term increase in the price of the stock exceeds 10%.

I find that the application of these adjustments in determining the amount of consideration allocable to Eligible Policyholders who receive cash or policy credits is fair and equitable because:

  i. it reflects, in valuing their Membership Interests, the element of that value that is associated with savings in shareholder servicing costs, and

  ii. it enables an adjustment in valuing their Membership Interests, essentially analogous to the adjustment that takes place on the part of Eligible Policyholders who receive only shares of stock, in the event that there is a significant increase in the price of the stock in the short term.

In making this finding, I have taken into account the history of short-term Post-IPO price movements of the shares of stock of demutualized life insurers.

The effect of different forms of consideration. As noted above, in considering the fairness of the allocation I have taken into account that different classes of Eligible Policyholders will receive one or more different forms of consideration. I find that the above-described allocation of demutualization consideration among Eligible Policyholders results in a distribution to each class of Eligible Policyholders in exchange for their Membership Interests, whether in stock, policy credits or cash, that appropriately reflects their share of the aggregate value that is being distributed in the exchange.

Appropriateness of the definition of "Eligible Policyholder." In considering the fairness of the allocation, I have taken into account the definition of "Eligible Policyholder" set forth in the Plan. This definition differs in certain respects from definitions used in some prior demutualizations, but I consider it to be consistent with Prudential's business practices, consistent with approaches prescribed or permitted by the Chapter 17C, and reasonable when taken in conjunction with the overall method for allocation of consideration. I have also considered that, under the Plan, Eligible Policies affect the allocation of the Aggregate Basic Variable Component, if their Actuarial Contributions are positive, whether they are "participating" or "non-participating" policies. In light of Prudential's business practices, I find this approach to be fair and equitable.

Opinion #2

In my opinion:

  A. The purpose of the Closed Block, as set forth in Article IX of the Plan, is appropriate.

  B. The arrangements for the establishment, operation and funding of the Closed Block as set forth in Article IX of the Plan (including the Closed Block Memorandum, and Exhibit thereto), are reasonable.

  C. The selection of the assets used to fund Prudential's Closed Block as of July 1, 2000 is consistent with the Plan of Reorganization and with the actuarial assumptions (as described in the Closed Block Memorandum) that were used for funding the Closed Block.

  D. The $48.7 billion of assets used to fund the Closed Block is an amount that is expected to be reasonably sufficient to meet the objective of supporting the Closed Block Policies (including but not limited to the payment of claims, certain expenses, and taxes) and providing for continuation of the dividend scales in effect on the Adoption Date if the experience underlying such dividend scales continues. Attachment 1 to this letter provides the Closed Block statutory balance sheet as of July 1, 2000, consistent with the funding of the Closed Block.

  E. Article IX of the Plan also provides for the appropriate adjustment of the dividend scales if the underlying experience changes from that underlying the dividend scales in effect for 2000 and is in conformity with the provisions of Chapter 17C dealing with closed blocks.

  F. The Funding Adjustment Charges specified for the Closed Block (set forth in Attachment 2 to this letter) are consistent with the Plan of Reorganization and with the actuarial assumptions that were used for the establishment of these charges.

Discussion

Appropriateness of the purpose of the Closed Block. As to (A) above, Section 3(d) of Chapter 17C requires that the Plan provide for the reasonable dividend expectations of policyholders through establishment of a closed block or other method acceptable to the commissioner. Chapter 17C also provides that any such method may be limited to participating individual life insurance policies and participating individual annuity contracts with experience-based dividend scales. Further, Chapter 17C provides that assets are to be allocated to the Closed Block in an amount expected to be reasonably sufficient to meet the objective of supporting the Closed Block Policies and providing for continuation of the dividend scales in effect on the Adoption Dated if the experience underlying such dividend scales continues. Article IX of the Plan makes provision for establishing a Closed Block having a purpose consistent with that specified by Chapter 17C. My opinion that the purpose is appropriate is based on this consistency as well as its consistency with Actuarial Standard of Practice 33 ("ASOP 33"), with the report of the Society of Actuaries Task Force on Mutual Life Insurance Company Conversion, and with the purposes of other closed blocks that have been established in recent years.

Appropriateness of the arrangements for the establishment, operation and funding of the Closed Block. As to (B), (C), (D), and (E) above, the Closed Block Memorandum describes the process by which assets will be allocated to the Closed Block as of the Closed Block Funding Date, July 1, 2000. The process has three essential steps:

1. Defining the elements that constitute the experience underlying the dividend scales in effect for 2000.

2. Defining the projection process used, in conjunction with (1), to determine the cash flow requirements of the Closed Block for each year of its projected future existence.

3. Selecting assets whose cash flows, when taken in conjunction with anticipated future revenues from Closed Block Policies and future reinvestment of available Closed Block assets, will provide funds to meet the cash requirements of the Closed Block.

I find that the elements of experience underlying the dividend scales in effect for 2000 have been determined correctly and that the process is consistent with normal actuarial techniques for determining cash flow requirements. In particular, I find that--because the dividend scales adopted by Prudential have been essentially unchanged for the four-year period 1997-2000--it is appropriate to determine the elements of experience by averaging, for each element, the experience underlying the scales adopted in the four years ending with year 2000.

I find that the funding of the Closed Block is appropriate, because the initial Closed Block assets are reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, certain expenses and taxes associated with Closed Block policies, and to provide for the continuation of the dividend scales in effect for the year 2000 if the experience underlying those scales (including the portfolio interest rates) continues. In connection with these findings, I have noted that the funding of the Closed Block provides for a fixed cost of servicing the policies included in it and the Closed Block Memorandum provides specifically that such fixed administrative expenses shall be charged to the Closed Block. I have considered these arrangements in light of the fact that Prudential, rather than the Closed Block policyholders, bears the financial risk for future changes in administrative expense levels.

I have also taken into account the fact that the investment policies and guidelines that the Investment Committee of the Board adopted for the Closed Block represent a general continuation of the investment policies and guidelines that have been applicable in the past for the portfolio of assets associated with Prudential's obligations for policies that have been placed in the Closed Block.

I also find that the criteria set forth in Article IX of the Plan for modifying the dividend scales if the experience changes are such that, if followed, the Closed Block Policies will be treated in a manner consistent with Prudential's current dividend practices. In connection with this finding, I have noted that the Plan requires Prudential to submit by June 1 of the fifth calendar year following the calendar year of the Effective Date and every five years thereafter a report, prepared in accordance with applicable actuarial standards, of an independent actuary, who shall be a member of the American Academy of Actuaries, concerning the operations of the Closed Block. The presence of this requirement helps to assure that Closed Block operations in general, and dividend scale changes in particular, are consistent with the purpose of the Closed Block.

Finally, I find that the funding and operation of the Closed Block as set forth in Article IX of the Plan are consistent with current actuarial practice as set forth in ASOP 33. In particular, I find that--under the circumstances described above--the use of the four-year averaging technique in determining the elements of experience is consistent with the guidance of ASOP 33 that experience elements should reflect ". . .recent experience underlying the current dividend scales."

Appropriateness of Funding Adjustment Charges. As to (F) above, the Funding Adjustment Charges are appropriate because, with respect to Closed Block Policies issued on or after the Closed Block Funding Date (July 1, 2000) and prior to the Effective Date, they will place the Closed Block in a neutral financial position--i.e., the Closed Block's assets will be neither more nor less sufficient in relation to its obligations by virtue of the inclusion of these policies in the Closed Block than would have been the case had the policies not been included in the Closed Block. The Funding Adjustment Charges have been calculated so that they remove from the Closed Block, with respect to policies to which they apply, the sum of (a) expenses and commissions provided for in the pricing of the policies for which the Closed Block is not financially responsible, and (b) the present value of any expected future profits that would enure to Prudential after provision for policyholder dividends.

Opinion #3

In my opinion, the definition of the Closed Block Policies included in the Closed Block as set forth in Article I of the Plan is fair and reasonable, and is consistent with the provisions of Chapter 17C. Section 9.5 of the Plan provides other methods for protecting the reasonable dividend expectations for certain dividend-paying policies not in the Closed Block. In my opinion, these other methods are reasonable and appropriate.

Discussion

Article I of the Plan defines the Closed Block Policies referred to in Article IX of the Plan. This definition provides that certain classes of policies in force on the Closed Block Funding Date, or on any date between that date and the Effective Date, will be included in the Closed Block provided that they are in force on the Effective Date. The policies so provided for are, in general, individual life insurance policies and certain retirement annuity contracts in classes for which Prudential's 2000 dividend scale provides for experience-based dividends. This is consistent with the purpose of the Closed Block, which is to provide assurance of the future dividend treatment of such policies and contracts.

For certain small classes of individual life policies, individual health policies, individual annuity contracts, and supplementary contracts with current dividend scales but which are excluded from the Closed Block, the Plan provides reasonable assurances as to the continuation of the current dividend practices in the future. Such assurances are an appropriate way in which to deal with special classes of policies.

Scope of Opinions #2 and #3

Section 9.4 of the Plan provides for the establishment of a Canadian Closed Block. The Canadian Closed Block was funded with assets in the amount of C$170 million as of July 1, 2000. Attachment 3 to this letter provides the statutory balance sheet for the Canadian Closed Block as of July 1, 2000 consistent with the funding of the Canadian Closed Block. Such funding was based on experience appropriate for the Canadian Closed Block. Opinions #2 and #3 above apply both to the Canadian Closed Block and to the Closed Block covering all other Closed Block Policies.

                                          Yours sincerely

                                          /s/ Daniel J. McCarthy
                                          Daniel J. McCarthy
                                          Consulting Actuary

                                  Attachment 1

                                US Closed Block
                          Balance Sheet--July 1, 2000
                            (amounts in $ millions)

Assets
  Bonds.................................................................  34,250
  Preferred Stock.......................................................      17
  Common Stock--Unaffiliated............................................   1,581
  Mortgage Loans........................................................   5,120
  Investment Real Estate................................................      38
  Policy Loans--Non-securitized.........................................   5,670
  Policy Loans--Securitized.............................................     169
  Cash and Other Short-term Investments.................................       4
  Other Long-term Investments ..........................................   1,072
  Accrued Investment Income.............................................     683
  Other Miscellaneous Assets............................................      12
  Premiums Receivable...................................................      93
                                                                         -------
Total Assets............................................................  48,709
                                                                         =======
Liabilities
  Future Policy Benefits/Aggregate Reserve..............................  43,131
  Policyholder Account Balance (Dividend Accumulations).................   5,205
  Unpaid Claims.........................................................      68
  Policyholder Dividends................................................   2,415
  Other Policyholder Related Liabilities................................      23
  General Expenses Due & Accrued........................................       1
  Unearned Investment Income............................................       5
                                                                         -------
Total Liabilities.......................................................  50,848
                                                                         =======
Surplus................................................................. (2,139)

                                  Attachment 2

                           Funding Adjustment Charges

  Funding Adjustment charges for Closed Block Policies that are issued on or after the Closed Block Funding Date, but on or before the Effective Date of the Plan are as follows:

                                                          Percent of First Year
                                                            Recurring Premium
                                                          (Annualized, including
                                                          riders, modal loadings
Series                                                       and policy fees)
------                                                    ----------------------
Gibraltar................................................          125%
Estate...................................................          151%
Legacy...................................................          182%

                                  Attachment 3

                             Canadian Closed Block
                          Balance Sheet--July 1, 2000
                            (amounts in C$millions)

Assets
  Bonds..................................................................... 143
  Preferred Stock...........................................................   0
  Common Stock--Unaffiliated................................................  21
  Mortgage Loans............................................................   0
  Investment Real Estate....................................................   0
  Policy Loans--Non-securitized.............................................   4
  Policy Loans--Securitized.................................................   0
  Cash and Other Short-term Investments.....................................   0
  Other Long-term Investments...............................................   0
  Accrued Investment Income.................................................   2
  Other Miscellaneous Invested Assets.......................................   0
  Premiums Receivable.......................................................   0
                                                                             ---
Total Assets................................................................ 170
                                                                             ===
Liabilities
  Future Policy Benefits/Aggregate Reserve.................................. 157
  Policyholder Account Balance (Dividend Accumulations).....................   0
  Unpaid Claims.............................................................   0
  Policyholder Dividends....................................................   4
  Other Policyholder Related Liabilities....................................   1
  General Expenses Due & Accrued............................................   0
  Unearned Investment Income................................................   0
  Remittances & Items Not Allocated.........................................   0
                                                                             ---
Total Liabilities........................................................... 162
                                                                             ===
Surplus.....................................................................   8

                                    Exhibit L
             COMMISSION-FREE SALES AND PURCHASES PROGRAM MEMORANDUM

            Section 14.1 of the Plan requires the Holding Company to establish a commission-free sales and purchases program (the "Program") in accordance with this Commission-Free Sales and Purchases Program Memorandum.

            Participation in the Program will be available to Eligible Policyholders who own 99 or fewer shares of Common Stock and all other owners of 99 or fewer shares of Common Stock (collectively, "Eligible Shareholders"). Each Eligible Shareholder will have the opportunity to instruct the Holding Company's transfer agent (the "Transfer Agent"), which will also serve as the agent for the Program, to sell all, but not less than all, of the Common Stock owned by the Eligible Shareholder or, alternatively, to purchase enough shares of Common Stock to increase the Eligible Shareholder's holdings to a 100 share round lot ("Round Up"), in either case at prevailing market prices and without brokerage commissions, mailing charges, registration fees or other administration or similar expenses. Shareholders who Round Up are referred to hereinafter as "Round Up Shareholders." Purchases and sales orders of Eligible Shareholders that are not offset against each other will be executed on the NYSE in market transactions effected by one or more broker-dealers (the "Brokers"). Prudential Securities Incorporated ("Prudential Securities"), a registered broker-dealer that is currently a wholly-owned subsidiary of the Company and will become a wholly-owned subsidiary of the Holding Company upon consummation of the Reorganization, may be one of the Brokers or the sole Broker. Broker-dealers affiliated with the Transfer Agent also may serve as Brokers or the sole Broker.

            The Holding Company will begin the Program no sooner than 90 days after the Effective Date and no later than the second anniversary of the Effective Date and continue it for not less than three months. With the approval of the Commissioner, the Holding Company may extend the period of such Program if the Holding Company determines such extension to be appropriate and in the best interests of the Holding Company and its shareholders. The Holding Company may reinstitute a second and subsequent commission-free sale and round up programs in the future on a periodic basis on the terms herein without approval of the Commissioner.

            The Program will not be restricted to former Eligible Policyholders, but will be made available also to all persons who are Eligible Shareholders on the Record Date.

            All shares of Common Stock issued to policyholders in the Reorganization will be issued in uncertificated, book-entry form, unless a shareholder requests issuance of a certificated share. As soon as practicable following the Effective Date in accordance with Article VIII of the Plan, the Holding Company will provide all its shareholders who received shares in the Reorganization with a confirmation (the "Confirmation") showing the number of shares the shareholder received along with a notice announcing the completion of the Reorganization and recommending that persons who received 99 or fewer shares and who plan to take advantage of the Program leave their shares in book-entry form, rather than converting to certificated form.

            At the commencement of the Program, the Transfer Agent will mail a description of the Program (the "Program Description"), together with a sale/purchase authorization card (an "Authorization" and together with the Program Description, the "Program Materials"), to each Eligible Shareholder. The Transfer Agent will also notify Depository Trust Company, who in turn will notify brokers, banks and other nominee holders of Common Stock. Such nominee holders will be requested in the notice to contact the Transfer Agent (directly or through Depository Trust Company) to obtain additional quantities of Program Materials to pass on to qualifying beneficial owners, should such nominee holders determine to use the Program Materials distributed by the Transfer Agent.

            The Company expects that some time after the Program commences the Holding Company will instruct the Transfer Agent to make a follow-up mailing or mailings to Eligible Shareholders who, as of that time, have not responded to the initial mailing. None of these mailings will solicit participation in or make recommendations with respect to the Program, and all such mailings will indicate that no Eligible Shareholder will be obligated to participate in the Program.

            The Transfer Agent will establish a special toll-free telephone number hotline, staffed with employees or associates of the Transfer Agent, to answer inquiries about the Program. The expenses of the Transfer Agent in connection with the Program will be treated as an expense of the Program and will not be borne by Eligible Shareholders. No commissions or any other sales incentives will be offered or paid to employees of the Holding Company, the Company or any of their affiliates in connection with the Program (other than Prudential Securities if it participates as Broker).

            Eligible Shareholders will not be obligated to participate in the Program. Eligible Shareholders may elect to (i) sell or purchase shares under the Program, (ii) sell or buy Common Stock outside the Program and incur any resulting brokerage commissions or other expenses or (iii) retain their Common Stock.

            An Eligible Shareholder may elect to participate in the Program by returning a validly executed Authorization to the Transfer Agent, together with stock certificates representing the shares of Common Stock to be sold (if such shares are not held by the Transfer Agent in book-entry form) or, in the case of a purchase Authorization, payment in an amount equal to the number of shares to be purchased multiplied by an estimated purchase price per share which will be indicated in the Program Description (the "Estimated Purchase Price"). Eligible Shareholders who have their shares recorded in "street name", and which are not recorded on the books and records of the Transfer Agent, who wish to participate in the Program can provide their instructions directly to their broker or nominee who in turn will forward accumulated share amounts for their customers who wish to participate in the Program through Depository Trust Company's system that provides for forwarding such instructions to the Transfer Agent. Although a final determination has not been made, a toll-free telephone number may also be provided so that Eligible Shareholders electing to sell shares in the Program may also do so by calling the Transfer Agent. The Estimated Purchase Price will be set by the Holding Company shortly prior to the mailing of the Program Description and will be based on the market price of the Common Stock at such time plus a margin, which is intended to reduce the need to solicit additional funds from Round Up Shareholders in the event of an increase in the price of the Common Stock during the period between the mailing of the Program Materials and the consummation of an actual purchase for the Eligible Shareholder. Any advance payment received will be held in a non-interest bearing account established by the Transfer Agent solely for that purpose. The Transfer Agent will send a refund check to Round Up Shareholders in cases where the actual price paid for the Round Up shares is lower than the Estimated Purchase Price. Conversely, the Transfer Agent will send an invoice to Round Up Shareholders when the actual price paid exceeds the Estimated Purchase Price.

            Authorizations may be returned to the Transfer Agent at any time after the Transfer Agent first mails them out and during the time that the Program is in effect, but, as will be stated in the Program Description, will be irrevocable upon mailing to the Transfer Agent. Any Authorization that is incomplete but received on or prior to a specified number of business days prior to expiration of the Program will be returned to the Eligible Shareholder who submitted the Authorization with appropriate instructions. Incomplete Authorizations that are received by the Transfer Agent thereafter but prior to expiration of the Program, and Authorizations that are received by the Transfer Agent after the expiration of the Program, will not be processed.

            All Authorizations received on or prior to 12:00 noon on a particular business day (the "Receipt Day"), together with those received after 12:00 noon of the prior business day, will be combined and processed together (each a "Batch"). For each Batch, the Transfer Agent will first satisfy any Round Up Authorizations received from Eligible Shareholders out of shares covered by valid sales Authorizations received from Eligible Shareholders seeking to sell their shares under the Program. On any Receipt Day when the entire Batch is settled by matching valid sales Authorizations against Round Up purchase Authorizations, the price at which sales and purchases shall be deemed to be executed will be the average of the high and low market prices on the NYSE for the Common Stock on such day.

            In the event that, on a particular Receipt Day, the number of shares to be sold pursuant to sale Authorizations in the Batch exceeds the number of shares to be purchased pursuant to Round Up Authorizations in the Batch, the Holding Company will be offered the opportunity to repurchase all or any portion of the excess. On the business day following the Receipt Day of such unmatched sale Authorizations, the Transfer Agent will notify the Holding Company of the number of unmatched shares in the Batch available for purchase no later 12:00 noon after the open of the NYSE on that business day, and the Holding Company will notify the Transfer Agent no later than two hours after receipt of such notification from the Transfer Agent of the number of shares, if any, it wishes to purchase from that Batch. Any shares sold to the Holding Company will be sold at a price equal to the average of the high and low market prices on the NYSE for the Common Stock on that day.

            In the event that the Holding Company does not purchase all of the excess shares offered to it on a business day from the previous day's Batch, the Transfer Agent will place an order on such business day with one of the Brokers to sell shares in the open market to satisfy the unsatisfied sales Authorizations from that Batch. In the event that the number of shares to be purchased pursuant to Round Up Authorizations in a Batch exceeds the number of shares to be sold pursuant to sale Authorizations in the Batch, the Transfer Agent will place an order on the business day following the Receipt Day with one of the Brokers to purchase shares on the open market to satisfy the unsatisfied Round Up Authorizations from that Batch.

            The Brokers will be instructed to use their best efforts to sell or purchase shares covered by an order as soon as practicable but not later than the close of business on the third business day after receipt of the order from the Transfer Agent. The Brokers will also be instructed to conduct the sales pursuant to the Program in a manner to avoid any undue impact on the market for the Common Stock.

            If with respect to a Batch the Transfer Agent offers shares from unsatisfied sale Authorizations to the Holding Company for purchase and/or places sell or buy orders with one of the Brokers pursuant to unsatisfied Authorizations in the Batch, all

Authorizations in such Batch (including any Round Up and sales Authorizations that have been matched against one another and sales Authorizations that have been satisfied by Holding Company repurchase) will be assigned the same price per share determined as follows: the purchase or sale price per share will be the weighted average price per share of the shares in that Batch purchased or sold based on the prices at which the purchases by the Holding Company and/or the purchases or sales effected by the Broker are executed.

            Each Broker will effect all transactions in connection with the Program in the open market on the floor of the NYSE in the ordinary course of such Broker's business. In connection with the Program, the Brokers will effect broker's transactions solely as agent on an unsolicited basis for Eligible Shareholders. In addition, during the period the Program is in effect the Brokers may also cross, solely on an agency basis, unsolicited brokerage orders for purchases and sales of Common Stock submitted by their customers.

            The Brokers will accept instructions regarding the Program solely from the Transfer Agent, and, in conducting the Program, will act independently of the Holding Company and its affiliates. Purchases and sales of Common Stock made by the Brokers under the Program will be subject solely to the instructions and control of the Transfer Agent. The Transfer Agent will mail to Eligible Shareholders proceeds from the Program and any necessary refunds of the Estimated Purchase Price or, where applicable, certificates reflecting shares received pursuant to the Program, or will make appropriate credits to the book-entry accounts of such Eligible Shareholders, within 10 business days of completion of the relevant trade, or as soon as practicable thereafter.

            All expenses in connection with the Program, including the fees and expenses of the Transfer Agent and the Brokers, will be paid by the Holding Company. The Brokers' commissions from sales and purchases of Common Stock pursuant to the Program will not exceed customary brokerage commissions on similar transactions. Employees of the Transfer Agent, the Holding Company and the Company and its affiliates (other than Prudential Securities or an affiliate of the Transfer Agent if they participate as Brokers) will not receive any compensation, directly or indirectly for brokerage activities.

            Should the Holding Company determine to extend the Program, the Holding Company would mail a notice of such extension to Eligible Shareholders that had not yet participated before the end of the Program.